THE CITY OF NEW YORK
DEPARTMENT OF HEALTH AND MENTAL HYGIENE

Michael R. Bloomberg Mayor	Thomas R. Frieden, M.D., M.P.H. Commissioner

nyc.gov/health December 22, 2004

Ms. Karin Ajmani
Executive Director
CarePlus, L.L.C.
360 West 31st Street, Fifth Floor New York, NY 10001

Dear Ms. Ajmani:

Enclosed please find, for your files, one (1) fully executed Contract Extension of Agreement between the City of New York and CarePlus, L.L.C.

If you have any questions you may reach me at (212) 788-5533 or contact Liane Daniels at (212) 788-5657.

Sincerely,

Vivian Toan, Counsel
NYCDOHMH-Health Care Access & Improvement

Enclosure

MEDICAID MANAGED CARE

MODEL CONTRACT

October 1, 2004
AGREEMENT BETWEEN

The City of New York

And

CarePlus, L.L.C.

This Agreement is made by and between

The City of New York

Acting through,

New York City Department of Health and Mental Hygiene [“DOHMH”]

Located at

161 William Street, 5th floor

New York, NY 10038

And

CarePlus, L.L.C

Located At

360 West 31St Street, Fifth Floor

New York, NY 10001
RECITALS
October 1, 2004

RECITALS

Pursuant to Title XIX of the Federal Social Security Act, codified as 42 U.S.C. Section 1396 et seq. (the “Social Security Act”), and Title 11 of Article 5 of the New York State Social Services Law (“SSL”), codified as N.Y.S.S.L. Section 363 et seq., a comprehensive program of Medical Assistance for needy persons exists in the State of New York (“Medicaid”).

Pursuant to Article 44 of the Public Health Law (“PHL”), the New York State Department of Health (“SDOH”) is authorized to issue Certificates of Authority to establish Health Maintenance Organizations (“HMOs”), PHL Section 4400 et seq., and Prepaid Health Services Plans (“PHSPs”), PHL Section 4403-a.

The State Social Services Law defines Medicaid to include payment of part or all of the cost of care. and services furnished by an HMO or a PHSP, identified as Managed Care Organizations (“MCOs”) in this Agreement, to Eligible Persons, as defined in this Agreement, residing in the geographic area specified in Appendix M (Service Area) when such care and services are furnished in accordance with an agreement approved by the SDOH that meets the requirements of federal law and regulations.

The Contractor is a corporation organized under the laws of New York State and is certified under Article 44 of the State Public Health Law or Article 43 of the NYS Insurance Law.

The Contractor offers a comprehensive health services plan and represents that it is able to make provision for furnishing medical and health service benefits and has proposed to New York City Department of Health and Mental Hygiene to provide these services to Eligible Persons; and

The Contractor has applied to participate in the Medicaid Managed Care Program and the SDOH and City of New York have determined that the Contractor meets the qualification criteria established for participation.

NOW THEREFORE, the parties agree as follows:

RECITALS
October 1, 2004

Table of Contents for Model Contract

Recitals

Section 1 Definitions

Section 2 Agreement Term, Amendments, Extensions, and General Contract Administration Provisions

2.1 2.2 2.3 2.4 2.5 2.6 2.7	Term Amendments and Extensions Approvals Entire Agreement Renegotiation Assignment and Subcontracting Termination

a. LDSS Initiated Termination of Contract
b. Contractor and LDSS Initiated Termination
c. Contractor Initiated Termination
d. Termination Due to Loss of Funding

2.8 Close-Out Procedures
2.9 Rights and Remedies 2.10 Notices

Section 3	2.11 Compensation 3.1 3.2 3.3 3.4 3.5 3.6 3.7 3.8	Severability

Capitation Payments
Modification of Rates During Contract Period
Rate Setting Methodology
Payment of Capitation
Denial of Capitation Payments
SDOH Right to Recover Premiums
Third Party Health Insurance Determination
Payment for Newborns

3.9 Supplemental Maternity Capitation Payment 3.10 Contractor Financial Liability
3.11 Inpatient Hospital Stop-Loss Insurance
3.12 Mental Health and Chemical Dependence Stop-Loss 3.13 Enrollment Limitations
3.14 Tracking Visits Provided by Indian Health Clinics

Section 4	Service Area

Section 5	Eligible, Exempt and Excluded Populations

	5.1 5.2 5.3 5.4 5.5	Eligible Populations Exempt Populations Excluded Populations Family Health Plus Family Enrollment

October 1, 2004 1

Table of Contents for Model Contract
Section 6	Enrollment 6.1 6.2 6.3 6.4 6.5 6.6 6.7 6.8 6.9 6.10
Enrollment Guidelines
Equality of Access to Enrollment
Enrollment Decisions
Auto Assignment
Prohibition Against Conditions on Enrollment
Family Enrollment
Newborn Enrollment
Effective Date of Enrollment
Roster
Automatic Re-Enrollment

Section 7	Lock-In Provisions 7.1 7.2 7.3 7.4	Lock-In Provisions in Voluntary Counties Lock-In Provisions in Mandatory Counties and New York City Disenrollment During Lock-In Period Notification Regarding Lock-In and End of Lock-In Period

Section 8	Disenrollment 8.1 8.2 8.3 8.4	Disenrollment Guidelines Disenrollment Prohibitions Reasons for Voluntary Disenrollment Processing of Disenrollment Requests

a. Routine Disenrollment
b. Expedited Disenrollment
c. Retroactive Disenrollment

8.5 8.6 8.7	Contractor Notification of Disenrollments Contractor’s Liability Enrollee Initiated Disenrollment

a. Disenrollment for Good Cause

	8.8 8.9	Contractor Initiated Disenrollment LDSS Initiated Disenrollment

Section 9	Guaranteed Eligibility

Section 10	Benefit Package, Covered and Non-Covered Services

	10.1 10.2 10.3	Contractor Responsibilities Compliance with State Medicaid Plan and Applicable Laws Definitions

10.4	Provision of Services Through Participating and Non-Participating Providers

10.5 Child Teen Health Program / Adolescent Preventive Services 10.6 Foster Care Children
10.7 Child Protective Services
10.8 Welfare Reform

October 1, 2004 2

Table of Contents for Model Contract
10.9 10.10 10.11 10.13 10.14 10.15 10.16	Adult Protective Services
Court-Ordered Services
Family Planning and Reproductive Health Services 10.12 Prenatal Care
Direct Access
Emergency Services
Medicaid Utilization Thresholds (MUTS)
Services for Which Enrollees Can Self-Refer

a. Mental Health and Chemical Dependence Services
b. Vision Services
c. Diagnosis and Treatment of Tuberculosis
d. Family Planning and Reproductive Health Services
e. Article 28 Clinics Operated by Academic Dental Centers

10.17 Second Opinions for Medical or Surgical Care
10.18 Coordination with Local Public Health Agencies
10.19 Public Health Services

a.	Tuberculosis Screening, Diagnosis and Treatment; Directly Observed Therapy (TB/DOT)

b. Immunizations
c. Prevention and Treatment of Sexually Transmitted Diseases
d. Lead Poisoning

10.20 Adults with Chronic Illnesses and Physical or Developmental Disabilities 10.21 Children with Special Health Care Needs

10.22 10.23 10.24 10.25 10.26 10.27 10.28 10.29 10.30	Persons Requiring Ongoing Mental Health Services
Member Needs Relating to HIV
Persons Requiring Chemical Dependence Services
Native Americans
Women, Infants, and Children (WIC)
Urgently Needed Services
Dental Services Provided by Article 28 Clinics Operated by Academic
Dental Centers Not Participating in Contractor’s Network
Coordination of Services
Prospective Benefit Package Change for Retroactive SSI Determinations

Section 11	Marketing 11.1 11.2 11.3 11.4 11.5	Marketing Plan Marketing Activities Prior Approval of Marketing Materials, Procedures, Subcontracts Marketing Infractions LDSS Option to Adopt Additional Marketing Guidelines

Section 12 Section 13	Member Services 12.1 12.2 12.3 Enrollee Notification 13.1 13.2 13.3 13.4 13.5 13.6 13.7 13.8
General Functions
Translation and Oral Interpretation
Communicating with the Visually, Hearing and Cognitively Impaired

Provider Directories/Office Hours for Participating Providers
Member ID Cards
Member Handbooks
Notification of Effective Date of Enrollment
Notification of Enrollee Rights
Enrollee’s Rights to Advance Directives
Approval of Written Notices
Contractor’s Duty to Report Lack of Contact

13.9 Contractor Responsibility to Notify Enrollee of Expected Effective Date of Enrollment

October 1, 2004

3
Table of Contents for Model Contract

13.10 LDSS Notification of Enrollee’s Change in Address
13.11 Contractor Responsibility to Notify Enrollee of Effective Date of Benefit Package Change
13.12 Contractor Responsibility to Notify Enrollee of Termination, Service Area Changes and Network Changes

Section 14	Complaint and Appeal Procedure

	14.1 14.2 14.3 14.4	Contractor’s Program to Address Complaints Notification of Complaint and Appeal Program Guidelines for Complaint and Appeal Program Complaint Investigation Determinations

Section 15	Access Requirements 15.1 15.2 15.3 15.4	Appointment Availability Standards Twenty-Four (24) Hour Access Appointment Waiting Times Travel Time Standards

a. Primary Care
b. Other Providers

15.5 Service Continuation

a. New Enrollees
b. Enrollees Whose Health Care Provider Leaves Network

	15.6 15.7 15.8	Standing Referrals Specialist as a Coordinator of Primary Care Specialty Care Centers

Section 16	Quality Assurance 16.1 16.2	Internal Quality Assurance Program Standards of Care

Section 17	Monitoring and Evaluation 17.1 17.2 17.3 17.4	Right To Monitor Contractor Performance Cooperation During Monitoring And Evaluation Cooperation During On-Site Reviews Cooperation During Review of Services by External Review Agency

Section 18	Contractor Reporting Requirements

	18.1 18.2 18.3 18.4 18.5	Time Frames for Report Submissions SDOH Instructions for Report Submissions Liquidated Damages Notification of Changes in Report Due Dates, Requirements or Formats Reporting Requirements

a. Annual Financial Statements
b. Quarterly Financial Statements
c. Other Financial Reports
d. Encounter Data
e. Quality of Care Performance Measures
f. Complaint Reports
g. Fraud and Abuse Reporting Requirements
h. Participating Provider Network Reports
i. Appointment Availability/Twenty-Four Hour (24) Access and Availability Surveys
j. Clinical Studies
k. Independent Audits
l. New Enrollee Health Screening Completion Report
m. Additional Reports
n. LDSS Specific Reports

October 1, 2004 4

Table of Contents for Model Contract
18.6 18.7 18.8 18.9 18.10 18.11 18.12	Ownership and Related Information Disclosure
Revision of Certificate of Authority
Public Access to Reports
Professional Discipline
Certification Regarding Individuals Who Have Been Debarred or
Suspended by Federal or State Government
Conflict of Interest Disclosure
Physician Incentive Plan Reporting

Section 19	Records Maintenance and Audit Rights

	19.1 19.2 19.3 19.4	Maintenance of Contractor Performance Records Maintenance of Financial Records and Statistical Data Access to Contractor Records Retention Periods

Section 20	Confidentiality 20.1 20.2 20.3 20.4	Confidentiality of Identifying Information about Medicaid Recipients and Applicants Medical Records of Foster Children Confidentiality of Medical Records Length of Confidentiality Requirements

Section 21	Participating Providers

21.1	Network Requirements

	a. b. c. d.	Sufficient Number Absence of Appropriate Network Provider Suspension of Enrollee Assignments to Providers Notice of Provider Termination

21.2	Credentialing

a. Licensure b. Minimum Standards c. Credentialing/Recredentialing Process d. Application Procedure

21.3	SDOH Exclusion or Termination of Providers

21.4	Evaluation Information

21.5	Payment In Full

21.6	Choice/Assignment of PCPs

21.7	PCP Changes

21.8	Provider Status Changes

21.9	PCP Responsibilities

21.10	Member to Provider Ratios

21.11	Minimum Office Hours

a. General Requirements b. Medical Residents

21.12	Primary Care Practitioners

	a. b. c. d.e.	General Limitations Specialists and Sub-specialists as PCPs OB/GYN Providers as PCPs Certified Nurse Practitioners as PCPs Registered Physician’s Assistants as Physician Extenders

21.13	PCP Teams

October I. 2004 5

Table of Contents for Model Contract

a. General Requirements
b. Medical Residents

21.14 Hospitals

a. Tertiary Services
b. Emergency Services

	21.15 21.16 21.17 21.19 21.20	Dental Networks Presumptive Eligibility Providers Mental Health and Chemical Dependence Services Providers 21.18 Federally Qualified Health Centers (FQHCs) Provider Services Function	Laboratory Procedures

Section 22	Subcontracts and Provider Agreements

	22.1 22.2 22.3 22.4	Written Subcontracts Permissible Subcontracts Provision of Services Through Provider Agreements Approvals

22.5 22.6 22.7 22.8 22.9 22.10 22.11 22.12	Required Components
Timely Payment
Restrictions on Disclosure
Transfer of Liability
Termination of Health Care Professional Agreements
Health Care Professional Hearings
Non-Renewal of Provider Agreements
Physician Incentive Plan

Section 23	Fraud and Abuse Prevention Plan

Section 24	Americans With Disabilities Act Compliance Plan

Section 25	Fair Hearings 25.1 25.2 25.3 25.4 25.5 25.6	Enrollee Access to Fair Hearing Process Enrollee Rights to a Fair Hearing Contractor Notice to Enrollees Aid Continuing Responsibilities of SDOH Contractor’s Obligations

Section 26	External Appeal 26.1 26.2 26.3 26.4	Basis for External Appeal Eligibility For External Appeal External Appeal Determination Compliance With External Appeal Laws and Regulations

Section 27	Intermediate Sanctions

Section 28	Environmental Compliance

Section 29	Energy Conservation

Section 30	Independent Capacity of Contractor

Section 31	No Third Party Beneficiaries

Section 32	Indemnification 32.1 32.2	Indemnification by Contractor Indemnification by LDSS

October 1, 2004
6

Table of Contents for Model Contract

Section 33	Prohibition on Use of Federal Funds for Lobbying

Section 34	33.1 33.2 33.3 Non-Discrimination 34.1 34.2 34.3	Prohibition of Use of Federal Funds for Lobbying Disclosure Form to Report Lobbying Requirements of Subcontractors Equal Access to Benefit Package Non-Discrimination Equal Employment Opportunity

34.4 Native Americans Access to Services From Tribal or Urban Indian Health Facility

Section 35	Compliance with Applicable Laws

	35.1	Contractor and LDSS Compliance With Applicable Laws

35.2 Nullification of Illegal, Unenforceable, Ineffective or Void Contract Provisions

35.3 Certificate of Authority Requirements
35.4 Notification of Changes In Certificate of Incorporation
35.5 Contractor’s Financial Solvency Requirements
35.6 Compliance With Care For Maternity Patients
35.7 Informed Consent Procedures for Hysterectomy and Sterilization
35.8 Non-Liability of Enrollees For Contractor’s Debts
35.9 LDSS Compliance With Conflict of Interest Laws
35.10 Compliance With PHL Regarding External Appeals

Section 36	New York State Standard Contract Clauses

Section 37	Insurance Requirements

Signature Page

October I. 2004
7

Table of Contents for Model Contract APPENDICES

A. New York State Standard Clauses and Local Standard Clauses, if applicable
B. Certification Regarding Lobbying

C.	New York State Department of Health Guidelines for the Provision of Family Planning and Reproductive Health Services

D. New York State Department of Health Marketing Guidelines
E. New York State Department of Health Member Handbook Guidelines

F.	New York State Department of Health Medicaid Managed Care Complaint and Appeals Requirements

G.	New York State Department of Health Guidelines for the Provision of Emergency Care and Services

H.	New York State Department of Health Guidelines for the Processing of Enrollments and Disenrollments

I. New York State Department of Health Guidelines for Use of Medical Residents

J. New York State Department of Health Guidelines of Federal Americans with Disabilities Act

K. Prepaid Benefit Package Definitions of Covered and Non-Covered Services
L. Approved Capitation Payment Rates
M. Service Area

N. Contractor-County Specific Agreements

October 1, 2004
8

“Auto-assignment” means a process by which an Eligible Person, who is mandated to enroll in managed care, but who has not chosen to enroll within sixty (60) days of receipt of the mandatory notice, is assigned to a MCO contracted with the LDSS as a Medicaid Managed Care Provider in accordance with the auto-assignment algorithm determined by the SDOH.

“Behavioral Health Services” means services to address mental health disorders and/or chemical dependence.

“Benefit Package” means the covered services described in Appendix K of this Agreement to be provided to the Enrollee, as Enrollee is hereinafter defined, by or through the Contractor.

“Capitation Rate” means the fixed monthly amount that the Contractor receives for an Enrollee to provide that Enrollee with the Benefit Package.

“Chemical Dependence Services” means examination, diagnosis, level of care determination, treatment, rehabilitation, or habilitation of persons suffering from chemical abuse or dependence, and includes the provision of alcohol and/or substance abuse services.

“Child/Teen Health Program” or “C/THP” means the program of early and periodic screening, including inter-periodic, diagnostic and treatment services (EPSDT) that New York State offers all Medicaid eligible children under twenty-one (21) years of age. Care and services are provided in accordance with the periodicity schedule and guidelines developed by the New York State Department of Health. The services include administrative services designed to help families obtain services for children including outreach, information, appointment scheduling, administrative case management and transportation assistance, to the extent that transportation is included in the Benefit Package.

“Comprehensive HIV Special Needs Plan, or HIV SNP” means a Managed Care Organization certified pursuant to Section forty-four hundred three-c (4403-c) of Article 44 of the Public Health Law (Article 44) which, in addition to providing or arranging for the provision of comprehensive health services on a capitated basis, including those for which Medical Assistance payment is authorized pursuant to Section three hundred sixtyfive-a (365-a) of the Social Services Law, also provides or arranges for the provision of comprehensive and specialized HIV care to HIV positive persons eligible to receive benefits under Title XIX of the federal Social Security Act or other public programs.

“Court-Ordered Services” means those services that the Contractor is required to provide to Enrollees pursuant to orders of courts of competent jurisdiction, provided however, that such ordered services are within the Contractor’s Medicaid managed care Benefit Package and reimbursable under Title XIX of the Federal Social Security Act (SSL 364-j(4)(r)).

“Days” means calendar days except as otherwise stated.
“Detoxification Services” means Medically Managed Detoxification Services; and Medically Supervised Inpatient and Outpatient Withdrawal Services as defined in Appendix K.

“Disenrollment” means the process by which an Enrollee’s membership in the Contractor’s plan terminates.

“Effective Date of Disenrollment” means the date on which an Enrollee may no longer receive services from the Contractor, pursuant to Section 8.6 and Appendix H of this Agreement.

“Effective Date of Enrollment” means the date on which an Enrollee may receive services from the Contractor, pursuant to Section 6.8(b) and Appendix H of this Agreement.

“Eligible Person” means a person whom the LDSS, state or federal government determines to be eligible for Medicaid and who meets all the other conditions for enrollment in Medicaid managed care as set forth in this Agreement.

SECTION 1

(DEFINITIONS)

October 1, 2004

1-1

“Emergency Medical Condition” means a medical or behavioral condition, the onset of which is sudden, that manifests itself by symptoms of sufficient severity, including severe pain, that a prudent layperson, possessing an average knowledge of medicine and health, could reasonably expect the absence of immediate medical attention to result in: (i) placing the health of the person afflicted with such condition in serious jeopardy, or in the case of a behavioral condition, placing the health of the person or others in serious jeopardy; or (ii) serious impairment to such person’s bodily functions; or (iii) serious dysfunction of any bodily organ or part of such person; or (iv) serious disfigurement of such person.

“Emergency Services” means covered medical services that are required to treat an Emergency Medical Condition.

“Enrollee” means an Eligible Person who, either personally or through an authorized representative, has enrolled (or who has been auto-assigned) in the Contractor’s plan pursuant to Section 6 of this Agreement.

“Enrollment” means the process by which an Enrollee’s membership in a Contractor’s Plan begins.

“Enrollment Broker” means the state and/or county-contracted entity that provides enrollment, education, and outreach services; effectuates enrollments and disenrollments in Medicaid managed care; and provides other contracted services on behalf of the SDOH and the LDSS.

“Experienced HIV Provider” means an entity grant-funded by the SDOH AIDS Institute to provide clinical and/or supportive services or an entity licensed or certified by the SDOH to provide HIV/AIDS services.

“Family” means a mother and child(ren), a father and child(ren), a father and mother and child(ren), or a husband and wife residing in the same household or persons included in the same case for purposes of family enrollment in mandatory counties.

“Fiscal Agent” means the entity that processes or pays vendor claims on behalf of the Medicaid state agency pursuant to an agreement between the entity and such agency.

“Guaranteed Eligibility” means the period beginning on the Enrollee’s Effective Date of Enrollment with the Contractor and ending six (6) months thereafter, during which the Enrollee may be entitled to continued enrollment in the Contractor’s plan despite the loss of Medicaid eligibility as set forth in Section 9 of this Agreement.

“Health Provider Network” or “HPN” means a closed communication network dedicated to secure data exchange and distribution of health related information between various health facility providers .and the SDOH. HPN functions include: collection of Medicaid complaint and disenrollment information; collection of Medicaid financial reports; collection and reporting of managed care provider networks systems (PNS); and the reporting of Medicaid encounter data systems (MEDS).

“HIV Specialist PCP” means a Primary Care Provider that meets the following criteria:

• Direct clinical management of persons with HIV as part of a postgraduate program, clinic, hospital-based or private practice during the last two years. Primary ambulatory care of HIV-infected patients should include the management of, patients receiving antiretroviral therapy over an extended period of time. This experience should equal twenty patient- years experience, and

• Ten hours annually of Continuing Medical Education (CME) that includes information on the use of antiretroviral therapy in the ambulatory care setting.

“Inpatient Stay Pending Alternate Level of Medical Care” means continued care in a hospital pending placement in an alternate lower medical level of care, consistent with the provisions of 18 NYCRR 505.20 and 10 NYCRR, Part 85.

“Institution for Mental Disease” or “IMD” means a hospital, nursing facility, or other institution of more than sixteen (16) beds that is primarily engaged in providing diagnosis, treatment or care of persons with mental diseases, including medical attention, nursing care and related services. Whether an institution is an Institution for Mental Disease is determined by its overall character as that of a facility established and maintained primarily for the care and treatment of individuals with mental diseases, whether or not it is licensed as such. An institution for the mentally retarded is not an Institution for Mental Diseases.

SECTION 1 (DEFINITIONS) October 1, 2004

1-2 .

“Local Public Health Agency” means The New York City Department of Health and Mental Hygiene or its successor.

“Lock-In Period” means the period of time during which the Enrollee may not disenroll from the Contractor’s plan, unless the Enrollee becomes eligible for an exclusion or an exemption or can demonstrate good cause as established in state law and in 18 NYCRR § 360-10.13.

“Managed Care Organization” or “MCO” means a health maintenance organization (“HMO”) or prepaid health service plan (“PHSP”) certified under Article 44 of the New York State PHL.

“Marketing” means any activity of the Contractor, subcontractor or individuals or entities affiliated with the Contractor by which information about the Contractor is made known to Eligible Persons for the purpose of persuading such persons to enroll with the Contractor.

“Marketing Representative” means any individual or entity engaged by the Contractor to market on behalf of the Contractor.

“Medicaid Management Information System” or “MMIS” means the Medical Assistance Information and Payment System of the SDOH.

“Medical Record” means a complete record of care rendered by a provider documenting the care rendered to the Enrollee, including inpatient, outpatient, and emergency care, in accordance with all applicable federal, state and local laws, rules and regulations. Such record shall be signed by the medical professional rendering the services.

“Medically Necessary” means health care and services that are necessary to prevent, diagnose, manage or treat conditions in the person that cause acute suffering, endanger life, result in illness or infirmity, interfere with such person’s capacity for normal activity, or threaten some significant handicap.

“Native American” means, for purposes of this contract, a person identified in the Medicaid eligibility system as a Native American.

“Nonconsensual Enrollment” means Enrollment of an Eligible Person, other than through Auto-assignment, newborn enrollment or case addition, in a Managed Care Organization without the consent of the Eligible Person or consent of a person with the legal authority to act on behalf of the Eligible Person at the time of Enrollment.

“Non-Participating Provider” means a provider of medical care and/or services with which the Contractor has no Provider Agreement.

“Participating Provider” means a provider of medical care and/or services that has a Provider Agreement with the Contractor.

“Physician Incentive Plan” or “PIP” means any compensation arrangement between the Contractor or one of its contracting entities and a physician or physician group that may directly or indirectly have the effect of reducing or limiting services furnished to Medicaid recipients enrolled by the MCO.

“Prepaid Capitation Plan Roster” or “Roster” means the enrollment list generated on a monthly basis by SDOH by which LDSS and Contractor are informed of specifically which recipients the Contractor will be serving for the coming month, subject to any revisions communicated in writing or electronically by SDOH, LDSS, or the Enrollment Broker.

“Presumptive Eligibility Provider” means a provider designated by the SDOH as qualified to determine the presumptive eligibility for pregnant women to allow them to receive prenatal services immediately. Such providers assist recipients with the completion of the full application for Medicaid and they may be comprehensive Prenatal Care Programs, Local Public Health Agencies, Certified Home Health Agencies, Public Health Nursing Services, Article 28 facilities, and individually licensed physicians and certified nurse practitioners.

“Preventive Care” means the care or services rendered to avert disease/illness and/or its consequences. There are three levels of preventive care: primary, such as immunizations, aimed at preventing disease; secondary, such as disease screening programs aimed at early detection of disease; and tertiary, such as physical. therapy, aimed at restoring function after the disease has occurred. Commonly, the term “preventive care” is used to designate prevention and early detection programs rather than treatment programs.

SECTION 1

(DEFINITIONS)

October 1, 2004

1-3

“Primary Care Provider” or “PCP” means a qualified physician, or certified nurse practitioner or team of no more than four (4) qualified physicians/nurse practitioners which provides all required primary care services contained in the Benefit Package to Enrollees.

“Provider Agreement” means any written contract between the Contractor and participating Providers to provide medical care and/or services to Contractor’s Enrollees.

“School Based Health Centers” or “SBHC” are SDOH approved centers which provide comprehensive primary and mental health services including health assessments, diagnosis and treatment of acute illnesses, screenings and immunizations, routine management of chronic diseases, health education, mental health counseling and treatment on-site in schools. Services are offered by multi-disciplinary staff from sponsoring Article 28 licensed hospitals and community health centers.

“Seriously Emotionally Disturbed” or “SED” means, a child through seventeen (17) years of age who has utilized the following during the twelve (12) month period prior to scheduled enrollment:

•	ten (10) or more encounters, including visits to a mental health clinic, psychiatrist or psychologist, and inpatient hospital days relating to a psychiatric diagnosis; or

•	one (1) or more specialty mental health visits (i.e., psychiatric rehabilitation treatment program; day treatment; continuing day treatment; comprehensive case management; partial hospitalization; rehabilitation services provided to residents of Office of Mental Health (OMH) licensed community residences and family-based treatment; and mental health clinics for seriously emotionally disturbed children).

“Seriously and Persistently Mentally Ill” or “SMPI” means an adult eighteen (18) years or older who has utilized the following during the twelve (12) month period prior to scheduled enrollment:

• ten (10) or more encounters, including visits to a mental health clinic, psychiatrist or psychologist, and inpatient hospital days relating to a psychiatric diagnosis; or

• one (1) or more specialty mental health visits (i.e., psychiatric rehabilitation treatment program; day treatment; continuing day treatment; comprehensive case management; partial hospitalization; rehabilitation services provided to residents of OMH licensed community residences and family-based treatment; and mental health clinics for seriously emotionally disturbed children).

“Supplemental Maternity Capitation Payment” means the fixed amount paid to the Contractor for the prenatal and postpartum physician care and hospital or birthing center. delivery costs, limited to those cases in which the plan has paid the hospital or birthing center for the maternity stay, and can produce evidence of such payment.

“Supplemental Newborn Capitation Payment” means the fixed amount paid to the Contractor for the inpatient birthing costs for a newborn enrolled in the plan, limited to those cases in which the plan has paid the hospital or birthing center for the newborn stay, and can produce evidence of such payment.

“Tuberculosis Directly Observed Therapy” or “TB/DOT” means the direct observation of ingestion of oral TB medications to assure patient compliance with the physician’s prescribed medication regimen.

“Urgently Needed Services” means covered services that are not Emergency Services as defined in this Section, provided when an Enrollee is temporarily absent from the Contractor’s service area, when the services are medically necessary and immediately required: (1) as a result of an unforeseen illness, injury, or condition; and (2) it was not reasonable given the circumstances to obtain the services through the Contractor’s plan.

SECTION I

(DEFINITIONS)

October 1, 2004

1

2. AGREEMENT TERM, AMENDMENTS, EXTENSIONS, AND GENERAL CONTRACT ADMINISTRATION PROVISIONS

2.1 Term

a) This Agreement is effective October 1, 2004 and shall remain in effect until September 30, 2005; or until the execution of an extension, renewal or successor Agreement approved by the SDOH and the Department of Health and Human Services (DHHS); or until the effective date of an executed agreement between the Contractor and SDOH for Contractor’s participation in the Medicaid managed care program; whichever occurs first.

b) The. parties to the Agreement shall have the option to renew this Agreement for additional two (2) year and or one (1) year terms, subject to the approval of the LDSS, SDOH, DHHS and any other entities as required by law or regulation.

c) However, in no event, shall the maximum duration of this Agreement exceed five (5) years.

2.2 Amendments and Extensions

a)	This Agreement may only be modified in writing. Unless otherwise specified in this Agreement, modifications must be signed by the parties and approved by the SDOH, DHHS, and any other entities as required by law or regulation, prior to the end of the quarter in which the amendment is to be effective.

b)	This Agreement shall not be automatically renewed at its expiration. This Agreement may be extended by written amendment, in accordance with the procedures set forth in this Section.

c) An extension to this Agreement may be granted for reasons including, but not limited, to the following:

i) Negotiations for a successor Agreement will not be completed by the expiration date of the current contract; or

ii) The Contractor has submitted a termination notice and transition of Enrollees will not be completed by the expiration date of the current contract.

d) The parties will submit, to the extent practicable, the proposed signed and dated extensions, including all necessary local government approvals, to SDOH prior to the scheduled expiration date of this Agreement.

2.3 Approvals

This Agreement and any amendments to this Agreement shall not be effective or binding unless and until approved, in writing, by the DHHS, the SDOH and any other entity as required in law and regulation. SDOH will provide a notice of each such approval to the Contractor and the LDSS upon such approval.

2.4 Entire Agreement

This Agreement shall supersede all prior Agreements between the Contractor and the LDSS. This Agreement, including those attachments, schedules, appendices, exhibits, and addenda that have been specifically incorporated herein and written plans submitted by the Contractor and maintained on file by SDOH and/or LDSS pursuant to this Agreement, contains all the terms and conditions agreed upon by the parties, and no other Agreement, oral. or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or to bind any of the parties or vary any of the terms contained in this Agreement. In the event of any inconsistency or conflict among the document elements of this Agreement, such inconsistency or conflict shall be resolved by giving precedence to the document elements in the following order:

SECTION 2

(AGREEMENT TERM, AMENDMENTS. EXTENSIONS.

AND GENERAL CONTRACT ADMINISTRATION PROVISIONS)

October 1, 2004

2-l

1) Appendix A, Standard Clauses for all New York State Contracts;
2) Local Standard Clauses, if any;
3) The body of this Agreement;
4) The appendices attached to the body of this Agreement, other than Appendix A;
5) The Contractor’s approved:
i) Marketing Plan on file with SDOH and LDSS

ii) iii) iv)	Complaint and Appeals Procedure on file with SDOH and LDSS Quality Assurance Plan on file with SDOH and LDSS Americans with Disabilities Act Compliance Plan on file with SDOH and LDSS

v) Fraud and Abuse Prevention Plan on file with SDOH and LDSS.

2.5 Renegotiation

The parties to this Agreement shall have the right to renegotiate the terms and conditions of this Agreement in the event applicable local, state or federal law, regulations or policy are altered from those existing at the time of this Agreement in order to be in continuous compliance therewith. This Section shall not limit the right of the parties to this Agreement from renegotiating or amending other terms and conditions of this agreement. Such changes shall only be made with the consent of the parties and the prior approval of the SDOH and the DHHS.

2.6 Assignment and Subcontracting

a)	The Contractor shall not, without LDSS and SDOH’s prior written consent, assign, transfer, convey, sublet, or otherwise dispose of this Agreement; of the Contractor’s right, title, interest, obligations, or duties under the Agreement; of the Contractor’s power to execute the Agreement; or, by power of attorney or otherwise, of any of the Contractor’s rights to receive monies due or to become due under this Agreement. Any assignment, transfer, conveyance, sublease, or other disposition without LDSS and SDOH’s consent shall be void.

b) Contractor may not enter into any subcontracts related to the delivery of services to Enrollees, except by written agreement, as set forth in Section 22 of this Agreement. The Contractor may subcontract for provider services and management services. If such written agreement would be between Contractor and a provider of health care or ancillary health services or between Contractor and an independent practice association, the agreement must be in a form previously approved by SDOH. If such subcontract is for management services under 10 NYCRR § 98-1.11, it must be approved by SDOH prior to its becoming effective. Any subcontract entered into by Contractor shall fulfill the requirements of 42 CFR Parts 434 and 438 that are appropriate to the service or activity delegated under such subcontract. Contractor agrees that it shall remain legally responsible to LDSS for carrying out all activities under this Agreement and that no subcontract shall limit or terminate Contractor’s responsibility.

2.7 Termination

a) LDSS Initiated Termination of Contract

i) LDSS shall have the right to terminate this Agreement, in whole or in part if the Contractor:

A)	takes any action that threatens the health, safety, or welfare of its Enrollees;

B) has engaged in an unacceptable practice under 18 NYCRR, Part 515, that affects the fiscal integrity of the Medicaid program;

C) has its Certificate of Authority suspended, limited or revoked by SDOH;

D) materially breaches the Agreement or fails to comply with any term or condition of this Agreement that is not cured within twenty (20) days, or to such longer period as the parties may agree, of LDSS’s written request for compliance;

E) becomes insolvent;

SECTION 2
(AGREEMENT TERM. AMENDMENTS, EXTENSIONS,
AND GENERAL CONTRACT ADMINISTRATION PROVISIONS)
October I, 2004
2-2

F)	brings a proceeding voluntarily, or has a proceeding brought against it involuntarily, under Title 11 of the U.S. Code (the Bankruptcy Code); or

G) knowingly has a director, officer, partner or person owning or controlling more than five percent (5%) of the. Contractor’s equity, or has an employment, consulting, or other agreement with such a person for the provision of items and/or services that are significant to the Contractor’s contractual obligation who has been debarred or suspended by the federal, state or local government, or otherwise excluded from participating in procurement activities.

ii) The LDSS will notify the Contractor of its intent to terminate this Agreement for the Contractor’s failure to meet the requirements of this Agreement and provide Contractor with a hearing prior to the termination.

iii) If SDOH suspends, limits or revokes Contractor’s Certificate of Authority under PHL § 4404, this Agreement shall expire on the date the Contractor ceases to have authority to serve the geographic area of the LDSS. No hearing will be required if the contract expires due to SDOH suspension, limitation or revocation of the Contractor’s Certificate of Authority.

iv) Prior to the effective date of the termination the LDSS shall notify Enrollees of the termination, or delegate responsibility for such notification to the Contractor, and such notice shall include a statement that Enrollees may disenroll immediately without cause.

b) Contractor and LDSS Initiated Termination

The Contractor and the LDSS each shall have the right to terminate this Agreement in the event that SDOH and the Contractor fail to reach agreement on the monthly Capitation Rates. In such event, the party exercising its right shall give the other party, LDSS, and SDOH written notice specifying the reason for and the effective date of termination, which shall not be less time than will permit an orderly disenrollment of Enrollees to the Medicaid fee-for-service payment mechanism or transfer to another MCO, as determined by LDSS, but no more than ninety (90) days.

c) Contractor Initiated Termination

i) The Contractor shall have the right to terminate this Agreement in the event that LDSS materially breaches the Agreement or fails to comply with any term or condition of this Agreement that is not cured within twenty (20) days, or to such longer period as the parties may agree, of the Contractor’s written request for compliance. The Contractor shall give LDSS written notice specifying the reason for and the effective date of the termination, which shall not be less time than will permit an orderly disenrollment of Enrollees to the Medicaid fee-for- service payment mechanism or transfer to another managed care program, as determined by LDSS, but no more than ninety (90) days.

ii) The Contractor shall have the right to terminate this Agreement in the event that its obligations are materially changed by modifications to this Agreement and its Appendices by SDOH or LDSS. In such event, Contractor shall give LDSS and SDOH written notice within thirty (30). days of notification of changes to the Agreement or Appendices specifying the reason and the effective date of termination, which shall not be less time .than will permit an orderly disenrollment of Enrollees to the Medicaid fee-for-service program or transfer to another MCO, as determined by the LDSS, but no more than ninety (90) days.

SECTION 2
(AGREEMENT TERM. AMENDMENTS. EXTENSIONS.
AND GENERAL CONTRACT ADMINISTRATION PROVISIONS)
October I , 2004
2-3

iii) The Contractor shall also have the right to terminate this Agreement if the Contractor is unable to provide services pursuant to this Agreement because of a natural disaster and/or an act of God to such a degree that Enrollees cannot obtain reasonable access to services within the Contractor’s organization, and, after diligent efforts, the Contractor cannot make other provisions for the delivery of such services. The Contractor shall give LDSS written notice of any such termination that specifies:

A)	the reason for the termination, with appropriate documentation of the circumstances arising from a natural disaster and/or an act of God that preclude reasonable access to services;

B)	the Contractor’s attempts to make other provision for the delivery of services; and

C)	the effective date of the termination, which shall not be less time than will permit an orderly disenrollment of Enrollees to the Medicaid fee-for-service payment mechanism or transfer to another MCO, as determined by LDSS, but no more than ninety (90) days.

d) Termination Due To Loss of Funding

In the event that State and/or Federal funding used to pay for services under this Agreement is reduced so that payments cannot be made in full, this Agreement shall automatically terminate, unless both parties agree to a modification of the obligations under this Agreement. The effective date of such termination shall be ninety (90) days after the Contractor receives written notice of the reduction in payment, unless available funds are insufficient to continue payments in full during the ninety (90) day period, in which case LDSS shall give the Contractor written notice of the earlier date upon which the Agreement shall terminate. A reduction in State and/or Federal funding cannot reduce monies due and owing to the Contractor on or before the effective date of the termination of the Agreement.

2.8 Close-Out Procedures

Upon termination or expiration of this Agreement and in the event that it is not scheduled for renewal, the Contractor shall comply with close-out procedures that the Contractor develops in conjunction with LDSS and that the LDSS, and the SDOH have approved. The close-out procedures shall include the following:

a)	The Contractor shall promptly account for and repay funds advanced by SDOH for coverage of Enrollees for periods subsequent to the effective date of termination;

b)	The Contractor shall give LDSS, SDOH, and other authorized federal, state or local agencies access to all books, records, and other documents and upon request, portions of such books, records, or documents that may be required by such agencies pursuant to the terms of this Agreement;

c)	The Contractor shall submit to LDSS, SDOH, and other authorized federal, state or local agencies, within ninety (90) days of termination, a final financial statement and audit report relating to this Agreement, made by a certified public accountant or a licensed public accountant, unless the Contractor requests of LDSS and receives written approval from LDSS, SDOH and all other governmental agencies from which approval is required, for an extension of time for this submission;

d)	The Contractor shall furnish to SDOH immediately upon receipt all information related to any request for reimbursement of any medical claims that result from services delivered after the date of termination of this Agreement;

SECTION 2

(AGREEMENT TERM. AMENDMENTS, EXTENSIONS,

AND GENERAL CONTRACTADMINLSTRATION PROVISIONS)

October 1, 2004

2-4

e)	The Contractor shall establish an appropriate plan acceptable to and prior approved by the LDSS and SDOH for the orderly disenrollment of Enrollees to the Medicaid fee-for-service program or enrollment into another MCO. This plan shall include the provision of pertinent information to identified Enrollees who are: pregnant; currently receiving treatment for a chronic or life threatening condition; prior approved for services or surgery; or whose care is being monitored by a case manager to assist them in making decisions which will promote continuity of care.

f) SDOH shall promptly pay all claims and amounts owed to the Contractor;

g)	Any termination of this Agreement by either the Contractor or LDSS shall be done by amendment to this Agreement, unless the contract is terminated by the LDSS due to conditions in Section 2.7 a.(i) or Appendix A of this Agreement.

2.9 Rights and Remedies

The rights and remedies of LDSS and the Contractor provided expressly in this Article shall not be exclusive and are in addition to all other rights and remedies provided by law or under this Agreement.

2.10 Notices

All notices to be given under this Agreement shall be in writing and shall be deemed to have been given when mailed to, or, if personally delivered, when received by the Contractor, DOHMH, and the SDOH at the following addresses:

For DOHMH:

New York City Department of Health and Mental Hygiene 125 Worth Street, CN # 29C
New York, NY 10013
ATTN: Assistant Commissioner
Division of Health Care Access and Improvement

For SDOH:

New York State Department of Health Empire State Plaza
Coming Tower, Rm. 2074
Albany, NY 12237-0065

For the Contractor:

Executive Director
CarePlus, L.L.C.
360 West 31St Street, Fifth Floor New York, NY 10001

2.11 Severability

If this Agreement contains any unlawful provision that is not an essential part of this Agreement and that was not a controlling or material inducement to enter into this Agreement, the provision shall have no effect and, upon notice by either party, shall be deemed stricken from this Agreement without affecting the binding force of the remainder of this Agreement.

SECTION 2
(AGREEMENT TERM, AMENDMENTS. EXTENSIONS,
.. AND GENERAL CONTRACT ADMINISTRATION PROVISIONS)
October I, 2004
2-5

3. COMPENSATION

3.1 Capitation Payments

Compensation to the Contractor shall consist of a monthly capitation payment for each Enrollee and the Supplemental Capitation Payments as described in Sections 3.1 (c) and 3.1 (d), where applicable.

a)	In no event shall monthly capitation payments to the Contractor for the Benefit Package exceed the cost of providing the Benefit Package on a fee-for-service basis to an actuarially equivalent, non-enrolled population group Upper Payment Limit (UPL) as determined by SDOH.

b)	The monthly Capitation Rates are attached hereto as Appendix L and shall be deemed incorporated into this Agreement without further action by the parties.

c)	The monthly capitation payments and the Supplemental Newborn Capitation Payment and the Supplemental Maternity Capitation Payment to the Contractor shall constitute full and complete payments to ‘the. Contractor for all services .that the Contractor provides pursuant to this Agreement subject to stop-loss provisions set forth in. Section 3.11 and 3.12 of this Agreement.

d)	Capitation Rates shall be effective for the entire contract period, except as described in Section 3.2.

3.2 Modification of Rates During Contract Period

a)	Any technical modification to Capitation Rates during the term of the Agreement as agreed to by the Contractor, including but not limited to, changes in reinsurance or the Benefit Package, shall be deemed incorporated into this Agreement without further action by the parties, upon approval by SDOH, and upon written notice by SDOH to the LDSS.

b)	Any other modification to Capitation Rates, as agreed to by SDOH and the Contractor, during the term of the Agreement shall be deemed incorporated into this Agreement without further action by the parties upon approval of such modifications by the SDOH and the State Division of the Budget, and upon written notice by SDOH to the LDSS.

c)	In the event that SDOH and the Contractor fail to reach agreement on modifications to the monthly Capitation Rates, the SDOH will provide formal written notice to the Contractor and LDSS of the amount and effective date of the modified Capitation Rates approved by the State Division of the Budget. The Contractor shall have the option of terminating this Agreement if such approved modified Capitation Rates are not acceptable. In such case, the Contractor shall give written notice to the SDOH and the LDSS within thirty (30) days of the date of the formal written notice of the modified Capitation Rates from SDOH specifying the reasons for and effective date of termination. The effective date of termination shall be ninety (90) days from the date of the Contractor’s written notice, unless the SDOH determines that an orderly disenrollment to Medicaid fee-for-service or transfer to another MCO can be accomplished in fewer days. During the period commencing with the effective date of the SDOH modified Capitation Rates through the effective date of termination of the Agreement, the Contractor shall have the option of continuing to receive capitation payments at the expired Capitation Rates or at the modified Capitation Rates approved by SDOH and State Division of the Budget for the rate period.

If the Contractor fails to exercise its right to terminate in accordance with this Section, then the modified Capitation Rates approved by SDOH and the State Division of the Budget shall be deemed incorporated into this Agreement without further action by the parties as of the effective date of the modified Capitation Rates as established by SDOH and approved by State Division of the Budget.

SECTION 3

(COMPENSATION)

October I, 2004

3-1

3.3 Rate Setting Methodology

Capitation Rates are determined using a prospective methodology whereby cost, utilization and other rate-setting data available for the time period prior to the time period covered by the rates are used to establish premiums. Capitation rates will not be retroactively adjusted to reflect actual fee-for-service data or plan experience for the time period covered by the rates.

3.4 Payment of Capitation

a)	The monthly capitation payments for each Enrollee are due to the Contractor from the Effective Date of Enrollment until the Effective Date of Disenrollment of the Enrollee or termination of this Agreement, whichever occurs first. The Contractor shall receive a full month’s capitation payment for the month in which disenrollment occurs. The Roster generated by SDOH with any modification communicated electronically or in writing by the LDSS or the Enrollment Broker prior to the end of the month in which the Roster is generated, shall be the enrollment list for purposes of MMIS premium billing and payment, as discussed in Section 6.9 and Appendix H.

b)	Upon receipt by the Fiscal Agent of a properly completed claim for monthly capitation payments submitted by the Contractor pursuant to this Agreement, the Fiscal Agent will promptly process such claim for payment through MMIS and use its best efforts to complete such processing within thirty (30) business days from date of receipt of the claim by the Fiscal Agent. Processing of Contractor claims shall be in compliance with the requirements of 42 CFR 447.45. The Fiscal Agent will also use its best efforts to resolve any billing problem relating to the Contractor’s claims as soon as possible. In accordance with Section 41 of the State Finance Law; the State and LDSS shall have no liability under this Agreement to the Contractor or anyone else beyond funds appropriated and available for payment of Medical Assistance care, services and supplies.

3.5 Denial of Capitation Payments

If the Centers for Medicare and Medicaid Services denies payment for new Enrollees, as authorized by Social Security Act (SSA) § 1903(m)(5) and 42 CFR § 434.67, or such other applicable federal statutes or regulations, based upon a determination that Contractor failed substantially to provide medically necessary items and services, imposed premium amounts or charges in excess of permitted payments, engaged in discriminatory practices as described in SSA § 1932(e)(l)(A)(iii), misrepresented or falsified information submitted to CMS, SDOH, LDSS, the Enrollment Broker, or an Enrollee, potential Enrollee, or health care provider, or failed to comply with federal requirements (i.e. 42 CFR § 417.479 and 42 CFR § 434.70) relating to the Physician Incentive Plans, SDOH and LDSS will deny capitation payments to the Contractor for the same Enrollees for the period of time-for which CMS denies such payment.

3.6 SDOH Right to Recover Premiums

The parties acknowledge and accept that the SDOH has a right to recover premiums paid to the Contractor for Enrollees listed on the monthly Roster who are later determined for the entire applicable payment month, to have been in an institution; to have been incarcerated; to have moved out of the Contractor’s service area subject to any time remaining in the Enrollee’s Guaranteed Eligibility period; or to have died. In any event, the State may only recover premiums paid for Medicaid Enrollees listed on a Roster if it is determined by the SDOH that the Contractor was not at risk for provision of Benefit Package services for any portion of the payment period.

3.7 Third Party Health Insurance Determination

The Contractor and the LDSS will make diligent efforts to determine whether Enrollees have third party health insurance (TPHI). The LDSS shall use its best efforts to maintain third party information on the WMS/MMIS Third Party Resource System. The Contractor shall make good faith efforts to coordinate benefits with and collect TPHI recoveries from other insurers, and must inform the LDSS of any known changes in status of TPHI insurance eligibility within thirty (30) days of learning of a change in TPHI. The Contractor may use the Roster as one method to determine TPHI information. The Contractor will be permitted to retain 100 percent of any reimbursement for Benefit Package services obtained

SECTION 3
(COMPENSATION)
October 1, 2004
3-3

from TPHI. Capitation Rates are net of TPHI recoveries. In no instances may an Enrollee be held responsible for disputes over these recoveries.

3.8 Payment For Newborns

a)	The Contractor shall be responsible for all costs and services included in the Benefit Package associated with the Enrollee’s newborn, unless the child is excluded from Medicaid Managed Care.

b)	The Contractor shall receive a capitation payment from the first day of the newborn’s month of birth and, in instances where the plan pays the hospital or birthing center for the newborn stay, a Supplemental Newborn Capitation Payment.

c)	Capitation Rate and Supplemental Newborn Capitation Payment for a newborn will begin the month following certification of the newborn’s eligibility and enrollment, retroactive to the first day of the month in which the child was born:

d)	The Contractor cannot bill for a Supplemental Newborn Capitation Payment unless the newborn hospital or birthing center payment has been paid by the Contractor. The Contractor must maintain on file evidence of payment to the hospital or birthing center of the claim for the newborn stay. Failure to have supporting records may, upon an audit, result in recoupment of the Supplemental Newborn Capitation Payment by SDOH.

3.9 Supplemental Maternity Capitation Payment

a)	The Contractor shall be responsible for all costs and services included in the Benefit Package associated with the maternity care of an Enrollee.

b)	In instances where the Enrollee is enrolled in the Contractor’s plan on the date of the delivery of a child, the Contractor shall be entitled to receive a Supplemental Maternity Capitation Payment. The Supplemental Maternity Capitation Payment reimburses the Contractor for the inpatient and outpatient costs of services normally provided as part of maternity care including antepartum care, delivery and post-partum care. The Supplemental Maternity Capitation Payment is in addition to the monthly Capitation Rate paid by the SDOH to the Contractor for the Enrollee.

c)	In instances where the Enrollee was enrolled in the Contractor’s plan for only part of the pregnancy, but was enrolled on the date of the delivery of the child, the plan shall be entitled to receive the entire Supplemental Maternity Capitation Payment. The Supplemental Capitation payment shall not be pro-rated to reflect that the Enrollee was not a member of the Contractor’s plan for the entire duration of the pregnancy.

d)	In instances where the Enrollee was enrolled in the Contractor’s plan for part of the pregnancy, but was not enrolled on the date of the delivery of the child, the Contractor shall not be entitled to receive the Supplemental Maternity Capitation Payment, or any portion thereof.

e)	Costs of inpatient and outpatient care associated with maternity cases that end in termination or miscarriage shall be reimbursed to the Contractor through the monthly Capitation Rate for the Enrollee and the Contractor shall not receive the Supplemental Maternity Capitation Payment.

SECTION 3

(COMPENSATION)

October I, 2004

3-4

f)	The Contractor may not bill a Supplemental Maternity Capitation Payment until the hospital inpatient or birthing center delivery is paid by the Contractor, and the Contractor must maintain on file evidence of payment of the delivery, plus any other inpatient and outpatient services for the maternity care of the Enrollee to be eligible to receive a Supplemental Maternity Capitation Payment. Failure to have supporting records may, upon audit, result in recoupment of the Supplemental Maternity Capitation Payment by the SDOH.

3.10 Contractor Financial Liability

Contractor shall not be financially liable for any services rendered to an Enrollee prior to his or her Effective Date of Enrollment in the Contractor’s plan.

3.11 Inpatient Hospital Stop-Loss Insurance

The Contractor must obtain stop-loss coverage for inpatient hospital services. A Contractor may elect to purchase stop-loss coverage from New York State. In such cases, the Capitation Rates paid to the Contractor shall be adjusted to reflect the cost of such stop-loss coverage. The cost of such coverage shall be determined by SDOH.

Under NYS stop-loss coverage, if the hospital inpatient expenses incurred by the Contractor for an individual Enrollee during any calendar year reaches $50,000, the Contractor shall be compensated for 80% of the cost of hospital inpatient services in excess of this amount up to a maximum of $250,000. Above that amount, the Contractor will be compensated for 100% of cost. All compensation shall be based on the lower of the Contractor’s negotiated hospital rate or Medicaid rates of payment.
• The Contractor has elected to have NYS provide stop-loss reinsurance.
OR
☒ Contractor has not elected to have NYS provide stop-loss reinsurance.

3.12 Mental Health and Chemical Dependence Stop-Loss

a)	The Contractor will be compensated for medically necessary and clinically appropriate Medicaid reimbursable mental health treatment outpatient visits in excess of twenty (20) visits during any calendar year at rates set forth in contracted fee schedules. Any Court Ordered Services for mental health treatment outpatient visits which specify the use of Non-Participating Providers shall be compensated at the Medicaid rate of payment.

b)	The Contractor will be compensated for medically necessary and clinically appropriate inpatient mental health services and/or Chemical Dependence Inpatient Rehabilitation and Treatment Services as defined in Appendix K in excess of a combined total of thirty (30) days during a calendar year at the lower of the Contractor’s negotiated inpatient rate or Medicaid rate of payment.

c)	Detoxification Services in Article 28 inpatient hospital facilities are subject to the stop-loss provisions specified in Section 3.11 of this. Agreement.

SECTION 3

(COMPENSATION)

October 1, 2004

3-5

3.12 Mental Health and Chemical Dependence Stop-Loss

a)	The Contractor will be compensated for medically necessary and clinically appropriate Medicaid reimbursable mental health treatment outpatient visits in excess of twenty (20) visits during any calendar year at rates set forth in contracted fee schedules. Any Court Ordered Services for mental health treatment outpatient visits which specify the use of Non-Participating Providers shall be compensated at the Medicaid rate of payment.

b)	The Contractor will be compensated for medically necessary and clinically appropriate inpatient mental health services and/or Chemical Dependence Inpatient Rehabilitation and Treatment Services as defined in Appendix K in excess of a combined total of thirty (30) days during a calendar year at the lower of the Contractor’s negotiated inpatient rate or Medicaid rate of payment.

c)	Detoxification Services in Article 28 inpatient hospital facilities are subject to the stop-loss provisions specified in Section 3.11 of this. Agreement.

3.13 Enrollment Limitations

a)	The Contractor may enroll up to the county specific provider network capacity limits determined by SDOH, provided that the Contractor’s statewide enrollment does not exceed the MCO’s financial capacity as determined annually by SDOH, or more frequently as deemed necessary by SDOH.

b)	LDSS shall have the right, upon consultation with and notice to the SDOH, to limit, suspend, or terminate enrollment activities by the Contractor and/or enrollment into the Contractor’s plan upon ten (10) days written notice to the Contractor. The written notice shall specify the actions contemplated and the reason(s) for such action(s) and shall provide the Contractor with an opportunity to submit additional information that would support the conclusion that limitation, suspension or termination of enrollment activities or enrollment in the Contractor’s plan is unnecessary. Nothing in this paragraph limits other remedies available to the LDSS under this Agreement.

c)	The SDOH shall have the right, upon notice to the LDSS, to limit, suspend or terminate enrollment activities by the Contractor and/or enrollment into the Contractor’s plan upon ten (10) days written notice to the Contractor. The written notice shall specify the action(s) contemplated and the reason(s) for such action(s) and shall provide the Contractor with an opportunity to submit additional information that would support the conclusion that limitation, suspension or termination of enrollment activities or enrollment in the Contractor’s plan is unnecessary. Nothing in this paragraph limits other remedies available to the SDOH or the LDSS under this Agreement.

3.14 Tracking Visits Provided by Indian Health Clinics

The SDOH shall monitor all visits provided by tribal or Indian health clinics or urban Indian health facilities or centers to enrolled Native Americans, so that the SDOH can reconcile payment made for those services, should it be deemed necessary to do so.

SECTION 3

(COMPENSATION)

October I. 2004

3-6

The Service Area described in Appendix M of this Agreement, which is hereby made a part of this Agreement as if set forth fully herein, is the specific geographic area within which Eligible Persons must reside to enroll in the Contractor’s plan.

SECTION 4
(SERVICE AREA)
October 1, 2004
4-1

5.	ELIGIBLE, EXEMPT AND EXCLUDED POPULATIONS

5.1 Eligible Populations

a)	Except as specified in Section 5.1(b) and 5.3 below, all persons in the following Medicaid-eligible beneficiary categories who reside in the service area shall be eligible for enrollment in the Contractor’s plan:

i) Singles/Childless Couples — Cash and Medicaid only
ii) Low Income Families with Children — Cash and Medicaid only
iii) Aid to Families with Dependent Children — Medicaid only

iv)	Pregnant women whose net available income is at or below two hundred percent (200%) of the federal poverty level for the applicable household size.

v)	Children aged one (1) year or below whose family’s net available income is at or below two hundred percent (200%) of the federal poverty level for the applicable household size.

vi)	Children between ages one (1) and five (5), whose family’s net available income is at or below one hundred and thirty-three percent (133%) of the federal poverty level for the applicable household size.

vii)	Children age six (6) up to age nineteen (19), whose family’s net available income is at or below one hundred and thirty-three percent (133%) of the federal poverty level for the applicable household size.

viii) Transitional Medical Assistance Beneficiaries

ix)	Supplemental Security Income (cash) and Supplemental Security Income Related (Medicaid only).

Medicaid eligible individuals in the following categories may be eligible for enrollment in the Contractor’s plan at the LDSS’ option, as indicated by an X below.

i) Foster care children in the direct care of LDSS.

     Mandatory county — children in LDSS direct care are mandatorily enrolled.
     Mandatory OR voluntary county — children in LDS S direct care are enrolled on a case-by-case basis.

_X Mandatory OR voluntary county — all foster care children are excluded from managed care.

ii) Homeless persons living in shelters outside of New York City may be eligible for enrollment if so determined by the LDSS.

Mandatory county — homeless persons are mandatorily enrolled.
Mandatory OR voluntary county — homeless persons are enrolled on a case-by- case basis.

Mandatory OR voluntary county — all homeless persons are excluded from managed care.

5.2 Exempt Populations

The following populations are exempt from mandatory enrollment in Medicaid managed care, but may enroll on a voluntary basis, if otherwise eligible.

a) Individuals who are HIV+ or have AIDS.

b)	Individuals who are Seriously and Persistently Mentally Ill or Seriously Emotionally Disturbed.

SECTION 5
(ELIGIBLE, EXEMPT AND EXCLUDED POPULATIONS)
October 1, 2004
5-1

c)	Individuals for whom a Managed Care Provider is not geographically accessible so as to reasonably provide services: To qualify for this exemption, an individual must demonstrate that no participating .MCO has a provider located within thirty (30) minutes travel time/thirty (30) miles travel distance from the individual’s home, who is accepting new patients, and that there is a fee-for-service Medicaid provider available within the thirty (30) minutes travel time/thirty (30) miles travel distance.

d)	Pregnant women who are already receiving prenatal care from a provider authorized to provide such care not participating in any Medicaid managed care plan. This status will last through a woman’s pregnancy, extend through the sixty (60) day post-partum period and end at the end of the month in which the sixtieth (60th) day occurs.

Individuals with a chronic medical condition who, for at least six (6) months, have been under active treatment with a non-participating sub-specialist physician who is not a network provider for any MCO participating in the Medicaid managed care program service area. This status will last as long as the individual’s chronic medical condition exists or until the physician joins a participating MCO’s network. The SDOH’s Office of Managed Care, Medical Director will, upon the request of an individual or his/her guardian or legally authorized representative (health care agent authorized through a health care proxy), review cases of individuals with unusually severe chronic care needs for a possible exemption from mandatory enrollment in managed care if such individuals are not otherwise eligible for an exemption (i.e., meet one of the seventeen (17) criteria listed here). The SDOH’s 01N/1C Medical Director may also authorize a plan disenrollment for such individuals. Disenrollment requests should be made in a manner consistent with the overall disenrollment request process for “good cause” disenrollment.

f) Individuals with End Stage Renal Disease (ESRD).

g)	Individuals who are residents of Intermediate Care Facilities for the Mentally Retarded (“ICF/MR”).

h)	Individuals with characteristics and needs similar to those who are residents of — ICF/MRs based on criteria cooperatively established by the State Office of Mental Retardation and Developmental Disabilities (OMRDD) and the SDOH.

i)	Individuals already scheduled for a major surgical. procedure (within thirty (30) days of scheduled enrollment) with a provider who is not a participant in the network of a Medicaid MCO under contract with the LDSS. This exemption will only apply until such time as the individual’s course of treatment is complete.

j)	Individuals with a developmental or physical disability who receive services through a Medicaid Home-and-Community-Based Services Waiver or Medicaid Model ‘Waiver (care-at-home) through a Section 1915c waiver, or individuals having characteristics and needs similar to such individuals (including individuals on the waiting list), based on criteria cooperatively established by OMRDD and SDOH.

k)	Individuals who are residents of Alcohol and Substance Abuse or Chemical Dependence Long Term Residential Treatment Programs.

l)	In New York City, all homeless individuals are exempt. In areas outside of NYC, exemption of homeless individuals residing in the shelter system is at the discretion of the local district. — See Section 5.1 (b).

m) Native Americans

n)	Individuals who cannot be served by a managed care provider due to a language barrier which exists when the individual is not capable of effectively communicating his or her medical needs in English or in a secondary language for which PCPs are available within the Medicaid managed care program. Individuals with a language barrier will be deemed able to be served if they have a choice, within time and distance standards, of three (3) PCPs who are able to communicate in the primary language of the eligible individual or who have a person on his/her staff capable of translating medical terminology. Individuals will be eligible for an exemption when:

SECTION 5

(ELIGIBLE. EXEMPT AND EXCLUDED POPULATIONS)

October 1.2004

5-2

i)	The individual has a relationship with a Medicaid fee-for-service Primary Care Provider who:

A) has the language capability to serve the individual;

B)	does not participate in any of the Medicaid managed care plans contracted for a service area which includes the individual’s residence;

C)	is located within a thirty (30) minute /thirty (30) mile radius of the eligible individual’s residence;

AND

D) there are fewer than three (3) participating PCPs available within the thirty

(30) minute/thirty (30) mile radius who arc able to communicate in the primary language of the eligible individual or who have a person on his/her staff capable of translating medical terminology.

OR

ii)	The individual has a relationship with a Medicaid fee-for-service Primary Care Provider who:

A) has the language capability to service the individual;

B)	does not participate in any of the Medicaid managed care plans contracted for a service area which includes the individual’s residence;

C)	is located outside a thirty (30) minute/thirty (30) mile radius of the eligible individual’s residence;

AND

D)	there are fewer than three (3) participating PCPs available within or outside the thirty (30) minute/thirty (30) mile radius who are able to communicate in the primary language .of the eligible individual or who have a person on his/her staff capable of translating medical terminology.

•	) Individuals temporarily residing out of district, (e.g., college students) will be exempt until the last day of the month in which the purpose of the absence is accomplished. The definition of temporary absence is set forth in Social Services regulations 18 NYCRR §360-1.4(p).

p)	SSI and SSI-related beneficiaries are considered exempt and may enroll on a voluntary basis.

q)	Individuals with a “County of Fiscal Responsibility” code of 98 (OMRDD in MMIS) are exempt in counties where program features are approved by the State and operational at the local district level to permit these individuals to voluntarily enroll in Medicaid managed care.

•	State-approved program features are in place and operational at the local district level to permit individuals with a “County of Fiscal Responsibility” code of 98 to voluntarily enroll in Medicaid managed care.

OR

☒ State-approved program features are not in place and operational at the local district level, therefore individuals with a “County of Fiscal Responsibility” code of 98 are excluded from enrollment in Medicaid managed care.

r) Individuals who are eligible for Medical Assistance pursuant to the “Medicaid buy-in for the working disabled” (subparagraphs twelve or thirteen of paragraph (a) of subdivision one of Section 366 of the Social Services Law), and who, pursuant to subdivision 12 of Section 367-a of the Social Services Law, are not required to pay a premium.

SECTION 5

(ELIGIBLE, EXEMPT AND EXCLUDED POPULATIONS)

October I. 2004

5-3

5.3 Excluded Populations

The following populations are ineligible for enrollment in Medicaid managed care.

a) Individuals who are Dually Eligible for Medicare/Medicaid.

b)	Individuals who become eligible for Medicaid only after spending down a portion of their income (Spend-down).

c)	Individuals who are residents of State-operated psychiatric facilities or residents of State-certified or voluntary treatment facilities for children and youth.

d)	Individuals who are residents of Residential Health Care Facilities (“RHCF”) at the time of Enrollment,:an4 Enrollees whose stay in a RHCF is classified as permanent upon entry into the RHCF or is classified as permanent at a time subsequent to entry.

e)	Individuals enrolled in managed long term care demonstrations authorized under Article 4403-f of the New York State PHL.

f) Medicaid-eligible infants living with incarcerated mothers.

g)	Infants weighing less than 1200 grams at birth and other infants under six (6) months of age who meet the criteria for the SSI or SSI related category (shall not be enrolled or shall be disenrolled retroactive to date of birth).

h)	Individuals with access to comprehensive private health care coverage including those already enrolled in an MCO. Such health care coverage, purchased either partially or in full, by or on behalf of the individual, must be determined to be cost effective by the local social services district.

i) Foster children in the placement of a voluntary agency.

j)	Certified blind or disabled children living or expected to be living separate and apart from the parent for thirty (30) days or more.

k)	Individuals expected to be eligible for Medicaid for less than six (6) months, except for pregnant women (e.g., seasonal agricultural workers).

l)	Foster children in direct care (unless LDSS opts to enroll them see Section 5.1(b)).

m)	Youths in the care and custody of the Commissioner of the NYS Office of Children and Family Services.

m)	Individuals in receipt of long-term care services through Long Term Home Health Care programs, or Child Care Facilities (except ICF services for the Developmentally Disabled).

n)	Individuals eligible for Medical assistance benefits only with respect to TB related services.

•	) Individuals placed in State Office of Mental Health licensed family care homes pursuant to NYS Mental Hygiene Law, Section 3-1.03.

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(ELIGIBLE. EXEMPT AND EXCLUDED POPULATIONS)

October 1, 2004
5-4

p)	Individuals enrolled in the Restricted Recipient Program.

r) Individuals with a “County of Fiscal Responsibility” code of 99.

s)	Individuals admitted to a Hospice program prior to time of enrollment (if an Enrollee enters a Hospice program while enrolled in the Contractor’s plan, he/she may remain enrolled in the Contractor’s plan to maintain continuity of care with his/her PCP). Hospice services are accessed through the fee-for-service Medicaid Program.

t) Individuals with a “County of Fiscal Responsibility” code of 97 (OMH in MMIS).

u)	Individuals with a “County of Fiscal Responsibility” code of 98 (OMRDD in MMIS) will be excluded until program features are approved by the State and operational at the local district level to permit these individuals to voluntarily enroll in Medicaid managed care.

v)	Individuals receiving family planning services pursuant to Section 366(1)(a)(11) of the Social Services Law who are not otherwise eli[g]ible for medical assistance and whose net available income is 200% or less of the federal poverty level.

w)	Individuals who are eligible for Medical Assistance pursuant to the `”Medicaid buy-in for the working disabled” (subparagraphs twelve or thirteen of paragraph (a) of subdivision one of Section 366 of the Social Services Law), and who, pursuant to subdivision 12 of Section 367-a of the Social Services Law, are required to pay a premium.

x)	Individuals who are eligible for Medical Assistance pursuant to paragraph (v) of subdivision four of Section 366 of the Social Services Law (persons who are under 65 years of age, have been screened for breast and/or cervical cancer under the Centers for Disease Control and Prevention Breast and Cervical Cancer Early Detection Program and need treatment for breast or cervical cancer, and are not otherwise covered under creditable coverage as defined in the Federal Public Health Service Act).

5.4 Family Health Plus

Individuals eligible for Medicaid (Family Health Plus) pursuant to Title 11-D of the Social Services Law are not eligible for enrollment in Medicaid managed care under this Agreement.

5.5 Family Enrollment

In local social service districts where enrollment in. managed care is mandatory, the Contractor agrees that members of the same family (defined as mother and her child(ren), father and his child(ren), a husband, wife and child(ren) or a husband and wife residing in the same household, or persons included in the same case) will be required to enroll in the same health plan, in accordance with Section 6.6 of this Agreement.

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(ELIGIBLE. EXEMPT AND EXCLUDED POPULATIONS)

October I , 2004

5-5

6.1 Enrollment Guidelines

a)	The LDSS may employ a variety of methods and programs for enrollment of Eligible Persons including, but not limited to enrollment assisted by the Contractor, enrollment assisted by an Enrollment Broker, enrollment by LDSS, or a combination of such. The policies and procedural guidelines which will be used for enrollment are set forth in Appendix H, which is hereby made a part of this Agreement as if set forth fully herein.

b)	The LDSS and the Contractor agree to .conduct enrollment of eligible individuals in accordance with the guidelines set forth in Appendix H.

c)	The SDOH and LDSS, upon mutual agreement, may make modifications to the guidelines set forth in Appendix H. The parties further acknowledge that such modifications shall be effective and made a part of this Agreement without further action by the parties upon sixty (60) days written notice to the LDSS and the Contractor.

6.2 Equality of Access to Enrollment

Eligible Person’s shall be enrolled in the Contractor’s plan, in accordance with the requirements set forth in Appendix H, Section A. In those instances in which the Contractor is directly involved in enrolling eligible recipients, the Contractor shall accept enrollments in the order they are received without regard to the Eligible Person’s age, sex, race, creed, physical or mental handicap/developmental disability, national origin, sexual orientation, type of illness or condition, need for health services or to the Capitation Rate that the Contractor will receive for such Eligible Person.

6.3 Enrollment Decisions

An Eligible Person’s decision to enroll in the Contractor’s plan shall be voluntary except as otherwise provided in Section 6.4 of the Agreement.

6.4 Auto Assignment

An Eligible Person whose enrollment in a MCO is mandatory and who fails to select a MCO within sixty (60) days of receipt of notice of mandatory enrollment may be assigned by the LDSS to the Contractor’s plan pursuant to NYS Social Services Law § 364-j and in accordance with Appendix H.

6.5 Prohibition Against Conditions on Enrollment

Unless otherwise required by law or this Agreement, neither the Contractor nor LDSS shall condition any Eligible Person’s enrollment upon the performance of any act or suggest in any way that failure to enroll may result in a loss of Medicaid benefits.

6.6 Family Enrollment

a)	In local social service districts where enrollment in managed care is mandatory, all eligible members of the Eligible Person’s Family shall be enrolled into the same plan.

b)	In local social service districts where enrollment in managed care is mandatory, the LDSS must inform Enrollees who have Family members enrolled in other MCOs that if anyone in the Family wishes to change plans, all members of the Family must enroll together in the newly-selected plan. The LDSS shall also notify the Enrollee that all members of the Family will be required to enroll together in a single MCO at the time of their next recertification for Medicaid eligibility unless waiver of this requirement is approved by the LDSS.

SECTION 6
(ENROLLMENT)
October 1, 2004
6-1

c) Notwithstanding the foregoing,

i)	the LDSS may, on a case-by-case basis, waive the same family rule specified in Sections 6.6 (a) and (b) to preserve continuity of care:

1)	if one or more members of the Family are receiving prenatal care and/or continuing care for a complex chronic medical condition from Non-Participating Providers; or

if one or more members of the Family transition from one government-sponsored insurance program to another.

ii)	the LDSS must allow HIV SNP-eligible individuals within a family to enroll in an HIV SNP, in Service Areas in which an HIV SNP exists.

6.7 Newborn Enrollment

i)	All newborn children not in an excluded category shall be enrolled in the MCO of the mother, effective from the first day of the child’s month of birth.

ii)	b) In addition to the responsibilities set forth in Appendix H, the Contractor is responsible for doing all of the following with respect to newborns:

i) Coordinating with the LDSS the efforts to ensure that all newborns are enrolled in the managed care plan;

ii)	Issuing a letter informing parent(s) about newborn child’s enrollment or a member identification card within 14 days of the date on which the Contractor becomes aware of the birth;

iii)	Assuring that enrolled pregnant women select a PCP for an infant prior to birth and the mother to make an appointment with the PCP immediately upon birth; and

iv)	Ensuring that the newborn is linked with a PCP prior to discharge from the hospital, in those instances in which the Contractor has received appropriate notification of the birth prior to discharge.

c)	The LDSS shall be responsible for ensuring that timely Medicaid Eligibility determination and enrollment of the newborns is effected consistent with state laws, regulations, and policy and with the newborn enrollment guidelines set forth in Appendix H, Section B of this Agreement.

6.8 Effective Date of Enrollment

a)	The Contractor and the LDSS must notify the Enrollee of the expected Effective Date of Enrollment. This may be accomplished through a “Welcome Letter”. To the extent practicable, such notification must precede the Effective Date of Enrollment. In the event that the actual Effective Date of Enrollment changes, the Contractor and the LDSS must notify the Enrollee of the change.

b)	As of the Effective Date of Enrollment, and until the Effective Date of Disenrollment from the Contractor’s plan, the Contractor shall be responsible for the provision and cost of all care and services covered by the Benefit Package and provided to Enrollees whose names appear on the Prepaid Capitation Plan Roster, except as hereinafter provided.

SECTION 6

(ENROLLMENT)
October 1.2004
6-2

i)	Contractor shall not be liable for the cost of any services rendered to an Enrollee prior to his or her Effective Date of Enrollment.

ii)	Contractor shall not be liable for any part of the cost of a hospital stay for an Enrollee who is admitted to the hospital prior to the Effective Date of Enrollment in the Contractor’s plan and who remains hospitalized on the Effective Date of Enrollment; except when the Enrollee, on or after the Effective Date of Enrollment, 1) is transferred from one hospital to another; or 2) is discharged from one unit in the hospital to another unit in the same facility and under Medicaid fee for service payment rules, the method of payment changes from: a) DRG case-based rate of payment per discharge to a per diem rate of payment exempt from DRG case-based payment rates, or b) from a per diem payment rate exempt from DRG case-based payment rates either to another per diem rate, or a DRG case-based payment rate. In such instances, the Contractor shall be liable for the cost of the consecutive stay.

iii)	Except for newborns, an Enrollee’s Effective Date of Enrollment shall be the first day of the month on which the Enrollee’s name appears on the PCP roster for that month.

6.9 Roster

a)	The first and second monthly Rosters generated by SDOH in combination shall serve as the official Contractor enrollment list for purposes of MMIS premium billing and payment, subject to ongoing eligibility of the Enrollees as of the first (I”) day of the enrollment month. Modifications to the first (1”) Roster may be made electronically or in writing by the LDSS or the Enrollment Broker prior to the end of the month in which the Roster is generated.

b)	The LDSS shall make data on eligibility determinations available to the Contractor and SDOH to resolve discrepancies that may arise between the Roster and the Contractor’s enrollment files in accordance with the provisions in Appendix H, Section D.

c)	If LDSS or Enrollment Broker notifies the Contractor in writing or electronically of changes in the first (1st) Roster and provides supporting information as necessary prior to the effective date of the Roster, the Contractor will accept that notification in the same manner as the Roster.

d) All Contractors must have the ability to receive these Rosters electronically.

6.10 Automatic Re-Enrollment

The Contractor agrees that Eligible Persons who are disenrolled from the Contractor’s plan due to loss of Medicaid eligibility and who regain eligibility within three (3) months will automatically be prospectively re-enrolled with the Contractor’s plan, subject to availability of enrollment capacity in the plan.

SECTION 6

(ENROLLMENT)

October t. 2004

6-3

7. LOCK-IN PROVISIONS

7.1 Lock-In Provisions in Voluntary Counties

All Enrollees in local social service districts where enrollment in managed care is voluntary shall be subject to a Lock-In Period under this Agreement if so required by the LDSS as indicated by an x below:

•	Enrollees are subject to a twelve (12) month Lock-In Period following the Effective Date of Enrollment in the Contractor’s plan with an initial ninety (90) day grace period to disenroll from the Contractor’s plan without cause.

• Enrollees are not subject to a Lock-In Period.

7.2 Lock-In Provisions in Mandatory Counties and New. York City

All Enrollees in local social service districts where enrollment in managed care is mandatory and in New York City are subject to a twelve (12) month Lock-In period following the Effective Date of Enrollment in the Contractor’s plan, with an initial ninety (90) day grace period in which to disenroll from the Contractor’s plan without cause, .regardless of whether the- Enrollee selected or was auto-assigned to the Contractor’s plan.

7.3 Disenrollment During Lock-In Period

An Enrollee, subject to Lock-In, may disenroll from the Contractor’s plan during the Lock-In period for “good cause” as established in 18 NYCRR Subpart 360-10 or, if the Enrollee becomes eligible for an exemption or exclusion from Medicaid managed care as set forth in Sections 5.2 and 5.3 of this Agreement.

7.4 Notification Regarding Lock-In and End of Lock-in Period

LDSS, either directly or through the Enrollment Broker, shall notify Enrollees of their right to change MCOs in the enrollment confirmation notice sent to individuals after they have selected a MCO or been auto-assigned (the latter being applicable to areas where the mandatory program is in effect). LDSS and the Enrollment Broker will be responsible for providing a notice of end of Lock-In and the right to change MCOs at least sixty (60) days prior to the first plan enrollment anniversary date.

SECTION 7
(LOCK-IN PROVISIONS)
October 1.2004

8. DISENROLLMENT

8.1 Disenrollment Guidelines

a)	Disenrollment of an Enrollee from the Contractor’s Plan may be initiated by the Enrollee, LDSS or the Contractor under the conditions specified in Sections 8.4, 8.7, 8.8 and 8.9 and as detailed in Appendix H, Section E and F of this Agreement.

The LDSS and the Contractor agree to conduct disenrollment in accordance with the guidelines set forth in Appendix H, Section E and F of this Agreement.

The SDOH and LDSS, upon mutual agreement, may modify Appendix H of this Agreement upon sixty (60) days prior written notice to the Contractor and such modifications shall become binding and incorporated into this Agreement without further action by the parties.

d) LDSS shall make the final determination concerning disenrollment.

8.2 Disenrollment Prohibitions

Disenrollment shall not be based in whole or in part on any of the following reasons:

a)	an existing condition or a change in the Enrollee’s health which would necessitate disenrollment pursuant to the terms of this Agreement, unless the change

i)	results in the Enrollee being reclassified into an excluded category for Medicaid — managed care as listed in Section 5.3 of this Agreement;

ii)	results in the Enrollee being reclassified into an exempt category as listed in Section 5.2 of this Agreement and the Enrollee wants to disenroll from managed care.

b) any of the factors listed in Section 34 — Non-Discrimination of this Agreement; or
c) on the Capitation Rate payable to the Contractor related to the Enrollee’s participation with the Contractor.

8.3 Reasons for Voluntary Disenrollment

The LDSS or the Contractor, as agreed upon between the LDSS and Contractor, shall provide Enrollees who disenroll voluntarily with an opportunity to identify, in writing, their reason(s) for disenrollment.

8.4 Processing of Disenrollment Requests

a) Routine Disenrollment

Unless otherwise specified in Appendix H, Section F disenrollment requests will be processed to take effect on the first (1st) day of the next month if the request is made before the date specified in Appendix H. In no event shall the Effective Date of Disenrollment be later than the first (lst) day of the second (2nd) month after the month in which an Enrollee requests a disenrollment.

SECTION K

(DISENROLLMENT)

October 1, 2004

8-1

b) Expedited Disenrollment

i)	Enrollees with an urgent medical need to disenroll from the Contractor’s plan may request an expedited disenrollment by the LDSS. Substantiation of the request by the LDSS will result in an expedited disenrollment in accordance with the guidelines and timeframes as set forth in Appendix H. Individuals who are to be disenrolled from managed care based on their HIV, ESRD or SPMI/SED status are categorically eligible for an expedited disenrollment on the basis of urgent medical need.

ii)	Enrollees may request an expedited disenrollment by the LDSS based on a complaint of Non-consensual Enrollment. Substantiation of such a request by the LDSS shall result in an expedited disenrollment retroactive to the first day of the month of enrollment.

iii)	In New York City and other districts where homeless individuals are exempt, homeless Enrollees residing in the shelter system may request an expedited disenrollment by the LDSS. Substantiation of such a request by the LDSS will result in an expedited disenrollment in accordance with the guidelines and timeframes as set forth in Appendix H.

c) Retroactive Disenrollment

i)	Retroactive disenrollments may be warranted in rare instances and include when an individual is enrolled or autoassigned while meeting exlusion criteria or when an Enrollee enters or stays in a residential institution under circumstances which render the individual excluded from managed care; is incarcerated; is an SSI infant less than six months of age; or dies — as long as the Contractor was not at risk for provision of Benefit Package services for any portion of the retroactive period.

8.5 Contractor Notification of Disenrollments

a)	Notwithstanding anything herein to the contrary, the Roster, along with any changes sent by the LDSS to the Contractor in writing or electronically, shall serve as official notice to the Contractor of disenrollment of an Enrollee. In cases of expedited and retroactive disenrollment, the Contractor shall be notified of the Enrollee’s effective date of disenrollment by the LDSS.

b)	In the event that the LDSS intends to retroactively disenroll an Enrollee on a date prior to the first day of the month of the disenrollment request, the LDSS shall consult with the Contractor prior to disenrollment. Such consultation shall not be required for the retroactive disenrollment of SSE infants or in cases where it is clear that the Contractor was not a risk for the provision of Benefit Package services for any portion of the retroactive period.

In all cases of retroactive disenrollment, including disenrollments effective the first day of the current month, the LDSS must notice the plan at the time of disenrollment, of the Contractor’s responsibility to submit to the SDOH’s Fiscal Agent voided premium claims for any months of retroactive disenrollment where the Contract was not at risk for the provision of Benefit Package services during the month.

8.6 Contractor’s Liability

a)	The Contractor is not responsible for providing the Benefit Package under this Agreement after the Effective Date of Disenrollment except as hereinafter provided:

SECTION
(DISENROLLMENT)
October 1, 2004
8-2

i)	The Contractor shall be liable for any part of the cost of a hospital stay for an Enrollee who is admitted to the hospital prior to the Effective Date of Disenrollment in the Contractor’s plan and who remains hospitalized on the Effective Date of Disenrollment; except when the Enrollee, on or after the Effective Date of Disenrollment, 1) is transferred from one hospital to another; or 2) is discharged from one unit in the hospital to another unit in the same facility and under Medicaid fee for service payment rules, the method of payment changes from: a) DRG case-based rate of payment per discharge to a per diem rate of payment exempt from DRG case-based payment rates, or b) from a per diem payment rate exempt from DRG case-based payment rates to either another per diem rate, or a DRG case-based payment rate. In such instances, the Contractor shall not be liable for the cost of the consecutive stay. For the purposes of this Section, “hospital stay” does not include a stay in a hospital that is a) certified by Medicare as a long-term care hospital and b) has an average length of stay for all patients greater than ninety-five (95) days as reported in the Statewide Planning and Research Cooperative System (SPARCS) Annual Report 2002; in such instances, Contractor liability will cease on the Effective Date of Disenrollment.

b)	The Contractor shall notify the LDSS that the Enrollee remains in the hospital and provide the LDSS with information regarding his or her medical status. The Contractor is required to cooperate with the Enrollee and the new MCO (if applicable) on a timely basis to ensure a smooth transition and continuity of care.

8.7 Enrollee Initiated Disenrollment

a) Disenrollment For Good Cause

ii)	An Enrollee subject to Lock-In may initiate disenrollment from the Contractor’s plan for “good cause” as defined in 18 NYCRR § 360-10 at any time during the Lock-In period and may disenroll for any reason at any time after the twelfth (12th) month following the Effective Date of Enrollment.

iii)	An Enrollee subject to Lock-In may initiate disenrollment for “good cause” by filing a written request with the LDSS or the Contractor. The Contractor must notify the LDSS of the request. The LDSS must respond with a determination within thirty (30) days after receipt of the request. The Contractor must respond timely to LDSS inquiries regarding “good cause” disenrollment requests to enable the LDSS to make a determination within 30 days of the receipt of the request from the Enrollee.

iv)	Enrollees granted disenrollment for “good cause” in a voluntary county may join another plan, if one is available, or participate in Medicaid fee-for-service program. In mandatory counties, unless the Enrollee becomes exempt or excluded, he/she may be required to enroll with another MCO.

v)	In the event that the LDSS denies an Enrollee’s request for disenrollment for “good cause”, the LDSS must inform the Enrollee of the denial of the request with a written notice which explains the reason for the denial, states the facts upon which denial is based, cites the statutory and regulatory authority and advises the recipient of his or her right to a fair hearing pursuant to 18 NYCRR Part 358. In the event that the Enrollee’s request to disenroll is approved, the notice must state the Effective Date of Disenrollment.

vi) Once the Lock-In Period has expired, an Enrollee may disenroll from the Contractor’s plan at any time, for any reason.

SECTION 8

(DISENROLLMENT)

October 1, 2004

8-3

a)	The Contractor may initiate an involuntary disenrollment if the Enrollee engages in conduct or behavior that seriously impairs the Contractor’s ability to furnish services to either the Enrollee or other Enrollees, provided that the Contractor has made and documented reasonable efforts to resolve the problems presented by the Enrollee.

b)	Consistent with 42 CFR 438.56 (b), the Contractor may not request disenrollment because of an adverse change in the Enrollee’s health status, or because of the Enrollee’s .utilization of medical services, diminished mental capacity, or uncooperative or disruptive behavior resulting from the Enrollee’s special needs (except where continued enrollment in the Contractor’s plan seriously impairs the Contractor’s ability to furnish services to either the Enrollee or other Enrollees).

c)	The Contractor must make a reasonable effort to identify for the Enrollee, both ‘verbally and in. writing, those actions of the Enrollee that have interfered with the effective provision of covered services as well as explain what actions or procedures are acceptable.

d)	The Contractor shall give prior verbal and written notice to the Enrollee, with a copy to the LDSS, of its intent to request disenrollment. The written notice shall advise the Enrollee that the request has been forwarded to the LDSS for review and approval. The written notice must include the mailing address and telephone number of the LDSS.

e)	The Contractor shall keep the LDSS informed of decisions related to all complaints filed by an Enrollee as a result of, or subsequent to, the notice of intent to disenroll.

f)	LDSS will review each Contractor initiated disenrollment request in accordance with the provisions of this Section. Where applicable, the LDSS may consult with local mental health and substance abuse authorities in the district when making the determination to approve or disapprove a Contractor initiated disenrollment request.

The LDSS will render a decision within fifteen (15) days of receipt of the fully documented request for disenrollment. Final written determination will be provided to the Enrollee and the Contractor. If the LDSS determination upholds the Contractor’s request to disenroll, the LDSS’s written determination must inform the Enrollee of the Effective Date of Disenrollment and include a notice of rights to a fair hearing. Should an Enrollee request a fair hearing as a result of the LDSS determination, the LDSS shall inform the Contractor of the fair hearing request and the Enrollee will remain enrolled in the Contractor’s plan until disposition of the fair hearing.

h)	Once an Enrollee has been disenrolled at the Contractor’s request, he/she will not be re-enrolled with the Contractor’s plan unless the Contractor first agrees to such re-enrollment.

8.9 LDSS Initiated Disenrollment

a) LDSS will promptly initiate disenrollment when:

i) an Enrollee is no longer eligible for any Medicaid benefits; or

ii)	the Guaranteed Eligibility period ends (See Section 9) and an Enrollee is no longer eligible for any Medicaid benefits; or

iii) an Enrollee is no longer the financial responsibility of the LDSS; or

iv)	an Enrollee becomes ineligible for enrollment pursuant to Section 5.3 of this Agreement, as appropriate; or

v)	an Enrollee resides outside the Service Area covered by this Agreement, unless Contractor can demonstrate that the. Enrollee has made an informed choice to continue enrollment with Contractor and that Enrollee will have sufficient access to Contractor’s provider network.

SECTION 8

(DISENROLLMENT)

October 1, 2004

8-4

9. GUARANTEED ELIGIBILITY

Except as may otherwise be required by law:

9.1	New Enrollees, other than those identified in Sections 9.2 who would otherwise lose Medicaid eligibility during the first six (6) months of enrollment will retain the right to remain enrolled in the Contractor’s plan under this Agreement for a period of six (6) months from their Effective Date of Enrollment.

9.2	Guaranteed eligibility is not available to Enrollees who lose Medicaid eligibility for one of the following reasons:

a) death, moving out of State, or incarceration;

b)	being a woman with a net available income in excess of medically necessary income but at or below 200% of the federal poverty level who is only eligible for Medicaid while she is pregnant and then through the end of the month in which the sixtieth (60th) day following the end of the pregnancy occurs.

9.3	If, during the first six (6) months of enrollment in the Contractor’s plan, an Enrollee becomes eligible for Medicaid only as a spend-down, the Enrollee will be eligible to remain enrolled in the Contractor’s plan for the remainder of the six (6) month guarantee period. During the six (6) month guarantee period, an Enrollee eligible for spend-down and in need of wraparound services has the option of spending down to gain full Medicaid eligibility for the wraparound services. In this situation, the LDSS will monitor the Enrollee’s need for wrap around services and manually set coverage codes as appropriate.

9.4	The services covered during the Guaranteed Eligibility period shall be those contained in the Benefit Package, as specified in Appendix K, including free access to family planning services as set forth in Section 10.12 of this Agreement. During the Guaranteed Eligibility period Enrollees are also eligible for pharmacy services on a Medicaid fee-for-service basis.

9.5	An Enrollee-initiated disenrollment from the Contractor’s plan terminates the Guaranteed Eligibility period.

9.6	Enrollees who lose and regain Medicaid eligibility within a three (3) month period will not be entitled to a new period of six (6) months Guaranteed Eligibility.

9.7	During the guarantee period, an Enrollee may not change health plans. An Enrollee may choose to disenroll from the Contractor’s Plan during the guarantee period but is not eligible to enroll in any other MCO because he/she has lost eligibility for Medicaid.

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10.	BENEFIT PACKAGE. COVERED AND NON-COVERED SERVICES

10.1 Contractor Responsibilities

Contractor must provide all services set forth in the Benefit Package (Appendix K) that are covered under the Medicaid fee for service program except for services specifically excluded by the contract, or enacted or affected by Federal or State Law during the period of this agreement. SDOH and LDSS shall assure the continued availability and accessibility of Medicaid services not covered in the Benefit Package.

10.2 Compliance with State Medicaid Plan and Applicable Laws

Benefit Package services provided by the Contractor under this Agreement shall comply with all standards of the State Medicaid Plan established pursuant to Section 363-a of the State Social Services Law and shall satisfy all applicable requirements of the State Public Health and Social Services Laws.

10.3 Definitions

Benefit Package and Non-Covered Service definitions agreed to by the Contractor and the LDSS are contained in Appendix K, which is hereby made a part of this contract as if set forth fully herein.

10.4 Provision of Services Through Participating and Non-Participating Providers

With the exception of Emergency services described in Section 10.14 of this Agreement, Family Planning Services described in Section 10.11 of this Agreement, and services for which Enrollees can self refer as described in Section 10.16 of this Agreement, the Benefit Package must be provided and authorized by the Contractor through Provider Agreements with Participating Providers, as specified in Section 22 of this Agreement. A plan may also arrange for specialty or other services for Enrollees with Non-Participating Providers, in accordance with Section 21.1(b) of this Agreement.

10.5 Child Teen Health Program/Adolescent Preventive Services

a)	The Contractor and its Participating Providers are required to provide the Child Teen Health Program C/THP services outlined in Appendix K (Benefit Package) and comply with applicable EPSDT requirements specified in 42 CFR, Part 441, sub-part B, 18NYCRR, Part 508 and the New York State Department of Health C/THP manual. The Contractor and its Participating Providers are required to provide C/THP services to Medicaid Enrollees under 21 years of age when:

i) The care or services are essential to prevent, diagnose, prevent the worsening of, alleviate or ameliorate the effects of an illness, injury, disability, disorder or condition.

ii) The care or services are essential to the overall physical, cognitive and mental growth and developmental needs of the child.

iii) The care or service will assist the individual to achieve or maintain maximum functional capacity in performing daily activities, taking into account both the functional capacity of the individual and those functional capacities that are appropriate for individuals of the same age.

The Contractor shall base its determination on medical and other relevant information provided by the Enrollee’s PCP, other health care providers, school, local social services, and/or local public health officials that have evaluated the child.

b)	The Contractor and its Participating Providers must comply with the C/THP program standards and must do at least the following with respect to all Enrollees under age 21:

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i)	Educate pregnant women and families with under age 21 Enrollees about the program and its importance to a child’s or adolescent’s health.

ii)	Educate network providers about the program and their responsibilities under it.

iii)	Conduct outreach, including by mail, telephone, and through home visits (where appropriate), to ensure children are kept current with respect to their periodicity schedules.

iv)	Schedule appointments for children and adolescents pursuant to the periodicity schedule, assist with referrals, and conduct follow-up with children and adolescents who miss or cancel appointments.

v)	Ensure that all appropriate diagnostic and treatment services, including specialist referrals, are furnished pursuant to findings from a C/THP screen.

vi)	Achieve and maintain an acceptable compliance rate for screening schedules during the contract period.

c)	In addition to C/THP requirements, the Contractor and its Participating Providers are required to comply with the American Medical Association’s Guidelines for Adolescent Preventive Services which require annual well adolescent preventive visits which focus on health guidance, immunizations, and screening for physical, emotional, and behavioral conditions.

10.6 Foster Care Children

The Contractor shall comply with the health requirements for foster children specified in 18 NYCRR Section 441.22 and Part 507 and any subsequent amendments thereto. These requirements include thirty (30) day obligations for a comprehensive physical and behavioral health assessment and assessment of the risk that the child may be HIV+ and should be tested.

10.7 Child Protective Services

The Contractor shall comply with the requirements specified for child protective examinations, provision of medical information to the child protective services investigation and court ordered services as specified in 18 NYCRR Section 432, and any subsequent amendments thereto. Medically necessary services, whether provided in or out of plan, must be provided. Out of plan providers will be reimbursed at the Medicaid fee schedule by the Contractor.

10.8 Welfare Reform

a)	The LDSS must determine whether each public assistance or combined public assistance/Medicaid applicant is incapacitated or can participate in work activities. As part of this work determination process, the LDSS may require medical documentation and/or an initial mental and/or physical examination to determine whether an individual has a mental or physical impairment that limits his/her ability to engage in work (12 NYCRR § 1300.2(d)(13)(i)). The LDSS may not require the Contractor to provide the initial district mandated or requested medical examination necessary for an Enrollee to meet welfare reform work participation requirements.

b)	The Contractor shall require that its Participating Providers, upon Enrollee consent, provide medical documentation and health, mental health and chemical dependence assessments as follows:

i)	Within ten (10) days of a request of an Enrollee or a former Enrollee, currently receiving public assistance or who is applying for public assistance, the Enrollee’s or former Enrollee’s PCP or specialist provider, as appropriate, shall provide medical documentation concerning the Enrollee or former Enrollee’s health or mental health status to the LDSS or to the LDSS’ designee. Medical documentation includes but is not limited to drug prescriptions and reports from the Enrollee’s PCP or specialist provider. The Contractor shall include the foregoing as a responsibility of the PCP and specialist provider in its provider contracts or in their provider manuals.

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ii)	Within ten (10) days of a request of an Enrollee, who has already undergone, or is scheduled to undergo, an initial LDSS required mental and/or physical examination, the Enrollee’s PCP shall provide a health, or mental health and/or chemical dependence assessment, examination or other services as appropriate to identify or quantify an Enrollee’s level of incapacitation. Such assessment must contain a specific diagnosis resulting from any medically appropriate tests and specify any work limitations. The LDSS, may, upon written notice to the Contractor, specify the format and instructions for such an assessment.

c)	The Contractor shall designate a Welfare Reform liaison who shall work with the LDSS or its designee to (1) ensure that Enrollees receive timely access to assessments and services specified in this Agreement and (2) ensure completion of reports containing medical documentation required by the LDSS:

d)	The Contractor will continue to be responsible for the provision and payment of Chemical Dependence Services in the Benefit Package for Enrollees mandated by the LDSS under Welfare Reform if such services are already underway and the LDSS is satisfied with the level of care and services.

e)	The Contractor is not responsible for the provision and payment of Chemical Dependence Inpatient Rehabilitation and Treatment Services for Enrollees mandated by the LDSS as a condition of eligibility for Public Assistance or Medicaid under Welfare Reform (as indicated by Code 83) unless such services are already under way as described in (c) above.

f)	The Contractor is not responsible for the-provision and payment of Medically Supervised Inpatient and Outpatient Withdrawal Services for Enrollees mandated by the LDSS under Welfare Reform (as indicated by Code 83) unless such services are already under way as described in (c) above.

g)	The Contractor is responsible for the provision and payment of Medically Managed Detoxification Services ordered by the LDSS under Welfare Reform.

h)	The Contractor is responsible for the provisions of Sections 10.10, 10.16 (a) and 10.24 of this Agreement for Enrollees requiring LDSS mandated Chemical Dependence Services.

10.9 Adult Protective Services

The Contractor shall cooperate with LDSS in the implementation of 18 NYCRR Part 457 and any subsequent amendments thereto with regard to medically necessary health and mental health services and all Court Ordered Services for adults. These services are to be provided in or out of plan. Out of plan providers will be reimbursed at the Medicaid fee schedule.

10.10 Court-Ordered Services

a)	The Contractor shall provide any Benefit Package services to Enrollees as ordered by a court of competent jurisdiction, regardless of whether such services are provided by Participating Providers within the plan or by a Non-Participating Provider in compliance with such court order. The Non-Participating Provider shall be reimbursed by the Contractor at the Medicaid fee schedule. The Contractor is responsible for court-ordered services to the extent that such court-ordered services are covered by and reimbursable by Medicaid.

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b)	Court Ordered Services are those services ordered by the court performed by, or under the supervision of a physician, dentist, or other provider qualified under State Law to furnish medical, dental, behavioral health (including mental health and/or Chemical Dependence), or other Medicaid covered services. The Contractor is responsible for payment of those Medicaid services as covered by the Benefit Package, even when the providers are not in the Contractor’s provider network.

10.11 Family Planning and Reproductive Health Services

a)	Nothing in this Agreement shall restrict the right of Enrollees to receive Family Planning and Reproductive Health Services from any qualified Medicaid provider, regardless of whether the provider is a participating provider or a non-participating provider, without referral from the Enrollee’s PCP and without approval from the Contractor.

b)	The Contractor agrees to permit Enrollees to exercise their right to obtain Family Planning and Reproductive Health Services as defined in Part C-I of Appendix C, which is hereby made a part of this contract as if set forth fully herein, from either the Contractor, if family planning is a part of the Contractor’s Benefit Package, or from any appropriate Medicaid enrolled Non-Participating Family Planning Provider without a referral from the Enrollee’s PCP and without approval by the Contractor.

c)	The Contractor agrees to permit Enrollees to obtain pre and post-test HIV counseling and blood testing when performed as part of a Family Planning encounter from the Contractor, if Family Planning is a part of the Contractor’s Benefit Package, or from any appropriate Medicaid enrolled Non-Participating family planning Provider without a referral from the Enrollee’s PCP and without approval by the Contractor.

d)	The Contractor will inform Enrollees about the availability of in-plan HIV counseling and testing services, out-of-plan HIV counseling and testing services when performed as part of a Family Planning encounter and anonymous counseling and testing services available from SDOH, Local Public Health Agency clinics and other county programs. Counseling and testing rendered outside of a Family Planning encounter, as well as services provided as the result of an HIV+ diagnosis, will be furnished by the Contractor in accordance with standards of care.

e)	Contractor must comply with federal, state, and local laws, regulations and policies regarding informed consent and confidentiality. Providers who are employed by the Contractor may share patient information with appropriate Contractor personnel for the purposes of claims payment, utilization review and quality assurance. Providers who have a contract with the Contractor, with an appropriate consent, may share patient information with the Contractor for purposes of claims payment, utilization review and quality assurance. Contractor must ensure that an individual’s use of family planning services remains confidential and is not disclosed to family members or other unauthorized parties.

f)	Contractor must inform its practitioners and administrative personnel about policies concerning free access to family planning services, HIV counseling and testing, reimbursement, enrollee education and confidentiality. Contractor must inform its providers that they must comply with professional medical standards of practice, the Contractor’s practice guidelines, and all applicable federal, state, and local laws. These include but are not limited to, standards established by the American College of Obstetricians and Gynecologists, the American Academy of Family Physician, the U.S. Task Force on Preventive Services and the New York State Child/Teen Health Program: These standards and laws indicate that family planning counseling is an integral part of primary and preventive care.

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g) The Contractor agrees that if Family Planning is part of the Contractor’s Benefit Package, the Contractor will be charged for the services of out of network providers at the applicable Medicaid rate or fee. In such instances, out of network providers will bill Medicaid and the SDOH will issue a confidential charge back to the Contractor. Such charge back mechanism will comply with all applicable patient confidentiality requirements.

h) If Contractor includes family planning and reproductive health services in its benefits package, the Contractor shall comply with the requirements for informing Enrollees about family planning and reproductive health services set forth in Part C-2 of Appendix C, which is hereby made a part of this contract as if set forth herein.

i) If Contractor does not include family planning and reproductive health services in its Benefit Package, within ninety (90) days of signing this Agreement, Contractor must submit to the SDOH and LDSS a statement of the policy and procedure that the Contractor will use to ensure that its Enrollees are fully informed of their rights to access a full range of family planning and reproductive health services. Refer to Part C-3 of Appendix C for the SDOH Guidelines for Plans That Do Not Provide Family Planning Services in their Capitation. Contractor shall ensure that prospective Enrollees and Enrollees are advised of the family planning services which are not provided by the Contractor and of their right of access to such services in accordance with the provisions of Part C-3 of Appendix C, which is hereby made a part of this contract as if set forth fully herein.

j) SDOH with DHHS approval may issue modifications to Appendix (C) consistent with relevant provisions of federal and state statutes and regulations. Once issued and upon sixty (60) days notice to the LDSS and Contractor, such modifications shall be deemed incorporated into this Agreement without further action by the parties.

10.12. Prenatal Care

The Contractor is responsible for arranging for the provision of comprehensive Prenatal Care Services to all pregnant Enrollees including all services enumerated in Subdivision 1, Section 2522 of the Public Health Law in accordance with 10 NYCRR Part 85.40 (Prenatal Care Assistance Program).

10.13 Direct Access

The Contractor shall offer female Enrollees direct access to primary and preventive obstetrics and gynecology services, follow-up care as a result of a primary and preventive visit, and any care related to pregnancy from the Contractor’s network providers without referral from the PCP as set forth in Public Health Law Section 4406-b(1).

10.14 Emergency Services

a)	The Contractor shall maintain coverage utilizing a toll free telephone number twenty-four (24) hours per day seven (7) days per week, answered by a live voice, to advise Enrollees of procedures for accessing services for Emergency Medical Conditions and for accessing Urgently Needed Services. Emergency mental health calls must be triaged via telephone by a trained mental health professional.

b)	The Contractor agrees that it will not require prior authorization for services in a medical or behavioral health emergency. The Contractor agrees to inform its Enrollees that access to Emergency Services is not restricted and Emergency Services may be obtained from a Non-Participating Provider without penalty. The Contractor may require Enrollees to notify the plan or their PCP within a specified time frame after receiving emergency care and to obtain prior authorization for any follow-up care delivered pursuant to the emergency, as stated in Appendix G. Nothing herein precludes the Contractor from entering into contracts with providers or facilities that require providers or facilities to provide notification to the Contractor after Enrollees present for Emergency Services and are subsequently stabilized. Except as otherwise

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otherwise provided by contractual agreement between the Contractor and a Participating Provider, the Contractor must pay for services for Emergency Medical Conditions whether provided by a Participating Provider or a Non-Participating Provider, and may not deny payments if notification is not timely.

c)	Emergency Services rendered by Non-Participating Providers: The Contractor shall advise its Enrollees how to obtain Emergency Services when it is not feasible for Enrollees to receive Emergency Services from or through a Participating Provider. The Contractor shall bear the cost of providing Emergency Services through Non-Participating Providers.

d)	The Contractor agrees to abide by guidelines for the provision and payment of Emergency Care and Services which are specified in Appendix G, which is hereby made a part of this contract as if set forth fully herein.

e)	When emergency transportation is included in the Contractor’s Benefit Package, the Contractor shall reimburse for all emergency ambulance services without regard to final diagnosis or prudent layperson standards.

10.15 Medicaid Utilization Thresholds (MUTS)

Enrollees may be subject to MUTS for outpatient pharmacy services which are billed Medicaid fee-for-service and for dental services provided without referral at Article 28 clinics operated by academic dental centers as described in Section 10.28 of this Agreement. Enrollees are not otherwise subject to MUTS for services included in the Benefit Package.

10.16 Services for Which Enrollees Can Self-Refer

a) Mental Health and Chemical Dependence Services

The Contractor will allow Enrollees or LDSS officials on the Enrollee’s behalf to make self referral or referral for one mental health assessment from a Participating Provider and one chemical dependence assessment from a Detoxification or Chemical Dependence Inpatient Rehabilitation and Treatment Participating Provider in any calendar year period without requiring preauthorization or referral from the Enrollee’s Primary Care Provider. In the case of children, such self-referrals may originate at the request of a school guidance counselor (with parental or guardian consent, or pursuant to procedures set forth in Section 33.21 of the Mental Hygiene Law), LDSS Official, Judicial Official, Probation Officer, parent or similar source.

i)	The Contractor shall make available to all Enrollees a complete listing of their participating mental health and Chemical Dependence Services providers. The listing should specify which provider groups or practitioners specialize in children’s mental health services.

ii)	The Contractor will also ensure that its Participating Providers have available and use formal assessment instruments to identify Enrollees requiring mental health and Chemical Dependence Services, and to determine the types of services that should be furnished.

iii)	The Contractor will implement policies and procedures to ensure that Enrollees receive follow-up Benefit Package services from appropriate providers based on the findings of their mental health and/or Detoxification or Chemical Dependence Inpatient Rehabilitation and Treatment assessment(s).

iv)	The Contractor will implement policies and procedures to ensure that Enrollees are referred to appropriate Chemical Dependence outpatient rehabilitation and treatment providers based on the findings of the Chemical Dependence assessment by the Contractor’s Participating Provider.

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b) Vision Services

The Contractor will allow its Enrollees to self-refer to any participating provider of vision- services (optometrist, or ophthalmologist) for refractive: vision services. (See Appendix K).

c) Diagnosis and Treatment of Tuberculosis

Enrollees may self-refer to public health agency facilities for the diagnosis and/or treatment of TB as described in Section 10.19 (a)(i) of this Agreement.

d) Family Planning and Reproductive Health Services.

Enrollees may self-refer to family planning and reproductive health services as described in Section 10.11 and Appendix C of this Agreement.

e) Article 28 Clinics Operated by Academic Dental Centers

Enrollees may self-refer to Article 28 clinics operated by academic dental centers to obtain covered dental services as described in Section 10.28 of this Agreement.

10.17 Second Opinions for Medical or Surgical Care

The Contractor will allow Enrollees to obtain a second opinion within the Contractor’s network of providers for diagnosis of a condition, treatment or surgical procedure.

10.18 Coordination with Local Public Health Agencies

The Contractor will coordinate its public health-related activities with the Local Public Health Agency. Coordination mechanisms and operational protocols for addressing public health issues will be negotiated with the Local Public Health and Social Services Departments and be customized to reflect County public health priorities. Negotiations must result in agreements regarding required health plan activities related to public health. The outcome of negotiations may take the form of an informal agreement among the parties which may include memos; a separate memorandum of understanding signed by the Local Public Health Agency, LDSS, and the Contractor; or an appendix to the contract between the LDSS and the Contractor which shall be included in Appendix N as if set forth fully herein.

10.19 Public Health Services

a)	Tuberculosis Screening, Diagnosis and Treatment; Directly Observed Therapy(TB DOT):

i)	Consistent with New York State law, public health clinics are required to provide or arrange for treatment to individuals presenting with tuberculosis, regardless of the person’s insurance or enrollment status. It is the State’s preference that the Contractor’s Enrollees receive TB diagnosis and treatment through the Contractor’s plan, to the extent that providers experienced in this type of care are available in the Contractor’s network of Participating Providers, although Enrollees may self-refer to public health agency facilities for the diagnosis and/or treatment of TB. The Contractor agrees to reimburse public health clinics when physician visit and patient management or laboratory and radiology services are rendered to their Enrollees, within the context of TB diagnosis and treatment.

ii)	The Contractor’s Participating Providers must report TB cases to the Local Public Health Agency. The LDSS will have the Local Public Health Agency review the tuberculosis treatment protocols and networks of Participating Providers of the Contractor, to verify their readiness to treat Tuberculosis patients. The Contractor’s protocols will be evaluated against State and local guidelines. State and local departments of health also will be available to offer technical assistance to the Contractor in establishing TB policies and procedures.

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iii)	The Contractor may require the Local Public Health Agency to give notification before delivering services, unless these services are ordered by a court of competent jurisdiction. The Local Public Health Agency will: 1) make reasonable efforts to verify with the Enrollee’s PCP that he/she has not already provided TB care and treatment, and 2) provide documentation of services rendered along with the claim.

iv)	The Contractor may use locally negotiated fees. In addition, SDOH will establish fee schedules for these services, which the Contractor may use in the absence of locally negotiated fees.

v)	Contractors may require prior authorization for non-emergency inpatient hospital admissions, except that prior authorization will not be required for an admission pursuant to a court order or an order of detention issued by the local commissioner or director of public health.

vi)	The Contractor shall provide the Local Public Health Agency with access to health care practitioners on a twenty-four (24) hour a day, seven (7) day a week basis who can authorize inpatient hospital admissions. The Contractor shall respond to the Local Public Health Agency’s request for authorization within the same day.

vii)	The Contractor will not be capitated or financially liable for Directly Observed Therapy (DOT) costs. The Contractor agrees to make all reasonable efforts to ensure coordination with DOT providers regarding clinical care and services. HIV counseling and testing during a TB related visit at a public health clinic, directly operated by a county health department or the New York City Department of Health and Mental Hygiene, will be covered by Medicaid fee-for-service (FFS) at rates established by the State. The Contractor also will not be financially liable for treatments rendered to Enrollees who have been: institutionalized as a result of a local health commissioner’s order due to non-compliance with TB care regimens.

viii) While all other clinical management of tuberculosis is covered by the Contractor, TB/DOT where applicable, can be billed directly to Medicaid by any SDOH approved fee-for-service Medicaid TB/DOT provider. The Contractor remains responsible for communicating, cooperating, and coordinating clinical management of TB with the TB/DOT provider. The Enrollee reserves the right to use any fee-for-service DOT provider because TB/DOT is a non-covered benefit.

b) Immunizations

i)	Immunizations for adults and administration of immunizations for children will be included in the Benefit Package and the Contractor will be required to reimburse the Local Public Health Agency when Enrollees self-refer.

ii)	In order to be eligible for reimbursement, a Local Public Health Agency must make reasonable efforts to (1) determine the Enrollee’s managed care membership status; and (2) ascertain the Enrollee’s immunization status. Such efforts shall consist of client interviews and, when available, access to the Immunization Registry. When an Enrollee presents a membership card with a PCP’s name, the Local Public Health Agency shall call the PCP. If the agency is unable to verify the immunization status from the PCP or learns that immunization is needed, the agency shall proceed to deliver the service as appropriate, and the Contractor will reimburse the Local Public Health Agency at the negotiated rate or at a fee schedule to be used in the absence of a negotiated rate. Upon implementation of the immunization registry, the Local Public Health Agency shall not be required to contact the PCP.

iii)	If the immunization is administered by the PCP, immunization materials for children should be obtained free of charge from the “Vaccine For Children Program”. The Contractor will be reimbursed only for administering the vaccine to children.

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The Contractor will be responsible for ensuring that its Participating Providers educate their Enrollees about the risk and prevention of sexually transmitted disease (STD). The Contractor also will be responsible for ensuring that its Participating Providers screen and treat Enrollees for STDs and report cases of STD to the Local Public Health Agency and cooperate in contact investigation, in accordance with existing state and local laws and regulations. HIV counseling and testing provided during a STD related visit at a public health clinic, directly operated by a county health department or the New York City Department of Health and Mental Hygiene, will be covered by Medicaid FFS at rates established by the State.

d) Lead Poisoning

The Contractor will be responsible for carrying out and ensuring that its Participating Providers comply with lead poisoning screening and follow-up as specified in 10 NYCRR, Sub-part 67.1. The Contractor shall coordinate the care of such children with Local Public Health Agencies to assure appropriate follow-up in terms of environmental investigation, risk management and reporting requirements.

10.20 Adults with Chronic Illnesses and Physical or Developmental Disabilities

The Contractor will implement all of the following to meet the needs of their adult Enrollees with chronic illnesses and physical or developmental disabilities:

a)	Satisfactory methods for ensuring that the Contractor is in compliance with the Americans with Disabilities Act (“ADA”) and Section 504 of the Rehabilitation Act of 1973. Program accessibility for persons with disabilities shall be in accordance with Section 24 of this Agreement.

b)	Clinical case management which uses satisfactory methods/guidelines for identifying persons at risk of, or having, chronic diseases and disabilities and determining their specific needs in terms of specialist physician referrals, durable medical equipment, home health services, self-management education and training, etc. The Contractor shall:

i) develop protocols describing the Contractor’s case management services

ii)	and minimum qualification requirements for case management staff; develop and implement protocols for monitoring effectiveness of case management based on patient outcomes;

iii)	develop and implement protocols for monitoring service utilization including emergency room visits and hospitalizations, with adjustment of severity of patient conditions;

iv)	provide regular information to network providers on the case management services available to the Contractor’s Enrollees and the criteria for referring Enrollees to the Contractor for case management services.

c)	Satisfactory methods/guidelines for determining which patients are in need of case management services, including establishment of severity thresholds, and methods for identification of patients including monitoring of hospitalizations .and ER visits, provider referrals, new Enrollee health screenings ands self referrals by Enrollees.

d)	Guidelines for determining specific needs of Enrollees in case management, including specialist physician referrals, durable medical equipment, home health services, self management education and training, etc:

e)	Satisfactory systems for coordinating service delivery with out-of-network providers, including behavioral health providers for all Enrollees.

f)	Policies and procedures to allow for the continuation of existing relationships with out-of-network providers, consistent with PHL 4403 6(e) and Section 15.5 of this Agreement.

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10.21 Children with Special Health Care Needs

Children with special health care needs are those who have or are suspected of having a serious or chronic physical, developmental, behavioral, or emotional condition and who also require health and related services of a type or amount beyond that required by children generally. The Contractor will be responsible for performing all of the same activities for this population as for adults. In addition, the Contractor will implement the following for these children:

a)	Satisfactory methods for interacting with school districts, preschool services, child protective service agencies, early intervention officials, behavioral health, and developmental disabilities service organizations for the purpose of coordinating and assuring appropriate service delivery.

b)	An adequate network of pediatric providers and sub-specialists, contractual relationships with tertiary institutions, to meet their medical needs.

c)	Satisfactory methods for assuring that children with serious, chronic, and rare disorders receive appropriate diagnostic work-ups on a timely basis.

d)	Satisfactory arrangements for assuring access to specialty centers in and out of New York State for diagnosis and treatment of rare disorders.

e)	A satisfactory approach for assuring access to allied health professionals (Physical Therapists, Occupational Therapists, Speech Therapists, and Audiologists) experienced in dealing with children and families.

10.22 Persons Requiring Ongoing Mental Health Services

The Contractor will implement all of the following for its Enrollees with chronic or ongoing mental health service heeds:

a)	Inclusion of all of the required provider types listed in Section 21 of this Agreement.

b)	Satisfactory methods for identifying persons requiring such services and encouraging self-referral and early entry into treatment.

c) Satisfactory case management systems or satisfactory case management.

d)	Satisfactory systems for coordinating service delivery between physical health, chemical dependence, and mental health providers, and coordinating services with other available services, including Social Services.

The Contractor agrees to participate in the local planning process for serving persons with mental health needs to the extent requested by the LDSS. At the LDSS’ discretion, the Contractor will develop linkages with local governmental units on coordination, procedures and standards related to mental health services and related activities.

10.23 Member Needs Relating to HIV

Persons with HIV infection are exempt from mandatory enrollment; however, they will be permitted to enroll voluntarily into Managed Care Organizations. The Contractor must inform Enrollees newly diagnosed with HIV infection or AIDS, known to the Contractor, of their enrollment options including the ability to return to fee-for-service or to disenroll from the Contractor’s plan and to enroll into HIV Special Needs Plans (SNPs) as such plans become available.

The Contractor agrees that anonymous testing may be furnished to the Enrollee without prior approval by the Contractor and may be conducted at anonymous testing sites available to clients. Services provided for HIV treatment may only obtained from the Contractor during the period the

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Enrollee is enrolled in the Contractor’s plan.

To adequately address the HIV prevention needs of uninfected Enrollees, as well as the special needs of individuals with HIV infection who do enroll in managed care, the Contractor shall have in place all of the following:

a)	Methods for promoting HIV prevention to all Plan Enrollees. HIV prevention information, both primary, as well as secondary should be tailored to the Enrollee’s age, sex, and risk factor(s), (e.g., injection drug use and sexual risk activities), and should be culturally and linguistically appropriate. HIV primary prevention means the reduction or control of causative factors for HIV, including the reduction of risk factors. HIV Primary prevention includes strategies to help prevent uninfected Enrollees from acquiring HIV, i.e., behavior counseling for HIV negative Enrollees with risk behavior. Primary prevention also includes strategies to help prevent infected Enrollees from transmitting HIV infection, i.e., behavior counseling with an HIV infected Enrollee to reduce risky sexual behavior or providing antiviral therapy to a pregnant, HIV infected female to prevent transmission of HIV infection to a newborn. HIV Secondary Prevention means promotion of early detection and treatment of HIV -disease in an asymptomatic Enrollee to prevent the development of symptomatic disease. This includes: regular medical assessments; routine immunization for preventable infections; prophylaxis for opportunistic infections; regular dental, optical, dermatological and gynecological care; optimal diet/nutritional supplementation; and partner notification services which lead to the early detection and treatment of other infected persons. All plan Enrollees should be informed of the availability of HIV counseling, testing, referral and partner notification (CTRPN) services.

b)	Policies and procedures promoting the early identification of HIV infection in Enrollees. Such policies and procedures shall include at a minimum: assessment methods for recognizing the early signs and symptoms of HIV disease; initial and routine screening for HIV risk factors through administration of sexual behavior and drug and alcohol use assessments; and the provision of information to all Enrollees regarding the availability of in-plan HIV CTRPN services, out of plan CTRPN services as part of a family planning visit, and anonymous CTRPN services from New York State, New York City and Local Public Health Agencies.

c)	The Contractor shall comply with the requirements set forth in Title 10 NYCRR (including Part 98 and in Subpart 69-1) which mandate that HIV counseling with testing, presented as a-clinical recommendation, be provided to all women in prenatal care and their newborns. Consistent with these requirements, the Contractor shall ensure that Participating Providers refer such Enrollees determined to have HIV infection for clinically appropriate services.

d)	Network Sufficiency. A network of providers sufficient to meet the needs of its Enrollees with HIV. Satisfaction of the network requirement may be accomplished by inclusion of HIV specialists within the network or the provision of HIV specialist consultation to non-HIV specialists serving as PCPs for persons with HIV infection; inclusion of Designated AIDS Center Hospitals or other hospitals experienced in HIV care in the Contractor’s network; and contracts or linkages with providers funded under the Ryan White CARE Act. The Contractor shall inform the providers in its network how to obtain information about the availability of Experienced HIV Providers and HIV Specialist PCPs

e)	Case Management Assessment for Enrollees with HIV Infection. The Contractor shall establish policies and procedures to ensure that Enrollees who have been identified as having HIV infection are assessed for case management services. The Contractor shall arrange for any Enrollee identified as having HIV infection and needing case management services to be referred to an appropriate case management services provider, including in-plan case management, and/or, with appropriate consent of the Enrollee, COBRA Comprehensive Medicaid Case Management (CMCM) services and/or HIV community-based psychosocial case management services.

SECTION 10

(BENEFIT PACKAGE, COVERED AND NON-COVERED SERVICES)

October I. 2004

10-11

f)	Reporting. The Contractor shall require that its Participating Providers shall report positive HIV test results and diagnoses and known contacts of such persons to the New York State Commissioner of Health. In New York City, these shall be reported to the New York City Commissioner of Health. Access to partner notification services must be consistent with 10 NYCRR Part 63.

g)	Updates and Dissemination of HIV Practice Guidelines. The Contractor’s Medical Director shall review Contractor’s HIV practice guidelines at least annually and update them as necessary for compliance with recommended SDOH AIDS Institute and federal government clinical standards. The Contractor will disseminate the HIV Practice Guidelines or revised guidelines to Participating Providers at least annually, or more frequently as appropriate.

10.24 Persons Requiring Chemical Dependence Services

The Contractor will have in place all of the following for its Enrollees requiring Chemical Dependence Services:

a)	Participating Provider networks consisting of licensed providers, as defined in Section 21.17 of this contract.

b)	Satisfactory methods for identifying persons requiring such services and encouraging self-referral and early entry into treatment. In the case of pregnant women, having methods for referring to OASAS for appropriate services beyond the Contractor’s Benefit Package (e.g., halfway houses).

c)	Satisfactory systems of care (provider networks and referral processes sufficient to ensure that emergency services can be provided in a timely manner), including crisis services.

d) Satisfactory case management systems.

e)	Satisfactory systems for coordinating service delivery between physical health, chemical dependence, and mental health providers, and coordinating in-plan services with other services, including Social Services.

The Contractor agrees to also participate in the local planning process for serving persons with chemical dependence, to the extent requested by the LDSS. At the LDSS’s discretion, the Contractor will develop linkages with local governmental units on coordination procedures and standards related to Chemical Dependence Services and related activities.

10.25 Native Americans

If the Contractor’s Enrollee is a Native American and’ the Enrollee chooses to access primary care services through their tribal health center, the PCP authorized by the Contractor to refer the Enrollee for plan benefits must develop a relationship with the Enrollee’s PCP at — the tribal health center to coordinate services for said Native American Enrollee.

10.26 Women, Infants, and Children (WIC)

The Contractor shall develop linkage agreements or other mechanisms to ensure women and children enrollees are referred to WIC services if qualified to receive such services. The Contractor shall refer pregnant women and children, younger than five (5) years of age, to WIC local agencies for nutritional assessments and supplements.

10.27 Urgently Needed Services

a) The Contractor is responsible for Urgently Needed Services.

SECTION 10
(BENEFIT PACKAGE, COVERED AND NON-COVERED SERVICES)
October I, 2004
10-12

b)	Urgently Needed Services are covered only in the United States, the Commonwealth of Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, the Northern Mariana Islands and Canada.

c)	The Contractor must disclose to all Enrollees the procedures to be followed to obtain Urgently Needed Services.

d)	The Contractor may require Enrollees or the Enrollee’s designee to coordinate with the Contractor or the Enrollee’s PCP prior to receiving care, to ensure that the needed care will be authorized and covered by the plan as Urgently Needed Services.

10.28	Dental Services Provided by Article 28 Clinics Operated by Academic Dental Centers Not Participating in Contractor’s Network

a)	Consistent with Chapter 697 of Laws of 2003 amending Section 364 (j) of the Social Services Law, dental services provided by Article 28 clinics operated by academic dental centers may be accessed directly by Medicaid managed care Enrollees without prior approval and without regard to network participation.

b)	If dental services are part of the Contractor’s Benefit Package, the Contractor will reimburse non-participating Article 28 clinics operated by academic dental centers for covered dental services provided to Enrollees on or after November 19, 2003 at approved Article 28 Medicaid clinic rates in accordance with the protocols issued by the SDOH.

10.29 Coordination of Services

a) The Contractor shall coordinate care for Enrollees with:

i) the court system (for court ordered evaluations and treatment);

ii)	specialized providers of health care for the homeless, and other providers of services for victims of domestic violence;

iii)	family planning clinics, community health centers, migrant health centers, rural health centers;

iv) WIC, Head Start, Early Intervention;

v) special needs plans;

vi)	programs funded through the Ryan White CARE Act;

vii)	other pertinent entities that provide services out of network;

viii)	Prenatal Care Assistance Program (PCAP) Providers;

ix)	local governmental units responsible for public health, mental health, mental retardation or Chemical Dependence Services;

x)	specialized providers of long term care for people with developmental disabilities; and

xi) School-based health centers.

b)	Coordination may involve contracts or linkage agreements (if entities are willing to enter into such agreement), or other mechanisms to ensure coordinated care for Enrollees, such as protocols for reciprocal referral and communication of data and clinical information on MCO Enrollees.

SECTION 10
(BENEFIT PACKAGE. COVERED AND NON-COVERED SERVICES)
October 1, 2004
10-13

10.30 Prospective Benefit Package Change for Retroactive SSI Determinations

The managed care Benefit Package and associated Capitation Rate for Enrollees who become SSI or SSI related retroactively shall be changed prospectively as of the effective date of the Roster on which the Enrollee’s status change appears.

SECTION 10
(BENEFIT PACKAGE. COVERED AND NON-COVERED SERVICES)
October I, 2004
10-14

11.1 Marketing Plan

The Contractor shall have a Marketing Plan, that has been prior-approved by the SDOH and/or LDSS, that describes the Marketing activities the Contractor will undertake within the local district during the term of this Agreement.

The Marketing Plan and all marketing activities must be consistent with the Marketing Guidelines which are set forth in Appendix D, which is hereby made a part of this Agreement as if set forth fully herein.

The Marketing Plan shall be kept, on file in the offices of the Contractor, LDSS, and the SDOH. The Marketing Plan may be modified by the Contractor subject to prior written approval by the SDOH and/or the LDSS. The LDSS or SDOH must take action on the changes submitted within sixty (60) calendar days of submission or the Contractor may deem the changes approved.

11.2	Marketing Activities

Marketing activities by the Contractor shall conform to the approved Marketing Plan.

11.3	Prior Approval of Marketing Materials, Procedures, Subcontracts

The Contractor shall submit all subcontracts, procedures, and materials related to Marketing to Eligible Persons to the SDOH and/or LDSS for prior written approval. The Contractor shall not enter into any subcontracts or use any marketing subcontractors, procedures, or materials that the SDOH and/or LDSS has not approved.

11.4 Marketing Infractions

Infractions of the Marketing Guidelines may result in the following actions being taken by the LDSS to protect the interests of the program and its clients. These actions shall be taken at the sole discretion of the LDSS.

a)	If an MCO or its representative commits a first time infraction of marketing guidelines and the LDSS deems the infraction to be minor or unintentional in nature, the LDSS may issue a warning letter to the MCO.

For subsequent or more serious infractions, the LDSS may impose liquidated damages of $2,000 or other appropriate non-monetary sanction for each infraction.
The LDSS may require the MCO to prepare a corrective action plan with a specified deadline for implementation.

d)	If the MCO commits further infractions, fails to pay liquidated damages within the specified timeframe, fails to implement a corrective action plan in a timely manner or commits an egregious first-time infraction, the LDSS may:

i)	prohibit the plan from conducting any marketing activities for a period up to the end of the contract period;

ii)	suspend new enrollments, other than newborns, for a period up to the remainder of the contract; or

iii)	terminate the contract pursuant to termination procedures described therein.

11.5 LDSS Option to Adopt Additional Marketing Guidelines

The LDSS may adopt, subject to SDOH approval, additional and/or more restrictive terms in the Marketing Guidelines to the extent appropriate to local conditions and circumstances, which shall be appended to Appendix D, Section E.

SECTION 11
(MARKETING)
October 1, 2004
11-1

12. MEMBER SERVICES

12.1 General Functions

The Contractor shall operate a Member Services function during regular business hours, which must be accessible to Enrollees via a toll-free telephone line. Personnel must also be available via a toll-free telephone line (which can be the member services toll-free line or separate toll-free lines) not less than during regular business hours to address complaints and utilization review inquiries. In addition, the Contractor must have a telephone system capable of accepting, recording or providing instruction to incoming calls regarding complaints and utilization review during other than normal business hours and measures in place to ensure a response to those calls the next business day after the call was received. At a minimum, the Member Services Department must be staffed at a ratio of at least one (1) full time equivalent Member Service Representative for every 4,000 or fewer Enrollees. Member Services staff must be responsible for the following:

a)	Explaining the Contractor’s rules for obtaining services and assisting Enrollees in making appointments.

b) Assisting Enrollees to select or change Primary Care Providers.

c)	Fielding and responding to Enrollee questions and complaints, and advising Enrollees of the prerogative to complain to the SDOH and LDSS at any time.

d) Clarifying information in the member handbook for Enrollees.

e)	Advising Enrollees of the Contractor’s complaint and appeals program, the utilization review process, and Enrollee’s rights to a fair hearing or external review.

f)	Clarifying for potential Enrollees current categories of exemptions and exclusions. The Contractor may refer to the LDSS or the Enrollment Broker, where one is in place, if necessary, for more information on exemptions and exclusions.

12.2 Translation and Oral Interpretation

a)	The Contractor must make available written marketing and other informational materials (e.g., member handbooks) in a language other than English whenever at least five percent (5%) of the potential Enrollees of the Contractor in any county of the service area speak that particular language and do not speak English as a first language.

b)	In addition, verbal interpretation services must be made available to Enrollees who speak a language other than English as a primary language. Interpreter services must be offered in person where practical, but otherwise may be offered by telephone.

c)	The SDOH will determine the need for other than English translations based on County-specific census data or other available measures.

12.3 Communicating with the Visually, Hearing and Cognitively Impaired

The Contractor also must have in place appropriate alternative mechanisms for communicating effectively with persons with visual, hearing, speech, physical or developmental disabilities. These alternative mechanisms include Braille or audio tapes for the visually impaired, TTY access for those with certified speech or hearing disabilities, and use of American Sign Language and/or integrative technologies.

SECTION 12
(MEMBER SERVICES)
October 1.2004
12-1

13. ENROLLEE NOTIFICATION

13.1 Provider Directories/Office Hours for Participating Providers

a)	The Contractor shall maintain and update, on a quarterly basis, a listing by specialty of the names, addresses and telephone numbers of all Participating Providers, including facilities. Such a list/directory shall include names, office addresses, telephone numbers, board certification for physicians, and information on language capabilities and wheelchair accessibility of Participating Providers.

b)	New Enrollees, and upon request, prospective Enrollees, must receive the most current complete listing, in hardcopy, along with any updates to such listing.

c)	Enrollees must be notified of updates in writing at least annually in one of the following methods: provide updates in hardcopy; provide a new complete listing/directory in hardcopy; or provide written notification that a new complete listing/directory. is available and will be provided upon request either in hardcopy, or electronically if the Contractor has the capability of providing such data in an -electronic format and the data is requested in that format by an Enrollee.

d)	In addition, the Contractor must make available to the LDSS the office hours for Participating Providers. This requirement may be satisfied by providing a copy of the list or Provider Directory described in this Section with the addition of office hours or by providing a separate listing of office hours for Participating Providers.

13.2 Member ID Cards

a)	The Contractor must issue an identification card to the Enrollee containing the following information:

i) the name of the Enrollee’s clinic (if applicable);
ii) the name of the Enrollee’s PCP and the PCP’s telephone number;
iii) the member services toll free telephone number;

iv)	the twenty-four (24) hour toll free telephone number that Enrollees may use to access information on obtaining services when his/her PCP is not available; and

v)	for ID Cards issued after October 1, 2004, the Enrollee’s Client Identification Number (C1N).

b)	If an Enrollee is being served by a PCP team, the name of the individual shown on the card should be the lead provider. PCP information may be embossed on the card or affixed to the card by a sticker.

c)	The Contractor shall issue an identification card within fourteen (14) days of an Enrollee’s Effective Date of Enrollment. If unforeseen circumstances, such as the lack of identification of a PCP, prevent the MCO from forwarding the official identification card to new Enrollees within the fourteen (14) day period, alternative measures by which Enrollees may identify themselves such as use of a Welcome Letter or a temporary identification card shall be deemed acceptable until such time as a PCP is either chosen by the Enrollee or auto assigned by the Contractor. The Contractor agrees to implement an alternative method by which individuals may identify themselves as Enrollees prior to receiving the card (e.g., using a “welcome letter” from the plan) and to update PCP information on the identification card. Newborns of Enrollees need not present ID cards in order to be seen by the MCO and its Participating Providers.

13.3 Member Handbooks

The Contractor shall issue to a new Enrollee within fourteen (14) days of the Effective Date of Enrollment a Member Handbook, which is consistent with the SDOH guidelines described in Appendix E, which is hereby made a part of this Agreement as if set forth fully herein.

SECTION 13
(ENROLLEE NOTIFICATION)
October 1.2004
13-1

13.4 Notification of Effective Date of Enrollment

The Contractor shall inform each Enrollee in writing within fourteen (14) days of the Effective Date of Enrollment of any restriction on the Enrollee’s right to terminate enrollment. The initial enrollment information and the Member Handbook shall be adequate to convey this notice.

13.5 Notification of Enrollee Rights

The Contractor agrees to make all reasonable efforts to contact new Enrollees, in person, by telephone, or by mail, within thirty (30) days of their Effective Date of Enrollment. “Reasonable efforts” are defined to mean at least three (3) attempts, with more than one method of contact being employed. Upon contacting the new Enrollee(s), the Contractor agrees to do at least the following:

a)	Inform the Enrollee about the Contractor’s policies with respect to obtaining medical services, including services for which the Enrollee may self-refer, and what to do in an emergency.

b)	Conduct a brief health screening to assess the Enrollee’s need for any special health care (e.g., prenatal or behavioral health services) or language/communication needs. If a special need is identified, the Contractor shall assist the Enrollee in arranging for an appointment with his/her PCP or other appropriate provider.

c)	Offer assistance in arranging an initial visit to the Enrollee’s PCP for a baseline physical and other preventive services, including an assessment of the Enrollee’s potential risk, if any, for specific diseases or conditions.

d)	Inform new Enrollees about their rights for continuation of certain existing services.

e)	Provide the Enrollee with the Contractor’s toll free telephone number that may be called twenty-four (24) hours a day, seven (7) days a week if the Enrollee has questions about obtaining services and cannot reach his/her PCP (this telephone number need not be the Member Services line and need not be staffed to respond to Member Services-related inquiries). The Contractor must have appropriate mechanisms in place to accommodate Enrollees who do not have telephones and therefore cannot readily receive a call back.

f)	Advise Enrollee about opportunities available to learn about MCO policies and benefits in greater detail (e.g., welcome meeting, Enrollee orientation and education sessions).

g)	Provide the Enrollee with a complete list of network providers that may be accessed directly, without referral. The list should group providers by service type and must include addresses and telephone numbers.

h)	Assist the Enrollee in selecting a primary care provider if one has not already been chosen.

13.6 Enrollee’s Rights to Advance Directives

The Contractor shall, in compliance with the requirements of 42 CFR 434.28, maintain written policies and procedures regarding advance directives and inform each Enrollee in writing at the time of enrollment of an individual’s rights under State law to formulate advance directives and of the Contractor’s policies regarding the implementation of such rights. The Contractor shall include in such written notice to the Enrollee materials relating to advance directives and health care proxies as specified in 10 NYCRR Sections 98.14(0 and 700.5.

13.7 Approval of Written Notices

The Contractor shall submit the format and content of all written notifications described in this Section to LDSS for review and prior approval by LDSS or SDOH. All written notifications must be written at a fourth (4th) to sixth (6th) grade level and in at least ten (10) point print.

SECTION I3
(ENROLLEE NOTIFICATION)
October 1, 2004
13-23

13.8 Contractor’s Duty to Report Lack of Contact

The Contractor must inform the LDSS of any Enrollee they are unable to contact within ninety (90) days of enrollment using reasonable efforts as defined in Section 13.5 of the Agreement and who have not presented for any health care services through the Contractor or its Participating Providers.

13.9 Contractor Responsibility to Notify Enrollee of Expected Effective Date of Enrollment

The Contractor must notify the Enrollee of the expected Effective Date of Enrollment. In the event that the actual Effective Date of Enrollment is different from that given to the Enrollee the Contractor must notify the Enrollee of the actual date of enrollment. This may be accomplished through a Welcome Letter. To the extent practicable, such notification must precede the Effective Date of Enrollment.

13.10 LDSS Notification of Enrollee’s Change in Address

The LDSS must notify the Contractor of any known change in address of Enrollees in the Contractor’s plan.

13.11 Contractor Responsibility to Notify Enrollee of Effective Date of Benefit Package Change

The Contractor must provide written notification of the effective date of any Contractor-initiated, SDOH and LDSS-approved benefit package change to Enrollees in the Contractor’s plan. Notification to Enrollees must be provided at least 30 days in advance of the effective date of such change.

13.12	Contractor Responsibility to Notify Enrollee of Termination, Service Area Changes and Network Changes

With prior notice to and approval of the SDOH and LDSS, the Contractor shall inform each Enrollee in writing of any withdrawal by the Contractor from the Medicaid managed care program pursuant to Section 2.7, withdrawal from the Service Area encompassing the Enrollee’s zip code, and/or significant changes to the Contractor’s provider network pursuant to Section 21.1(d), except that the Contractor need not notify Enrollees who will not be affected by such changes.

The Contractor shall provide the notifications within the timeframes specified by SDOH and LDSS, and shall obtain the prior approval of the notification from SDOH and LDSS.

SECTION 13

(ENROLLEE NOTIFICATION)

October I, 2004

13-4

14. COMPLAINT AND APPEAL PROCEDURE

14.1 Contractor’s Program to Address Complaints

a)	The Contractor shall establish and maintain a comprehensive program designed to address clinical and other complaints, and appeals of complaint determinations, which may be brought by Enrollees, consistent with Articles 44 and 49 of the New York State PEEL,

b)	The program must include methods for prompt internal adjudication of Enrollee complaints and appeals and provide for the maintenance of a written record of all complaints and appeals received and reviewed and their disposition.

c)	The Contractor shall ensure that persons with authority to require corrective action participate in the complaint and appeal process.

14.2 Notification of Complaint and Appeal Program

a)	The Contractor’s specific complaint and appeal program shall be described in the Contractor’s member handbook and ‘shall be made available to all Enrollees.

b)	The Contractor will advise Enrollees of their right to a fair hearing as appropriate and comply with the procedures established by SDOH for the Contractor to participate in the fair hearing process, as set forth in Section 25 of this Agreement. The Contractor will also advise Enrollees of their right to an external appeal, in accordance with Section 26 of this Agreement.

14.3 Guidelines for Complaint and Appeal Program

a)	The Contractor’s complaint and appeal program will comply with the Managed Care Complaint and Appeals Program Guidelines described in Appendix F, which is hereby made a part of this Agreement as if set forth fully herein. The SDOH and LDSS may modify Appendix F of this Agreement upon sixty (60) days prior written notice to the Contractor and such modifications shall become binding and incorporated into this Agreement without further action by the parties.

b)	The Contractor’s complaint and appeal procedures shall be approved by the SDOH and LDSS and kept on file with the Contractor, LDSS and SDOH.

c)	The Contractor shall not modify its complaint and appeals procedure without the prior written approval of SDOH, in consultation with LDSS, and shall provide LDSS and SDOH with a copy of the approved modification within fifteen (15) days after its approval.

14.4 Complaint Investigation Determinations

The MCO must adhere to determinations resulting from complaint investigations conducted by SDOH.

SECTION 14
(COMPLAINT AND APPEAL PROCEDURE)
October 1, 2004
14-1

15. ACCESS REQUIREMENTS

15.1 Appointment Availability Standards

The Contractor shall comply with the following appointment availability standards1.

a) For emergency care: immediately upon presentation at a service delivery site.

b) For urgent care: within twenty-four (24) hours of request.

c) Non-urgent “sick” visit: within forty-eight (48) to seventy-two (72) hours of request, as clinically indicated.

d) Routine non-urgent, preventive appointments: within four (4) weeks of request.

e) Specialist referrals (not urgent): within four (4) to six (6) weeks of request.

f) Initial prenatal visit: within three (3) weeks during first trimester, within two (2) weeks during the second trimester and within one (1) week during the third trimester.

g) Adult .Baseline and •routine .physicals: within twelve (12) weeks from enrollment. (Adults >21).

h) Well child care: within four (4) weeks of request:

i) Initial family planning visits: within two (2) weeks of request.

j) In-plan mental health or substance abuse follow-up visits (pursuant to an emergency or hospital discharge): within five (5) days of request, or as clinically indicated.

k) In-plan, non-urgent mental health or substance abuse visits: within two (2) weeks of request.

l) Initial PCP office visit for newborns: within two (2) weeks of hospital discharge.

m) Provider visits to make health, mental health and substance abuse assessments for the purpose of making recommendations regarding a recipient’s ability to perform work when requested by a LDSS: within ten (10) days of request by an Enrollee, in accordance with Section 10.8 of this Agreement.

15.2 Twenty-Four (24) Hour Access

a)	The Contractor must provide access to medical services and coverage to Enrollees, either directly or through their PCPs and 0B/GYNs, on a twenty-four (24) hour a day, seven (7) day a week basis. The Contractor must instruct Enrollees on what to do to obtain services after business hours and on weekends.

b)	The Contractor may satisfy the requirement in Section 15.2(a) by requiring their PCPs and OB/GYNs to have primary responsibility for serving as an after hours “on-call” telephone resource to members with medical problems. Under no circumstances may the Contractor routinely refer calls to an emergency room.

15.3 Appointment Waiting Times

Enrollees with appointments shall not routinely be made to wait longer than one hour.

1 These are general standards and are not intended to supersede sound clinical judgment as to the necessity for care and services on a more expedient basis, when judged clinically necessary and appropriate.

SECTION IS

(EQUALITY OF ACCESS AND TREATMENT)

October I. 2004

I5-1

15.4 Travel Time Standards

The Contractor will maintain a network that is geographically accessible to the population to be served.

a) Primary Care

Travel time/distance to primary care sites shall not exceed thirty (30) minutes in metropolitan areas or thirty (30) minutes/thirty (30) miles in non-metropolitan areas. Transport time and distance in rural areas to primary care sites may be greater than thirty (30) minutes/thirty (30) miles if based on the community standard for accessing care or if by Enrollee choice.

Enrollees may, at their discretion, select participating PCPs located farther from their homes as long as they are able to arrange and pay for transportation to the PCP themselves.

b) Other Providers

Travel time/distance to specialty care, hospitals, mental health, lab and x-ray providers shall not exceed thirty (30) minutes/thirty (30) miles. Transport time and distance in rural areas to specialty care, hospitals, mental health, lab and x-ray providers may be greater than thirty (30) minutes/thirty (30) miles if based on the community standard for accessing care or if by Enrollee choice.

15.5 Service Continuation

a) New Enrollees

If a new Enrollee has an existing relationship with a health care provider who is not a member of the Contractor’s provider network, the contractor shall permit the Enrollee to continue an ongoing course of treatment by the Non-Participating Provider during a transitional period of up to sixty (60) days from the Effective Date of Enrollment, if, (I) the Enrollee has a life-threatening disease or condition or a degenerative and disabling disease or condition, or (2) the Enrollee has entered the second trimester of pregnancy at the Effective Date of Enrollment, in which case the transitional period shall include the provision of post-partum care directly related to the delivery up until sixty (60) days post partum. If the Enrollee elects to continue to receive care from such Non-Participating Provider, such care shall be authorized by the Contractor for the transitional period only if the Non-Participating Provider agrees to:

i) accept reimbursement from the Contractor at rates established by the Contractor as payment in full, which rates shall be no more than the level of reimbursement applicable to similar providers within the Contractor’s network for such services; and
ii) adhere to the Contractor’s quality assurance requirements and agrees to provide to the Contractor necessary medical information related to such care; and
iii) otherwise adhere to the Contractor’s policies and procedures including, but not limited to procedures regarding referrals and obtaining pre-authorization in a treatment plan approved by the Contractor.

In no event shall this requirement be construed to require the Contractor to provide coverage for benefits not otherwise covered.

SECTION 15
(EQUALITY OF ACCESS AND TREATMENT)
October 1. 2004
15-2

b) Enrollees Whose Health Care Provider Leaves Network

The Contractor shall permit an Enrollee, whose health care provider has left the Contractor’s network of providers, for reasons other than imminent harm to patient care, a determination of fraud or a final disciplinary action by a state licensing board that impairs the health professional’s ability to practice, to continue an ongoing course of treatment with the Enrollee’s current health care provider during a transitional period, consistent with New York State PHL Section 4403(6)(e).

The transitional period shall continue up to ninety (90) days from the date of notice to the Enrollee of the provider’s disaffiliation from the network; or, if the Enrollee has entered the second trimester of pregnancy, for a transitional period that includes the provision of post-partum care directly related to the delivery through sixty (60) days post partum. If the Enrollee elects to continue to receive care from such Non-Participating Provider, such care shall be authorized by the Contractor for the transitional period only if the Non-Participating Provider agrees to:

i)	accept reimbursement from the Contractor at rates established by the Contractor as payment in full, which rates shall be no more than the level of reimbursement applicable to similar providers within the Contractor’s network for such services;

ii)	adhere to the Contractor’s quality assurance requirements and agrees to provide to the. Contractor necessary medical information related to such care; and

iii)	otherwise adhere to the Contractor’s policies and procedures including, but not limited to procedures regarding referrals and obtaining pre-authorization in a treatment plan approved by the Contractor.

In no event shall this requirement be construed to require the Contractor to provide coverage for benefits not otherwise covered.

15.6 Standing Referrals

The Contractor will implement policies and procedures to allow for standing referrals to specialist physicians for Enrollees who have ongoing needs for care from such specialists, consistent with PHL Section 4403(6)(b).

15.7 Specialist as a Coordinator of Primary Care

The Contractor will implement policies and procedures to allow Enrollees with a life-threatening or degenerative and disabling disease or condition, which requires prolonged specialized medical care, to receive a referral to a specialist, who will then function as the coordinator of primary and specialty care for that Enrollee, consistent with PHL Section 4403(6)(c).

15.8 Specialty Care Centers

The Contractor will implement policies and procedures to allow Enrollees with a life-threatening or a degenerative and disabling condition or disease, which requires prolonged specialized medical care to receive a referral to an accredited or designated specialty care center with expertise in treating the life-threatening or degenerative and disabling disease or condition, consistent with New York State PHL Section 4403(6)(d).

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(EQUALITY OF ACCESS AND TREATMENT)
October 1, 2004
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16. QUALITY ASSURANCE

16.1 Internal Quality Assurance Program

a)	Contractor must operate a quality assurance program which is approved by SDOH and which includes methods and procedures to control the utilization of Medicaid services consistent with PHL Article 49 and 42 CFR Part 456. Recipients’ records must include information needed to perform utilization review as specified in 42 CFR §§ 456.111 and 456.211. The Contractor’s approved quality assurance program must be kept on file by the Contractor and the LDSS. The Contractor shall not modify the quality assurance program without the prior written approval of the SDOH, and notice to the LOSS.

b)	The Contractor shall incorporate the findings from reports in Section 18 of this Agreement into its quality assurance program. Where performance is less than the statewide average or another standard as defined by the SDOH and developed in consultation with plans and appropriate clinical experts, the Contractor will be required to develop and implement a plan for improving performance that is approved by the SDOH and LDSS and that specifies the expected level of improvement and timeframes for actions expected to result in such improvement. In the event that such approved plan does not result in the expected level of improvement, the Contractor shall work with the SDOH and the LDSS to develop and implement alternative plans to achieve improvement. The Contractor agrees to meet with the SDOH and LDSS to review improvement plans and quality performance.

16.2 Standards of Care

The Contractor must adopt practice guidelines consistent with current standards of care, complying with recommendations of professional specialty groups or the guidelines of programs such as the American Academy of Pediatrics, the American Academy of Family Physicians, the U.S. Task Force on Preventive Care, the New York State Child/Teen Health Program (C/THP) standards for provision of care to individuals under age 21, the American Medical Association’s Guidelines for Adolescent and Preventive Services, the US Department of Health and Human Services Center for Substance Abuse Treatment, the American College of Obstetricians and Gynecologists, the American Diabetes Association, and the AIDS Institute clinical standards for adult, adolescent, and pediatric care. The Contractor must have mechanisms in place to disseminate any changes in practice guidelines to its network providers at least annually, or more frequently, as appropriate. The Contractor shall develop and implement protocols for identifying providers who do not adhere to practice guidelines and for making reasonable efforts to improve the performance of these providers. Annually, the Contractor shall select a minimum of two practice guidelines and monitor performance of appropriate providers (or a sample of providers) against such guidelines.

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(QUALITY ASSURANCE)
OCTOBER 1, 2004
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17. MONITORING AND EVALUATION

17.1 Right to Monitor Contractor Performance

The SDOH, LDSS, and DHHS shall each have the right, during the Contractor’s normal operating hours, and at any other time a Contractor function or activity is being conducted, to monitor and evaluate, through inspection or other means, the Contractor’s performance, including, but not limited to, the quality, appropriateness, and timeliness of services provided under this Agreement.

17.2 Cooperation During Monitoring and Evaluation

The Contractor shall cooperate with and provide reasonable assistance to the SDOH, LDSS, and DHHS in the monitoring and evaluation of the services provided under this Agreement.

17.3 Cooperation During On-Site Reviews

The Contractor shall cooperate with SDOH and LDSS in any on-site review of the MCO’s operations. SDOH shall give the Contractor notification of the date(s) and survey format for any full operational review at least forty-five (45) days prior to the site visit. This requirement shall not preclude LDSS or SDOH from site visits upon shorter notice for other monitoring purposes.

17.4 Cooperation During Review of Services by External Review Agency

The Contractor shall comply with all requirements associated with any review of the quality of services rendered to its Enrollees to be performed by an external review agent selected by the SDOH.

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(MONITORING AND EVALUATION)
October 1, 2004
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18.	CONTRACTOR REPORTING REQUIREMENTS

18.1 Time Frames for Report Submissions

Except as otherwise specified herein, the Contractor shall prepare and submit to SDOH and the LDSS the reports required under this Agreement in an agreed media format within sixty (60) days of the close of the applicable semi-annual or annual reporting period, and within fifteen (15) business days of the close of the applicable quarterly reporting period.

18.2 SDOH Instructions for Report Submissions

SDOH, with prior notice to the LDSS, will provide Contractor with instructions for submitting the reports required by Section 18.5 (a) through (n), including time frames, and requisite formats. The instructions, time frames and formats may be modified by SDOH with prior notice to the LDSS, and thereafter upon sixty (60) days written notice to the Contractor. The LDSS, with prior notice to SDOH, shall provide the Contractor with instructions for submitting the reports, required by Section 18.5(o) including time frames and requisite formats.

18.3 Liquidated Damages

The Contractor shall pay liquidated damages of $2,500 if any report required pursuant to this Section is materially incomplete, contains material misstatements or inaccurate information, or is not submitted on time in the requested format. The Contractor shall pay liquidated damages of $2,500 to the LDSS if its monthly encounter data submission is not received by the Fiscal Agent by the due date specified in Section 18.5(d). The Contractor shall pay liquidated damages of $500 to the LDSS for each day other reports required by this Section are late. The LDSS shall not impose liquidated damages for a first time infraction by the Contractor unless the LDSS deems the infraction to be a material misrepresentation of fact or the Contractor fails to cure the first infraction within a reasonable period of time upon notice from the LDSS. Liquidated damages may be waived at the sole discretion of LDSS. Nothing in this Section shall limit other remedies or rights available to LDSS and SDOH relating to the timeliness, completeness and/or accuracy of Contractor’s reporting submission.

18.4 Notification of Changes in Report Due Dates, Requirements or Formats

SDOH or LDSS may extend due dates, or modify report requirements or formats upon a written request by the Contractor to the SDOH or LDSS with a copy of the request to the other agency, where the Contractor has demonstrated a good and compelling reason for the extension or modification. The determination to grant a modification or, extension of time shall be made by SDOH with regard to annual and quarterly statements, complaint reports, audits, encounter data, change of ownership, clinical studies, QARR, and provider network reports. The determination to grant a modification or extension of time shall be made by the LDSS with respect to No-Contact, PCP auto assignment, and reports required by Sections 18.5 (n) and (o) of the Agreement.

18.5 Reporting Requirements

The Contractor shall submit the following reports to SDOH and to the LDSS except in those instances in which this Agreement specifies the reports shall be submitted solely to SDOH:

a) Annual Financial Statements:

Contractor shall submit Annual Financial Statements to SDOH. The due date for annual statements shall be April 1 following the report closing date.

b) Quarterly Financial Statements:

Contractor shall submit Quarterly Financial Statements to SDOH. The due date for quarterly reports shall be forty-five (45) days after the end of the calendar quarter.

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(CONTRACTOR REPORTING REQUIREMENTS)

October 1, 2004

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c)	Other Financial Reports:

Contractor shall submit financial reports, including certified annual financial statements, and make available documents relevant to its financial condition to SDOH and the State Insurance Department (SID) in a timely manner as required by State laws and regulations including but not limited to PHL§§ 4403-a, 4404 and 4409, Title 10 NYCRR §§ 98.11, 98.16 and 98.17 and applicable Insurance Law §§ 304, 305, 306, and 310. The LDSS reserves the right to require Contractor to submit such relevant financial reports and documents related to the financial condition of the MCO to the LDSS, as set forth in Section 18.5(o) of this Agreement.

d) Encounter Data:

The Contractor shall prepare and submit encounter data on a monthly basis to SDOH through its designated Fiscal Agent. Each provider is required to have a unique identifier. Submissions shall be comprised of encounter records, or adjustments to previously submitted records, which the Contractor has received and processed from provider encounter or claim records of any contracted services rendered to the Enrollee in the current or any preceding months. Monthly submissions must be received by the Fiscal Agent by the Tuesday before the last Monday of the month to assure the submission is included in the Fiscal Agent’s monthly production processing.

e) Quality of Care Performance Measures:.

The Contractor shall prepare and submit reports to SDOH, as specified in the Quality Assurance Reporting Requirements (QARR). The Contractor must arrange for an NCQA-certified entity to audit the QARR data prior to its submission to the SDOH, unless this requirement is specifically waived by the SDOH. The SDOH will select the measures which will be audited

f) Complaint Reports:

The Contractor must provide the SDOH on a quarterly basis, and within fifteen (15) business days. of the close of the quarter, a summary of all complaints received during the preceding quarter on the Health Provider Network (“HPN”).

The Contractor also agrees to provide on a quarterly basis, via the HPN, the total number of complaints that have been unresolved. for more than forty-five (45) days. The Contractor shall maintain records on these and other complaints which shall include all correspondence related to the complaint, and an explanation of disposition. These records shall be readily available for review by the SDOH or LDSS upon request.

Nothing in this Section is intended to limit the right of the SDOH and the LDSS to obtain information immediately from a Contractor pursuant to investigating a particular Enrollee or provider complaint.

The LDSS reserves the right to require the Contractor to submit a hardcopy of complaint reports in Section 18.5(o) of this Agreement.

g) Fraud and Abuse Reporting Requirements:

i) The Contractor must submit quarterly, via the HPN complaint reporting format, the number of complaints of fraud or abuse made to the Contractor that warrant preliminary investigation by the Contractor.
ii) The Contractor must also submit to the SDOH the following on an ongoing basis for each confirmed case of fraud and abuse it identifies through complaints, organizational monitoring, contractors, subcontractors, providers, beneficiaries, Enrollees, etc:

SECTION 18

(CONTRACTOR REPORTING REQUIREMENTS)
October I, 2004
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A) The name of the individual or entity that committed the fraud or abuse;

B) The source that identified the fraud or abuse;
C) The type of provider, entity or organization that committed the fraud or abuse;
D) A description of the fraud or abuse;
E) The approximate range of dollars involved;

F) The legal and administrative disposition of the case including actions taken by law enforcement officials to whom the case has been referred; and

G) Other data/information as prescribed by SDOH.

iii) Such report shall be submitted when cases of fraud and abuse are confirmed, and shall be reviewed and signed by an executive officer of the Contractor.

h) Participating Provider Network Reports:

The Contractor shall submit electronically, to the HPN, an updated provider network report on a. quarterly basis. The Contractor shall submit an annual notarized attestation that the providers listed in each submission have executed an agreement with the Contractor to serve Contractor’s Medicaid Enrollees. The report submission must comply with the Managed Care Provider Network Data Dictionary. Networks must be reported separately for each county in which the Contractor operates.

i)	Appointment Availability/Twenty-four (24) Hour Access and Availability Surveys: .

The Contractor will conduct a county specific (or service area if appropriate) review of appointment availability and twenty-four (24) hour access and availability surveys annually. Results of such surveys must be kept on file and be readily available for review by the SDOH or LDSS, upon request. Guidelines for such studies may be obtained by contacting the SDOH, Office of Managed Care, Bureau of Certification and Surveillance.

The LDSS reserves the right to require the Contractor to conduct appointment availability and twenty-four (24) hour access studies twice a year, and to submit these reports to the LDSS, as stated in Section 18.5(o) of this Agreement.

j) Clinical Studies:

The Contractor will participate in up to four (4) SDOH sponsored focused clinical studies annually. The purpose of these studies will be to promote quality improvement within the MCO.

The Contractor will be required to conduct at least one (1) internal focused clinical study each year in a priority topic area of its choosing, from a list to be generated through the mutual agreement of the SDOH and the Contractor’s Medical Director. The Contractor may conduct its internal focused clinical study in conjunction with one or more MCOs. The purpose of these studies will be to promote quality improvement within the MCO. SDOH will provide guidelines which address study structure and plan collaboration. Results of these studies will be provided to the SDOH and the LDSS.

k) Independent Audits:

The Contractor must submit copies of all certified financial statements and a QARR validation audit by independent auditors of their plan to the SDOH and the LDSS within thirty (30) days of receipt by the Contractor.

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(CONTRACTOR REPORTING REQUIREMENTS)
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The Contractor shall submit a quarterly report within thirty (30) days of the close of the quarter showing the percentage of new Enrollees for which the Contractor was able to complete a health screening consistent with Section 13.5(b) of this Contract.

m) Additional Reports:

Upon request by the SDOH and/or the LDSS, the Contractor shall prepare and submit other operational data reports. Such requests will be limited to situations in which the desired data is considered essential and cannot be obtained through existing Contractor reports. Whenever possible, the Contractor will be provided with ninety (90) days notice and the opportunity to discuss and comment on the proposed requirements before work is begun. However, the SDOH and the LDSS reserve the right to give thirty (30) days notice in circumstances where time is of the essence.

n) DOHMH Specific Reports:

i) The Contractor shall provide DOHMH with hard copies of the Quarterly HPN Complaint Reports that it submits to SDOH pursuant to Section 18.5 (f) of the Agreement.

ii) The Contractor shall provide DOHMH with a hard copy of all reports submitted to SDOH pursuant to Sections 18.5 (g) (i) and (ii) of the Agreement.

iii) The Contractor shall conduct a service area specific review of appointment availability and twenty-four (24) hour access and availability semi-annually (twice per year) and submit reports to DOHMH on the results of these reviews. The Contractor shall conform to DOHMH guidelines for performing appointment availability and twenty-four hour access surveys.
iv) The Contractor shall conduct annual member satisfaction surveys of its Medicaid enrollees in New York City and report to DOHMH on the results of these surveys. The surveys must follow guidelines established by DOHMH and the methodology must be approved by DOHMH. Surveys should exclude data from non-NYC counties, but sample all boroughs within the Contractor’s service area. During those calendar years during which a member satisfaction survey is conducted by SDOH, the Contractor shall not be required to conduct a separate survey.
v) The Contractor shall provide existing aggregate data and other existing information requested by DOHMH Division of Mental Hygiene.
vi) The Contractor shall submit semi-annually to DOHMH a report showing the percentage of PCP assignments for Enrollees which were made automatically by the Contractor rather than by the Enrollee.
vii) Upon thirty days notice from DOHMH, the Contractor shall submit reports which are required to be’ submitted to DOHMH by this Agreement in a machine readable medium, e.g., computer diskette, zip disk or e-mail attachment.

18.6 Ownership and Related Information Disclosure

The Contractor shall report ownership and related information to SDOH and the LDSS, and upon request to the Secretary of Department of Health and Human Services and the Inspector General of Health and Human Services, in accordance with 42 U.S.C. Section 1320a-3 and 1396b(m)(4) (Sections 1124 and 1903(m)(4) of the Federal Social Security Act).

18.7 Revision of Certificate of Authority

The Contractor shall give prompt written notice to LDSS of any revisions of its Certificate of Authority issued pursuant to Article 44 of the State Public Health Law.

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(CONTRACTOR REPORTING REQUIREMENTS)
October 1, 2004
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18.8 Public Access to Reports

Any data, information, or reports collected and prepared by the Contractor and submitted to NYS authorities in the course of performing their duties and obligation under this program will be deemed to be owned by the State of New York subject to and consistent with the requirements of Freedom of Information Law. This provision is made in consideration of the Contractor’s use of public funds in collecting and preparing such data, information, and reports.

18.9 Professional Discipline

a)	Pursuant to PHL Section 4405-b, the Contractor shall have in place policies and procedures to report to the appropriate professional disciplinary agency within thirty (30) days of occurrence, any of the following:

i)	the termination of a health care provider contract pursuant to Section 4406-d of the Public Health Law for reasons relating to alleged mental and physical impairment, misconduct or impairment of patient safety or welfare;

ii)	the voluntary or involuntary termination of a contract or employment or other affiliation with such Contractor to avoid the imposition of disciplinary measures; or

iii)	the termination of a health care provider contract in the case of a determination of fraud or in a case of imminent harm to patient health.

b)	The Contractor shall make a report to the appropriate professional disciplinary agency within thirty (30) days of obtaining knowledge of any information that reasonably appears to show that a health professional is guilty of professional misconduct as defined in Articles 130.and 131(a) of the State Education Law.

18.10	Certification Regarding Individuals Who Have Been Debarred Or Suspended By Federal or State Government

Contractor will certify to the SDOH and LDSS initially and immediately upon changed circumstances from the last such certification that it does not knowingly have an individual who has been debarred or suspended by the federal or state government, or otherwise excluded from participating in procurement activities:

a)	as a director, officer, partner or person with beneficial ownership of more than 5% of the Contractor’s equity; or

b)	as a party to an employment, consulting or other agreement with the Contractor for the provision of items and services that are significant and material to the Contractor’s obligations in the Medicaid managed care program, consistent with requirements of SSA § 1932 (d)(1).

18.11 Conflict of Interest Disclosure

Contractor shall report to SDOH, in a format specified by SDOH, documentation, including but not limited to the identity of and financial statements of, person(s) or corporation(s) with an ownership or contract interest in the managed care plan, or with any subcontract(s) in which the managed care plan has a 5% or more ownership interest, consistent with requirements of SSA § 1903 (m)(2)(a)(viii) and 42 CFR §§ 455.100 — 455.104.

18.12 Physician Incentive Plan Reporting

The Contractor shall submit to SDOH annual reports containing the information on all of its Physician Incentive Plan arrangements in accordance with 42 CFR § 434.70 or, if no such arrangements are in place, attest to that. The contents and time frame of such reports shall comply with the requirements of 42 CFR § 417.479 and be in a format provided by’ SDOH.

SECTION 18
(CONTRACTOR REPORTING REQUIREMENTS)
October 1, 2004
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19.	RECORDS MAINTENANCE AND AUDIT RIGHTS

19.1 Maintenance of Contractor Performance Records

The Contractor shall maintain and shall require its subcontractors, including its Participating Providers, to maintain appropriate records relating to Contractor performance under this Agreement, including:

a)	records related to services provided to Enrollees, including a separate Medical Record for each Enrollee;

b)	all financial records and statistical data that LDSS, SDOH and any other authorized governmental agency may require including books, accounts, journals, ledgers, and all financial records relating to capitation payments, third party health insurance recovery, and other revenue received and expenses incurred under this Agreement;

c)	appropriate financial records to document fiscal activities and expenditures, including records relating to the sources and application of funds and to the capacity of the Contractor or its subcontractors, including its Participating Providers, if. relevant, to bear the risk of potential financial losses.

19.2	Maintenance of Financial Records and Statistical Data

The Contractor shall maintain all financial records and statistical data according to generally accepted accounting principles.

19.3 Access to Contractor Records

The Contractor shall provide LDSS, SDOH, the Comptroller of the State of New York, DHHS, the Comptroller General of the United States, and their authorized representatives with access to all records relating to Contractor performance under this Agreement for the purposes of examination, audit, and copying (at reasonable cost to the requesting party) of such records. The Contractor shall give access to such records on two (2) business days prior written notice, during normal business hours, unless otherwise provided or permitted by applicable laws, rules, or regulations.

19.4 Retention Periods

The Contractor shall preserve and retain all records relating to Contractor performance under this Agreement in readily accessible form during the term of this Agreement and for a period of six (6) years thereafter except that the Contractor shall retain Enrollees’ medical records that are in the custody of the Contractor for six (6) years after the date of service rendered to the Enrollee or cessation of Contractor operation, and in the case of a minor, for six (6) years after majority. The Contractor shall require and make reasonable efforts to assure that Enrollees’ medical records are retained by providers for six (6) years after the date of service rendered to the Enrollee or cessation of Contractor operation, and in the case of a minor, for six (6) years after majority. All provisions of this Agreement relating to record maintenance and audit access shall survive the termination of this Agreement and shall bind the Contractor until the expiration of a period of six (6) years commencing with termination of this Agreement or if an audit is commenced, until the completion of the audit, whichever occurs later. If ‘the- Contractor becomes aware of any litigation, claim, financial management review or audit that is started before the expiration of the six (6) year period, the records shall be retained until all litigation, claims, financial management reviews or audit findings involved in the record have been resolved and final action taken.

SECTION 19

(RECORDS MAINTENANCE. AND AUDIT RIGHTS)

October 1, 2004

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20. CONFIDENTIALITY

20.1	Confidentiality of Identifying Information about Medicaid Recipients and Applicants

All information relating to services to Medicaid recipients and applicants which is obtained by the Contractor shall be confidential pursuant to the New York State Public Health Law including PHL Article 27 F, the provisions of Section 369(4) of the NYS Social Services Law, 42 U.S.C. Section 1396a(a)(7) (Section 1902(a)(7) of the Federal Social Security Act), Section 33.13 of the Mental Hygiene Law, and regulations promulgated under such laws including 42 CFR Part 2 pertaining to Alcohol and Substance Abuse Services. Such information including information relating to services to Medicaid recipients and applicants as these relate to the provision of services to the recipient or applicant under this Agreement shall be used or disclosed by the, Contractor only for a purpose directly connected with performance of the Contractor’s obligations. It shall be the responsibility of the Contractor to inform its employees and contractors of the confidential nature of Medicaid information.

20.2 Medical Records of Foster Children

Medical records of enrolled Medicaid recipients enrolled in foster care programs shall be disclosed to local social service officials in accordance with State Social Services Law including Sections 358-a, 384-a and 392 and 18 NYCRR Section 507.1.

20.3 Confidentiality of Medical Records

Medical records of Medicaid recipients enrolled pursuant to this Agreement shall be confidential and shall be disclosed to and by other persons within the Contractor’s organization including Participating Providers, only as necessary to provide medical care, to conduct quality assurance functions and peer review functions, or as necessary to respond to a complaint and appeal under the terms of this Agreement.

20.4 Length of Confidentiality Requirements

The provisions of this Section shall survive the termination of this Agreement and shall bind the Contractor so long as the Contractor maintains any individually identifiable information relating to Medicaid recipients and applicants.

SECTION 20
(CONFIDENTIALITY)
October 1, 2004
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21. PARTICIPATING PROVIDERS

21.1 Network Requirements

a) Sufficient Number

i)	The Contractor will establish and maintain a network of Participating Providers.

ii)	The Contractor’s network must contain all of the provider types necessary to furnish the prepaid Benefit Package, including but not limited to: hospitals, physicians (primary care and specialists), mental health and substance abuse providers, allied health professionals, ancillary providers, DME providers and home health providers.

iii)	To be considered accessible, the network must contain a sufficient number and array of providers to meet the diverse needs of the Enrollee population. This includes being geographically accessible (meeting time/distance standards) and being accessible for the disabled.

iv)	The Contractor shall not include in its network any provider who has been . sanctioned or prohibited from serving Medicaid recipients or receiving Medical Assistance payments.

b) Absence of Appropriate Network Provider

In the event that the Contractor determines that it does not have a Participating Provider with appropriate training and experience to meet the particular health care needs of an Enrollee, the Contractor shall make a referral to an appropriate Non-Participating Provider, pursuant to a treatment plan approved by the Contractor in consultation with the Primary Care Provider, the Non-Participating Provider and the Enrollee or the Enrollee’s designee. The Contractor shall pay for the cost of the services in the treatment plan provided by the Non-Participating Provider.

c) Suspension of Enrollee Assignments To Providers

The Contractor shall ensure that there is sufficient capacity, consistent with SDOH standards, to serve Enrollees under this Agreement. In the event any of the Contractor’s Participating Providers are no longer able to accept assignment of new Enrollees due to capacity limitations, as determined by the SDOH and the LDSS, the Contractor will suspend assignment of any additional Enrollees to such Participating Provider until it is capable of further accepting Enrollees. When a Participating Provider has more than one (1) site, the suspension will be made by site.

d) Notice of Provider Termination

The Contractor shall notify LDSS and SDOH of any notice of termination of an IPA, hospital or medical group provider agreement which affects an Enrollee’s access to care.

Such notification to the LDSS and the SDOH shall be made ninety (90) days prior to the effective date of the termination of the provider agreement or immediately upon notice from such provider if less than ninety (90) days.

The Contractor shall also notify LDSS and SDOH in the event that the Contractor and the providers have failed to re-execute a renewal provider agreement forty-five (45) days prior to the expiration of the agreement.

The Contractor shall submit a contingency plan to LDSS and SDOH, at least forty-five (45) days prior to the termination of expiration of the agreement, identifying the number of Enrollees affected by the potential withdrawal, if applicable, and specifying how services previously furnished by the participating providers will be provided in the event of their withdrawal. If the provider is a participating hospital, the Contractor shall identify the number of doctors who would not have admitting privileges in the absence of such participating hospital.

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(PROVIDER NETWORK AND AGREEMENTS)
October 1,2004
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The Contractor shall develop. a transition plan for patients of the departing providers subject to approval by LDSS and SDOH. SDOH and LDSS may direct the Contractor to provide notice to the patients of PCPs or specialists including available options for the patients, and availability of continuing care, consistent with §13.7, not less than thirty (30) days prior to the termination of the provider agreement. In the event that provider agreements are terminated with less than the notice period required by this section, the Contractor shall immediately notify LDSS and SDOH, and develop a transition plan on an expedited basis and provide notice to patients subject to the consent of LDSS and SDOH.

Upon Contractor notice of failure to re-execute, or termination of, a provider agreement, the SDOH and the LDSS, in their sole discretion, may waive the requirement of submission of a contingency plan upon a determination by the SDOH and the LDSS that:

i) the impact upon Enrollees is not significant, and/or
ii) the Contractor and provider arc continuing to negotiate in good faith and consent to extend the provider agreement for a period of time necessary to provide not less than thirty (30) days notice to Enrollees.

SDOH and the LDSS reserve the right to take any other actions permitted by this Agreement and under regulatory or statutory authority, including but not limited to contract termination.

21.2 Credentialing

a) Licensure

The Contractor shall ensure, in accordance with Article 44 of the Public Health Law, that persons and entities providing care and services for the Contractor in the capacity of physician, dentist, physician’s assistant, registered nurse, other medical professional or paraprofessional, or other such person or entity satisfy all applicable licensing, certification, or qualification requirements under New York law and that the functions and responsibilities of such persons- and entities in providing Benefit Package services under this Agreement do not exceed those permissible under New York law.

b) Minimum Standards

The Contractor agrees. that all network physicians will meet at least one (1) of • the following standards, except as specified in Section 21.13(b) and Appendix [ of this agreement:

i) Be board-certified or -eligible in their area of specialty;
ii) Have completed an accredited residency program; or

iii)	Have admitting privileges at one (1) or more hospitals participating in the Contractor’s network.

c) Credentialing’Recredentialing Process

The Contractor shall have in place a formal process for credentialing Participating Providers on a periodic basis (not less than once every three (3) years) and for monitoring Participating Providers performance.

d) Application Procedure

The Contractor shall establish a written application procedure to be used by a health care professional interested in serving as a Participating Provider with the Contractor. The criteria for selecting providers, including the minimum qualification requirements that a health care professional must meet to be considered by the Contractor, must be defined in writing and developed in consultation with appropriately qualified health care professionals. Upon request, the application procedures and minimum qualification requirements must be made available to health care professionals.

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(PROVIDER NETWORK AND AGREEMENTS)
October 1.2004
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21.3 SDOH Exclusion or Termination of Providers

If SDOH excludes or terminates a provider from its Medicaid Program, the Contractor shall, upon learning of such exclusion or termination, immediately terminate the provider agreement with the Participating Provider as it pertains to the Contractor’s Medicaid program, and agrees to no longer utilize the services of the subject provider, as applicable. The Contractor shall access information pertaining to excluded Medicaid providers through the SDOH Health Provider -Network (HPN). Such information available to the Contractor on the HPN shall be deemed to constitute constructive notice. The HPN should not be the sole basis for identifying current exclusions or termination of previously approved providers. Should the Contractor become aware, through the HPN or any other source, of an SDOH exclusion or termination, the Contractor shall validate this information with the Office of Medicaid Management, Bureau of Enforcement Activities and comply with the provisions of this Section.

21.4 Evaluation Information

The Contractor shall develop and implement policies and procedures to ensure that health care professionals are regularly advised of information maintained by the Contractor to evaluate the performance or practice of health care professionals. The Contractor shall consult with health care professionals in developing methodologies to collect and analyze health care professional profiling data. The Contractor shall provide any such information and profiling data and analysis to health care professionals. Such information, data or analysis shall be provided on a periodic basis appropriate to the nature and amount of data and the volume and scope of services provided. Any profiling data used to evaluate the performance or practice of a health care professional shall be measured against stated criteria and an appropriate group of health care professionals using similar treatment modalities serving a comparable patient population. Upon presentation of such information or data, each health care professional shall be given the opportunity to discuss the unique nature of the health care professional’s patient population which may have a bearing on the health care professional’s profile and to work cooperatively with the Contractor to improve performance.

21.5 Payment In Full

Contractor must limit participation to providers who agree that payment received from the Contractor for services included in the Benefit Package is payment in full for services provided to Enrollees.

21.6 Choice/Assignment of PCP’s

a)	The Contractor shall offer each Enrollee the choice of no fewer than three (3) Primary Care Providers within program distance/travel time standards. Contractor must assign a PCP to individuals that fail to select a PCP. The assignment of a PCP by the Contractor may occur after written notification of Contractor by LDSS of the enrollment (through Roster or other method) and after written notification of the Enrollee by the Contractor but in no event later than thirty (30) days after notification of enrollment, and only after the Contractor has made reasonable efforts as set forth in Section 13.5 of this Agreement to contact the Enrollee and inform him/her of his/her right to choose a PCP.

b) PCP assignments should be made taking into consideration the following:

i) Enrollee’s geographic location;
ii) any special health care needs, if known by the Contractor; and
iii) any special language needs, if known by the Contractor.

c)	In circumstances where the Contractor operates or contracts with a multi-provider clinic to deliver primary care services, the Enrollee must choose-or be assigned a specific provider or provider team within the clinic to serve as his/her PCP. .This “lead” provider will be held accountable for performing the PCP duties.

SECTION 21
(PROVIDER NETWORK AND AGREEMENTS)
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21.7 PCP Changes

a)	The Contractor must allow Enrollees the freedom to change PCPs, without cause, within thirty (30) days of the Enrollee’s first appointment with the PCP. After the first thirty (30) days PCP may be changed once every six (6) months without cause.

b)	The Contractor must process a request to change PCPs and advise the Enrollee of the effective date of the change within forty-five (45) days of receipt of the request. The change must be effective no later than the first (1st) day of the second (2nd) month following the month in which the request is made.

c)	The Contractor will provide Enrollees with an opportunity to select a new PCP in the event that the Enrollee’s current PCP leaves the network or otherwise becomes unavailable. Such changes shall not be considered in the calculation of changes for cause allowed within a six (6) month period.

d)	In the event that an assignment of a new PCP is necessary due to the unavailability of the Enrollee’s former PCP, such assignment shall be made in accordance with the requirements of Section 21.6 of this Agreement.

e)	In addition to those conditions and circumstances under which the Contractor may assign an Enrollee a PCP when the Enrollee fails to make an affirmative choice of a PCP, the Contractor may initiate a PCP change for an Enrollee under the following circumstances:

i)	The Enrollee requires specialized care for an acute or chronic condition and the Enrollee and Contractor agree that reassignment to a different PCP is in the Enrollee’s interest.

ii)	The Enrollee’s place of residence has changed such that he/she has moved beyond the PCP travel time/distance standard.

iii) The Enrollee’s PCP ceases to participate in the Contractor’s network.

iv)	The Enrollee’s behavior toward the PCP is disruptive and the PCP has made all reasonable efforts to accommodate the Enrollee..

v) The Enrollee has taken legal action against the PCP.

f)	Whenever initiating a change, the Contractor must offer affected Enrollees the opportunity to select a new PCP in the manner described in this Section.

21.8 Provider Status Changes

1) PCP Changes

The Contractor agrees to notify its Enrollees of any of the following PCP changes:

a)	Enrollees will be notified within fifteen (15) days from the date on which the Contractor becomes aware that such Enrollee’s PCP has changed his or her office address or telephone number.

b)	If a PCP ceases participation in the Contractor’s network, the Contractor shall provide written notice within fifteen (15) days from the date that the Contractor becomes aware of such change in status to each Enrollee who has chosen the provider as their PCP. In such cases, the notice shall describe the procedures for choosing an alternative PCP and, in the event that the Enrollee is in an ongoing course of treatment, the procedures for continuing care consistent with subdivision 6 (e) of PI-IL Section 4403.

c)	Where an Enrollee’s PCP ceases participation with the Contractor, the Contractor must ensure that a new PCP is assigned within thirty (30) days of the date of the notice to the Enrollee.

2) Other Provider Changes

In the event that an Enrollee is in an ongoing course of treatment with another Participating Provider who becomes unavailable to continue to provide

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services to such Enrollee, the Contractor shall provide written notice to the Enrollee within fifteen (15) days from the date on which the Contractor becomes aware of the Participating Provider’s unavailability to the Enrollee. In such cases, the notice shall describe the procedures for continuing care consistent with subdivision 6 (e) of PHL Section 4403 and for choosing an alternative provider.

21.9 PCP Responsibilities

In conformance with the Benefit Package, the PCP shall provide health counseling and advice; conduct baseline and periodic health examinations; diagnose and treat conditions not requiring the services of a specialist; arrange inpatient care, consultation with specialists, and laboratory and radiological services when medically necessary; coordinate the findings of consultants and laboratories; and interpret such findings to the Enrollee and the Enrollee’s family,. subject to the confidentiality provisions of Section 20 of this Agreement, and maintain a current medical record for the Enrollee. The PCP shall also be responsible for determining the urgency of a consultation with a specialist and shall arrange for all consultation appointments within appropriate time frames.

21.10 Member to Provider Ratios

The Contractor .agrees to adhere to the member-to-PCP ratios shown below. These ratios are for Medicaid Enrollees only, are Contractor-specific, and assume the practitioner is a full time equivalent (FTE) (defined as a provider practicing forty (40) hours per week for the Contractor):

i)	No more than 1,500 Medicaid Enrollees for each physician, or 2,400 for a physician practicing in combination with a registered physician assistant or a certified nurse practitioner.

ii) No more than 1,000 Medicaid Enrollees for each certified nurse practitioner.

The Contractor agrees that these ratios will be prorated for Participating Providers who represent less than a FTE to the Contractor.

21.11 Minimum Office Hours

a) General Requirements

A PCP must practice a minimum of sixteen (16) hours a week at each primary care site.

b)	The minimum office hours requirement may be waived under certain circumstances. A request for a waiver must be submitted by the MCO to the Medical Director of the Office of Managed Care for review and approval; and the physician must be available at least eight hours/week; and the physician must be practicing in a Health Provider Shortage Area (HPSA) or other similarly determined shortage area; and the physician must be able to fulfill the other responsibilities of a PCP (as described in this Section); and the waiver request must demonstrate there are systems in place to guarantee continuity of care and to meet all access and availability standards, (24-hr/7 day week coverage, appointment availability, etc.). SDOH shall notify the LDSS when a waiver has been granted.

21.12 Primary Care Practitioners

a) General Limitations

The Contractor agrees to limit its PCPs to the following primary. care specialties: Family Practice, General Practice, General Pediatrics, General Internal Medicine, except as specified in (b), (c), (d) and (e) of this Section.

b) Specialist and Sub-specialist as PCPs

The Contractor is permitted to use specialist and sub-specialist physicians as PCPs when such an action is considered by the Contractor to be medically appropriate and cost-effective. As an alternative, the, Contractor may restrict it’s PCP network to primary care specialties only, while relying on standing referrals to specialists and sub-specialists for Enrollees who require regular visits to such physicians.

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c) OB/GYN Providers as PCPs

The Contractor, at its option, is permitted to use OB/GYN’ providers as PCPs, subject to SDOH qualifications.

d) Certified Nurse Practitioners as PCPs

The Contractor is permitted to use certified nurse practitioners as PCPs, subject to their scope of practice limitations under New York State Law.

e) Registered Physician’s Assistants as Physician Extenders

The Contractor is permitted to use registered physician’s assistants as physician-extenders, subject to their scope of practice limitations under New York State Law.

21.13 PCP Teams

a) General Requirements

The Contractor may designate teams of physicians/certified nurse practitioners to serve as PCPs for Enrollees. Such teams may include no more than four (4) physicians/certified nurse practitioners and, when an Enrollee chooses or is assigned to a team, one of the practitioners must be designated as “lead provider” for that Enrollee. In the case of teams comprised of medical residents under the supervision of an attending physician, the attending physician must be designated as the lead physician.

b) Medical Residents

The Contractor shall comply with SDOH Guidelines for use of Medical. Residents as found in Appendix I, which is hereby made a part of this Agreement as if set forth fully herein.

21.14 Hospitals

a) Tertiary Services

The Contractor will establish hospital networks capable of furnishing the full range of tertiary services to Enrollees. Contractors shall ensure that all Enrollees have access to at least one (1) general acute care hospital within thirty (30) minutes/thirty (30) miles travel time (by car or public transportation) from the Enrollee’s residence, unless none are located within such a distance. If none are located within thirty (30) minutes travel time! thirty (30) miles travel distance, the Contractor must include the next closest site in its network.

b) Emergency Services

The Contractor shall ensure and demonstrate that it maintains relationships with hospital emergency facilities, including comprehensive psychiatric emergency programs (where available) within and around its Service Area to provide Emergency Services.

21.15 Dental Networks

If the Contractor includes dental services in its Benefit Package, the Contractor’s dental network shall include geographically accessible general dentists sufficient to offer each Enrollee a choice of two (2) primary care dentists in their Service Area and to achieve a ratio of at least one (1) primary care dentist for each 2,000 Enrollees. Networks must also include at least one (I) pediatric dentist and one (1) oral surgeon. Orthognathic surgery, temporal mandibular disorders (TMD) and oral/maxillofacial prosthodontics must be provided through any qualified dentist, either in-network

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or by referral. Periodontists and endodontists must also be available by referral. The network should include dentists with expertise in serving special needs populations (e.g., HIV+ and developmentally disabled patients).

Dental surgery performed in an ambulatory or inpatient setting is the responsibility of the Contractor whether dental services are a covered benefit or not, as set forth in Appendix K-Il — B-Optional Service, Dental Services.

21.16 Presumptive Eligibility Providers

Contractors must offer Presumptive Eligibility Providers the opportunity to contract at terms which are at least as favorable as the terms offered to other providers performing equivalent services (prenatal care). Contractors need not contract with every Presumptive Eligibility Provider in their County, but must include a sufficient number in their networks of Participating Providers to meet the distance/travel time standards defined for primary care.

21.17 Mental Health and Chemical Dependence Services Providers

The Contractor will include a full array of mental health and Chemical Dependence Services providers in its networks, in sufficient numbers to assure accessibility to Benefit Package services on the part of both children and adults, using either individual, appropriately licensed practitioners or New York State Office of Mental Health (OMH) and Office of Alcohol and Substance Abuse Services (OASAS) licensed programs and clinics, or both.

The State defines mental health and Chemical Dependence Services providers to include the following: Individual Practitioners, Psychiatrists, Psychologists, Psychiatric Nurse Practitioners, Psychiatric Clinical Nurse Specialists, Licensed Certified Social Workers, OMH and OASAS Programs and Clinics, and providers of mental health and/or Chemical Dependence Services certified or licensed pursuant to Article 31 or 32 of the Mental Hygiene Law, as appropriate.

21.18 Laboratory Procedures

The Contractor agrees to restrict its laboratory provider network to entities having either a CLIA certificate of registration or a CLIA certificate of waiver.

21.19 Federally Qualified Health Centers (FQHCs)

In voluntary counties, the Contractor is not required to contract with FQHCs.

However, when an FQHC is part of the provider network (voluntary or mandatory counties) the Provider Agreement must include a provision whereby the Contractor agrees to compensate the FQHC for services provided to Enrollees at a payment rate that is not less than the level and amount for a similar set of services which the Contractor would make to a provider that is not an FQHC.

In mandatory counties, the Contractor shall contract with FQHCs operating in its Service Area. However, the Contractor has the option to make a written request to the SDOH for an exemption from the FQHC contracting requirement, if the Contractor can demonstrate, with supporting documentation, that it has adequate capacity and will provide a comparable level of clinical and enabling services (e.g., outreach, referral services, social support services, culturally sensitive services such as training for medical and administrative staff, medical and non-medical and case management services) to vulnerable populations in lieu of contracting with an FQHC in its Service Area. Written requests for exemption from this requirement are subject to approval by HCFA.

When the Contractor is participating in a county where an MCO that is sponsored, owned and/or operated by one or more FQHCs exists, the Contractor is not required to include any FQHCs within its network in that county.

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Contractor agrees to compensate the FQHC for services provided to Enrollees at a payment rate that is not less than the level and amount for a similar set of services which the Contractor would make to a provider that is not an FQHC.

In mandatory counties, the Contractor shall contract with FQHCs operating in its Service Area. However, the Contractor has the option to make a written request to the SDOH for an exemption from the FQHC contracting requirement, if the Contractor can demonstrate, with supporting documentation, that it has adequate capacity and will provide a comparable level of clinical and enabling services (e.g., outreach, referral services, social support services, culturally sensitive services such as training for medical and administrative staff, medical and non-medical and case management services) to vulnerable populations in lieu of contracting with an FQHC in its Service Area. Written requests for exemption from this requirement are subject to approval by HCFA.

When the Contractor is participating in a county where an MCO that is sponsored, owned and/or operated by one or more FQHCs exists, the Contractor is not required to include any FQHCs within its network in that county.

21.20 Provider Services Function

The Contractor will operate a Provider Services function during regular business hours. At a minimum, the Contractor’s Provider Services staff must be responsible for the following:

a) Assisting providers with prior authorization and referral protocols.
b) Assisting providers with claims payment procedures.
c) Fielding and responding to provider questions-and complaints.

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21-822. SUBCONTRACTS AND PROVIDER AGREEMENTS
22.1	Written Subcontracts

Contractor may not enter into any subcontracts related to the delivery of services to Enrollees, except by a written agreement.

22.2 Permissible Subcontracts

Contractor may subcontract for provider services as set forth in Section 2.6 and 21 of this contract and management services including, but not limited to, marketing, quality assurance and utilization review activities and such other services as are acceptable to the SDOH.

22.3 Provisions of Services through Provider Agreements

All medical care and/or services covered under this Agreement, with the exception of seldom used subspecialty and Emergency Services, Family Planning Services, and services for which Enrollees can self refer, shall be provided through Provider Agreements with Participating Providers.

22.4 Approvals

a)	Provider Agreements shall require the approval of SDOH as set forth in PHL 4402 and 10 NYCRR Part 98.

b)	If a subcontract is for management services under 10 NYCRR § 98-1.11, it must be approved by SDOH prior to its becoming effective.

The Contractor shall notify SDOH of any material amendments to any Provider Agreement as set forth in 10 NYCRR § 98-1.8.

22.5 Required Components

a)	The Contractor shall impose obligations and duties on its subcontractors, including its Participating Providers, that are consistent with this Agreement, and that do not impair any rights accorded to LDSS, SDOH, or DHHS.

b)	No subcontract, including any Provider Agreement shall limit or terminate the Contractor’s duties and obligations under this Agreement.

c)	Nothing contained in this Agreement between LDSS and the Contractor shall create any contractual relationship between any subcontractor of the Contractor, including Participating Providers, and the County or LDSS.

d)	Any subcontract entered into by the Contractor shall fulfill the requirements of 42 CFR Part 434 that are appropriate to the service or activity delegated under such subcontract.

e)	The Contractor shall also ensure that, in the event the Contractor fails to pay any subcontractor, including any Participating Provider in accordance with the subcontract or Provider Agreement, the subcontractor or Participating Provider will not seek payment from the LOSS, the Enrollees, or their eligible dependents.

f)	The Contractor shall include in every Provider Agreement a procedure for the resolution of disputes between the Contractor and its Participating Providers.

g)	g) The Contractor-shall ensure that all Provider Agreements entered into with Providers require acceptance of a woman’s enrollment in the MCO as sufficient to provide services to her newborn, unless the newborn is excluded from participating in Medicaid managed care.

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22.6 Timely Payment

Contractor shall make payments td health care providers for items and services covered under this Agreement on a timely basis, consistent with the claims payment procedures described in NYS Insurance Law § 3224-a.

22.7 Restrictions on Disclosure

The Contractor shall not by contract or written policy or written procedure prohibit or restrict any health care provider from the following:

a)	disclosing to any subscriber, Enrollee, patient, designated representative or, where appropriate, prospective Enrollee any information that such provider deems appropriate regarding:

i)	a condition or a course of treatment with such subscriber, Enrollee, patient, designated representative or prospective Enrollee, including the availability of other therapies, consultations, or tests; or

ii)	The provisions, terms, or requirements of the Contractor’s products as they relate to the Enrollee, where applicable.

b)	filing a complaint, making a report or comment to an appropriate governmental body regarding the policies or practices of the Contractor when they believe that the policies or practices negatively impact upon the quality of, or access to, patient care.

c)	advocating to the Contractor on behalf of the Enrollee for approval or coverage of a particular treatment or for the provision of health care services.

22.8 Transfer of Liability

No contract or agreement between the Contractor and a health care provider shall contain any clause purporting to transfer to the health care provider, other than a medical group, by indemnification or otherwise, any liability relating to activities, actions or omissions of the Contractor as opposed to those of the health care provider.

22.9 Termination of Health Care Professional Agreements

The Contractor shall not terminate a contract with a health care professional unless the Contractor provides to the health care professional a written explanation of the reasons for the proposed termination and an opportunity for a review or hearing as hereinafter provided. For purposes of this Section a health care professional is an individual licensed, registered or certified pursuant to Title 8 of the Education Law.

These requirements shall not apply in cases involving imminent harm to patient care, a determination of fraud, or a final disciplinary action by a state licensing board or other governmental agency that impairs the health care professional’s ability to practice.

When the Contractor desires to terminate a contract with a health care professional, the notification of the proposed termination by the Contractor to the health care professional shall include:

a) the reasons for the proposed action;

b)	notice that the health care professional has the right to request a hearing or review, at the provider’s discretion, before a panel appointed by the Contractor;

c)	a time limit of not less than thirty (30) days within which a health care professional may request a hearing; and

d)	a time limit for a hearing date which must be held within thirty (30) days after the date of receipt of a request for a hearing.

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No contract or agreement between the Contractor and a health care professional shall contain any provision which shall supersede or impair a health care professional’s right to notice of reasons for termination and the opportunity for a hearing or review concerning such termination.

22.10 Health Care Professional Hearings

A health care professional that has been notified of his or her proposed termination must be allowed a hearing. The procedures for this hearing must meet the following standards:

a)	The hearing panel shall be comprised of at least three persons appointed by the Contractor. At least one person on such panel shall be a clinical peer in the same discipline and the same or similar specialty as the health care professional under review. The hearing panel may consist of more than three persons, provided however that the number of clinical peers on such panel shall constitute one-third or more of the total membership of the panel.

b)	The hearing panel shall render a decision on the proposed action in a timely manner. Such decision shall include reinstatement of the health care professional by the Contractor, provisional reinstatement subject to conditions set forth by the Contractor or termination of the health care professional. Such decision shall be provided in writing to the health care professional.

c)	A decision by the hearing panel to terminate a health care professional shall be effective not less than thirty (30) days after the receipt by the health care professional: of the .hearing panel’s decision. Notwithstanding the termination of a health care professional for cause or pursuant to a hearing, a plan shall permit an Enrollee to continue an on-going course of treatment for a transition period of up to ninety (90) days, and post-pat-turn care, subject to provider agreement, pursuant to PHL § 4406(6)(e).

d)	In no event shall termination be effective earlier than sixty (60) days from the receipt of the notice of termination.

22.11 Non-Renewal of Provider Agreements

Either party to a contract may exercise a right of non-renewal at the expiration of the contract period set forth therein or, for a contract without a specific expiration date, on each January first occurring after the contract has been in effect for at least one year, upon sixty (60) days notice to the other party; provided, however, that any non-renewal shall not constitute a termination for the purposes of this Section.

22.12 Physician Incentive Plan

If Contractor elects to operate a Physician Incentive Plan, Contractor agrees that no specific payment will be made directly or indirectly under the plan to a physician or physician group as an inducement to reduce or limit medically necessary services furnished to an Enrollee. Contractor agrees to submit to SDOH annual reports containing the information on its physician incentive plan in accordance with 42 CFR § 434.70. The contents of such reports shall comply with the requirements of 42 CFR § 417.479 and be in a format to be provided by SDOH.

The Contractor must ensure that any agreements for contracted services covered by this Agreement, such as agreements between the Contractor and other entities or between the Contractor’s subcontracted entities and their contractors, at all levels including the physician level, include language requiring that the physician incentive plan information be provided by the sub-contractor in an accurate and timely manner to the Contractor, in the format requested by SDOH.

In the event that the incentive arrangements place the physician or physician group at risk for services beyond those provided directly by the physician or physician group for an amount beyond the risk threshold of 25% of: potential payments for covered services (substantial financial risk), the

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Contractor must comply with all additional requirements listed in regulation, such as: conduct enrollee/disenrollee satisfaction surveys; disclose the requirements for the physician incentive plans to its beneficiaries upon request; and ensure that all physicians and physician groups at substantial financial risk have adequate stop-loss protection. Any of these additional requirements that are passed on to the subcontractors must be clearly stated in their Agreement.

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23. FRAUD AND ABUSE PREVENTION PLAN

A Fraud and Abuse Prevention Plan for the detection, investigation and prevention of fraudulent activities must be filed by the Contractor with the Commissioner of Health to the extent required by SDOH regulations. A copy of this plan must be submitted to the LDSS, upon request of the LDSS.

24. AMERICANS WITH DISABILITIES ACT COMPLIANCE PLAN

Contractor must comply with Title II of the Americans with Disabilities Act (ADA) and Section 504 of the Rehabilitation Act of 1973 for program accessibility, and must develop an ADA Compliance Plan consistent with the SDOH Guidelines for Medicaid MCO Compliance with the ADA which are set forth in Appendix J, which is hereby made a part of this Agreement as if set forth fully herein. Said plan must be approved by the SDOH and/or the LDSS, and filed with the ‘Contractor, SDOH and the LDSS.

25. FAIR HEARINGS
25.1 Enrollee Access To Fair Hearing Process

Enrollees may access the: fair hearing process in. accordance with applicable federal and state:laws and regulations. Contractors must abide by and participate in New York State’s Fair Hearing Process and comply with determinations made by a fair hearing officer.

25.2 Enrollee Rights to a Fair Hearing

Enrollees may request a fair hearing regarding adverse LDSS determinations concerning enrollment, disenrollment and eligibility, and regarding the denial, termination, suspension or reduction of a clinical treatment or other Benefit Package services by the Contractor. For issues related to disputed services, Enrollees must have received an adverse determination from the Contractor or its approved utilization review agent either overriding a recommendation to provide services by a Participating Provider or confirming the decision of a Participating Provider to deny those services. An Enrollee may also seek a fair hearing for a failure by the Contractor to act with reasonable promptness with respect to such services. Reasonable promptness shall mean compliance with the time frames established for review of grievances and utilization review in Sections 44 and 49 of the Public Health Law.

25.3 Contractor Notice to Enrollees

a)	Contractor must issue a written Notice of Adverse Determination and Fair Hearing Rights to any Enrollee:

i)	When Contractor or its utilization review agent has denied a request to approve a Benefit Package service ordered by an MCO provider; or

ii)	When an Enrollee is denied a requested service or benefit by an MCO provider and has exhausted the Contractor’s approved internal complaint and appeal procedures or utilization review processes; or

iii)	At least 10 days before the effective date of Contractor’s termination, suspension or reduction of a benefit or treatment already in progress for that Enrollee.

b)	Contractor agrees to serve notice on affected Enrollees by mail and must maintain documentation of such.

c) Contractor’s Notice of Adverse Determination and Notice of a Right to Request a Fair Hearing shall include the following:

i)	the description of the action Contractor intends to take;

ii) iii) iv)	the reasons for the determination including the clinical rationale, if any;
the process for filing a grievance/complaint with the organization;
the timeframes within which a grievance/complaint must be made;

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v)	the right of an Enrollee to designate a representative to file a grievance/complaint on behalf of the Enrollee;

vi)	the notice of the right of the Enrollee to contact the New York State Department of Health (800 206-8125) with their complaint; and

vii)	the notice entitled “Managed Care. Action Taken” containing the Enrollee’s fair hearing and aid continuing rights.

d) The Contractor’s Notice of Adverse Determination and Notice of a Right to Request a Fair Hearing for Article 49 Utilization Review Determinations shall include the following:

i)	a description of the action Contractor intends to take;

ii)	the reasons for the determination including the clinical rationale, if any;

iii)	instructions on how to initiate standard and expedited appeals pursuant to section 4904 of the Public Health Law (PHL);

iv)	instructions on how to initiate an external appeal pursuant to section 4914 of the PHL;

v)	notice of availability of the clinical review criteria relied upon to make such determination;

vi)	the additional, if any, necessary information to be provided to, or obtained by, the UR agent in order to render a decision on the appeal;

vii)	notice of the right of the Enrollee to contact the New York State Department of Health (800 206-8125) with their complaint; and

viii)	the notice entitled “Managed Care Action Taken” containing the Enrollee’s fair hearing and aid continuing rights.

25.4 Aid Continuing

Contractor shall be required to continue the provision of the Benefit Package services that are the subject of the fair hearing to an Enrollee (hereafter referred to as “aid continuing”) if so ordered by the OAH under the following circumstances:

i)	Contractor has or is seeking to reduce, suspend or terminate a treatment or Benefit Package service currently being provided;

ii) Enrollee has tiled a timely request for a fair hearing with OAH; and

iii)	There is a valid order for the treatment or service from a participating provider. Contractor shall provide aid continuing until the matter has been resolved to the Enrollee’s satisfaction or until the administrative process is completed and there is a determination from OAH that Enrollee is not entitled to receive the service, the Enrollee withdraws the request for aid continuing and/or the fair hearing in writing, or the treatment or service originally ordered by the provider has been completed, whichever occurs first.

iv)	If the services and/or benefits in dispute have been terminated, suspended or reduced and the Enrollee timely requests a fair hearing, Contractor shall, at the direction of either SDOH or LDSS, restore the disputed services and/or benefits consistent with the provisions of Section 25.4(iii) of this Agreement.

25.5 Responsibilities of SDOH

SDOH will make every reasonable effort to ensure that the Contractor receives timely notice in writing by fax, or e-mail, of all requests, schedules and directives regarding fair hearings.

25.6 Contractor’s Obligations

a)	Contractor shall appear at all scheduled fair hearings concerning its clinical determinations and/or Contractor-initiated disenrollments to present evidence as justification for its determination or submit written evidence as justification for its determination regarding the disputed benefits and/or services. If Contractor will not be making a personal appearance at the fair hearing, the written material must be submitted to OAH and Enrollee or Enrollee’s representative at least three (3) business days prior to the scheduled hearing. If the hearing is scheduled fewer than three (3) business days after the request, Contractor must deliver the evidence to the hearing site no later than one (1) business day prior to the hearing, otherwise Contractor must appear in person. Notwithstanding the above provisions, Contractor may be required to make a personal appearance at the discretion of the hearing officer and/or SDOH.

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b)	Despite an Enrollee’s request for a State fair hearing in any given dispute, Contractor is required to maintain and operate in good faith its own internal complaint and appeal process as required under state and federal laws and by Section 14 and Appendix F of this Agreement. Enrollees may seek redress of adverse determinations simultaneously through Contractor’s internal process and the State fair hearing process. If Contractor has reversed its initial determination and provided the service to the Enrollee, Contractor may request a waiver from appearing at the hearing and, in submitted papers, explain that it has withdrawn its initial determination and is providing the service or treatment formerly in dispute.

c)	Contractor shall comply with all determinations rendered by OAH at fair hearings. Contractor shall cooperate with SDOH efforts to ensure that Contractor is in compliance with fair hearing determinations. Failure- by Contractor to maintain such compliance shall constitute breach of this Agreement. Nothing in this Section shall limit the remedies available .to SDOH, LDSS or the federal government relating to any non-compliance by Contractor with a fair hearing determination or Contractor’s refusal to provide disputed services.

d)	If SDOH investigates a complaint that has as its basis the same dispute that is the subject of a pending fair hearing and, as a result of its investigation, concludes that the disputed services and/or benefits. should be provided to the Enrollee, Contractor shall comply with SDOH’s directive to provide those services and/or benefits and provide notice to OAH and Enrollee as required by Section 25.6(b) of this Agreement.

e)	If SDOH, through its complaint investigation process, or OAH, by a determination after a fair hearing, directs Contractor to provide a service that was initially denied by Contractor, Contractor may either directly provide the service, arrange for the provision of that service or pay for the provision of that service by a Non-Participating Provider.

f)	Contractor agrees to abide by changes made to this Section of the Agreement with respect to the fair hearing, grievance and complaint processes by SDOH in order to comply with any amendments to applicable state or federal statutes or regulations. Such changes shall become effective without need for any further action by the parties to this Agreement.

g)	Contractor agrees to identify a contact person within its organization who will serve as a liaison to SDOH for the purpose of receiving fair hearing requests, scheduled fair hearing dates and adjourned fair hearing dates and compliance with State directives. Such individual: shall be accessible to the State by e-mail; shall monitor e-mail for correspondence from the State at least once every business day; and shall agree, on behalf of Contractor, to accept notices to Contractor transmitted via e-mail as legally valid.

h)	The information describing fair hearing rights, aid continuing, complaint procedures and utilization review appeals shall be included in all Medicaid managed care member handbooks and shall comply with SDOH’s member handbook guidelines.

i)	Contractor shall bear the burden of proof at hearings regarding the reduction, suspension or termination of ongoing services. In the event that Contractor’s initial adverse determination is upheld as a result of a fair hearing, any aid continuing provided pursuant to that hearing request, may be recouped by Contractor.

26. EXTERNAL APPEAL

26.1 Basis for External Appeal

Managed care Enrollees are eligible to request an external appeal when one or more covered health care services have been denied by the Contractor on the basis that the service(s) is not medically necessary or is experimental or investigational.

26.2 Eligibility for External Appeal

An Enrollee is eligible for an external appeal when the Enrollee has exhausted the Contractor’s internal utilization review procedure or both the Enrollee and the Contractor have agreed to waive internal appeal procedures in accordance with New York State P.H.L. § 4914(2)2(a). A provider is also eligible for an external appeal of retrospective denials.

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October 1. 2004

26.3 External Appeal Determination

The external appeal determination is binding on the Contractor, however, a fair hearing determination supercedes an external appeal determination for Medicaid Enrollees.

26.4 Compliance with External Appeal Laws and Regulations

MCOs must comply with the provisions of New York State P.H.L. Sections 4910-4914 and Title 10 of NYCRR Subpart 98-2 regarding the external appeal program.

27. INTERMEDIATE SANCTIONS

Contractor is subject to the imposition of sanctions as authorized by State law including the SDOH’s right to impose sanctions for unacceptable practices as set forth in Title 18 of the Official Compilation of Codes, Rules and Regulations of the State of New York (NYCRR) Part 515 and civil and monetary penalties pursuant to 18 NYCRR Part 516 and such other sanctions and penalties as are authorized by local laws and ordinances and resultant administrative codes, rules and regulations related to the Medical Assistance Program or to the delivery of the contracted for services.

28. ENVIRONMENTAL COMPLIANCE

The Contractor shall comply with all applicable standards, orders, or requirements issued under Section 306 of the Clean Air Act 42 U.S.C. Section 1857(h), Section 508 of the Clean Water Act (33 U.S.C. Section 1368), Executive Order 11738, and the Environmental Protection Agency (“EPA”) regulations (40 CFR, Part 15) that prohibit the use of the facilities included on the EPA List of Violating Facilities. The Contractor shall report violations to SDOH and to the Assistant Administrator for Enforcement of the EPA.

29. ENERGY CONSERVATION

The Contractor shall comply with any applicable mandatory standards and policies relating to energy efficiency that are contained in the State Energy Conservation regulation issued in compliance with the Energy Policy and Conservation Act of 1975 (Pub. L. 94-165) and any amendment to the Act.

30. INEPENDENT CAPACITY OF CONTRACTOR

The parties agree that the Contractor is an independent Contractor, and that the • Contractor, its agents, officers, and employees act in an independent capacity and not as officers or employees of LDSS, DHHS or the SDOH.

31. NO THIRD PARTY BENEFICIARIES

Only the parties to this Agreement and their successors in interest and assigns have any rights or remedies under or by reason of this Agreement.

32. INDEMNIFICATION

32.1 Indemnification by Contractor

The Contractor shall indemnify, defend, and hold harmless the LDSS, its officers, agents, and employees and the Enrollees and their eligible dependents from:

a)	any and all claims and losses accruing or resulting to any and all Contractors, subcontractors, materialmen, laborers, and any other person, firm, or corporation furnishing or supplying work, services, materials, or supplies in connection with the performance of this Agreement;

b)	any and all claims and losses accruing or resulting to any person, firm, or corporation that may be injured or damaged by the Contractor, its officers, agents, employees, or subcontractors, including Participating Providers, in connection with the performance of this Agreement;

SECTION 23 — SECTION 37
October I, 2004

c)	any liability, including costs and expenses, for violation of proprietary rights, copyrights, or rights of privacy, arising out of the publication, translation, reproduction, delivery, performance, use, or disposition of any data furnished under this Agreement, or based on any libelous or otherwise unlawful matter contained in such data.

i)	The LDSS will provide the Contractor with prompt written notice of any claim made against the LDSS, and the Contractor, at its sole option, shall defend or settle said claim. The LDSS shall cooperate with the Contractor to the extent necessary. for the Contractor to discharge its obligation under Section 32.1:

ii)	The Contractor shall have no obligation under this section with respect to any claim or cause of action for damages to persons or property solely caused by the negligence of LDSS, its employees, or agents.

32.2 Indemnification by LDSS

The LDSS shall indemnify and hold harmless the Contractor and its officers, agents, and employees from any and all claims for damages resulting from actions by the LDSS or their Contractors in connection with their performance under this Agreement, except for such damages, costs, and expenses resulting from the negligence or culpable act of the Contractor, its officers, agents, employees, or subcontractors, including Participating Providers.

33. PROHIBITION ON USE OF FEDERAL FUNDS FOR LOBBYING

33.1 Prohibition of Use of Federal Funds for Lobbying

The Contractor agrees, pursuant to 31 U.S.C. Section 1352 and 45 CFR Part 93, that no Federally appropriated funds have been paid or will be paid to any person by or on behalf of the Contractor for the purpose of influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the award of any Federal contract, the making of any federal grant, the making of     any Federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement. The Contractor agrees to complete and submit the “Certification Regarding Lobbying”, Appendix B attached hereto and incorporated herein, if this Agreement exceeds $100,000.

33.2 Disclosure Form to Report Lobbying

If any funds other than Federally appropriated funds have been paid or will be paid to any person for the purpose of influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the award of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement, and the Agreement exceeds $100,000, the Contractor shall complete and submit Standard Form-LLL “Disclosure Form to Report Lobbying,” in accordance with its instructions.

33.3 Requirements of Subcontractors

The Contractor shall include the provisions of this section in its subcontracts, including its Provider Agreements. For all subcontracts, including Provider Agreements, that exceed $100,000; the Contractor shall require the subcontractor, including any Participating Provider to certify and disclose accordingly to the Contractor.

SECTION 23 — SECTION 37
October 1, 2004

34. NON-DISCRIMINATION

34.1 Equal Access to Benefit Package

Except as otherwise provided in applicable sections of this Agreement the Contractor shall provide the Benefit Package to all Enrollees in the same manner, in accordance with the same standards, and with the same priority as Enrollees of the Contractor under any other contracts.

34.2 Non-Discrimination

The Contractor shall not discriminate against Eligible Persons or Enrollees on the basis of age, sex, race, creed, physical or mental handicap/developmental disability, national origin, sexual orientation, type of illness or condition, need for health services, or Capitation Rate that the Contractor will receive for such Eligible Persons or Enrollees.

34.3 Equal Employment Opportunity

Contractor must comply with Executive Order 11246, entitled “Equal Employment Opportunity”, as amended by Executive Order 11375, and as supplemented in Department of Labor regulations.

34.4 Native Americans Access to Services From Tribal or Urban Indian Health Facility

The Contractor shall not prohibit, restrict or discourage enrolled Native Americans from receiving care from or accessing Medicaid reimbursed health services from or through a tribal health or urban Indian health facility or center.

35. COMPLIANCE WITH APPLICABLE LAWS

35.1 Contractor and LDSS Compliance With Applicable Laws

Notwithstanding any inconsistent provisions in this Agreement, the Contractor and LDSS shall comply with all applicable requirements of the State Public Health Law; the State Social Services Law; Title XIX of the Social Security Act; Title VI of the Civil Rights Act of 1964 and 45 C.F.R. Part 80, as amended; Section 504 of the Rehabilitation Act of 1973 and 45 C.F.R. Part 84, as amended; Age Discrimination Act of 1975 and 45 C.F.R. Part 91, as amended; the Americans with Disabilities Act; Title XIII of the Federal Public Health Services Act, 42 U.S.C. Section 300e et seq., regulations promulgated there under; the Health Insurance Portability and Accountability Act of 1996 (P.L. 104-191) and related regulations; and all other applicable legal and regulatory requirements in effect at the time that this Agreement is signed and as adopted or amended during the term of this Agreement.

35.2 Nullification of Illegal, Unenforceable, Ineffective or. Void Contract Provisions

Should any provision of this Agreement be declared or found to be illegal or unenforceable, ineffective or void, then each party shall be relieved of any obligation arising from such provision; the balance of this Agreement, if capable of performance, shall remain in full force and effect.

35.3 Certificate of Authority Requirements

The Contractor must satisfy conditions for issuance of a certificate of authority, including proof of financial solvency, as specified in 10 NYCRR, § 98.6.

35.4 Notification of Changes in Certificate of Incorporation

The Contractor shall notify LDSS of any amendment to its Certificate of Incorporation in the same manner as and simultaneously with the notice given to SDOH pursuant to 10 NYCRR Section 98.4(a).

SECTION 23 — SECTION 37
October 1, 2004

35.5 Contractor’s Financial Solvency Requirements

The Contractor, for the duration of this Agreement, shall remain in compliance with all applicable state requirements for financial solvency for MCOs participating in the Medicaid Program. The Contractor shall continue to be financially responsible as defined in PHL § 4403(1)(c) and shall comply with the contingent reserve fund and escrow deposit requirements of 10 NYCRR §§ 98.11(d) and 98.11(e), respectively, and must meet minimum net worth requirements established by SDOH and the State Insurance Department. The Contractor shall make provision, satisfactory to SDOH, for protections for SDOH, LDSS and the Enrollees in the event of HMO or subcontractor insolvency, including but not limited to, hold harmless and continuation of treatment provisions in all provider agreements which protect SDOH, LDSS and Enrollees from costs of treatment and assures continued access to care for Enrollees.

35.6 Compliance With Care for Maternity Patients

Contractor must comply with § 2803-n of the Public Health Law and § 3216 (i) (10) (a) of the State Insurance Law related to hospital care for maternity patients.

35.7 Informed Consent Procedures for Hysterectomy and Sterilization

The Contractor is required and shall require Participating Providers to comply with the informed consent procedures for Hysterectomy and Sterilization specified in 42 CFR, Part 441, sub-part F, and 18 NYCRR Section 505.13.

35.8 Non-Liability of Enrollees for Contractor’s Debts

Contractor agrees that in no event shall the Enrollee become liable for the Contractor’s debts as set forth in SSA § 1932(b)(6).

35.9 LDSS Compliance With Conflict of Interest Laws

LDSS and its employees shall comply with General Municipal Law Article 18 and all other appropriate provisions of New York State law, local laws and ordinances and all resultant codes, rules and regulations pertaining to conflicts of interest.

35.10 Compliance With PHL Regarding External Appeals

Contractor must comply with Article 49 Title Il of the Public Health Law regarding external appeal of adverse determinations.

36. NEW YORK STATE STANDARD CONTRACT CLAUSES

The parties agree to be bound by the standard clauses for all New York State contracts and standard clauses, if any, for local government contracts contained in Appendix A, attached to and incorporated as if set forth fully herein, and any amendment thereto.

37. INSURANCE REQUIREMENTS

The LDSS may propose insurance requirements based on the contract practices of its County. Such requirements must be reasonable and consistent with the attainment of managed care program objectives.

X The LDSS has insurance requirements (attached) as Section 37 of this Agreement

The Contractor shall comply with the insurance requirements stated in Appendix A, Part II (General Provisions Governing contracts for Consultants, Professional and Technical Services, Section 4.3)

• The LDSS does not have insurance requirements.

SECTION 23 — SECTION 37
October 1, 2004

This Agreement is effective October 1, 2004 and shall remain in effect until September 30, 2005 or until the execution of an extension, renewal or successor agreement as provided for in the Agreement.

In Witness Whereof, the parties have duly executed this Agreement on the dates appearing below their respective signatures.
By /s/ K Ajmani By CarePlus, L.L.C. New York City Department of Health

Karin Ajmani, President and Mental HygieneDate 10/8/04 Date

Approval as to form and certification as to legal authority was granted by the Corporation Counsel on: 11/10/04

SIGNATURE PAGE
October 1, 2004

STATE OF NEW YORK)

SS:

COUNTY OF NEW YORK

On this 17 day of November 2004, Thomas Friedman, M.D. came

before me, to me known and known to be the	Commissioner

in the New York City Department of Health and Mental Hygiene, who is duly authorized to execute the foregoing instrument on behalf of the City and s/he acknowledged to me that s/he executed the same for the purpose therein mentioned.

/s/ Frank Lane

NOTARY PUBLIC

FRANK LANE

Notary Public, State of New York

No. 01 LA5014224

Qualified in Queens County

Commission Expires Nov. 3, 2005

STATE OF NEW YORK)

SS:

COUNTY OF NEW YORK

On this 8th day of October , 2004, Karin Ajmani came before me, to me known and known to be the President of CarePlus, LLC , who is duly authorized to executive the foregoing instrument on behalf of said corporation and s/he acknowledged to me that s/he executed the same for the purpose therein mentioned.

/s/ Evelyn Huang

NOTARY PUBLIC

Evelyn Huang

Notary Public State of New York

Lic.No. 02HU6001118

Qualified in New York County

Commission Expires March 13, 2006APPENDIX A

New York State Standard Clauses

And Local Standard Clauses

APPENDIX A October I. 2004

STANDAND CLAUSES FOR NYS CONTRACTS

STANDARD CLAUSES FOR NYS CONTRACTS

The parties to the attached contract, license, lease, amendment or other agreement of any kind (hereinafter, “the contract” or this contract”) agree to be bound by the following clauses which are hereby made a part of the contract (the word “Contractor” herein refers to any party other than the State, whether a contractor, licenser, licensee, lessor, lessee or any other party):

I. EXECUTORY CLAUSE. In accordance with Section 41 of the State Finance Law, the State shall have no liability under this contract to the Contractor or to anyone else beyond funds appropriated and available for this contract.

2. NON-ASSIGNMENT CLAUSE. In accordance with Section 138 of the State Finance Law, this contract may not be assigned by the Contractor or its right, title or interest therein assigned, transferred, conveyed, sublet or otherwise disposed of without the previous consent,-in writing, of the State and any attempts to assign the contract without the. State’s written consent are null and void. The Contractor may, however, assign its right to receive payment without the State’s prior written consent unless this contract concerns Certificates of Participation pursuant to Article 5-A of the State Finance Law.

3. COMPTROLLER‘S APPROVAL. In accordance with Section 112 of the State Finance Law (or, if this contract is with the State University or City University of New York, Section 355 or Section 6218 of the Education Law),. if. this contract exceeds 515,000 (or the minimum thresholds agreed to by the Office of the State Comptroller for certain S.U.N.Y. and C.U.N.Y. contracts), or if this is an amendment for any amount to a contract which, as so amended, exceeds said statutory amount, or if, by this contract, the State agrees to give something other than money when the value or reasonably estimated value of such consideration exceeds 510,000, it shall not be valid, effective or binding upon the State until it has been approved by the State Comptroller and filed in his office. Comptroller’s approval of contracts let by the Office of General Services is required when such contracts exceed $30,000 (State Finance Law Section I 63.6.a).

4. WORKERS’ COMPENSATION BENEFITS. In accordance with Section 142 of the State Finance Law, this contract shall be void and of no force and effect unless the Contractor shall provide and maintain coverage during the life of this contract for the benefit of such employees as are required to be covered by the provisions of the Workers’ Compensation Law.

5. NON-DISCRIMINATION REQUIREMENTS. To the extent required by Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, sexual orientation, age, disability, genetic predisposition or carrier status, or marital status. Furthermore, in accordance with Section 220-e of the Labor Law, if this is a contract for the construction, alteration or repair of any public building or public work or for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this contract shall be performed within the State of New York, Contractor agrees that neither ii not its subcontractors shall, by reason of race, creed, color, disability, sex, or national origin: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this contract. If this is a building service contract as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall by reason of race, creed, color, national origin, age, sex or disability: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the

APPENDIX A

performance of work under this contract. Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-c or Section 239 as well as possible termination of this contract and forfeiture of all moneys due hereunder for a second or subsequent violation.

6. WAGE AND HOURS PROVISIONS. If this is a public work contract covered by Article 8 of the Labor Law or a building service contract covered by Article 9 thereof, neither Contractor’s employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department. Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law.

7. NON-COLLUSIVE BIDDING CERTIFICATION. In accordance with Section 139-d of the State Finance Law, if this contract was awarded based upon the submission of bids, Contractor warrants, under penalty of perjury, that its bid was arrived at independently and without collusion aimed at restricting competition. Contractor further warrants that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered to the State a non-collusive bidding certification on Contractor’s behalf.

8. INTERNATIONAL BOYCOTT PROHIBITION. In accordance with Section 220-f of the Labor Law and Section 139-h of the State Finance Law, if this contract exceeds $5,000, the Contractor agrees, as a material condition of the contract, that neither the Contractor nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the federal Export Administration Act of 1979 (50 USC App. Sections 2401 et seq.) or regulations thereunder. If such Contractor, or any of the aforesaid affiliates of Contractor, -is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the contract’s execution, such contract, amendment or modification thereto shall be rendered forfeit and void. The Contractor shall so notify the State Comptroller within five (5) business days of such conviction, determination or disposition of appeal (2NYCRR 105.4).

9. SET-OFF RIGHTS. The State shall have all of its common law, equitable and statutory rights of set-off. These rights shall include, but not be limited to, the State’s option to withhold for the purposes of set-off any moneys due to the Contractor under this contract up to any amounts due and owing to the State with regard to this contract, any other contract with any State department or agency, including any contract for a term commencing prior to the term of this contract, plus any amounts due and owing to the State for any other reason including, without limitation, tax delinquencies, fee delinquencies or monetary penalties relative thereto. The State shall exercise its set-off rights in accordance with normal State practices including, in cases of set-off pursuant to an audit, the finalization of such audit by the State agency, its representatives, or the State Comptroller.

10. RECORDS. The Contractor shall establish and maintain complete and accurate books, records, documents, accounts and other evidence directly pertinent to performance under this contract (hereinafter, collectively, “the Records”). The Records must be kept for the balance of the calendar year in which they were made and for six (6) additional years thereafter. The State Comptroller, the Attorney General and any other person or entity authorized to conduct an examination, as well as the agency or agencies involved in this contract, shall have access to the Records during normal business hours at an office of the Contractor

May, 2003

STANDAND CLAUSES FOR NYS CONTRACTS APPENDIX A

within the State of New York or, if no such office is available, at a mutually agreeable and reasonable venue within the State, for the term specified above for the purposes of inspection, auditing and copying. The State shall take reasonable steps to protect from public disclosure any of the Records which are exempt from disclosure under Section 87 of the Public Officers Law (the “Statute”) provided that: (i) the Contractor shall timely inform an appropriate State official, in writing, that said records should not be disclosed; and (ii) said records shall be sufficiently identified; and (iii) designation of said records as exempt under the Statute is reasonable. Nothing contained herein shall diminish, or in any way adversely affect, the State’s right to discovery in any pending or future litigation.

11. IDENTIFYING INFORMATION AND PRIVACY NOTIFICATION. (a) FEDERAL EMPLOYER IDENTIFICATION NUMBER and/or FEDERAL SOCIAL SECURITY NUMBER. All invoices or New York State standard vouchers submitted for payment for the sale of goods or services or the lease of real or personal property to a New York State agency must include the payee’s identification number, i.e., the seller’s or lessor’s identification number. The number is either the payee’s Federal employer identification number or Federal social security number, or both such numbers when the payee has both such numbers. Failure to include this number or numbers may delay payment. Where the payee does not have such number or numbers, the payee, on its invoice or New York State standard voucher, must give the reason or reasons why the payee does not have such number or numbers.

(b) PRIVACY NOTIFICATION. (1) The authority to request the above personal information from a seller of goods or services or a lessor of real or personal property, and the authority to maintain such information, is found in Section 5 of the State Tax Law. Disclosure of this information by the seller or lessor to ‘the State is mandatory. The principal purpose for which the information is collected is to enable the State to identify individuals, businesses and others who have been delinquent in filing tax returns or may have understated their tax liabilities and to generally identify persons affected by the taxes administered by the Commissioner of Taxation and Finance. The information will be used for tax administration purposes and for any other purpose authorized by law.
(2) The personal information is requested by the purchasing unit of the agency contracting to purchase the goods or services or lease the real or personal property covered by this contract or lease. The information is maintained in New York State’s Central Accounting System by the Director of Accounting Operations, Office of the State Comptroller, AESOB, Albany, New York 12236.

12. EQUAL EMPLOYMENT OPPORTUNITIES FOR MINORITIES AND WOMEN. In accordance with Section 312 of the Executive Law, if this contract is: (i) a written agreement or purchase order instrument, providing for a total expenditure in excess of $25,000.00, whereby a contracting agency is committed to expend or does expend funds in return for labor, services, supplies, equipment, materials or any combination of the foregoing, to be performed for, or rendered or furnished to the contracting agency; or (ii) a written agreement in excess of $100,000.00 whereby a contracting agency is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon; or (iii) a written agreement in excess of S100,000.00 whereby the owner of a State assisted housing project is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon for such project, then:

(a) The Contractor will not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status, and will undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination. Affirmative action shall mean recruitment, employment, job assignment, promotion, upgradings, demotion, transfer, layoff, or termination and rates of pay or other forms of compensation;

(b) at the request of the contracting agency, the Contractor shall request each employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other agreement or understanding, to furnish a written statement that such employment agency, labor union or representative will not discriminate on the basis of race, creed, color, national origin, sex, age, disability or marital status and that such union or representative will affirmatively cooperate in the implementation of the contractor’s obligations herein; and

(c) the Contractor shall state, in all solicitations or advertisements for employees, that, in the performance of the State contract, all qualified applicants will be afforded equal employment opportunities without discrimination because of race, creed, color, national origin, sex, age, disability or marital status.

Contractor, will include the provisions of “a”, “b”, and “c” above, in every subcontract. over $25,000.00 for the construction, demolition, replacement, major repair, renovation, planning or design of real property and improvements thereon (the “Work”) except where the Work is for the beneficial use of the .Contractor. Section 312 does not apply to: (i) work, goods or services unrelated to this contract; or (ii) employment outside New York State; or (iii) banking services, insurance policies or the sale of securities. The State shall consider compliance by a contractor or subcontractor with the requirements of any federal law concerning equal employment opportunity which effectuates the purpose of this section. The contracting agency shall determine whether the imposition of the requirements of the provisions hereof duplicate or conflict with any such federal law and if such duplication or conflict exists, the contracting agency shall waive the applicability of Section 312 to the extent of such duplication or conflict. Contractor will comply with all duly promulgated and lawful rules and regulations of the Governor’s Office of Minority and Women’s Business Development pertaining hereto.

13. CONFLICTING TERMS. In the event of a conflict between the terms of the contract (including any and all attachments thereto and amendments thereof) and the terms of this Appendix A, the terms of this Appendix A shall control.

14. GOVERNING LAW. This contract shall be governed by the laws of the State of New York except where the Federal supremacy clause requires otherwise.

15. LATE PAYMENT. Timeliness of payment and any interest to be paid to Contractor for late payment shall be governed by Article 11-A of the State Finance Law to the extent required by law.

16. NO ARBITRATION. Disputes involving this contract, including the breach or alleged breach thereof, may not. be submitted to binding arbitration (except where statutorily authorized), but must, instead, be heard in a court of competent jurisdiction of the State of New York.

17. SERVICE OF PROCESS. In addition to the methods of service allowed by the State Civil Practice Law & Rules (“CPLR”), Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Contractor’s actual receipt of process or upon the State’s receipt of the return thereof by the United States Postal Service as refused or undeliverable. Contractor must promptly notify the State, in writing, of each and every change of address to which service of process can be made. Service by the State to the last known address shall be sufficient. Contractor will have thirty (30) calendar days after service hereunder is complete in which to respond.

May, 2003

STANDARD CLAUSES F0R NYS CONTRAUCTS APPENDIX A

18. PROHIBITION ON PURCHASE OF TROPICAL HARDWOODS. The Contractor certifies and warrants that all wood products to be used under this contract award will be in accordance with, but not limited to, the specifications and provisions of State Finance Law §I65. (Use of Tropical Hardwoods) which prohibits purchase and use of tropical hardwoods, unless specifically exempted, by the State or any governmental agency or political subdivision or public benefit corporation. Qualification for an exemption under this law will be the responsibility of the contractor to establish to meet with the approval of the State.

In addition, when any portion of this contract involving the use of woods, whether supply or installation, is to be performed by any subcontractor, the prime Contractor will indicate and certify in the submitted bid proposal that the subcontractor has been informed and is in compliance with specifications and provisions regarding use of tropical hardwoods as detailed in § 165 State Finance Law. Any such use must meet with the approval of the State; otherwise, the bid may not be considered responsive. Under bidder certifications, proof of qualification for exemption will be the responsibility of the Contractor to meet with the approval of the State.

19. MACBRIDE FAIR EMPLOYMENT PRINCIPLES. In accordance with the MacBride Fair Employment Principles (Chapter 807 of the Laws of 1992), the Contractor hereby stipulates that the Contractor either (a) has no business operations in Northern Ireland, or (b) shall take lawful steps in good faith to conduct any business operations in Northern Ireland in accordance with the MacBride Fair Employment Principles (as described in Section 165 of the New York State Finance Law), and shall permit independent monitoring of compliance with suck principles.

20. OMNIBUS PROCUREMENT ACT OF 1992. It is the policy of New York State to maximize opportunities for the participation of New York State business enterprises, including minority and women-owned business enterprises as bidders, subcontractors and suppliers on its procurement contracts.

Information on the availability of New York State subcontractors and suppliers is available from:

NYS Department of Economic Development
Division for Small Business 30 South Pearl St — 7i° Floor Albany, New York 12245 Telephone: 518-292-5220

A directory of certified minority and women-owned business enterprises is available from:

NYS Department of Economic Development

Division of Minority and Women’s Business Development
30 South Pearl St — 2nd Floor Albany, New York 12245 http://www.empire.state.ny.us

The Omnibus Procurement Act of 1992 requires that by signing this bid proposal or contract, as applicable, Contractors certify that whenever the total bid amount is greater than SI million:

(a) The Contractor has made reasonable efforts to encourage the participation of New York State Business Enterprises as suppliers and subcontractors, including certified minority and women-owned business enterprises, on this project, and has retained the documentation of these efforts to be provided upon request to the State;

(b) The Contractor has complied with the Federal Equal Opportunity Act of 1972 (P.L. 92-261), as amended;

(c)
The Contractor agrees to make reasonable efforts to provide notification to New York State residents of employment opportunities on this project through listing any such positions with the Job Service Division of the New York State Department of Labor, or providing such notification in such manner as is consistent with existing collective bargaining contracts or agreements. The Contractor agrees to document these efforts and to provide said documentation to the State upon request; and

(d) The Contractor acknowledges notice that the State may seek to obtain offset credits from foreign countries as a result of this contract and agrees to cooperate with the State in these efforts.

21. RECIPROCITY AND SANCTIONS PROVISIONS. Bidders are hereby notified that if their principal place of business is located in a country, nation, province, state or political subdivision that penalizes New York State vendors, and if the goods or services they offer will be substantially produced or performed outside New York State, the Omnibus Procurement Act 1994 and 2000 amendments (Chapter 684 and Chapter 383, respectively) require that they be denied contracts which they would otherwise obtain. NOTE: As of May 15, 2002, the list of discriminatory jurisdictions subject to this provision includes the states of South Carolina, Alaska, West Virginia, Wyoming, Louisiana and Hawaii. Contact NYS Department of Economic Development for a current list of jurisdictions subject to this provision.

22. PURCHASES OF APPAREL. In accordance with State Finance Law 162 (4-a), the State shall not purchase any apparel from any vendor unable or unwilling to certify that: (i) such apparel was manufactured in compliance with all applicable labor and occupational safety laws, including, but not limited to, child labor laws, wage and hours laws and workplace safety laws, and (ii) vendor will supply, with its bid (or, if not a bid situation, prior to or at the time of signing a contract with the State), if known, the names and addresses of each subcontractor and a list of all manufacturing plants to be utilized by the bidder.

21.

City of New York

GENERAL PROVISIONS GOVERNING CONTRACTS FOR

CONSULTANTS, PROFESSIONAL AND TECHNICAL SERVICES (Not-For- Profit entities)

CONTENTS
ARTICLE 1. DEFINITIONS	2
ARTICLE 2. REPRESENTATIONS AND WARRANTIES		2
2.1Procurement of Agreement	2
2.2Conflict of Interest	2
2.3Fair Practices	2
ARTICLE 3. AUDIT BY THE DEPARTMENT AND CITY		3
ARTICLE 4. COVENANTS OF THE CONTRACTOR	3
4.1Employees	3
4.2Independent Contractor Status	4
4.3Insurance	4
4.4Protection of City Property	6
4.5Confidentiality	6
4.6 Books and Records	6
4.7Retention of Records	6
4.8 Compliance with Law	6
4.9Investigation Clause	6
4.10 Assignment	8
4.11 Subcontracting	8

4.12 Publicity 9 4.13 Participation in an International Boycott 9

4.14 Inventions, Patents and Copyrights		9
4.15 Infringements		9
4.16 Anti-trust		10
ARTICLE 5. TERMINATION		10
5.1	Termination of Agreement ...........	10
ARTICLE 6. MISCELLANEOUS		11
6.1	Conflict of Laws ...................	11
6.2	General Release ....................	11
6.3	Claims and Actions Thereon .........	11
6.4	No Claim Against Officers, Agents or
	Employees ..........................	11

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PAGE

6.5Waiver	12
6.6Notice	12
6.7All Legal Provisions Deemed Included	12
6.8Severability	12
6.9Political Activity	12
6.10 Modification	12
6.11 Paragraph Headings	13
6.12 No Removal of Records from Premises	13
6.13 Inspection at Site	13
6.14 Pricing	13
ARTICLE 7. MERGER	13
ARTICLE 8. CONDITIONS PRECEDENT	13
ARTICLE 9. PPB RULES	14
ARTICLE 10. STATE LABOR LAW AND CITY ADMINISTRATIVE CODE		14
ARTICLE 11. FORUM PROVISION	15
ARTICLE 12. EQUAL EMPLOYMENT OPPORTUNITY	15
ARTICLE 13. NO DAMAGE FOR DELAY	16
ARTICLE 14. CONSULTANT REPORT INFORMATION	16
ARTICLE 15.RESOLUTION OF DISPUTES	17
15.4 Presentation of Dispute to Agency Head	17
15.5 Presentation of Dispute to the Comptroller	18
15.6 Contract Dispute Resolution Board	19
15.7 Petition to Contract Dispute Resolution Board	19
ARTICLE 16.PROMPT PAYMENT	20

ARTICLE 1. DEFINITIONS
As used throughout this Agreement, the following terms shall have the meaning set forth below:

a. “City” shall mean the City of New York, its departments and political subdivisions.
b. “Comptroller” shall mean the Comptroller of the City of New York.
c. “Department” or “Agency” shall mean the DEPARTMENT OF HEALTH. AND MENTAL HYGIENE
d. “Commissioner” or “Administrator” shall mean the COMMISSIONER OF HEALTH AND MENTAL

HYGIENE or his duly authorized representative. The term “duly authorized representative” shall include any person or persons acting within the limits of his or her authority.

e.	“Law” or “Laws” shall include but not be limited to the New York City Charter, the New York City Administrative Code, a local law of the City of New York, and any ordinance, rule or regulation having the force of law.

f. “Contractor” or ”Consultant” shall mean VENDOR

ARTICLE 2. REPRESENTATIONS AND WARRANTIES
2.1 PROCUREMENT OF AGREEMENT

A.	The Contractor represents and warrants that no person or selling agency has been employed or retained to solicit or secure this Agreement upon an agreement or understanding for a commission, percentage, brokerage fee, contingent fee or any other compensation. The Contractor further represents and warrants that no payment, gift or thing of value has been made, given or promised to obtain this or any other agreement between the parties. The Contractor makes such representations and warranties to induce the City to enter into this Agreement and the City relies upon such representations and warranties in the execution hereof.

B.	For a breach or violation of such representations or warranties, the Administrator shall have the right to annul this Agreement without liability, entitling the City to recover all monies paid hereunder and the Contractor shall not make claim for, or be entitled to recover, any sum or sums due under this Agreement. This remedy, if effected, shall not constitute the sole remedy afforded the City for the falsity or breach, nor shall it constitute a waiver of the City’s right to claim damages or refuse payment or to take any other action provided for by law or pursuant to this Agreement.

2.2 CONFLICT OF INTEREST

The Contractor represents and warrants that neither it nor any of its directors, officers, members, partners or employees, has any interest nor shall they acquire any interest, directly or indirectly, which would or may conflict in any manner or degree with the performance or rendering of the services herein provided. The Contractor further represents and warrants that in the performance of this Agreement no person having such interest or possible interest shall be employed by it. No elected official or other officer or employee of the City or Department, nor any person whose salary is payable, in whole or in part, from the City Treasury, shall participate in any decision relating to this Agreement which affects his or her personal interest or the interest of any corporation, partnership or association in which he or she is, directly or indirectly, interested; nor shall any such person have any interest, direct or indirect, in this Agreement or in the proceeds thereof.

2.3 FAIR PRACTICES

The Contractor and each person signing on behalf of any contractor represents and warrants and certifies, under penalty of perjury, that to the best of its knowledge and belief:

A.	The prices in this contract have been arrived at independently without collusion, consultation, communication, or agreement, for the purpose of restricting competition, as to any matter relating to such prices with any other bidder or with any competitor;

B.	Unless otherwise required by law, the prices which have been quoted in this contract and on the proposal submitted by the Contractor have not been knowingly disclosed by the Contractor prior to the proposal opening, directly or indirectly, to any other bidder or to any competitor; and

C.	No attempt has been made or will be made by the Contractor to induce any other person, partnership or corporation to submit or not to submit a proposal for the purpose of restricting competition. The fact that the Contractor (a) has published price lists, rates, or tariffs covering items being procured, (b) has informed prospective customers of proposed or pending publication of new or revised price lists for such items, or © has sold the same items to other customers at the same prices being bid, does not constitute, without more, a disclosure within the meaning of the above.

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ARTICLE 3. AUDIT BY THE DEPARTMENT AND CITY

3.1	All vouchers or invoices presented for payment to be made hereunder, and the books, records and accounts upon which said vouchers or invoices are based are subject to audit by the Department and by the Comptroller of the City of New York pursuant to the powers and responsibilities as conferred upon said Department and said Comptroller by the New York City Charter and Administrative Code of the City of New York, as well as all orders and regulations promulgated pursuant thereto.

3.2	The Contractor shall submit any and all documentation and justification in support of expenditures or fees under this Agreement as may be required by said Department and said Comptroller so that they may evaluate the reasonableness of the charges and shall make its records available to the Department and to the Comptroller as they consider necessary.

3.3	All books, vouchers, records, reports, canceled checks and any and all similar material may be subject to periodic inspection, review and audit by the State of New York, Federal Government and other persons duly authorized by the City. Such audit may include examination and review of the source and application of all funds whether from the City, any State, the Federal Government, private sources or otherwise.

3.4	The contractor shall not be entitled to final payment under the Agreement until all requirements have been satisfactorily met.

ARTICLE 4. COVENANTS OF THE CONTRACTOR
4.1	EMPLOYEES	V

A.	All experts or consultants or employees of the Contractor who are employed by the Contractor to perform work under this contract are neither employees of the City nor under contract to the City and the Contractor alone is responsible for their work, direction, compensation and personal conduct while engaged under this Agreement. Nothing in this contract shall impose any liability or duty on the City for the acts; omissions, liabilities or obligations of the Contractor any person, firm company, agency, association, expert, consultant, independent contractor, specialist, trainee, employee, servant, or agent, or for taxes of any nature including but not limited to unemployment insurance, workmen’s compensation, disability benefits and social security, or, except as specifically stated in this contract, to any person, firm or corporation.

B.	The Contractor shall be solely responsible for all physical injuries or death to its agents, servants, or employees or to any other person or damage to any property sustained during its operations and work on the project under this agreement resulting from any act of omission or commission or error in judgment of any of its officers, trustees, employees, agents, servants, or independent contractors, and shall hold harmless and indemnify the City from liability upon any and all claims for damages on account of such injuries or death to any such person or damages to property on account of any neglect, fault or default of the Contractor, its officers, trustees, employees, agents, servants, or independent contractors. The Contractor shall be solely responsible for the safety and protection of all of its employees whether due to the negligence, fault or default of the Contractor or not.

C. Workmen’s Compensation and Disability Benefits

If this Agreement be of such a character that the employees engaged thereon are required to be insured by the provision of Chapter 615 of the Laws of 1922, known as the “Workmen’s Compensation Law” and acts amendatory thereto, the Agreement shall be void and of no effect unless the Contractor shall secure compensation for the benefit of, and keep insured during the life of this Agreement such employees in compliance with the provisions of said law, inclusive of Disability Benefits,; and, shall furnish the Department with two (2) certificates of these insurance coverages.

D.	Unemployment Insurance Unemployment Insurance coverage shall be obtained and provided by the Contractor for its employees.

E. Minimum Wage

Except for those employees whose minimum wage is required to be fixed pursuant to Section 220 of the Labor Law of the State of New York, all persons employed by the Contractor in the performance of this Agreement shall be paid, without subsequent deduction or rebate, unless expressly authorized by law, not less than the minimum wage as prescribed by law. Any breach or violation of the foregoing shall be deemed a breach or violation of a material provision of this Agreement.

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4.2 INDEPENDENT CONTRACTOR STATUS

The Contractor and the Department agree that the Contractor is an independent contractor, and not an employee of the Department or the City of New York, and that in accordance with such status as independent contractor, the Contractor covenants and agrees that neither it nor its employees or agents will hold themselves out as, nor claim to be, officers or employees of the City of New York, or of any department, agency or unit thereof, by reason hereof, and that they will not, by reason hereof, make any claim, demand or application to or for any right or privilege applicable to an officer or employee of the City of New York, including, but not limited to, Workmen’s Compensation coverage, Unemployment Insurance Benefits, Social Security coverage or employee retirement membership or credit.

4.3 INSURANCE
A. INSURANCE REQUIREMENTS FOR CONTRACTORS

Contractors shall procure and maintain for the duration of the contract insurance against claims for injuries to persons or damages to property which may arise from or in connection with the performance of the work hereunder by the Contractor, his agents, representatives, employees or subcontractors. All required insurance policies shall be maintained with companies that may lawfully issue the required policy and have an A.M. Best rating of at least A-7 or a Standard and Poor’s rating of at least AA, unless prior written approval is obtained from the Mayor’s Office of Operations. The cost of such insurance shall be included in the Contractor’s bid.

a. Minimum Scope of Insurance

Coverage shall be at least as broad as:

1.Insurance Services Office form number GL 0002 (1/73) covering Comprehensive General Liability and Insurance Services Office form number GL 0404 covering Broad Form Comprehensive General Liability; or Insurance Services Office Commercial General Liability coverage (“occurrence” form CG 0001).(ED 11/85).

2.Insurance Services Office form number CA 0001 (Ed. 1/78) covering Automobile Liability, code 1 “any auto” and endorsements CA 2232 and CA 0112.

3.	Workers’ Compensation insurance as required by Labor Code of the State of New York and Employers Liability insurance.

b.	Minimum Limits of Insurance Contractor shall maintain limits no less than:

1.Comprehensive General Liability: $1,000,000.00 combined single limit per accident for bodily injury and property damage.

2.Professional liability: 1 Million Dollars per occurrence; Three Million Dollars Aggregate.

3.	Workers’ Compensation and Employers Liability: Workers’ Compensation limits as required by the Labor Code of the State of New York Employers Liability limits of $1,000,000.00 per accident. Pursuant to Section 57 of the NYS Workers’ Compensation Law, the vendor has submitted proof of workers’ compensation and disability benefits coverage to the agency.

c. Deductibles and Self-Insured Retentions

Any deductibles and self-insured retentions must be declared to and approved by the Agency. At the option of the Agency, either: the insurer shall reduce or eliminate such deductibles or self-insured retentions as respects and Agency, its officers, officials and employees; or the Contractor shall procure a bond guaranteeing payment of losses and related investigations, claim administration and defense expenses.
1.General Liability and Automobile Liability Coverages

a.	The City, its officers, officials and employees are to be covered as insured as respects: liability arising out of activities performed by or on behalf of the Contractor; products and completed operations of the Contractor; premises owned, leases or used by the Contractor; or automobiles owned, leased, hired or borrowed by the Contractor. The coverage shall contain no special limitations on the scope of protection afforded to the City, its officers, officials and employees.

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b.	The Contractor’s insurance coverage shall be primary insurance as respect the City, its officers, officials, and employees. Any other insurance or self-insurance maintained by the Agency, its officers, officials and employees shall be excess of and not contribute with the Contractor’s insurance.

c.	Any failure to comply with reporting provisions of the policies shall not affect coverage provided to the Agency, its officers, officials, and employees.

d.	The Contractor’s insurance shall apply separately to each insured against whom claim is made or suit is brought, except with respect to the limits of the insurers liability.

2. Workers’ Compensation and Employers Liability Coverage

The insurer shall agree to waive all rights of subrogation against the Agency, its officers, officials, and employees for losses arising from work performed by the Contractor for Agency.

3.All Coverages

Each insurance policy required by this clause shall be endorsed to state that coverage shall not be suspended, voided, cancelled by either party, reduced in coverage or in limits except after sixty (60) days prior written notice by certified mail, return receipt requested, has been given to the City.

d. Acceptability of Insurers

Insurance is to be placed with insurers with an A.M. Best rating of at least A-7 or a Standard and Poor’s rating of at least AA, unless prior written approval is obtained from the Mayor’s Office of Operations.

e. Verification of Coverage

Contractor shall furnish the City with Certificates of Insurance effecting coverage required by this clause. The Certificates for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. The Certificates are to be on forms provided by the Agency and are to be received and approved by the Agency before work commences. The Agency reserves the right to obtain complete, certified copies of all required insurance policies, at any time.

f. Subcontractors

Contractor shall include all subcontractors as insured under its policies or shall furnish separate Certificates for each subcontractor: All coverages for subcontractors shall be subject to all of the requirements stated herein.

B. In the event that any claim is made or any action is brought against the City arising out of negligent or careless acts of an employee of the Contractor, either within or without the scope of his employment, or arising out of Contractor’s negligent performance of this Agreement, then the City shall have the right to withhold further payments hereunder for the purpose of set-off in sufficient sums to cover the said claim or action. The rights and remedies of the City provided for in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

4.4 PROTECTION OF CITY PROPERTY,

A.	The Contractor assumes the risk of, and shall be responsible for, any loss or damage to City property, including property and equipment leased by the City, used in the performance of this Agreement; and caused, either directly or indirectly by the acts, conduct, omissions or lack of good faith ofthe Contractor, its officers, managerial personnel and employees, or any person, firm, company, agent or others engaged by the Contractor as expert, consultant, specialist or subcontractor hereunder.

B.	In the event that any such City property is lost or damaged, except for normal wear and tear, then the City shall have the right to withhold further payments hereunder for the purpose of set-off, in sufficient sums to cover such loss or damage.

C.	The Contractor agrees to indemnify the City and hold it harmless from any and all liability or claim for damages due to any such loss or damage to any such City property described in subsection A above.

D.	The rights and remedies of the City provided herein shall not be exclusive and are in addition to any other rights and remedies provided by law or by this Agreement.

4.5	NFP.W/P.L. -5- CONFIDENTIALITY

All of the reports, information or data, furnished to or prepared, assembled or used by the Contractor. under this Agreement are to be held confidential, and prior to publication, the Contractor agrees that the same shall not be made available to any individual or organization without the prior written approval of the Department.

4.6 BOOKS AND RECORDS

The Contractor agrees to maintain separate and accurate books, records, documents and other evidence and accounting procedures and practices which sufficiently and properly reflect all direct and indirect costs of any nature expended in the performance of this Agreement.

4.7 RETENTION OF RECORDS

The Contractor agrees to retain all books, records, and other documents relevant to this Agreement for six years after the final payment or termination of this Agreement, whichever is later. City, State and Federal auditors and any other persons duly authorized by the Department shall have full access to and the right to examine any of said materials during said period.

4.8 COMPLIANCE WITH LAW

Contractor shall render all services under this Agreement in accordance with the applicable provisions of federal, state and local laws, rules and regulations as are in effect at the time such services are rendered.

4.9 INVESTIGATION CLAUSE

1.	The parties to this agreement agree to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.

2(a) If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York, or;

(b)	If any person refuses to testify for a reason other than the assertion of his or her privilege against self-incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then;

3(a) The commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved, to determine if any penalties should attach for the failure of a person to testify.

3(b) If any non-governmental party to the hearing requests an adjournment, the commissioner or agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to paragraph 5 below without the City incurring any penalty or damages for delay or otherwise.

4.	The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

(a)	The disqualification for a period not to exceed five (5) years from the.date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

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(b)	The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.

5.	The commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (a) and (b) below. He or she may also consider, if relevant and appropriate, the criteria established in paragraphs (c) and (d) below in addition to any other information which may be relevant and appropriate:

(a)	The party’s good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

(b)	The relationship of the person who refused to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

(c)	The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

(d)	The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 4 above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 3(a) above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

6. The term “license” or “permit” as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

(a)	The term “person” as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

(b)	The term “entity” as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, benefits, licenses, leases, or permits from or through the City or otherwise transacts business with the City.

(c)	The term “member” as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

7.	In addition to and notwithstanding any other provision of this agreement the Commissioner or agency head may in his or her sole discretion terminate this agreement upon not less than three (3) days written notice in the event contractor fails to promptly report in writing to the Commissioner of Investigation of the CityofNew York any solicitation of money, goods, requests for future employment or other benefit or thing of value, by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this agreement by the contractor, or affecting the performance of this contract.

4.10 ASSIGNMENT

A.	The Contractor shall not assign, transfer, convey or otherwise dispose of this Agreement or of Contractor’s rights, obligations, duties, in whole or in part, or of its right to execute it, or its right, title or interest in it or any part thereof, or assign, by power of attorney or otherwise, any of the notices due or to become due under this contract, unless the prior written consent of the Administrator shall be obtained. Any such assignment, transfer, conveyance or other disposition without such consent shall be void.

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B.	Failure of the Contractor to obtain any required consent to any assignment, shall be cause for termination for cause, at the option of the Administrator; and if so terminated, the City shall thereupon be relieved and discharged from any further liability and obligation to the Contractor, its assignees or transferees, and all monies that may become due under the contract shall be forfeited to the City except so much thereof as may be necessary to pay the Contractor’s employees.

C.	The provisions of this clause shall not hinder, prevent, or affect an assignment by the Contractor for the benefit of its creditors made pursuant to the laws of the State of New York.

D.	This Agreement may be assigned by the City to any corporation, agency or instrumentality having authority to accept such assignment.

4.11 SUBCONTRACTING

A.	The Contractor agrees not to enter into any subcontracts for the performance of its obligations, in whole or in part, under this Agreement without the prior written approval of the Department. Two copies of each such proposed subcontract shall be submitted to the Department with the Contractor’s written request for approval. All such subcontracts shall contain provisions specifying:

1.	that the work performed by the subcontractor must be in accordance with the terms of the Agreement between the Department and the Contractor,

2. that nothing contained in such agreement shall impair the rights of the Department,

3.	that nothing contained herein, or under the Agreement between the Department and the Contractor, shall create any contractual relation between the subcontractor and the Department, and

4.	that the subcontractor specifically agrees to be bound by the confidentiality provision set forth in this Agreement between the Department and the Contractor.

B.	The Contractor agrees that it is fully responsible to the Department for the acts and omissions of the subcontractors and of persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by it.

C. The aforesaid approval is required in all cases other than individual employer-employee contracts.

D. The Contractor shall not in any way be relieved of any responsibility under this Contract by any subcontract.

4.12 PUBLICITY

A.	The prior written approval of the Department is required before the Contractor or any of its employees,. servants, agents, or independent contractors may, at any time, either during or after completion or termination of this Agreement, make any statement to the press or issue any material for publication through any media of communication bearing on the work performed or data collected under this Agreement.

B.	If the Contractor publishes a’ work dealing with any aspect of performance under this Agreement, or of the results and accomplishments attained in such performance, the Department shall have a royalty free, non-exclusive and irrevocable license to reproduce, publish or otherwise use and to authorize others to use the publication.

4.13 PARTICIPATION IN AN INTERNATIONAL BOYCOTT

A.	The Contractor agrees that neither the Contractor nor any substantially-owned affiliated company is participating or shall participate in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated thereunder.

B.	Upon the final determination by the Commerce Department or any other agency of the United States as to, or conviction of the Contractor or a substantially-owned affiliated company thereof, participation in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations promulgated thereunder, the Comptroller may, at his option, render forfeit and void this contract.

C.	The Contractor shall comply in all respects, with the provisions of Section 6-114 of the Administrative Code of the City of New York and the rules and regulations issued by the Comptroller thereunder.

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4.14 INVENTIONS, PATENTS AND COPYRIGHTS

A.	Any discovery or invention arising out of or developed in the course of performance of this Agreement shall be promptly and fully reported to the Department, and if this work is supported by a federal grant of funds, shall be promptly and fully reported to the Federal Government for determination as to whether patent protection on such invention shall be sought and how the rights in the invention or discovery, including rights under any patent issued thereon, shall be disposed of and administered in order to protect the public interest.

B.	No report, document or other data produced in whole or in part with contract funds shall be copyrighted by the Contractor nor shall any notice of copyright be registered by the Contractor in connection with any report, document or other data developed for the contract.

C.	In no case shall subsections A and B of this section apply to, or prevent the Contractor from asserting or protecting its rights in any report, document or other data, or any invention which existed prior to or was developed or discovered independently from the activities directly related to this Agreement.

4.15 INFRINGEMENTS

The Contractor shall be liable to the Department and hereby agrees to indemnify and hold the Department harmless for any damage or loss or expense sustained by the Department from any infringement by the Contractor of any copyright, trademark or patent rights of design, systems, drawings, graphs, charts, specifications or printed matter furnished or used by the Contractor in the performance of this Agreement.

4.16 ANTI-TRUST

The Contractor hereby assigns, sells, and transfers to the City all right, title and interest in and to any claims and causes of action arising under the anti-trust laws of the State of New York or of the United States relating to the particular goods or services purchased or procured by the City under this Agreement.

ARTICLE 5. TERMINATION
5.1 TERMINATION OF AGREEMENT

A. The Department and/or City shall have the right to terminate this Agreement, in whole or in part:

1. Under any right to terminate as specified in any section of this Agreement.
2. Upon the failure of the Contractor to comply with any of the terms and conditions of this Agreement.
3. Upon the Contractor’s becoming insolvent.

4.	Upon the commencement under the Bankruptcy Act of any proceeding by or against the Contractor, either voluntarily or involuntarily.

5. Upon the Commissioner’s determination, termination is in the best interest of the City.

B.	The Department or City shall give the Contractor written notice of any termination of this Agreement specifying therein the applicable provisions of subsection A of this section and the effective date thereof which shall not be less than ten (10) days from the date the notice is received.

C.	The Contractor shall be entitled to apply to the Department to have this Agreement terminated by said Department by reason of any failure in the performance of this Agreement (including any failure by the Contractor to make progress in the prosecution of work hereunder which endangers such performance), if such failure arises out of causes beyond the control and without the fault or negligence of the Contractor. Such causes may include, but are not restricted to: acts of God or of the public enemy; acts of the Government in either its sovereign or contractual capacity; fires; floods; epidemics; quarantine restrictions; strikes; freight embargoes; or any other cause beyond the reasonable control of the Contractor. The determination that such failure arises out of causes beyond the control and without the fault or negligence of the Contractor shall be made by the Department which agrees to exercise reasonable judgment therein. If such a determination is made and the Agreement terminated by the Department pursuant to such application by the Contractor, such termination shall be deemed to be without cause.

D.	Upon termination of this Agreement the Contractor shall comply with the Department or City close-out procedures, including but not limited to:

1.	Accounting for and refund to the Department or City, within thirty (30) days, any unexpended funds which have been paid to the Contractor pursuant to this agreement.

2.	Furnishing within thirty (30) days an inventory to the Department or City of all equipment, appurtenances and property purchased through or provided under this Agreement carrying out any Department or City directive concerning the disposition thereof.

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Not incurring or paying any further obligation pursuant to this Agreement beyond the termination date. Any obligation necessarily incurred by the Contractor on account of this Agreement prior to receipt of notice of termination and falling due after such date shall be paid by the Department or City in accordance with the terms of this Agreement. In no event shall the word “obligation,” as used herein, be construed as including any lease agreement, oral or written, entered into between the Contractor and its landlord.

4.	Turn over to the Department or City or its designees all books, records, documents and material specifically relating to this Agreement.

5.	Submit, within ninety (90) days, a final statement and report relating to this Agreement. The report shall be made by a certified public accountant or a licensed public accountant.

E.	In the event the Department or City shall terminate this Agreement, in whole or in part, as provided in paragraphs 1, 2, 3, or 4 of subsection A of this section, the Department or City may procure, upon such terms and in such manner as deemed appropriate, services similar to those so terminated, and the Contractor shall continue the performance of this Agreement to the extent not terminated hereby.

F.	Not withstanding any other provisions of this contract, the Contractor shall not be relieved of liability to the City for damages sustained by the City by virtue of Contractor’s breach of the contract, and the City may withhold payments to the Contractor for the purpose of set-off until such time as the exact amount of damages due to the City from the Contractor is determined.

G.	The provisions of the Agreement regarding confidentiality of information shall remain in full force and effect following any termination.

H.	The rights and remedies of the City provided in this section shall not be exclusive and are in addition to all other rights and remedies provided by law or under this Agreement,

ARTICLE 6. MISCELLANEOUS
6.1	CONFLICT OF LAWS

All disputes arising out of this Agreement shall be interpreted and decided in accordance with the laws of the State of New York.

6.2 GENERAL RELEASE

The acceptance by the Contractor or its assignees of the final payment under this contract, whether by voucher, judgment of any court of competent jurisdiction or any other administrative means, shall constitute and operate as a general release to the City from any and all claims of and liability to the Contractor arising out of the performance of this contract.

6.3 CLAIMS AND ACTIONS THEREON

A.	No action at law or proceeding in equity against the City or Department shall lie or be maintained upon any claim based upon this Agreement or arising out of this Agreement or in any way connected with this Agreement unless the Contractor shall have strictly complied with all requirements relating to the giving of notice and of information with respect to such claims, all as herein provided.

B.	No action shall lie or be maintained against the City by Contractor upon any claims based upon this Agreement unless such action shall be commenced within six (6) months after the date of filing in the Office of the Comptroller of the City of the certificate for the final payment hereunder, or within six (6) months of the termination or conclusion of this Agreement, or within six (6) months after the accrual of the Cause of Action, whichever first occurs.

C.	In the event any claim is made or any action brought in any way relating to the Agreement herein, the Contractor shall diligently render to the Department and/or the City of New York without additional compensation any and all assistance which the Department and/or the City of New York may require of the Contractor.

D.	The Contractor shall report to the Department in writing within three (3) working days of the initiation by or against the Contractor of any legal action or proceeding in connection with or relating to this Agreement.

6.4 NO CLAIM AGAINST OFFICERS, AGENTS OR EMPLOYEES

No claim whatsoever shall be made by the Contractor against any officer, agent or employee of the City for, or on account of, anything done or omitted in connection with this contract.

NFP.W/P.L.

6.5 WAIVER

Waiver by the Department of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other or subsequent breach and shall not be construed to be a modification of the terms of the Agreement unless and until the same shall be agreed to in writing by the Department or City as required and attached to the original Agreement.

6.6 NOTICE

The Contractor and the Department hereby designate the business addresses hereinabove specified as the places where all notices, directions or communications from one such party to the other party shall be delivered, or to which they shall be mailed. Actual delivery of any such notice, direction or communication to a party at the aforesaid place, or delivery by certified mail shall be conclusive and deemed to be sufficient service thereof upon such party as of the date such notice, direction or communication is received by the party. Such address may be changed at any time by an instrument in writing executed and acknowledged by the party making such change and delivered to the other party in the manner as specified above. Nothing in this section shall be deemed to serve as a waiver of any requirements for the service of notice or process in the institution of an action or proceeding as provided by law, including the Civil Practice Law and Rules.

6.7 ALL LEGAL PROVISIONS DEEMED INCLUDED

It is the intent and understanding of the parties to this Agreement that each and every provision of law required to be inserted in this Agreement shall be and is inserted herein. Furthermore, it is hereby stipulated that every such provision is to be deemed to be inserted herein, and if, through mistake or otherwise, any such provision is not inserted, or is not inserted in correct form, then this Agreement shall forthwith upon the application of either party be amended by such insertion so as to comply strictly with the law and without prejudice to the rights of either party hereunder.

6.8 SEVERABILITY

If this Agreement contains any unlawful provision not an essential part of the Agreement and which shall not appear to have been a controlling or material inducement to the making thereof, the same shall be deemed of no effect and shall upon notice by either party, be deemed stricken from the Agreement without affecting the binding force of the remainder.

6.9 POLITICAL ACTIVITY

There shall be no partisan political activity or any activity to further the election or defeat of any candidate for public, political or party office as part of or in connection with this Agreement, nor shall any of the funds provided under this Agreement be used for such purposes.

6.10 MODIFICATION

This Agreement may be modified by the parties in writing in a manner not materially affecting the substance hereof. It may not be altered or modified orally.

A. CONTRACT CHANGES

Changes may be made to this contract only as duly authorized by the Agency Chief Contracting Officer of his or her designee. Vendors deviating from the requirements of an original purchase order or contract without a duly authorized change order document, or written contract modification or amendment, do so at their own risk. All such duly authorized changes, modifications and amendments will be reflected in a written change order and become a part of the original contract. Contract changes will be made only for work necessary to complete the work included in the original scope of the contract, and for non-material changes to the scope of the contract. Changes are not permitted for any material alteration in the scope of the work. Changes may include any one or more of the following:

- Specification changes to account for design errors or omissions;

•	changes in contract amount due to authorized additional or omitted work. Any such changes require appropriate price and cost analysis to determine reasonableness. In addition, except for non-construction requirements contracts, all changes that cumulatively exceed the greater often percent of the original contract amount or $100,000 shall be approved by the City Chief Procurement Officer;

•	Extensions of a contract term for good and sufficient cause for a cumulative period not to exceed one year from the date of expiration of this current contract. Requirements contracts shall be subject to this limitation;

- - -	Changes in delivery location; Changes in shipment method; and Any other change not inconsistent with §4-02 of the P.P.B. Rules (ed. 9/00), or any successor Rule.

NFP.W/P.L.

The Contractor may be entitled to a price adjustment for extra work performed pursuant to a written change order. If any part of the contract work is necessarily delayed by a change order, the Contractor may be entitled to an extension of time for performance. Adjustments to price shall be validated for reasonableness by using appropriate price and cost analysis.

6.11 PARAGRAPH HEADINGS

Paragraph headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this contract and in no way affect this contract.

6.12 NO REMOVAL OF RECORDS FROM PREMISES

Where performance of this Agreement involves use by the Contractor of Departmental papers, files, data or records at Departmental facilities or offices, the Contractor shall not remove any such papers, files, data or records, therefrom without the prior approval of the Department’s designated official.

6.13 INSPECTION AT SITE

The Department shall have the right to have representatives of the Department or of the City or of the State or Federal governments present at the site of the engagement to observe the work being performed.

6.14 PRICING

A.	The Contractor shall when ever required during the contract, including but not limited to the time of bidding, submit cost or pricing data and formally certify that, to the best of its knowledge and belief, the cost or pricing date submitted was accurate, complete, and current as of a specified date. The Contractor shall be required to keep its submission of cost and pricing date current until the contract has been completed.

B.	The price of any change order or contract modification subject to the conditions of paragraph A, shall be adjusted to exclude any significant sums by which the City finds that such price was based on cost or price data furnished by the supplier which was inaccurate, incomplete, or not current as of the date agreed upon between the parties.

C.	Time for Certification. The Contractor must certify that the cost or pricing data submitted are accurate, complete and current as of a mutually determined date.

D.	Refusal to Submit Data. When any contractor refuses to submit the required data to support a price, the Contracting Officer shall not allow the price.

E.	Certificate of Current Cost or Pricing Data. Form of Certificate. In those cases when cost or pricing data is required, certification shall be made using a certificate substantially similar to the one contained in Chapter 4 of the PPB rules and such certification shall be retained in the agency contract file.

ARTICLE 7.MERGER
This written Agreement contains all the, terms and conditions agreed upon by the parties hereto, and no other agreement, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or to bind any of the parties hereto, or to vary any of the terms contained herein.

ARTICLE 8.CONDITIONS PRECEDENT
This contract shall neither be binding nor effective unless:

A.	Approved by the Mayor pursuant to the provisions of Executive Order No. 42, dated October 9, 1975, in the event the Executive Order requires such approval; and

B.	Certified by the Mayor (Mayor’s Fiscal Committee created pursuant to Executive Order No. 43, dated October 14, 1975) that performance thereof will be in accordance with the City’s financial plan; and

C.	Approved by the New York State Financial Control Board (Board) pursuant to the New York State Financial Emergency Act for the City of New York, as amended, (the “Act”), in the event regulations of the Board pursuant to the Act require such approval.

D.	It has been authorized by the Mayor and the Comptroller shall have endorsed his certificate that there remains unexpended and unapplied a balance of the appropriation of funds applicable thereto sufficient to pay the estimated expense of carrying out this Agreement. The requirements of this section of the contract shall be in addition to, and not in lieu of, any approval or authorization otherwise required for this contract to be effective and for the expenditure of City funds.

NFP.W/P.L.

ARTICLE 9.PPB RULES
This contract is subject to the Rules of the Procurement Policy Board of the City of New York effective August 1, 1990, as amended. In the event of a conflict between said Rules and a provision of this contract, the Rules shall take precedence.

ARTICLE 10. STATE LABOR LAW AND CITY ADMINISTRATIVE CODE

1. As required by New York State Labor Law Section 220-e:

a: That in the hiring of employees for the performance of work under this contract or any subcontract hereunder, neither the Contractor, Subcontractor, nor any person acting on behalf of such Contractor or Subcontractor, shall by reason of race, creed, color, sex or national origin discriminate against any citizen of the State of New York who is qualified and available to perform the work to which the employment relates;

b.	That neither the Contractor, subcontractor, nor any person on his behalf shall, in any manner, discriminate against or intimidate any employee hired for the performance of work under this contract on account of race, creed, color, sex or national origin;

c.	That there maybe deducted from the amount payable to the Contractor by the City under this contract a penalty of five dollars for each person for each calendar day during which such person was discriminated against or intimidated in violation of the provisions of this contract; and

d.	That this contract may be canceled or terminated by the City and all monies due or to become due hereunder may be forfeited, for a second or any subsequent violation of the terms or conditions of this section of the contract.

e.	The aforesaid provisions of this section covering every contract for or on behalf of the State or a municipality for the manufacture, sale or distribution of materials, equipment or supplies shall be limited to operations performed within the territorial limits of the State of New York.

2. As required by New York City Administrative Code Section 6-108:

a.	It shall be unlawful for any person engaged in the construction, alteration or repair of buildings or engaged in the construction or repair of streets or highways pursuant to a contract with the City or engaged in the manufacture, sale or distribution of materials, equipment or supplies pursuant to a contract with the City to refuse to employ or to refuse to continue in any employment any person on account of the race, color or creed of such person.

b.	It shall be unlawful for any person or any servant, agent or employee of any person, described in subdivision (a) above, to ask, indicate or transmit, orally or in writing, directly or indirectly, the race, color, creed or religious affiliation of any person employed or seeking employment from such person, firm or corporation.

c. Disobedience of the foregoing provisions shall be deemed a violation of a material provision of this contract.

d.	Any person, or the employee, manager or owner of or officer of such firm or corporation who shall violate any of the provisions of this section shall, upon conviction thereof, be punished by a fine of not more than one hundred dollars or by imprisonment for not more than thirty days, or both.

ARTICLE 11. FORUM PROVISION CHOICE OF LAW, CONSENT TO JURISDICTION AND VENUE
This Contract shall be deemed to be executed in the City of New York, State of New York, regardless of the domicile of the Contractor, and shall be governed by and construed in accordance with the laws of the State of New York. The parties agree that any and all claims asserted by or against the City arising under this Contract or related thereto shall be heard and determined either in the courts of the United States located in New York City (“Federal Courts”) or in the courts of the State of New York (“New York State Courts”) located in the City and County of New York. To effect this Agreement and intent, the Contractor agrees:

a.	If the City initiates any action against the Contractor in Federal Court or in New York State Court, service of process may be made on the Contractor either in person, wherever such Contractor may be found, or by registered mail addressed to the Contractor at its address as set forth in this Contract, or to such other address as the Contractor may provide to the City in writing; and

b.	With respect to any action between the City and the Contractor in New York State Court, the Contractor hereby expressly waives and relinquishes any rights it might otherwise have (I) to move to dismiss on grounds of forum non conveniens; (ii) to remove to Federal Court; and (iii) to move for a change of venue to a New York State Court outside New York County.

c.	With respect to any action between the City and the Contractor in Federal Court located in New York City, the Contractor expressly waives and relinquishes any right it might otherwise have to move to transfer the action to a United States Court outside the City of New York.

d.	If the Contractor commences any action against the City in a court located other than in the City and State of New York, upon request of the City, the Contractor shall either consent to a transfer of the action to a court of competent jurisdiction located in the City and State of New York or, if the court where the action is initially brought will not or cannot transfer the action, the Contractor shall consent to dismiss such action without prejudice and may thereafter reinstitute the action in a court of competent jurisdiction in New York City. If any provision(s) of this Article is held unenforceable for any reason, each and all other provision(s) shall nevertheless remain in full force and effect.

NFP.W/P.L.

ARTICLE 12. EQUAL EMPLOYMENT OPPORTUNITY .
This contract is subject to the requirements of Executive Order No. 50 (1980) as revised (“E.O. 50”) and the Rules and Regulations promulgated thereunder. No contract will be awarded unless and until these requirements have been complied with in their entirety. By signing this contract, the contractor agrees that it:

1.	will not engage in any unlawful discrimination against any employee or applicant for employment because of race, creed, color, national origin, sex age, disability, marital status or sexual orientation with respect to all employment decisions including, but not limited to, recruitment, hiring, upgrading, demotion, downgrading, transfer, training, rates of pay or other forms of compensation, layoff, termination, and all other terms and conditions of employment;

2.	the contractor agrees that when it subcontracts it will not engage in any unlawful. discrimination in the selection of subcontractors on the basis of the owner’s race, color, creed, national origin, sex, age, disability, marital status or sexual orientation;

3.	will state in all solicitations or advertisements for employees placed by or on behalf of the contractor that all qualified applicants will receive consideration for employment without unlawful discrimination based on race, creed, color, national origin, sex, age, disability, marital status or sexual orientation, or that it is an equal employment opportunity employer;

4.	will send to each labor organization or representative of workers with which it has a collective bargaining agreement or other contract or memorandum of understanding, written notification of its equal employment opportunity commitments under E. O. 50 and the rules and regulations promulgated thereunder; and

5.	will furnish all information and reports including an Employment Report before the award of the contract which are required by E. O. 50, the rules and regulations promulgated thereunder, and orders of the Director of the Bureau of Labor Services (“Bureau”), and will permit access to its books, records and accounts by the Bureau for the purposes of investigation to ascertain compliance with such rules, regulations, and orders. The contractor understands that in the event of its noncompliance with nondiscrimination clauses of this contract or with any of such rules, regulations, or orders, such noncompliance shall constitute a material breach of the contract and noncompliance with the E. O. 50 and the rules and regulations promulgated thereunder. After a hearing held pursuant to the rules of the Bureau, the Director may direct the imposition by the contracting agency held of any or all of the following sanctions:

(i) disapproval of the contractor;

(ii) suspension or termination of the contract;
(iii) declaring the contractor in default; or

(iv)	in lieu of any of the foregoing sanctions, the Director may impose an employment program. The Director of the Bureau may recommend to the contracting agency head that a Board of Responsibility be convened for purposes of declaring a contractor who has repeatedly failed to comply with E.O. 50 and the rule and regulations promulgated thereunder to be nonresponsible. The contractor agrees to include the provisions of the foregoing paragraphs in every subcontract or purchase order in excess of $50,000 to which it becomes a party unless exempted by E.O. 50 and the rules and regulations promulgated thereunder, so that such provisions will be binding upon each subcontractor or vendor. The contractor will take such action with respect to any subcontract or purchase order as may be directed by the Director of the Bureau of Labor Services as a means of enforcing such provisions, including sanctions for noncompliance. The contractor further agrees that it will refrain from entering into any contract or contract modification subject to E.O. 50 and the rules and regulations promulgated thereunder with a subcontractor who is not in compliance with the requirements of E.O. 50 and the rules and regulations promulgated thereunder.

ARTICLE 13. NO DAMAGE FOR DELAY
The Contractor agrees to make no claim for damages for delay in the performance of this Contract occasioned by any act or omission to act of the City or any of its representatives, and agrees that any such claim shall be fully compensated for by an extension of time to complete performance of the work as provided herein.

ARTICLE 14. CONSULTANT REPORT INFORMATION
A copy of each consultant report submitted by a consultant to any City official or to any officer, employee, agent or . representative of a City department, agency, commission or body or to any corporation, association or entity whose expenses are paid in whole or in part from the City treasury shall be furnished to the Commissioner of the department to which such report was submitted or, if not a City department, then to the chief controlling officer or officers of such other office or entity. A copy of such report shall also be furnished to the Director of the Mayor’s Office of Construction for matters related to construction or to the Director of the Mayor’s Office of Operations for all other matters.

NFP. W/P.L.

ARTICLE 15. RESOLUTION OF DISPUTES

15.1 All disputes between the City and the Contractor of the kind delineated in this section that arise under, or by virtue of, this Contract shall be finally resolved in accordance with the provisions of this section and Section 4-09 of the Rules of the Procurement Policy Board (“PPB Rules”), and any successor Rule. The procedure for resolving all disputes of the kind delineated herein shall be the exclusive means of resolving any such disputes.

a.	This section shall not apply to disputes concerning matters dealt with in other sections of the PPB Rules or to disputes involving patents, copyrights, trademarks, or trade secrets (as interpreted by the courts of New York State) relating to proprietary rights in computer software.

b.	For construction and construction-related services this section shall apply only to disputes about the scope of work delineated by the Contract, the interpretation of Contract Documents, the amount to be paid for extra work or disputed work performed in connection with the Contract, the conformity of the Contractor’s work to the Contract, and the acceptability and quality of the Contractor’s work; such disputes arise when the Engineer makes a determination with which the Contractor disagrees.

15.2 All determinations required by this section shall be made in writing, clearly stated, with a reasoned explanation for the determination based on the information and evidence presented to the party making the determination. Failure to make such determination within the time period required by this section shall be deemed a non-determination without prejudice that will allow appeal to the next level.

15.3 During such time as any dispute is being presented, heard, and considered pursuant to this section, the contract terms shall remain in full force and effect and the Contractor shall continue to perform work in accordance with the Contract and as directed by the Agency Chief Contracting Officer or Engineer. Failure of the Contractor to continue the work as directed shall constitute a waiver by the Contractor of any and all claims being presented pursuant to this section and a material breach of Contract.

15.4 Presentation of Dispute to Agency Head.

(A) Notice of Dispute and Agency Response. The Contractor shall present its dispute in writing (“Notice of Dispute”) to the Agency Head within the time specified herein or, if no time is specified, within thirty (30) days of receiving notice of the determination or action that is the subject of the dispute. This notice requirement shall not be read to replace any other notice requirements contained in the Contract. The Notice of Dispute shall include all the facts, evidence, documents, or other basis upon which the Contractor relies in support of its position, as well as a detailed computation demonstrating how any amount of money claimed by the Contractor in the dispute was arrived at. Within thirty (30) days after receipt of the detailed written submission, the Agency Chief Contracting Officer or, in the case of construction or construction-related services, the Engineer shall submit to the Agency Head all materials he or she deems pertinent to the dispute. Following initial submissions to the Agency Head, either party may demand of the other the production of any document or other material the demanding party believes may be relevant to the dispute. The requested party shall produce all relevant materials that are not otherwise protected by a legal privilege recognized by the courts of New York State. Any question of relevancy shall be determined by the Agency Head whose decision shall be final. Wilful failure of the Contractor to produce any requested material whose relevancy the Contractor has not disputed, or whose relevancy has been affirmatively determined, shall constitute a waiver by the Contractor of its claim.

(B) Agency Head Inquiry. The Agency Head shall examine the material and may, in his or her discretion, convene an informal conference with the Contractor and the Agency Chief Contracting Officer and, in the case of construction or construction-related services, the Engineer to resolve the issue by mutual consent prior to reaching a determination. The Agency Head may seek such technical or other expertise as he or she shall deem appropriate, including the use of neutral mediators, and require any such additional material from either or both parties as. he or she deems fit. The Agency Head’s ability to render, and the effect of, a decision hereunder shall not be impaired by any negotiations in connection with the dispute presented, whether or not the Agency Head participated therein. The Agency Head mayor, at the request of any party to the dispute, shall compel the participation of any other contractor with a contract related to the work of this Contract, and that contractor shall be bound by the decision of the Agency Head. Any contractor thus brought into the dispute resolution proceeding shall have the same rights to make presentations and to seek review as the Contractor initiating the dispute:

(C) Agency Head Determination. Within thirty (30) days after the receipt of all materials and information, or such longer time as may be agreed to by the parties, the Agency Head shall make his or her determination and shall deliver or send a copy of such determination to the Contractor and Agency Chief Contracting Officer and, in the case of construction or construction-related services, the Engineer, together with a statement concerning how the decision may be appealed.

NFP. W/P.L.

(D) Finality of Agency Head Decision. The Agency Head’s decision shall be final and binding on all parties, unless presented to the Contract Dispute Resolution Board pursuant to this section. The City may not take a petition to the Contract Dispute Resolution Board. However, should the Contractor take such a petition, the City may seek, and the Board may render, a determination less favorable to the Contractor and more favorable to the City than the decision of the Agency Head.

15.5 Presentation of Dispute to the Comptroller. Before any dispute may be brought by the Contractor to the Contract Dispute Resolution Board, the Contractor must first present its claim to the comptroller for his or her review, investigation, and possible adjustment.

(A) Time, Form, and Content of Notice. Within thirty (30) days of its receipt of a decision by the Agency Head, the Contractor shall submit to the Comptroller and to the Agency Head a Notice of Claim regarding its dispute with the Agency. The Notice of Claim shall consist of (i) a brief written statement of the substance of the dispute, the amount of money, if any, claimed and the reason(s) the Contractor contends the dispute was wrongly decided by the Agency Head; (ii) a copy of the written decision of the Agency Head, and (iii) a copy of all materials submitted by the Contractor to the Agency, including the Notice of Dispute. The Contractor may not present to the Comptroller any material not presented to the Agency Head, except at-the request of the Comptroller.

(B) Agency Response. Within thirty (30) days of receipt of the Notice of Claim, the Agency shall make available to the Comptroller a copy of all material submitted by the Agency to the Agency Head in connection with the dispute. The Agency may not present to the Comptroller any material not presented to the Agency Head except at the request of the Comptroller.

(C) Comptroller Investigation. The Comptroller may investigate the claim in dispute and, in the course of such investigation, may exercise all powers provided in sections 7-201 and 7-203 of the New York City Administrative Code. In addition, the Comptroller may demand of either party, and such party shall provide, whatever additional material the Comptroller deems pertinent to the claim, including original business records of the Contractor. Willful failure of the Contractor to produce within fifteen (15) days any material requested by the Comptroller shall constitute a waiver by the Contractor of its claim. The Comptroller may also schedule an informal conference to be attended by the Contractor, Agency representatives, and any other personnel desired by the Comptroller.

(D) Opportunity of Comptroller to Compromise or Adjust Claim. The Comptroller shall have forty-five (45) days from his or her receipt of all materials referred to in 5. (C) to investigate the disputed claim. The period for investigation and compromise may be further extended by agreement between the Contractor and the Comptroller, to a maximum of ninety (90) days from the Comptroller’s receipt of all the materials. The Contractor may not present its petition to the Contract Dispute Resolution Board until the period for investigation and compromise delineated in this paragraph has expired. In compromising or adjusting any claim hereunder, the Comptroller may not revise or disregard the terms of the Contract between the parties.

15.6 Contract Dispute Resolution Board. There shall be a Contract Dispute Resolution Board composed of:

A.	the chief administrative law judge of the Office of Administrative Trials and Hearings (“OATH”) or his/her designated OATH administrative law judge, who shall act as chairperson, and may adopt operational procedures and issue such orders consistent with this section as may be necessary in the execution of the Contract Dispute Resolution Board’s functions, including, but not limited to, granting extensions of time to present or respond to submissions;

B.	the City Chief Procurement Officer or a designee; or in the case of disputes involving construction, the Director of the Office of Construction or his/her designee; any designee shall have the requisite background to consider and resolve the merits of the dispute and shall not have participated personally and substantially in the particular matter that is the subject of the dispute or report to anyone who so participated, and

C.	a neutral person with appropriate expertise. This person shall be selected by the presiding administrative law judge from a prequalified panel of individuals, established and administered by OATH, with appropriate background to act as decision-makers in a dispute. Such individuals may not have a contract or dispute with the City or be an officer or employee of any company or organization that does, or regularly represents persons. companies, or organizations having disputes with the City.

15.7 Petition to Contract Dispute Resolution Board. In the event the claim has not been settled or adjusted by the Comptroller within the period provided in this section, the Contractor, within thirty (30) days thereafter, may petition the Contract Dispute Resolution Board to review the Agency Head determination.

(A) Comptroller’s Office. The Contractor shall concurrently submit four complete sets of the Petition: one to the Corporation Counsel (Attn: Commercial and Real Estate Litigation Division), and three to the Contract Dispute Resolution Board at OATH’s offices with proof of service on the Corporation Counsel. In addition, the supplier shall submit a copy of the statement of the substance of the dispute, cited in (i) above to both the Agency Head and the Comptroller.

P.W/P.L.

(B) Agency Response. Within thirty (30) days of its receipt of the Petition by the Corporation Counsel, the Agency shall respond to the brief written statement of the Contractor and make available to the Board at OATH’s offices and one to the Contractor. all material it submitted to the Agency Head and Comptroller. Extensions of time for submittal of the agency response shall be given as necessary upon a showing of good cause or, upon the consent of the parties, for an initial period of up to thirty (30) days.

(C) Further Proceedings. The Board shall permit the Contractor to present its case by the submission of memoranda, briefs, and oral argument. The Board shall also permit the Agency to present its case in response to the Contractor by the submission of memoranda, briefs, and oral argument. If requested by the Corporation Counsel, the Comptroller shall provide reasonable assistance in the preparation of the Agency’s case. Neither the Contractor nor the Agency may support its case with any documentation or other material that was not considered by the Comptroller, unless requested by the Board. The Board, at its discretion, may seek such technical or other expertise as it shall deem appropriate and may seek, on its own or upon application of a party, any such additional material from any party as it deems fit. The Board, in its discretion, may combine more than one dispute between the parties of concurrent resolution.

(D) Contract Dispute Resolution Board Determination. Within forty-five (45) days of the conclusion of all written submissions and oral arguments, the Board shall render a written decision resolving the dispute. In an unusually complex case, the Board may render its decision in a longer period of time, not to exceed ninety (90) days, and shall so advise the parties at the commencement of this period. The Board’s decision must be consistent with the terms of the Contract. In reaching its decision, the Board shall accord no precedential significance to prior decisions of the Board involving other non-related contracts.

(E) Notification of Contract Dispute Resolution Board Decision. The Board shall send a copy of its decision to the Contractor, the Agency Chief Contracting Officer, the Corporation Counsel, the Comptroller, and in the case of construction or construction-related services, the Engineer. A decision in favor of the Contractor shall be subject to the prompt payment provisions of the PPB Rules. The Required Payment Day shall be thirty (30) days after the date the parties are formally notified of the Board’s decision.

(F) Finality of Contract Dispute Resolution Board Decision. The Board’s decision shall be final and binding on all parties. Any party may seek review of the Board’s decision solely in the form of a challenge, made within four (4) months of the date of the Board’s decision, in a court. Such review by the court shall be limited to the question of whether or not the Board’s decision was made in violation of lawful procedure, was affected by an error of law, or was arbitrary and capricious or an abuse of discretion. No evidence or information shall be introduced or relied upon in such proceeding that was not presented to the Board in accordance with Section 4-09 of the PPB Rules.

15.8 Any termination, cancellation, or alleged breach of the Contract prior to or during the pendency of any proceedings pursuant to this section shall not affect or impair the ability of the Agency Head or Contract Dispute Resolution Board to make a binding and final decision pursuant to this section.

ARTICLE 16. PROMPT PAYMENT
The Prompt Payment provisions set forth in Chapter 4, Section 4-06 of the Procurement Policy Board Rules in effect at the time for this solicitation will be applicable to payments made under this contract. The provisions require the payment to the contractors of interest on payments made after the required payment date except as set forth in Section 4-06 of the Rules.

The contractor must submit a proper invoice to receive payment, except where the contract provides that the contractor will be paid at predetermined intervals without having to submit an invoice for each scheduled payment.

Determinations of interest due will be made in accordance with the provisions of the Procurement Policy Board Rules and General Municipal Law Section 3-a.

NFP.W/P.L.

APPENDIX A -PART II

City of New York

GENERAL PROVISIONS GOVERNING CONTRACTS FOR CONSULTANTS,

PROFESSIONAL AND TECHNICAL SERVICES (For -Profit entities)

CONTENTS Page
ARTICLE 1. DEFINITIONS		1
ARTICLE 2. REPRESENTATIONS AND		1
	WARRANTIES
ARTICLE 3.	AUDIT BY THE DEPARTMENT	2
ARTICLE 4.	AND CITY	3
	COVENANTS OF THE
ARTICLE 5.	CONTRACTOR	10
	TERMINATION
ARTICLE 6.	MISCELLANEOUS	12
ARTICLE 7.	MERGER	15
ARTICLE 8.	CONDITIONS PRECEDENT	15
ARTICLE 9.	PPB RULES	15

ARTICLE 10. STATE LABOR LAW AND CITY 15 ADMINISTRATIVE CODE

ARTICLE 1. DEFINITIONS

As used throughout this Agreement, the following

terms shall have the meaning set forth below:

a. “City” shall mean the City of New York, its

departments and political subdivisions.

b. “Comptroller” shall mean the Comptroller

of the City of New York.

c. “Department” or “Agency” shall mean the

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DEPARTMENT OF HEALTH AND MENTAL HYGIENE.
“Commissioner” or “Administrator” shall mean the COMMISSIONER OF HEALTH AND MENTAL HYGIENE or his duly authorized. representative. The term “duly authorized representative” shall include any person or persons acting within the limits of his or her authority.
“Law” or “Laws” shall include but not be limited to the New York City Charter, the New York City Administrative Code, a local law of the City of New York, and any ordinance, rule or regulation having the force of law.
“Contractor”or”Consultant” shall mean

ARTICLE 2. REPRESENTATIONS AND WARRANTIES

2.1 PROCUREMENT OF AGREEMENT

A.	The Contractor represents and warrants that no person or selling agency has been employed or retained to solicit or secure this Agreement upon an agreement or understanding for a commission, percentage, brokerage fee, contingent fee or any other compensation. The Contractor further represents and warrants that no payment, gift or thing of value has been made, given or promised to obtain this or any other agreement between the parties. The Contractor makes such representations and warranties to induce the City to enter into this Agreement and the City relies upon such representations and warranties in the execution hereof.

B. For a breach or violation of such representations or warranties, the Administrator shall have the right to annul this Agreement without liability, entitling the City to recover all monies paid hereunder and the Contractor shall not make claim for, or be entitled to recover, any sum or sums due under this Agreement. This remedy, if effected, shall not constitute the sole remedy afforded the City for the falsity or breach, nor shall it constitute a waiver of the City’s right to claim damages or refuse payment or to take any other action provided for by law or pursuant to this Agreement.

2.2 CONFLICT OF INTEREST

The Contractor represents and warrants that neither it nor any of its directors, officers, members, partners or employees, has any interest nor shall they acquire any interest, directly or indirectly, which would or may conflict in any manner or degree with the performance or rendering of the services herein provided. The Contractor further represents and warrants that in the performance of this Agreement no person having such interest or possible interest shall be employed by it. No elected official or other officer or employee of the City or Department, nor any person whose salary is payable, in whole or in part, from the City Treasury, shall participate in. any decision relating to this Agreement which affects his or her personal interest or the interest of any corporation, partnership or association in which he or she is, directly or indirectly, interested; nor shall any such person have any interest, direct or indirect, in this Agreement or in the proceeds thereof.

2.3 FAIR PRACTICES

The Contractor and each person signing on behalf of any contractor represents and warrants and certifies, under penalty of perjury, that to the best of its knowledge and belief:

A. The prices in this contract have been arrived at independently without collusion, consultation, communication, or agreement, for the purpose of restricting competition, as to any matter relating to such prices with any other bidder or with any competitor;

B.	Unless otherwise required by law, the prices which have been quoted in this contract and on the proposal submitted by the Contractor have not been knowingly disclosed by the Contractor prior to the proposal opening, directly or indirectly, to any other bidder or to any competitor; and

C.	No attempt has been made or will be made by the Contractor to induce any other person, partnership or corporation to submit or not to submit a proposal for the purpose of restricting competition.

The fact that the Contractor (a) has published price lists, rates, or tariffs covering items being procured, (b) has. informed prospective customers of proposed or pending publication of new or revised price lists for such items, or (c) has sold the same items to other customers at the same prices being bid, does not constitute, without more, a disclosure within the meaning of the above.

Agreement as may be required by said Department and said Comptroller so that they may evaluate the reasonableness of the charges and shall make its records available to the Department and to the Comptroller as they consider necessary.

3.3	All books, vouchers, records, reports, canceled checks and any and all similar material may be subject to periodic inspection, review and audit by the State of New York, Federal Government and other persons duly authorized by the City. Such audit may include examination and review of the source and application of all funds whether from the City, any State, the Federal Government, private sources or otherwise.

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3.4	The contractor shall not be entitled to final payment under the Agreement until all requirements have been satisfactorily met.

ARTICLE 4. COVENANTS OF THE CONTRACTOR
4.1 EMPLOYEES

A.	All experts or consultants or employees of the Contractor who are employed by the Contractor to perform work under this contract are neither employees of the City nor under contract to the City and the Contractor alone is responsible for their work, direction, compensation and personal conduct while engaged under this Agreement. Nothing in this contract shall impose any liability or duty on the City for the acts, omissions, liabilities or obligations of the Contractor any person, firm company, agency, association, expert, consultant, independent contractor, specialist, trainee, employee, servant, or agent, or for taxes of any nature including but not limited to unemployment insurance, workmen’s compensation, disability benefits and social security, or, except as specifically stated in this contract, to any person, firm or corporation.

The Contractor shall be solely responsible for all physical injuries or death to its agents, servants, or employees or to any other person or damage to any property sustained during its operations and work on the project under this agreement resulting from any act of omission or commission or error in judgment of any of its officers, trustees, employees, agents, servants, or independent contractors, and shall hold harmless and indemnify the City from liability upon any and all claims for damages on account of such injuries or death to any such person or damages to property on account of any neglect, fault or default of the Contractor, its officers, trustees, employees, agents, servants, or independent contractors. The Contractor shall be solely responsible for the safety and protection of all of its employees whether due to the negligence, fault or default of the Contractor or not.

B. Workmen’s Compensation and Disability Benefits

If this Agreement be of such a character that the employees engaged thereon are required to be insured by the provision of Chapter 615 of the Laws of 1922, known as the “Workmen’s Compensation Law” and acts amendatory thereto, the Agreement shall be void and of no effect unless the Contractor shall secure compensation for the benefit of, and keep insured during the life of this Agreement such employees in compliance with the provisions of said law, inclusive of Disability Benefits,; and, shall furnish the Department with two (2) certificates of these insurance coverages.

C. Unemployment Insurance

Unemployment Insurance coverage shall be obtained and provided by the Contractor for its employees.

D. Minimum Wage

Except for those employees whose minimum wage is required to be fixed pursuant to Section 220 of the Labor Law of the State of New York, all persons employed by the Contractor in the performance of this Agreement shall be paid, without subsequent deduction or rebate, unless expressly authorized by law, not less than the minimum wage as prescribed by law. Any breach or violation of the foregoing shall be deemed a breach or violation of a material provision of this Agreement.

4.2 INDEPENDENT CONTRACTOR STATUS

The Contractor and the Department agree that the Contractor is an independent contractor, and not an employee of the Department or the City of New York, and that in accordance with such status as independent contractor, the Contractor covenants and agrees that neither it nor its employees or agents will hold themselves out as, nor claim to be, officers or employees of the City of New York, or of any department, agency or unit thereof, by reason hereof, and that they will not, by reason hereof, make any claim, demand or application to or for any right or privilege applicable to an officer or employee of the City of New York, including, but not limited to, Workmen’s Compensation coverage, Unemployment Insurance Benefits, Social Security coverage or employee retirement membership or credit.

4.3 INSURANCE
A. Insurance Requirements for Contractors

Contractors shall procure and maintain for the duration of the contract insurance against claims for injuries to persons or damages to property which may arise from or in connection with the performance of the work hereunder by the Contractor, his agents, representatives, employees or subcontractors. All required insurance policies shall be maintained with companies that may lawfully issue the required policy and have an A.M. Best rating of at least A-7 or a Standard and Poor’s rating of at least AA, unless prior written approval is obtained from the Mayor’s Office of Operations. The cost of such insurance shall be included in the Contractor’s bid.
a. Minimum Scope of Insurance

Coverage shall be at least as broad as:

1.	Insurance Services Office form number GL 0002 (1/73) covering Comprehensive General Liability and Insurance Services Office form number GL 0404 covering Broad Form Commercial General Liability Insurance General Liability; or Insurance Services Office Commercial General Liability coverage (“occurrence” form CG 0001).(ED 11/85).

2.	Insurance Services Office form number CA 0001 (Ed. 1/78) covering Automobile Liability, code 1 “any auto” and endorsements CA 2232 and CA 0112.

3.	Workers’ Compensation insurance as required by Labor Code of the State of New York and Employers Liability insurance

b. Minimum Limits of Insurance

Contractor shall maintain limits no less than:
Comprehensive General Liability: $1,000,000.00 combined single limit per accident for bodily injury and property damage.

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1. Professional liability: 1 Million Dollars per occurrence; Three Million Dollars Aggregate.
2. Workers’ Compensation and Employers Liability.

3.	Workers’ Compensation limits as required by the Labor Code of the State of New York Employers Liability limits of $1,000,000.00 per accident. Pursuant to Section 57 of the NYS Workers’ Compensation Law, the vendor has submitted proof of workers’ compensation and disability benefits coverage to the agency.

c.	Deductibles and Self-Insured Retentions Any deductibles and self-insured retentions must be declared to and approved by the Agency. At the option of the Agency, either: the insurer shall reduce or eliminate such deductibles or self-insured retentions as respects the Agency, its officers, officials and employees; or the Contractor shall procure a bond guaranteeing payment of losses and related investigations, claim administration and defense expenses.

1. General Liability and Automobile Liability Coverages

a.	The City, its officers, officials and employees are to be covered as insured as respects: liability arising out of activities performed by or on behalf of the Contractor; products and completed operations of the Contractor; premises owned, leases or used by the Contractor; or automobiles owned, leased, hired or borrowed by the Contractor. The coverage shall contain no special limitations on the scope of protection afforded to the City, its officers, officials and employees.

b.	The Contractor’s insurance coverage shall be primary insurance as respect the City, its officers, officials, and employees. Any other insurance or self-insurance maintained by the Agency, its officers, officials and employees shall be excess of and not contribute with the Contractor’s insurance.

c.	Any failure to comply with reporting provisions of the policies shall not affect coverage provided to the Agency, its officers, officials, and employees.

d.	The Contractor’s insurance shall apply separately to each insured against whom claim is made or suit is brought, except with respect to the limits of the insurers liability.

2. Workers Compensation and Employers Liability Coverage

The insurer shall agree to waive all rights of subrogation against the Agency, its officers, officials, and employees for losses /rising from work performed by the Contractor for Agency.

3. All Coverages

Each insurance policy required by this clause shall be endorsed to state that coverage shall not be suspended, voided, canceled by either party, reduced in coverage or in limits except after sixty (60) days prior written notice by certified mail, return receipt requested, has been given to the City.

d. Acceptability of Insurers

Insurance is to be placed with insurers with a

Best’s rating of no less than an A.M. Best rating of at least A-7 or a Standard and Poor’s rating of at least AA, unless prior written approval is obtained from the Mayor’s Office of Operations.

e. Verification of Coverage

Contractor shall furnish the City with Certificates of Insurance effecting coverage required by this clause. The Certificates for each insurance policy are to be signed by a person authorized by that insurer to bind coverage on its behalf. The Certificates are to be on forms provided by the Agency and are to be received and approved by the Agency before work commences. The Agency reserves the right to obtain complete, certified copies of all required insurance policies, at any time.

f. Subcontractors

Contractor shall include all subcontractors as insured under its policies or shall furnish separate Certificates for each subcontractor. All coverages for subcontractors shall be subject to all of the requirements stated herein.

B.	In the event that any claim is made or any action is brought against the City arising out of negligent or careless acts of an employee of the Contractor, either within or without the scope of his employment, or arising out of Contractor’s negligent performance of this Agreement, then the City shall have the right to withhold further payments hereunder for the purpose of set-off in sufficient sums to cover the said claim or action. The rights and remedies of the City provided for in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or this Agreement.

4.4 PROTECTION OF CITY PROPERTY

A.	The Contractor assumes the risk of, and shall be responsible for, any loss or damage to City property, including property and equipment leased by the City, used in the performance of this Agreement; and caused, either directly or indirectly by the acts, conduct, omissions or lack of good faith of the Contractor, its officers, managerial personnel and employees, or any person, firm, company, agent or others engaged by the Contractor as expert, consultant, specialist or subcontractor hereunder.

B.	In the event that any such City property is lost or damaged, except for normal wear and tear, then the City shall have the right to withhold further payments hereunder for the purpose of set-off, in sufficient sums to cover such loss or damage.

C.	The Contractor agrees to indemnify the City and hold it harmless from any and all liability or claim for damages due to any such loss or damage to any such City property described in subsection A above.

D.	The rights and remedies of the City provided herein shall not be exclusive and are in addition to any other rights and remedies provided by law or by this Agreement.

4.5	Profit.w/P.L. -4- CONFIDENTIALITY

All of the reports, information or data, furnished to or prepared, assembled or used by the Contractor under this Agreement are to be held confidential, and prior to publication, the Contractor agrees that the same shall not be made available to any individual or organization without the prior written approval of the Department.

4.6 BOOKS AND RECORDS

The Contractor agrees to maintain separate and accurate books, records, documents and other evidence and accounting procedures and practices which sufficiently and properly reflect all direct and indirect costs of any nature expended in the performance of this Agreement.

4.7 RETENTION OF RECORDS

The Contractor agrees to retain all books, records, and other documents relevant to this Agreement for six years after the final payment or termination of this Agreement, whichever is later. City, State and Federal auditors and any other persons duly authorized by the Department shall have full access to and the right to examine any of said materials during said period.

4.8 COMPLIANCE WITH LAW

Contractor shall render all services under this Agreement in accordance with the applicable provisions of federal, state and local laws, rules and regulations as are in effect at the time such services are rendered.

INVESTIGATION CLAUSE

4.9

1. The parties to this agreement agree to cooperate fully and faithfully with any investigation, audit or inquiry conducted by a State of New York (State) or City of New York (City) governmental agency or authority that is empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath, or conducted by the Inspector General of a governmental agency that is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license that is the subject of the investigation, audit or inquiry.
2.

(a) If any person who has been advised that his or her statement, and any information from such statement, will not be used against him or her in any subsequent criminal proceeding refuses to testify before a grand jury or other governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to examine witnesses under oath concerning the award of or performance under any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision or public authority thereof, or the Port Authority of New York and New Jersey, or any local development corporation within the City, or any public benefit corporation organized under the laws of the State of New York, or;

2.
(b) If any person refuses to testify for a reason other than the assertion of his or her privilege against self- incrimination in an investigation, audit or inquiry conducted by a City or State governmental agency or authority empowered directly or by designation to compel the attendance of witnesses and to take testimony under oath, or by the Inspector General of the governmental agency that is a party in interest in, and is seeking testimony concerning the award of, or performance under, any transaction, agreement, lease, permit, contract, or license entered into with the City, the State, or any political subdivision thereof or any local development corporation within the City, then;
3.
(a) The commissioner or agency head whose agency is a party in interest to the transaction, submitted bid, submitted proposal, contract, lease, permit, or license shall convene a hearing, upon not less than five (5) days written notice to the parties involved, to determine if any penalties should attach for the failure of a person to testify.
(b) If any non-governmental party to the hearing requests an adjournment, the commissioner or agency head who convened the hearing may, upon granting the adjournment, suspend any contract, lease, permit, or license pending the final determination pursuant to paragraph 5 below without the City incurring any penalty or damages for delay or otherwise.

4.	The penalties which may attach after a final determination by the commissioner or agency head may include but shall not exceed:

(a) The disqualification for a period not to

exceed five (5) years from the date of an adverse determination for any person, or any entity of which such person was a member at the time the testimony was sought, from submitting bids for, or transacting business with, or entering into or obtaining any contract, lease, permit or license with or from the City; and/or

(a) The cancellation or termination of any and all such existing City contracts, leases, permits or licenses that the refusal to testify concerns and that have not been assigned as permitted under this agreement, nor the proceeds of which pledged, to an unaffiliated and unrelated institutional lender for fair value prior to the issuance of the notice scheduling the hearing, without the City incurring any penalty or damages on account of such cancellation or termination; monies lawfully due for goods delivered, work done, rentals, or fees accrued prior to the cancellation or termination shall be paid by the City.

5.	The commissioner or agency head shall consider and address in reaching his or her determination and in assessing an appropriate penalty the factors in paragraphs (a) and (b) below. He or she may also

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any other information consider, if relevant and appropriate, the criteria established in paragraphs (c) and (d) below in addition to which may be relevant and appropriate:

(a) The party’s good faith endeavors or lack thereof to cooperate fully and faithfully with any governmental investigation or audit, including but not limited to the discipline, discharge, or disassociation of any person failing to testify, the production of accurate and complete books and records, and the forthcoming testimony of all other members, agents, assignees or fiduciaries whose testimony is sought.

(b)	The relationship of the person who refused to testify to any entity that is a party to the hearing, including, but not limited to, whether the person whose testimony is sought has an ownership interest in the entity and/or the degree of authority and responsibility the person has within the entity.

(c)	The nexus of the testimony sought to the subject entity and its contracts, leases, permits or licenses with the City.

(d)	The effect a penalty may have on an unaffiliated and unrelated party or entity that has a significant interest in an entity subject to penalties under 4 above, provided that the party or entity has given actual notice to the commissioner or agency head upon the acquisition of the interest, or at the hearing called for in 3(a) above gives notice and proves that such interest was previously acquired. Under either circumstance the party or entity must present evidence at the hearing demonstrating the potential adverse impact a penalty will have on such person or entity.

6.

(a)	The term “license” or “permit” as used herein shall be defined as a license, permit, franchise or concession not granted as a matter of right.

(b)	The term “person” as used herein shall be defined as any natural person doing business alone or associated with another person or entity as a partner, director, officer, principal or employee.

(c)	The term “entity” as used herein shall be defined as any firm, partnership, corporation, association, or person that receives monies, benefits, licenses, leases, or permits from or through the City or otherwise transacts business with the City.

(d)	The term “member” as used herein shall be defined as any person associated with another person or entity as a partner, director, officer, principal or employee.

7.	In addition to and notwithstanding any other provision of this agreement the Commissioner or agency head may in his or her sole discretion terminate this agreement upon not less than three (3) days written notice in the event contractor fails to promptly report in writing to the Commissioner of Investigation of the City of New York any solicitation of money, goods, requests. for future employment or other benefit or thing of value, by or on behalf of any employee of the City or other person, firm, corporation or entity for any purpose which may be related to the procurement or obtaining of this agreement by the contractor, or affecting the performance of this contract.

4.10 ASSIGNMENT

A.	The Contractor shall not assign, transfer, convey or otherwise dispose of this Agreement or of Contractor’s rights, obligations, duties, in whole or in part, or of its right to execute it, or its right, title or interest in it or any part thereof, or assign, by power of attorney or otherwise, any of the notices due or to become due under this contract, unless the prior written consent of the Administrator shall be obtained. Any such assignment, transfer, conveyance or other disposition without such consent shall be void.

B. Failure of the Contractor to obtain any required consent to any assignment, shall be cause for termination for cause, at the option of the Administrator; and if so terminated, the City shall thereupon be relieved and discharged from any further liability and obligation to the Contractor, its assignees or transferees, and all monies that may become due under the contract shall be forfeited to the City except so much thereof as may be necessary to pay the Contractor’s employees.

C.	The provisions of this clause shall not hinder, prevent, or affect an assignment by the Contractor for the benefit of its creditors made pursuant to the laws of the State of New York.

D.	This Agreement may be assigned by the City to any corporation, agency or instrumentality having authority to accept such assignment.

4.11 SUBCONTRACTING

A.	The Contractor agrees not to enter into any subcontracts for the performance of its obligations, in whole or in part, under this Agreement without the prior written approval of the Department. Two copies of each such proposed subcontract shall be submitted to the Department with the Contractor’s written request for approval. All such subcontracts shall contain provisions specifying:

1.	that the work performed by the subcontractor must be in accordance with the terms of the Agreement between the Department and the Contractor,

2. that nothing contained in such agreement shall impair the rights of the Department,

3.	that nothing contained herein, or under the Agreement between the Department and the Contractor, shall create any contractual relation between the subcontractor and the Department, and

4.	that the subcontractor specifically agrees to be bound by the confidentiality provision set forth in this Agreement between the Department and the Contractor.

B.	The Contractor agrees that it is fully responsible to the Department for the acts and omissions of the

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subcontractors and of persons either directly or indirectly employed by them as it is for the acts and omissions of persons directly employed by it.

C.	The aforesaid approval is required in all cases other than individual employer-employee contracts.

D.	The Contractor shall not in any way be relieved of any responsibility under this Contract by any subcontract.

4.12 PUBLICITY

A.	The prior written approval of the Department is required before the Contractor or any of its employees, servants, agents, or independent contractors may, at any time, either during or after completion or termination of this Agreement, make any statement to the press or issue any material for publication through any media of communication bearing on the work performed or data collected under this Agreement.

B.	If the Contractor publishes a work dealing with any aspect of performance under this Agreement, or of the results and accomplishments attained in such performance, the Department shall have a royalty free, non-exclusive and irrevocable license to reproduce, publish or otherwise use and to authorize others to use the publication.

4.13 PARTICIPATION IN AN INTERNATIONAL BOYCOTT

A.	The Contractor agrees that neither the Contractor nor any substantially-owned affiliated company is participating or shall participate in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations of the United States Department of Commerce promulgated thereunder.

B. Upon the final determination by the Commerce Department or any other agency of the United States as to, or conviction of the Contractor or a substantially-owned affiliated company thereof, participation in an international boycott in violation of the provisions of the Export Administration Act of 1979, as amended, or the regulations promulgated thereunder, the Comptroller may, at his option, render forfeit and void this contract.

C.	The Contractor shall comply in all respects, with the provisions of Section 6-114 of the Administrative Code of the City of New York and the rules and regulations issued by the Comptroller thereunder.

4.14 INVENTIONS, PATENTS AND COPYRIGHTS

A.	Any discovery or invention arising out of or developed in the course of performance of this Agreement shall be promptly and fully reported to the Department, and if this work is supported by a federal grant of funds, shall be promptly and fully reported to the Federal Government for determination as to whether patent protection on such invention shall be sought and how the rights in the invention or discovery, including rights under any patent issued thereon, shall be disposed of and administered in order to protect the public interest.

B.	No report, document or other data produced in whole or in part with contract funds shall be copyrighted by the Contractor nor shall any notice of copyright be registered by the Contractor in connection with any report, document or other data developed for the contract.

C.	In no case shall subsections A and B of this section apply to, or prevent the Contractor from asserting or protecting its rights in any report, document or other data, or any invention which existed prior to or was developed or discovered independently from the activities directly related to this Agreement.

4.15 INFRINGEMENTS

The Contractor shall be liable to the Department and hereby agrees to indemnify and hold the Department harmless for any damage or loss or expense sustained by the Department from any infringement by the Contractor of any copyright, trademark or patent rights of design, systems, drawings, graphs, charts, specifications or printed matter furnished or used by the Contractor in the performance of this Agreement.

4.16 ANTI-TRUST

The Contractor hereby assigns, sells, and transfers to the City all right, title and interest in and to any claims and causes of action arising under the anti-trust laws of the State of New York or of the United States relating to the particular goods or services purchased or procured by the City under this Agreement.

ARTICLE 5.TERMINATION
5.1	TERMINATION OF AGREEMENT

A.	The Department and/or City shall have the right to terminate this Agreement, in whole or in part:

1. Under any right to terminate as specified in any section of this Agreement.

2.	Upon the failure of the Contractor to comply with any of the terms and conditions of this Agreement.

3. Upon the Contractor’s becoming insolvent.

4.	Upon the commencement under the Bankruptcy Act of any proceeding by or against the Contractor, either voluntarily or involuntarily.

5. Upon the Commissioner’s determination, termination is in the best interest of the City.

B.	Profit.w/P.L. -7- The Department or City shall give the Contractor written notice of any termination of this Agreement
specifying therein the applicable provisions of
subsection A of this section and the effective date
thereof which shall not be less than ten (10) days from
the date the notice is received.

C.	The Contractor shall be entitled to apply to the Department to have this Agreement terminated by said Department by reason of any failure in the performance of this Agreement (including any failure by the Contractor to make progress in the prosecution of work hereunder which endangers such performance), if such failure arises out of causes beyond the control and without the fault or negligence of the Contractor. Such causes may include, but are not restricted to: acts of God or of the public enemy; acts of the Government in either its sovereign or contractual capacity; fires; floods; epidemics; quarantine restrictions; strikes; freight embargoes; or any other cause beyond the reasonable control of the Contractor. The determination that such failure arises out of causes beyond the control and without the fault or negligence of the Contractor shall be made by the Department which agrees to exercise reasonable judgment therein. If such a determination is made and the Agreement terminated by the Department pursuant to such application by the Contractor, such termination shall be deemed to be without cause.

D.	Upon termination of this Agreement the Contractor shall comply with the Department or City close-out procedures, including but not limited to:

1.	Accounting for and refund to the Department or City, within thirty (30) days, any unexpended funds which have been paid to the Contractor pursuant to this agreement.

2.	Furnishing within thirty (30) days an inventory to the Department or City of all equipment, appurtenances and property purchased through or provided under this Agreement carrying out any Department or City directive concerning the disposition thereof.

3.	Not incurring or paying any further obligation pursuant to this Agreement beyond the termination date. Any obligation necessarily incurred by the Contractor on account of this Agreement prior to receipt of notice of termination and falling due after such date shall be paid by the Department or City in accordance with the terms of this Agreement. In no event shall the word “obligation,” as used herein, be construed as including any lease agreement, oral or written, entered into between the Contractor and its landlord.

4.	Turn over to the Department or City or its designees all books, records, documents and material specifically relating to this Agreement.

5.	Submit, within ninety (90) days; a final statement and report relating to this Agreement. The report shall be made by a certified public accountant or a licensed public accountant.

E.	In the event the Department or City shall terminate this Agreement, in whole or in part, as provided in paragraphs 1, 2, 3, or 4 of subsection A of this section, the Department or City may procure, upon such terms and in such manner as deemed appropriate, services similar to those so terminated, and the Contractor shall continue the performance of this Agreement to the extent not terminated hereby.

F. Not withstanding any other provisions of this contract, the Contractor shall not be relieved of liability to the City for damages sustained by the City by virtue of Contractor’s breach of the contract, and the City may withhold payments to the Contractor for the purpose of set-off until such time as the exact amount of damages due to the City from the Contractor is determined.

G.	The provisions of the Agreement regarding confidentiality of information shall remain in full force and effect following any termination.

H.	The rights and remedies of the City provided in this section shall not be exclusive and are in addition to all other rights and remedies provided by law or under this Agreement.

ARTICLE 6. MISCELLANEOUS

6.1 CONFLICT OF LAWS

All disputes arising out of this Agreement shall be interpreted and decided in accordance with the laws of the State of New York.

6.2 GENERAL RELEASE

The acceptance by the Contractor or its assignees of the final payment under this contract, whether by voucher, judgment of any court of competent jurisdiction or any other administrative means, shall constitute and operate as a general release to the City from any and all claims of and liability to the Contractor arising out of the performance of this contract.

6.3 CLAIMS AND ACTIONS THEREON

A.	No action at law or proceeding in equity against the City or Department shall lie or be maintained upon any claim based upon this Agreement or arising out of this Agreement or in any way connected with this Agreement unless the Contractor shall have strictly complied with all requirements relating to the giving of notice and of information with respect to such claims, all as herein provided.

B. No action shall lie or be maintained against the City by Contractor upon any claims based upon this Agreement unless such action shall be commenced within six (6) months after the date of filing in the Office of the Comptroller of the City of the certificate for the final payment hereunder, or within six (6) months of the termination or conclusion of this Agreement, or within six (6) months after the accrual of the Cause of Action, whichever first occurs.

Contractor shall diligently render to the

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C.	In the event any claim is made or any action brought in any way relating to the Agreement herein, the Department and/or the City of New York without additional compensation any and all assistance which the Department and/or the City of New York may require of the Contractor. The Contractor shall report to the Department in writing within three (3) working days of the initiation by or against the Contractor of any legal action or proceeding in connection with or relating to this Agreement.

6.4 NO CLAIM AGAINST OFFICERS, AGENTS OR EMPLOYEES

No claim whatsoever shall be made by the Contractor against any officer, agent or employee of the City for, or on account of, anything done or omitted in connection with this contract.

6.5 WAIVER

Waiver by the Department of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other or subsequent breach and shall not be construed to be a modification of the terms of the Agreement unless and until the same shall be agreed to in writing by the Department or City as required and attached to the original Agreement.

6.6 NOTICE

The Contractor and the Department hereby designate the business addresses hereinabove specified as the places where all notices, directions or communications from one such party to the other party shall be delivered, or to which they shall be mailed. Actual delivery of any such notice, direction or communication to a party at the aforesaid place, or delivery by certified mail shall be conclusive and deemed to be sufficient service thereof upon such party as of the date such notice, direction or communication is received by the party. Such address may be changed at any time by an instrument in writing executed and acknowledged by the party making such change and delivered to the other party in the manner as specified above. Nothing in this section shall be deemed to serve as a waiver of any requirements for the service of notice or process in the institution of an action or proceeding as provided by law, including the Civil Practice Law and Rules.

6.7 ALL LEGAL PROVISIONS DEEMED INCLUDED

It is the intent and understanding of the parties to this Agreement that each and every provision of law.required to be inserted in this Agreement shall be and is inserted herein. Furthermore, it is hereby stipulated that every such provision is to be deemed to be inserted herein, and if, through mistake or otherwise, any such provision is not inserted, or is not inserted in correct form, then this Agreement shall forthwith upon the application of either party be amended by such insertion so as to comply strictly with the law and without prejudice to the rights of either party hereunder.

6.8 SEVERABILITY

If this Agreement contains any unlawful provision not an essential part of the Agreement and which shall not appear to have been a controlling or material inducement to the making thereof, the same shall be deemed of no effect and shall upon notice by either party, be deemed stricken from the Agreement without affecting the binding force of the remainder.

6.9 POLITICAL ACTIVITY

There shall be no partisan political activity or any activity to further the election or defeat of any candidate for public, political or party office as part of or in connection with this Agreement, nor shall any of the funds provided under this

Agreement be used for such purposes.

6.10	MODIFICATION

This Agreement may be modified by the parties in writing in a manner not materially affecting the substance hereof It may not be altered or modified orally.

A. CONTRACT CHANGES
Changes may be made to this contract only as duly authorized by the Agency Chief Contracting Officer of his or her designee. Vendors deviating from the requirements of an original purchase order or contract without. a duly authorized change order document, or written contract modification or amendment, do so at their own risk. All such duly authorized changes, modifications and amendments will be reflected in a written change order and become a part of the original contract. Contract changes will be made only for work necessary to complete the work included in the original scope of the contract, and for non-material changes to the scope of the contract.. Changes are not permitted for any material alteration in the scope of the work. Changes may include any one or more of the following:

- Specification changes to account for design errors or omissions;

- changes in contract amount due to authorized additional or omitted work. Any such changes require appropriate price and cost analysis to determine reasonableness. In addition, except for non-construction requirements contracts, all changes that cumulatively exceed the greater of ten percent of the original contract amount or $100,000 shall be approved by the City Chief Procurement Officer;

- Extensions of a contract term for good and sufficient cause for a cumulative period not to exceed one year from the date of expiration of this current contract. Requirements contracts shall be subject to this limitation;

- Changes in delivery location;

- Changes in shipment method; and

- Any other change not inconsistent with §5-02 of the P.P.B. Rules (ed. 9/99), or any successor Rule.

The Contractor may be entitled to a price adjustment for extra work performed pursuant to a written change order. If any part of the contract work is necessarily delayed by a change order, the Contractor may be entitled to an extension of time for performance. Adjustments to price shall be validated for reasonableness by using appropriate price and cost analysis.

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6.11 PARAGRAPH HEADINGS

Paragraph headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this contract and in no way affect this contract.

6.12 NO REMOVAL OF RECORDS FROM

PREMISES

Where performance of this Agreement involves use by the Contractor of Departmental papers, files, data or records at Departmental facilities or offices, the Contractor shall not remove any such papers, files, data or records, therefrom without the prior approval of the Department’s designated official.

6.13 INSPECTION AT SITE

The Department shall have the right to have representatives of the Department or of the City or of the State or Federal governments present at the site of the engagement to observe the work being performed.

6.14 PRICING

A.	The Contractor shall when ever required during the contract, including but not limited to the time of bidding, submit cost or pricing data and formally certify that, to the best of its knowledge and belief, the cost or pricing date submitted was accurate, complete, and current as of a specified date. The Contractor shall be required to keep its submission of cost and pricing date current until the contract has been completed.

B.	The price of any change order or contract modification subject to the conditions of paragraph A, shall be adjusted to exclude any significant sums by which the City finds that such price was based on cost or price data furnished by the supplier which was inaccurate, incomplete, or not current as of the date agreed upon between the parties.

C.	Time for Certification. The Contractor must certify that the cost or pricing data submitted are accurate, complete and current as of a mutually determined date.

D.	Refusal to Submit Data. When any contractor refuses to submit the required data to support a price, the Contracting Officer shall not allow the price.

E. Certificate of Current Cost or Pricing Data.

Form of Certificate. In those cases when cost or pricing data is required, certification shall be made using a certificate substantially similar to the one contained in Chapter 4 of the PPB rules and such certification shall be retained in the agency contract file.

ARTICLE 7. MERGER

This written Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreement, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or to bind any of the parties hereto, or to vary any of the terms contained herein.

ARTICLE 8. CONDITIONS PRECEDENT
This contract shall neither be binding nor effective unless:

A. Approved by the Mayor pursuant to the provisions of Executive Order No. 42, dated October 9, 1975, in the event the Executive Order requires such approval; and

B.	Certified by the Mayor (Mayor’s Fiscal Committee created pursuant to Executive Order No. 43, dated October 14, 1975) that performance thereof will be in accordance with the City’s financial plan; and

C.	Approved by the New York State Financial Control Board (Board) pursuant to the New York State Financial Emergency Act for the City of New York, as amended, (the “Act”), in the event regulations of the Board pursuant to the Act require such approval.

D.	It has been authorized by the Mayor and the Comptroller shall have endorsed his certificate that there remains unexpended and unapplied a balance of the appropriation of funds applicable thereto sufficient to pay the estimated expense of carrying out this Agreement.

.The requirements of this section of the contract shall be in addition to, and not in lieu of, any approval or authorization otherwise required for this contract to be effective and for the expenditure of City funds.

ARTICLE 9. PPB RULES

This contract is subject to the Rules of the Procurement Policy Board of the City of New York effective August 1, 1990,as amended. In the event of a conflict between said Rules and a provision of this contract, the Rules shall take precedence.

ARTICLE 10. STATE LABOR LAW AND CITY ADMINISTRATIVE CODE

1. As required by New York State Labor Law Section 220-e:

a. That in the hiring of employees for the performance of work under this contract or any subcontract hereunder, neither the Contractor, Subcontractor, nor any person acting on behalf of such Contractor or Subcontractor, shall by reason of race, creed, color, sex or national origin discriminate against any citizen of the State of New York who is qualified and available to perform the work to which the employment relates;

b.	That neither the Contractor, subcontractor, nor any person on his behalf shall, in any manner, discriminate against or intimidate any employee hired for the performance of work under this contract on account of race, creed, color, sex or national origin;

b.	That there may be deducted from the amount payable to the Contractor by the City under this contract a penalty of five dollars for each person for each calendar day during which such person was discriminated against or intimidated in violation of the provisions of this contract; and

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c.	That this contract may be canceled or terminated by the City and all monies due or to become due hereunder may be forfeited, for a second or any subsequent violation of the terms or conditions of this section of the contract.

d.	The aforesaid provisions of this section covering every contract for or on behalf of the State or a municipality for the manufacture, sale or distribution of materials, equipment or supplies shall be limited to operations performed within the territorial limits of the State of New York.

2. As required by New York City Administrative Code Section 6-108:

a.	It shall be unlawful for any person engaged in the construction, alteration or repair of buildings or engaged in the construction or repair of streets or highways pursuant to a contract with the City or engaged in the manufacture, sale or distribution of materials, equipment or supplies pursuant to a contract with the City to refuse to employ or to refuse to continue in any employment any person on account of the race, color or creed of such person.

b.	It shall be unlawful for any person or any servant, agent or employee of any person, described in subdivision (a) above, to ask, indicate or transmit, orally or in writing, directly or indirectly, the race, color, creed or religious affiliation of any person employed or seeking employment from such person, firm or corporation.

c.	Disobedience of the foregoing provisions shall be deemed a violation of a material provision of this contract.

d.	Any person, or the employee, manager or owner of or officer of such firm or corporation who shall violate any of the provisions of this section shall, upon conviction thereof, be punished by a fine of not more than one hundred dollars or by imprisonment for not more than thirty days, or both.

ARTICLE 11. FORUM PROVISION

Choice of Law, Consent to Jurisdiction and Venue This Contract shall be deemed to be executed in the City of New York, State of New York, regardless of the domicile of the Contractor, and shall be governed by and construed in accordance with the laws of the State of New York.

The parties agree that any and all claims asserted by or against the City arising under this Contract or related thereto shall be heard and determined either in the courts of the United States located in New York City (“Federal Courts”) or in the courts of the State of New York (“New York State Courts”) located in the City and County of New York. To effect this Agreement and intent, the Contractor agrees:

a.	If the City initiates any action against the Contractor in Federal Court or in New York State Court, service of process may be made on the Contractor either in person, wherever such Contractor may be found, or by registered mail addressed to the Contractor at its address as set forth in this Contract, or to such other address as the Contractor may provide to the City in writing; and

b.	With respect to any action between the City and the Contractor in New York State Court, the Contractor hereby expressly waives and relinquishes any rights it might otherwise have (I) to move to dismiss on grounds of forum non conveniens; (ii) to remove to Federal Court; and (iii) to move for a change of venue to a New York State Court outside New York County.

c.	With respect to any action between the City and the Contractor in Federal Court located in New York City, the Contractor expressly waives and relinquishes any right it might otherwise have to move to transfer the action to a United States Court outside the City of New York.

d.	If the Contractor commences any action against the City in a court located other than in the City and State of New York, upon request of the City, the Contractor shall either consent to a transfer of the action to a court of competent jurisdiction located in the City and State of New York or, if the court. where the action is initially brought will not or cannot transfer the action, the Contractor shall consent to dismiss such action without prejudice and may thereafter reinstitute the action in a court of competent jurisdiction in New York City. If any provision(s) of this Article is held unenforceable for any reason, each and all other provisions) shall nevertheless remain in full force and effect.

ARTICLE 12. EOUAL EMPLOYMENT OPPORTUNITY

This contract is subject to the requirements of Executive Order No. 50 (1980) as revised (“E.O. 50”) and the Rules and Regulations promulgated thereunder. No contract will be awarded unless and until these requirements have been complied with in their entirety. By signing this contract, the contractor agrees that it:

1.	will not engage in any unlawful discrimination against any employee or applicant for employment because of race, creed, color, national origin, sex age, disability, marital status or sexual orientation with respect to all employment decisions including, but not limited to, recruitment, hiring, upgrading, demotion, downgrading, transfer, training, rates of pay or other forms of compensation, layoff, termination, and all other terms and conditions of employment;

2.	the contractor agrees that when it subcontracts it will not engage in any unlawful discrimination in the selection of subcontractors on the basis of the owner’s race, color, creed, national origin, sex, age, disability, marital status or sexual orientation;

3.	will state in all solicitations or advertisements for employees placed by or on behalf of the contractor that all qualified applicants will receive consideration for employment without unlawful discrimination based on race, creed, color, national origin, sex, age, disability, marital status or sexual orientation, or that it is an equal employment opportunity employer;

4.	will send to. each labor organization or representative of workers with which it has a collective bargaining agreement or other contract or memorandum of understanding, written notification of its equal employment opportunity commitments under E. O. 50 and the rules and regulations promulgated thereunder; and

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3.	will furnish all information and reports including an Employment Report before the award of the contract which are required by E. O. 50, the rules and regulations promulgated thereunder, and orders of the Director of the Bureau of Labor Services (“Bureau”), and will permit access to its books, records and accounts by the Bureau for the purposes of investigation to ascertain compliance with such rules, regulations, and orders.

The contractor understands that in the even of its noncompliance with nondiscrimination clauses of this contract or with any of such rules, regulations, or orders, such noncompliance shall constitute a material breach of the contract and noncompliance with the E. O. 50 and the rules and regulations promulgated thereunder. After a hearing held pursuant to the rules of the Bureau, the Director may direct the imposition by the contracting agency held of any or all of the following sanctions:
(I) disapproval of the contractor;
(ii) suspension or termination of the contract;
(iii) declaring the contractor in default; or

in lieu of any of the foregoing sanctions, the Director may impose an employment program.

The Director of the Bureau may recommend to the contracting agency head that a Board of Responsibility be convened for purposes of declaring a contractor who has repeatedly failed to comply with E.O. 50 and the rule and regulations promulgated thereunder to be nonresponsible. The contractor agrees to include the provisions of the foregoing paragraphs in every subcontract or purchase order in excess of $50,000 to which it becomes a party unless exempted by E.O. 50 and the rules and regulations promulgated thereunder, so that such provisions will be binding upon each subcontractor or vendor. The contractor will take such action with respect to any subcontract or purchase order as may be directed by the Director of the Bureau of Labor Services as a means of enforcing such provisions, including sanctions for noncompliance. .
The contractor further agrees that it will refrain from entering into any contract or contract modification subject to E.O. 50 and the rules and regulations promulgated thereunder with a subcontractor who is not in compliance with the requirements of E.O. 50 and the rules and regulations promulgated thereunder.

ARTICLE 13. NO DAMAGE FOR DELAY The Contractor agrees to make no claim for damages for delay in the performance of this Contract occasioned by any act or omission to act of the City or any of its representatives, and agrees that any such claim shall be fully compensated for by an extension of time to complete performance of the work as provided herein.

ARTICLE 14. CONSULTANT REPORT INFORMATION
A copy of each consultant report submitted by a consultant to any City official or to any officer, employee, agent or representative of a City department, agency, commission or body or to any corporation, association or entity whose expenses are paid in whole or in part from the City treasury shall be furnished to the Commissioner of the department to which such report was submitted or, if not a City department, then to the chief controlling officer or officers of such other office or, entity. A copy of such report shall also be furnished to the Director of the Mayor’s Office of Construction for matters related to construction or to the Director of the Mayor’s Office of Operations for all other matters.

ARTICLE 15. RESOLUTION OF DISPUTES

15.1 All disputes between the City and the Contractor of the kind delineated in this section that arise under, or by virtue of, this Contract shall be finally resolved in accordance with the provisions of this section and Section 5-11 of the Rules of the Procurement Policy Board (“PPB Rules”). The procedure for resolving all disputes of the kind delineated herein shall be the exclusive means of resolving any such disputes.

a. This section shall not apply to disputes concerning matters dealt with in other sections of the PPB Rules or to disputes involving patents, copyrights, trademarks, or trade secrets (as interpreted by the courts of New York State) relating to proprietary rights in computer software.

b. For construction and construction-related services this section shall apply only to disputes about the scope of work delineated by the Contract, the interpretation of Contract Documents, the amount tp be paid for extra work or disputed work performed in connection with the Contract, the conformity of the Contractor’s work to the Contract, and the acceptability and quality of the Contractor’s work; such disputes arise when the Engineer makes a determination with which the Contractor disagrees.

15.2 All determinations required by this section shall be made in writing, clearly stated, with a reasoned explanation for the determination based on the information and evidence presented to the party making the determination. Failure to make such determination within the time period required by this section shall be deemed a non-determination without prejudice that will allow appeal to the next level.

15.3 During such time as any dispute is being presented, heard, and considered pursuant to this section, the contract terms shall remain in full force and effect and the Contractor shall continue to perform work in accordance with the Contract and : as directed by the Agency Chief Contracting Officer or Engineer. Failure of the Contractor to continue the work as directed shall constitute a waiver by the Contractor of any and all claims being presented pursuant to this section and a material breach of Contract.

15.4 Presentation of Dispute to Agency Head.

(A) Notice of Dispute and Agency Response. The Contractor shall present its dispute in writing (“Notice of Dispute”)

to the agency Head within the time specified herein or, if no time is specified, within thirty (30) days of receiving

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notice of the determination or action that is the subject of the dispute. This notice requirement shall not be read to replace any other notice requirements contained in the Contract. The Notice of Dispute shall include all the facts, evidence, documents, or other basis upon which the Contractor relies in support of its position, as well as a detailed computation demonstrating how any amount of money claimed by the Contractor in the dispute was arrived at. Within thirty (30) days after receipt of the detailed written submission, the Agency Chief Contracting Officer or, in the case of construction or construction-related services, the Engineer shall submit to the Agency Head all materials he or she deems pertinent to the dispute. Following initial submissions to the Agency Head, either party may demand of the other the production of any document or other material the demanding party believes may be relevant to the dispute.

The requested party shall produce all relevant materials that are not otherwise protected by a legal privilege recognized by the courts of New York State. Any question of relevancy shall be determined by the Agency Head whose decision shall be final. Wilful failure of the Contractor to produce any requested material whose relevancy the Contractor has not disputed, or whose relevancy has been affirmatively determined, shall constitute a waiver by the Contractor of its claim.

(B) Agency Head Inquiry. The Agency Head shall examine the material and may, in his or her discretion, convene an informal conference with the Contractor and the Agency Chief Contracting Officer and, in the case of construction or construction-related services, the Engineer to resolve the issue by mutual consent prior to reaching a determination. The Agency Head may seek such technical or other expertise as he or she shall deem appropriate, including the use of neutral mediators, and require any such additional material from either or both parties as he or she deems fit. The Agency Head’s ability to render, and the effect of, a decision hereunder shall not be impaired by any negotiations in connection with the dispute presented, whether or not the Agency Head participated therein. The Agency Head may or, at the request of any party to the dispute, shall compel the participation of any other contractor with a contract related to the work of this Contract, and that contractor shall be bound by the decision of the Agency Head. Any contractor thus brought into the dispute resolution proceeding shall have the same rights to make presentations and to seek review as the Contractor initiating the dispute.

(C) Agency Head Determination. Within thirty (30) days after the receipt of all materials and information, or such longer time as may be agreed to by the parties, the Agency Head shall make his or her determination and shall deliver or send a copy of such determination to the Contractor and Agency Chief Contracting Officer and, in the case of construction or construction-related services, the Engineer, together with a statement concerning how the decision may be appealed.

(B)

(D) Finality of Agency Head Decision. The Agency Head’s decision shall be final and binding on all parties, unless presented to the Contract Dispute Resolution Board pursuant to this section. The City may not take a petition to the Contract Dispute Resolution Board. However, should the Contractor take such a petition, the City may seek, and the Board may render, a determination less favorable to the Contractor and more favorable to the City than the decision of the Agency Head.

15.5 Presentation of Dispute to the Comptroller. Before any dispute may be brought by the Contractor to the Contract Dispute Resolution Board, the Contractor must first present its claim to the comptroller for his or her review, investigation, and possible adjustment.

(A)	Time, Form, and Content of Notice. Within thirty (30) days of its receipt of a decision by the Agency Head, the Contractor shall submit to the Comptroller and to the Agency Head a Notice of Claim regarding its dispute with the Agency. The Notice of Claim shall consist of (i) a brief written statement of the substance of the dispute, the amount of money, if any, claimed and the reason(s) the Contractor contends the dispute was wrongly decided by the Agency Head; (ii) a copy of the written decision of the Agency Head, and (iii) a copy of all materials submitted by the Contractor to the Agency, including the Notice of Dispute. The Contractor may not present to the Comptroller any material not presented to the Agency Head, except at-the request of the Comptroller.

(B)	Agency Response. Within thirty (30) days of receipt of the Notice of Claim, the Agency shall make available to the Comptroller a copy of all material submitted by the Agency to the Agency Head in connection with the dispute. The Agency may not present to the Comptroller any material not presented to the Agency Head except at the request of the Comptroller.

(C) Comptroller Investigation. The Comptroller may

investigate the claim in dispute and, in the course of such investigation, may exercise all powers provided in sections 7-201 and 7-203 of the New York City Administrative Code. In addition, the Comptroller may demand of either party, and such party shall provide, whatever additional material the Comptroller deems pertinent to the claim, including original business records of the Contractor. Wilful failure of the Contractor to produce within fifteen (15) days any material requested by the Comptroller shall constitute a waiver by the Contractor of its claim. The Comptroller may also schedule an informal conference to be attended by the Contractor, Agency representatives, and any other personnel desired by the Comptroller.

(D) Opportunity of Comptroller to Compromise or Adjust Claim. The Comptroller shall have forty-five (45) days from his or her receipt of all materials referred to in 5. (C) to investigate the disputed claim. The period for investigation and compromise may be further extended by agreement between the Contractor and the

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Comptroller, to a maximum of ninety (90) days from the Comptroller’s receipt of all the materials. The Contractor may not present its petition to the Contract Dispute Resolution Board until the period for investigation and compromise delineated in this paragraph has expired. In compromising or adjusting any claim hereunder, the Comptroller may not revise or disregard the terms of the Contract between the parties.

15.6 Contract Dispute Resolution Board. There shall be a Contract Dispute Resolution Board composed of:

(a) the chief administrative law judge of the Office of Administrative Trials and Hearings (“OATH”) or his/her designated OATH administrative law judge, who shall act as chairperson, and may adopt operational procedures and issue such orders consistent with this section as may be necessary in the execution of the Contract Dispute Resolution Board’s functions, including, but not limited to, granting extensions of time to present or respond to submissions;

(b) the City Chief Procurement Officer or a designee; or in the case of disputes involving construction, the Director of the Office of Construction or his/her designee; any designee shall have the requisite background to consider and resolve the merits of the dispute and shall not have participated personally and substantially in the particular matter that is the subject of the dispute or report to anyone who so participated, and

(c) a neutral person with appropriate expertise. This person shall be selected by the presiding administrative law judge from a prequalified panel of individuals, established and administered by OATH, with appropriate background to act as decision-makers in a dispute. Such individuals may not have a contract or dispute with the City or be an officer or employee of any company or organization that does, or regularly represents persons. companies, or organizations having disputes with the City.

15.7 Petition to Contract Dispute Resolution Board. In the event the claim has not been settled or adjusted by the Comptroller within the period provided in this section, the Contractor, within thirty (30) days thereafter, may petition the Contract Dispute Resolution Board to review the Agency Head determination.

(A) Form and Content of Petition by Contractor. The Contractor shall present its dispute to the Contract Dispute Resolution Board in the form of a Petition, which shall include (i) a brief written statement of the substance of the dispute, the amount of money, if any, claimed and the reason(s) the Contractor contends that the dispute was wrongly decided by the Agency Head; (ii)a copy of the written decision of the Agency Head; (b)copies of all materials submitted by the Contractor to the Agency; (iv) a copy of the written decision of the Comptroller, if any, and (v) copies of all correspondence with, or written material submitted by the Contractor to, the Comptroller’s Office. The Contractor shall concurrently submit four complete sets of the Petition: one to the Corporation Counsel (Attn: Commercial and Real

(ii)

(B) Agency Response. Within thirty (30) days of its receipt of the Petition by the Corporation Counsel, the Agency shall respond to the brief written statement of the Contractor and make available to the Board at OATH’s offices and one to the Contractor. all material it submitted to. the Agency Head and Comptroller. Extensions of time for submittal of the agency response shall be given as necessary upon a showing of good cause or, upon the consent of the parties, for an initial period of up to thirty (30) days.

(C) Further Proceedings. The Board shall permit the Contractor to present its case by the submission of memoranda, briefs, and oral argument. The Board shall also permit the Agency to present its case in response. to the Contractor by the submission of memoranda, briefs, and oral argument. If requested by the Corporation Counsel, the Comptroller shall provide reasonable assistance in the preparation of the Agency’s case. Neither the Contractor nor the Agency may support its case with any documentation or other material that was not considered by the Comptroller, unless requested by the Board. The Board, at its discretion, may seek such technical or other expertise as it shall deem appropriate and may seek, on its own or upon application of a party, any such additional material from any party as it deems fit. The Board, in its discretion, may combine more than one dispute between the parties of concurrent resolution.

Contract Dispute Resolution Board Determination. Within forty-five (45) days of the conclusion of all written submissions and oral arguments, the Board shall render a written decision resolving the dispute. In an unusually complex case, the Board may render its decision in a longer period of time, not to exceed ninety (90) days, and shall so advise the parties at the commencement of this period. The Board’s decision must be consistent with the terms of the Contract. In reaching its decision, the Board shall accord no precedential significance to prior decisions of the Board involving other non-related contracts.

(D) Notification of Contract Dispute Resolution Board Decision. The Board shall send a copy of its decision to the Contractor, the Agency Chief Contracting Officer, the Corporation Counsel, the Comptroller, and in the case of construction or construction-related services, the Engineer. A decision in favor of the Contractor shall be subject to the prompt payment provisions of the PPB Rules. The Required Payment Day shall be thirty (30) days after the date the parties are formally notified of the Board’s decision.

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(E) Finality of Contract Dispute Resolution Board Decision. The Board’s decision shall be final and binding on all parties. Any party may seek review of the Board’s decision solely in the form of a challenge, made within four (4) months of the date of the Board’s decision, in a court of competent jurisdiction of the State of New York, County of New York, pursuant to Article 78 of the Civil Practice Law and Rules. Such review by the court shall be limited to the question of whether or not the Board’s decision was made in violation of lawful procedure, was affected by an error of law, or was arbitrary and capricious or an abuse of discretion. No evidence or information shall be introduced or relied upon in such proceeding that was not presented to the Board in accordance with Section 5-11 of the PPB Rules.

15.8 Any termination, cancellation, or alleged breach of the Contract prior to or during the pendency of any proceedings pursuant to this section shall not affect or impair the ability of the Agency Head or Contract Dispute Resolution Board to make a binding and final decision pursuant to this section.

ARTICLE 16. PROMPT PAYMENT
The Prompt Payment provisions set forth in Chapter 5, Section 5-07 of the Procurement Policy Board Rules in effect at the time for this solicitation will be applicable to payments made under this contract. The provisions require the payment to the contractors of interest on payments made after the required payment date except as set forth in subdivisions c(3) and d(2), (3), (4) and (5) of Section 5-07 of the Rules.

The contractor must submit a proper invoice to receive payment, except where the contract provides that the contractor will be paid at predetermined intervals without having to submit an invoice for each scheduled payment.

Determinations of interest due will be made in accordance with the provisions of the Procurement Policy Board Rules and General Municipal Law Section 3-a.

ARTICLE 17. .

MACBRIDE PRINCIPLES PROVISIONS FOR NEW YORK CITY CONTRACTORS

ARTICLE I. MACBRIDE PRINCIPLES NOTICE TO ALL PROSPECTIVE CONTRACTORS

Local Law No. 34 of 1991 became effective on September 10, 1991 and added section 6-115.1 to the Administrative Code of the City of New York. The local law provides for certain restrictions on City contracts to express the opposition of the people of the City of New York to employment discrimination practices in Northern Ireland and to encourage companies doing business in Northern Ireland to promote freedom of workplace opportunity.

Pursuant to Section 6-115.1, prospective contractors for contracts to provide goods or services involving an expenditure of an amount greater than ten thousand dollars, or for construction involving an amount greater than fifteen thousand dollars, are asked to sign a rider in which they covenant and represent, as a material condition of their contract, that any business in Northern Ireland operations conducted by the contractor and any individual or legal entity in which the contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the contractor will be conducted in accordance with the MacBride Principles of nondiscrimination in employment.
Prospective contractors are not required to agree to these conditions. However, in the case of contracts let by competitive sealed bidding, whenever the lowest responsible bidder has not agreed to stipulate to the conditions set forth in this notice and another bidder who has agreed to stipulate to such conditions has submitted a bid within five percent of the lowest responsible bid for a contract to supply: goods, services or construction of comparable quality, the contracting entity shall refer such bids to the Mayor, the Speaker or other officials, as appropriate, who may determine, in accordance with applicable law and rules, that it is in the best interest of the city that the contract be awarded to other than the lowest responsible bidder pursuant to Section 313(b)(2) of the City Charter.
In the case of contracts let by other than competitive sealed bidding, if a prospective contractor does not agree to these conditions, no agency, elected official or the Council shall award the contract to that bidder unless the entity seeking to use the goods, services or construction certifies in writing that the contract is necessary for the entity to perform its functions and there is no other responsible contractor who will supply goods, services or construction of comparable quality at a comparable price.

PART A

In accordance with section 6-115.1 of the Administrative Code of the City of New York, the contractor stipulates that such contractor and any individual or legal entity in which the contractor holds a ten percent or greater ownership interest and any individual or legal entity that holds a ten percent or greater ownership interest in the contractor either (a) have no business operations in Northern Ireland, or (b) shall take lawful steps in good faith to conduct any business operations they have in Northern Ireland in accordance with the MacBride Principles, and shall permit independent monitoring of their compliance with such principles.

PART B

For purposes of this section, the following terms shall have the following meanings:

1. “MacBride Principles” shall mean those

principles relating to nondiscrimination in employment and freedom of workplace opportunity which require employers doing business in Northern Ireland to:

(1) increase the representation of individuals from under represented religious groups in the work force, including managerial, supervisory, administrative, clerical and technical jobs;

Profit.w/P.L. -15-

(2) take steps to promote adequate security for the protection of employees from under represented religious groups both at the workplace and while traveling to and from work;
(3) ban provocative religious or political emblems from the workplace;
(4) publicly advertise all job openings and make special recruitment efforts to attract applicants from under represented religious groups;
(5) establish layoff, recall and termination procedures which do not in practice favor a particular religious group;
(6) abolish all job reservations, apprenticeship restrictions and different employment criteria which discriminate on the basis of religion;
(7) develop training programs that will prepare substantial numbers of current employees from under represented religious groups for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade and improve the skills of workers from under represented religious groups;

(8)	establish procedures to assess, identify and actively recruit employees from under represented religious groups with potential for further advancement; and

(9) appoint a senior management staff member to oversee affirmative action efforts and develop a timetable to ensure their full implementation.

ARTICLE II. ENFORCEMENT OF ARTICLE I.
The contractor agrees that the covenants and representation in Article I above are material conditions to this contract. In the event the contracting entity receives information that the contractor who made the stipulation required by this section is in violation thereof, the contracting entity shall review such information and give the contractor an opportunity to respond. If the contracting entity finds that a violation has occurred, the entity shall have the right to declare the contractor in default and/or terminate this contract for cause and procure the supplies, services or work from’ another source in any manner the entity deems proper. In the event of such termination, the contractor shall pay to the entity, or the entity in its sole discretion may withhold from any amounts otherwise payable to the contractor, the difference between the contract price for the uncompleted portion of this contract and the cost to the contracting entity of completing performance of this contract either itself or by engaging another contractor or contractors. In the case of a requirements contract, the contractor shall be liable for such difference in price for the entire amount of supplies required by the contracting entity for the uncompleted term of its contract. In the case of a construction contract, the contracting entity shall also have the right to hold the contractor in partial or total default in accordance with the default provisions of this contract, and/or may seek debarment or suspension of the contractor. The rights and remedies of the entity hereunder shall be in addition to, and not in lieu of, any rights and remedies the entity has pursuant to this contract or by operation of law.

APPENDIX B

Certification Regarding Lobbying
APPENDIX B
October 1, 2004
B•1
APPENDIX B
CERTIFICATION REGARDING LOBBYING

The undersigned certifies, to the best of his or her knowledge, that:

1.	No Federal appropriated funds have been paid or will be paid to any person by or on behalf of the Contractor for the purpose of influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of a Member of Congress in connection with the award of any Federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any Federal contract, grant, loan, or cooperative agreement.

2.	If any funds other.than Federal appropriated funds have been paid or will be paid to any person for the purpose of influencing or attempting to influence an officer or employee of any agency, a Member of Congress in connection with the award of any Federal contract, the making of any Federal grant, the making of any Federal loan, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or mo.dification of any Federal contract, grant, loan, or cooperative agreement, and the . Agreement exceeds $100,000, the Contractor shall complete and submit Standard Form - LLL “Disclosure Form to Report Lobbying”, in accordance with its instructions.

The Contractor shall include the provisions of this section in all provider Agreements under this Agreement and require all Participating providers whose Provider Agreements exceed $100,000 to certify and disclose accordingly to the Contractor.

This certification is a material representation of fact upon which reliance was place when this transaction was made or entered into. Submission of this certification is a prerequisite for making or entering into this transaction pursuant to U.S.C. Section 1352. The failure to file the required certification shall subject the violator to a civil penalty of not less than $10,000 and not more than $100,000 for each such failure.

DATE: 10/8/04

SIGNATURE: /s/ K Ajmani

TITLE: Karin Ajmani, President

ORGANIZATION:	CarePlus LLC

APPENDLX B
October 1, 2004
B-2
Appendix C

New York State Department of Health

Guidelines for the Provision of

Family Planning and Reproductive Health Services
APPENDIX C
October 1, 2004

C.1
Guidelines for the Provision of
Family Planning and Reproductive Health Services

Enrollees may obtain family planning and or reproductive health services and HIV blood testing and pre-and post-test counseling when performed as part of a family planning encounter from either the Contractor or from any appropriate MMIS-enrolled health care provider of the Enrollee’s choice. Pharmacy prescriptions, Medical Supplies, and over the counter drugs are to be billed fee-for-service by all providers.

Family planning services means the offering, arranging and furnishing of those health services which enable individuals, including minors who may be sexually active, to prevent or reduce the incidence of unwanted pregnancies.

Family planning and reproductive health services include: the following medically-necessary services, related drugs and supplies which are furnished or administered under the supervision of a physician or certified nurse practitioner during the course of a family planning visit for the purpose of:-

•	contraception, including insertion/removal of an intrauterine device (IUD), insertion/renoval of Norplant, and injection procedures involving Pharmaceuticals such as Depo-Provera;

-	sterilization;

-	screening, related diagnosis, and referral to participating provider for pregnancy;

-	medically-necessary induced abortions and for New York City recipients, elective induced abortions.

Such services include those education and counseling services to render the services effective. Medically-necessary induced abortions are procedures, either medical or surgical, which result in the termination of pregnancy. The determination of medical necessity shall include positive evidence of pregnancy, with an estimate of its duration.

When clinically indicated, the following services may be provided as a part of a family planning and reproductive health visit:

•	screening, related diagnosis, ambulatory treatment and referral as needed for dysmenorrhea, cervical cancer, or other pelvic abnormality/pathology.

•	screening, related diagnosis and referral for anemia, cervical cancer, glycosuria, proteinuria, hypertension and breast disease.

•	screening and treatment for sexually transmissible disease.

Providers of family planning and reproductive health care shall comply with all of the requirements set forth in Sections 17 and 18 of the New York State Public Health Law, and 10 NYCRR Section 751.9 and Part 753 relating to informed consent and confidentiality.

The above family planning and reproductive health services are the only services which are covered under the free access policy. Routine obstetric and/or gynecologic care, including hysterectomies, pre-natal, delivery and post-partum care are not covered under the free access policy, and are the responsibility of the Contractor if they are covered contract services

APPENDIX C
October I, 2004

C.2
Guidelines for Plans that Include Family Planning and Reproductive Health
Services in Their Benefit Package

If the Contractor includes family planning and reproductive health services in its benefit package, the Contractor must notify all Enrollees of reproductive age (including minors who may be sexually active) at the time of enrollment about their right to obtain family planning and reproductive health services and supplies from any network or non-network provider without referral or approval. The notification must contain the following:

1)	notification of the Medicaid Enrollee’s right to obtain the full range of family planning and reproductive health services (including HIV counseling and testing when performed as part of a family planning encounter) from either a Contractor’s participating provider or any qualified non-network provider who accepts Medicaid who undertakes to provide such services to them, without referral, approval or notification;

2)	a current list of qualified network family planning providers, within the geographic area, including addresses and telephone numbers, who provide the full range of family planning and reproductive health services. Contractor may also choose to provide a list of qualified non-network Medicaid providers who provide the full range of family planning and reproductive health services;

3)’. information that the cost of the Enrollee’s care will be fully covered by Medicaid, when services are obtained in accordance with #1 above, regardless of where the Enrollee obtains services.

The Contractor must notify its participating providers that all claims for family planning services must be billed to the Contractor and not the Medicaid fee-for-service program.

APPENDIX C
October I, 2004

C.3
Guidelines For Policy And Procedures For Plans That Do Not
Include Family Planning Services In Their Capitation

Any Contractor who does not include family planning services in its Benefit Package must notify all Enrollees and prospective Enrollees that these services are not covered through the plan and submit a statement of the policy and procedure they will use to inform Enrollees, prospective Enrollees, and network providers using the following guidelines. The statement must be sent to Director, Office of Managed Care, NYS Department of Health, Corning Tower, Room 2001, Albany, NY 12237 before signing the contract.

The policy and procedure statement regarding family planning services must contain the following:

1)	A statement that the Contractor will inform prospective Enrollees, new Enrollees and current Enrollees that:

a.	Certain family planning and reproductive health services (such as abortion, sterilization and birth control). are not covered by the Contractor.

b.	Such services may be obtained through fee-for-service Medicaid from any provider who accepts Medicaid.

c.	No referral is needed for such services, and that there will be no cost to the Enrollee for such services.

2) A statement that this information will be provided in the following manner:

a.	Through the Contractor’s written marketing materials, including the member handbook.

b.	Orally at the time of enrollment and any time an inquiry is made regarding family planning and reproductive health services.

c.	Included on any web site of the Contractor which includes information concerning its Medicaid managed care program. Such information shall be prominently displayed and easily navigated.

3)	The procedure for informing the Contractor‘s primary care providers, obstetricians, and gynecologists that the Contractor has elected not to cover certain reproductive and family planning services, but that such Participating Providers may provide, make referrals, or arrange for these services in accordance with MA fee-for-service billing policies, 4) Mechanisms to inform the Contractor’s providers who also participate in the fee-for-service Medicaid program that, if they render non-covered reproductive health and family planning services, they do so as a fee-for-service Medicaid practitioner, independent of the Contractor.

5)	The member handbook and marketing materials indicating that the Contractor has elected not to cover certain reproductive health and family planning services, and explaining the right of all Enrollees to secure such services through fee-for-service Medicaid from any Medicaid provider/clinic which offers these services.

6)	With the advent of mandatory enrollment and auto-assignment, mechanisms to provide all new Enrollees with an SDOH approved letter explaining how to access family planning services and the SDOH approved or LDSS approved list of family planning providers. This material will be furnished by SDOH or LDSS to the plan and mailed with the first new member communication, prior to the enrollment effective date.

7)	If an Enrollee or prospective Enrollee requests information about these non-covered services, the Contractor’s marketing or enrollment staff or member services department will advise the Enrollee or prospective Enrollee as follows:

a.	Family planning and reproductive health services such as abortion, sterilization and birth control are not covered through the plan.

APPENDIX C
October I, 2004

b.	Enrollees can receive these non-covered services using their Medicaid card from any doctor or clinic that provides these services and accepts Medicaid.

c.	The Contractor will mail to each Enrollee or prospective Enrollee who calls, a copy of the SDOH or LDSS approved letter explaining the Enrollee’s right to receive these non-covered services and an SDOH approved or LDSS approved list of family planning providers, who participate in Medicaid in the Enrollee’s community. The Contractor will mail these materials within 48 hours of the contact.

d.	Enrollees can call the Contractor’s member services number or the New York State Growing-Up-Healthy Hotline (1-800 522-5006) to request a copy of the list of Family Planning Providers and for further information about how to obtain these non-covered services.

8)	The procedure for maintaining a manual log of all requests for such information, including the date of the call, the Enrollee’s ID number, and the date the SDOH approved letter and SDOH or LDSS approved list were mailed. The Contractor will review this log monthly and upon request, submit a copy to SDOH or the LDSS.

Mechanisms to inform participating providers that, if requested by the Enrollee, or, if in the provider’s best professional judgement, certain reproductive health and family planning services not offered through the Contractor are medically indicated in accordance with generally accepted standards of professional practice, an appropriately trained professional should so advise the Enrollee and either: (1) offer those services on a fee-for-service basis; or (2) provide the Enrollee with a copy of the SDOH approved or LDSS approved list of Medicaid family planning providers, or (3) give the Enrollee the member services number to call to obtain this listing.

10)	The Contractor must recognize that the exchange of medical information, when indicated in accordance with generally accepted standards of professional practice, is necessary for the overall coordination of Enrollees’ care and will assist primary care providers in providing the highest quality care to the Contractor’s Enrollees. The Contractor must acknowledge that medical record information maintained by network providers may include information relating to family planning services provided under the fee-for-service Medicaid program.

11)	Quality assurance initiatives to ensure compliance with this policy. These should include the following procedures:

a.	The Contractor will submit any materials to be furnished to Enrollees and providers relating to access to non-covered reproductive health and family planning services to SDOH, Office of Managed Care for its review and approval before issuance. Such . materials include, but are not limited to, member handbooks, provider manuals, and marketing materials.

b.	Monitoring calls to member services and providers will be conducted to assess the quality of the information provided. These calls will be performed weekly by the manager/director or his or her designee.

c.	Every month, the plan will prepare a list of Enrollees who have been sent a copy of the SDOH approved letter and the SDOH approved or LDSS approved list of family planning providers. This information will be submitted to the Chief Operating Officer and President/CEO on a monthly basis.

d.	The Contractor will provide all new employees with a copy of this policy. The Contractor’s orientation programs will include a thorough discussion of all aspects of this policy and procedure. Annual retraining programs for all employees will also be conducted to ensure continuing compliance with this policy.

APPENDIX C
October I, 2004

Appendix D

New York State Department of Health

Marketing Guidelines
APPENDIX D
October 2004
D- l
MARKETING GUIDELINES
INTRODUCTION

The purpose of these guidelines is to provide an operational framework for localities and Medicaid managed care organizations (MCOs) in the development of MCO marketing plans, materials, and activities and to describe SDOH’s marketing rules, MCO marketing requirements, and prohibited practices.

The guidelines are consistent with those issued to all states by the Health Care Financing Administration (HCFA), U.S. Department of Health and Human Services (DHHS) in August 1994. These guidelines are consistent with the requirements of New York State.

APPENDIX D
October 1, 2004

A. Marketing Plans

1.	The MCO shall develop a marketing plan that meets SDOH guidelines and any local requirements as approved by the State Department of Health (SDOH).

2.	The LDSS is responsible for the review and approval of MCO marketing plans, using a SDOH approved checklist.

3.	Approved marketing plans set forth the allowable terms and conditions and the proposed activities that the MCO intends to undertake during the contract period. Locally determined variations, as specified in Section E of this Appendix, must be described in the MCO’s specific marketing plan for each LDSS the MCO contracts with.

4.	The MCO must have on file with the SDOH and each LDSS with which it will contract, an approved marketing plan, prior to the contract award date or before marketing and enrollment begin, whichever is sooner. Subsequent changes to, the plan must be submitted to the LDSS or SDOH for approval at least sixty (60) days before implementation.

5.	The plan shall include: a stated marketing goal and strategies; marketing activities; and staff training, development and responsibilities. The following must be included in the plan’s description of materials to be used: distribution methods; primary marketing locations, and a listing of the kinds of community service events the MCO anticipates sponsoring and/or participating in, during which it will provide information and/or distribute marketing materials.

6.	The MCO must describe how it is able to meet the informational needs, related to marketing, for the physical and cultural diversity of its potential membership. This may include, but not be limited to, a description of the MCO’s other-than English language provisions, interpreter services, alternate communication mechanisms, including sign language, Braille, audio tapes, and/or use of Telecommunications Device for the Deaf (TDD)/TTY services.

7.	The MCO shall describe measures for monitoring and enforcing compliance with the guidelines by its marketing representatives and its providers including: the prohibition of door-to-door solicitation and cold-call telephoning; a description of the development of pre-enrollee mailing lists, that maintains client confidentiality and that honors the client’s express request for direct contact by the MCO; the selection and distribution of pre-enrollment gifts and incentives to consumers; and a description of the training, compensation and supervision of its marketing representatives.

B. Marketing Materials

1. Definitions

a)	Marketing materials generally include the concepts of advertising, public service announcements, printed publications, and other broadcast or electronic messages designed to increase awareness and interest in Medicaid managed care and/or a MCO’s Medicaid managed care product. The target audience for these marketing materials is Medicaid-eligible persons who are not enrolled in a Medicaid managed care plan, and who are living in a defined service area.

b)	Marketing materials include any information that references the Medicaid managed care program, is intended for general distribution, and is produced in a variety of print, broadcast, and direct marketing mediums. These generally include: radio, television, billboards, newspapers, leaflets, informational brochures, videos, telephone book yellow page ads, letters, and posters. Additional materials requiring marketing approval include a listing of items to be provided as nominal gifts or incentives.

2. Marketing Material Requirements

a)	Marketing materials must be written in prose that is understood at a fourth-to sixth-grade reading level and must be printed in at least ten (10) point type.

APPENDIX D
October I, 2004

b)	The Contractor must make available written marketing and other informational materials (e.g., member handbooks) in a language other than English whenever at least five percent (5%) of the potential Enrollees of the Contractor in any county of the service area speak that particular language and do not speak English as a first language. SDOH will inform the LDSS and LDSS will inform the Contractor when the 5% threshold has been reached. Marketing materials to be translated include those key materials, such as informational brochures, that are produced for routine distribution, and which are included within the MCO’s marketing plan. SDOH will determine the need for other than English translations based on county specific census data or other available measures.

c)	Alternate forms of communications must be provided for persons with visual, hearing, speech, physical, or developmental disabilities. These alternate forms include Braille or audiotapes for the visually impaired, TTY access for those with certified speech or hearing disabilities, and use of American Sign Language and/or integrative technologies.

d)	The plan name, mailing address (and location, if different), and toll free phone number must be prominently displayed on the cover of all multi-paged marketing materials.

e)	Marketing materials must not contain false, misleading, or ambiguous information—such as “You have been pre-approved for the XYZ Health Plan,” or “If you do not choose a plan you will lose your Medicaid coverage,” or “You get free, unlimited visits.” Materials must not use broad, sweeping statements— for example, “If you are eligible for Medicaid, you are eligible for Medicaid Managed Care and/or the XYZ Health Plan.”

f)	The material must accurately reflect general information, which is applicable to the average consumer of Medicaid managed care.

g) The Contractor may not use logos or wording used by government agencies if such use could imply or cause confusion about a connection between a governmental agency and the Contractor.

h) Marketing materials may not make reference to incentives that may be available to Enrollees after they join a plan, such as “If you join the XYZ Plan, you will receive a free baby carriage after you complete eight prenatal visits.”

i)	Marketing materials that are prepared for distribution or presentation by the LDSS or enrollment broker must be provided in a manner that is easily understood and appropriate to the target audience. The material covered must include sufficient information to assist the individual in making an informed choice of MCO.

j) The MCO shall advise potential Enrollees, in written materials related to enrollment, to verify with the medical services providers they prefer, or have an existing relationship with, that such medical services providers participate in the selected managed care provider’s network and are available to serve the participant.

3. Prior Approvals

a)	The SDOH will review and approve MCO, marketing videos, materials for broadcast (radio, television, or electronic), billboards, mass transit (bus, subway or other livery) and statewide/regional print advertising materials. These materials must be submitted to the SDOH for review. A copy must be simultaneously provided to the LDSS.

b) The LDSS will review and approve the following marketing material:

i) MCO marketing plans;

ii)	Scripts or outlines of presentations and materials used at health fairs and other LDSS approved events and locations;

APPENDIX D
October I, 2004

iii)	All pre-enrollment written marketing materials — written marketing materials include brochures and leaflets, and presentation materials used by marketing representatives;

iv)	County specific MCO informational brochures to be included in LDSS enrollment packets; and

v) All direct mailing from MCOs targeted to the Medicaid market.

c)	Both SDOH and LDSS will adhere to a sixty (60) day “file and use” policy, whereby materials submitted by the MCO must be reviewed and commented on within sixty (60) days of submission or the MCO may assume the materials have been approved if the reviewer has not submitted any written comment.

d)	The Contractor shall submit all subcontracts, procedures, and materials related to Marketing to Eligible Persons to the SDOH and/or LDSS for prior written approval. The Contractor shall not enter into any subcontracts or use any marketing subcontractors, procedures, or materials that the SDOH and/or LDSS has not approved.

4. Dissemination of LDSS Outreach Materials

The Contractor shall provide to the LDSS and/or Enrollment Broker upon request, a marketing/informational brochure or alternative :informational document that describes coverage in the county specific service area.

The Contractor shall, upon request, submit to the LDSS or Enrollment Broker, a current provider directory, together with information that describes. how to determine whether a provider is presently available.

C. Marketing Activities

1. Definitions

a)	Marketing activities are occasions during which marketing information and material regarding Medicaid managed care and information about a particular MCO’s affiliated products are presented. Typically, such information is presented both in verbal exchanges and through the distribution of written materials, together with the giving away of nominal gifts. The informal nature of the marketing activity requires MCOs to be forthright in their presentations to allow potential Enrollees the exercise of informed choice, and localities must provide the best assurances that marketing practices are consistent with established guidelines. Any exchange of verbal marketing information must include the following:

i)	if the plan is not capitated for family planning services, the representative must tell potential Enrollees that:

a)	certain family planning and reproductive health services (such as abortion, sterilization and birth control) are not covered by the Contractor;

b)	whenever needed, such services may be obtained through fee-for-service Medicaid from any provider who accepts Medicaid;

c) no referral is needed for such services;
d) there will be no cost to the enrollee for such services.

With prior local approval MCO’s may engage in. marketing activities that include community-sponsored social gatherings, provider-hosted informational sessions, or MCO-sponsored events. Events may include such activities as health fairs workshops on health promotion, holiday parties, after school programs, raffles, etc. These events must not be restricted to Medicaid Recipients only.

Media campaigns are the distribution of information/materials regarding the Medicaid managed care program and/or a specific MCO for the purpose of encouraging Medicaid recipients to join a managed care plan. All mediums—including television, radio, billboards, subway and bus posters, and electronic messages—must be pre-approved by the SDOH at least thirty (30) days prior to the campaign. A copy must be simultaneously submitted to the SDOH and the LDSS.

APPENDIX D
October1, 2004

2. Marketing Sites

a)	With prior LDSS approval, MCOs may distribute approved marketing material in such places as, an income support maintenance center, community centers (if the center agrees and allows all MCOs to use the center), markets, pharmacies, hospitals and other provider sites, schools, health fairs, a resource center established by the LDSS or the enrollment counseling contractor, and other areas where potential Enrollees are likely to gather.

b)	MCOs are PROHIBITED from door-to-door solicitation of potential Enrollees, or distribution of material, and may not engage in “cold calling” inquiries or solicitation.

c)	MCOs are PROHIBITED from direct marketing or distribution of material in hospital emergency rooms including emergency room waiting areas. Marketing may not take place in patient rooms or treatment areas (except for waiting areas) or other prohibited sites unless requested by the individual. LDSS may not allow MCO to market in individual homes without permission of the individual.

d)	MCOs may not require its Participating Providers to distribute plan-prepared communications to their patients.

Participating Providers may display the marketing materials of their contracting MCOs provided that appropriate notice is conspicuously posted for all other MCOs with whom the Provider has a contract.

Participating Providers are encouraged to communicate with their patients about managed care options and to advise their’ patients in determining the MCO that best meets the health _needs of the patient and his/her family. Such advice, whether presented verbally. or in writing, must be individually based and not merely a promotion of one plan over another. Providers who wish to let their patients know of their affiliation with one or more MCOs must list each MCO with whom they hold contracts. In the event marketing material is included with such communication, the material, together with the intended communication, must be pre-approved by the LDSS before distribution.

g)	In the event a provider is no longer affiliated with a particular MCO but remains affiliated with other participant MCOs, the provider may notify his/her/its patients of the new status and the impact of such change on the patient.

3 Restricted Marketing Activities

a)	MCOs are PROHIBITED from misrepresenting the Medicaid program, the Medicaid managed care program, or the program or policy requirements of the LDSS or the SDOH.

b)	MCOs are PROHIBITED from purchasing or otherwise acquiring or using mailing lists of Medicaid recipients from third party vendors, including providers and LDSS offices.

c)	MCOs are PROHIBITED from using raffle tickets and event attendance or sign-in sheets to develop mailing lists of potential Enrollees.

d) MCOs may not discriminate against a potential Enrollee based on his/her current health status or anticipated need for future health care. The MCO may not discriminate on the basis of disability or perceived disability of an Enrollee or their family member. Health assessments may not be performed by MCOs prior to enrollment. MCOs may inquire about existing primary care relationships of the applicant and explain whether and how such relationships may be maintained. Upon request, each potential Enrollee shall be provided with a listing of all Participating Providers including specialists and facilities in the MCO’s network. The 1’v1CO may respond to a potential Enrollee’s question about whether a particular specialist is in the network. However, MCOs are prohibited from inquiring about the types of specialists utilized by the potential Enrollee.

e) MCOs may not offer incentives of any kind to Medicaid recipients to join a health plan. “Incentives” are defined as any type of inducement whose receipt is contingent upon the recipients joining the plan..

APPENDIX D
October 1, 2004

f)	MCOs are responsible for ensuring that their marketing representatives engage in professional and courteous behavior in their interactions with LDSS staff, staff from other health plans, and Medicaid clients. Examples of inappropriate behavior include interfering with other health plan presentations, talking negatively about another health plan, and participating with Medicaid clients during the verification interview with LDSS staff.

g)	MCOs may offer nominal gifts of not more than $5.00 in fair-market value as part of a health fair or other marketing activity to stimulate interest in managed care and/or the MCO. Such gifts must be pre-approved by the LDSS, and offered without regard to enrollment. The MCO must submit a listing of intended items to be distributed at marketing activities as nominal gifts. The submission of actual samples or photographs of intended nominal gifts will not be routinely required, but must be made available upon request by the state or local reviewer. Listings of item donors or co-sponsors must be submitted along with the description of items.

h)	MCOs may offer its Enrollees rewards for completing a health goal, such as finishing all prenatal visits, participating in a smoking cessation session, attending initial ‘ orientation sessions upon enrollment, and timely completion of immunizations or other health related programs. Such rewards may not exceed $50.00 in fair-market value per Enrollee over a twelve (12) month period, and must be related to a health goal. MCOs may not make reference to these rewards in their pre-enrollment marketing materials or discussions and all such rewards must be approved by the LDSS.

i)	MCOs may not offer compensation to marketing representatives, including salary increases or bonuses, based solely on the number of individuals they enroll. However, MCOs may base compensation of marketing representatives on periodic performance evaluations which consider enrollment productivity as one of several performance factors during a performance period, subject to the following requirements:

1)	“Compensation” shall mean any remuneration required to be reported as income or compensation for federal tax purposes;

2) MCOs may not pay a “commission” or fixed amount per enrollment;

3)	Bonuses may not be awarded more frequently than quarterly, and the annual amount awarded as bonus compensation to a marketing representative may not exceed 10% of his/her total annual compensation;

4)	Performance evaluations used as a basis for such bonus or salary increase shall be set forth in writing and available for inspection by SDOH or the LDSS;

5)	Other appropriate factors which may be considered by an MCO in awarding merit salary increase or bonuses to marketing representatives include but are not limited to:

•	Ratio of “clean” or successful enrollments submitted; quality of applications;

•	Attendance; adherence to marketing schedules; timeliness

•	Observed marketing behavior; absence/paucity of complaints regarding marketing conduct

6)	Affiliated providers engaged in marketing on behalf of an MCO shall be considered “marketing representatives” for purposes of Section C (3)(i) of Appendix D.

j)	Individuals employed by MCO’s as marketing representatives, and employees of marketing subcontractors must have successfully completed a training program about the basic concepts of managed care and the Medicaid recipients’ rights and responsibilities relating to membership in managed care. MCOs must submit a copy of the training curriculum for their marketing representatives to SDOH and the LDSS as part of the marketing plan. The MCO shall be responsible for the activities of its marketing representatives and the activities of any subcontractor or management entity. A marketing representative means any individual or entity engaged by the Contractor to market on behalf of the Contractor.

APPENDIX D
October 1, 2004

D. Marketing Infractions

1.	Infractions of the marketing guidelines may result in the following actions being taken by the LDSS to protect the interests of the program and its clients. These actions shall be taken at the sole discretion of the LDSS.

a)	If an MCO or its representative commits a first time infraction of marketing guidelines and the LDSS deems the infraction to be minor or unintentional in nature, the LDSS may issue a warning letter to the MCO.

b)	For subsequent or more serious infractions, the LDSS may impose liquidated damages of $2,000.00, or other appropriate non-monetary sanctions for each infraction.

c)	The LDSS may require the MCO to prepare- a corrective action plan. with a specified deadline for implementation.

d)	If the MCO commits further infractions, fails to pay liquidated damages within the specified tirneframe or fails to implement a corrective action plan in a timely manner or commits an egregious first-time infraction, the LDSS may:

i)	prohibit the plan from conducting any marketing activities for a period up to the end of the contract period;

ii)	suspend new enrollments, other than newborns, for a period up to the remainder of the contract; or

iii)	terminate the contract pursuant to termination procedures described therein.

APPENDIX D
October 1, 2004

E. NEW YORK CITY SPECIFIC MARKETING GUIDELINES LDSS Name: City of New York

1. Marketing Definition

a)	Notwithstanding any other definition of “marketing” contained in this Agreement, in New York City “marketing” shall be defined to mean any activity of the Contractor, subcontractor or individuals or entities affiliated with the Contractor by which information about the Contractor is made known to potential enrollees for the purpose of persuading such persons to enroll with the Contractor.

2. Marketing Schedules

a)	Contractor shall submit to the New York City Department of Health and Mental Hygiene, Division of Health Care Access and Improvement, (“HCAI”), a schedule of all marketing activities in accordance with instructions for submitting the schedule and requisite formats provided by HCAI. The instructions, time frames and formats may be modified by-HCAI with thirty days prior notice to the Contractor.

b) HCAI may, in its sole discretion, waive the reporting of certain activities.

c)	Contractor shall submit to HCAI a monthly calendar of events by the last Monday of the preceding month, identifying major anticipated marketing events.

3. Marketing Materials

a) One Page marketing flyers, newspaper print ad flyers, banners and posters whose primary purpose is to promote name recognition of the Contractor’s plan should contain the following:

[i]	Contractor’s name and toll free telephone number and TTY

[ii]	A contact telephone number for New York Medicaid CHOICE

b) One page marketing flyers should contain the following:

[i]	Contractor’s name and toll free telephone number and TTY

[ii]	A contact telephone number for New York Medicaid CHOICE

[iii] General description of the Plan (i.e., identification of Contractor as a Medicaid health plan, or health plan accepting Medicaid members, service area)

c)	Multi-page marketing brochures should contain, in addition to the information described in § 3(b)(i)-(iii) above, the following:

[i] General description of the benefit package, including optional services not covered in the benefit package but available on a fee-for-service basis (e.g. family planning, dental); description of how to obtain these carved out services

[ii] The following information:

(1)	the potential enrollee has a choice among several alternative managed care plans in his/her neighborhood

(2)	the potential enrollee will have a choice among at least three primary care providers

(3)	upon enrollment in a managed care plan, the enrollee will be required to use his/her primary care provider and other plan providers exclusively for medical care, except in certain limited circumstances

APPENDIX D

October 1, 2004

NYC Speciflic Marketing Guidelines

(4)	Upon enrollment in a managed care plan, the enrollee will have 90 days to disenroll without cause, and thereafter will not be allowed to disenroll or transfer without good cause for the next nine months

(5)	All members of a family who enroll must enroll in the same plan except in special cases

(6) Newborns will automatically be enrolled in the mother’s health plan

(7)	Language advising prospective members to verify with the provider of their choice that the provider participates in the Contractor’s network and is available to serve the member

(8)	If the Contractor is not capitated for family planning services, the marketing brochure must tell prospective members that:

•	Certain family planning and reproductive health services (such as abortion, sterilization and birth control) are not covered by the Contractor;

•	Such services may be obtained through fee-for-service Medicaid from any provider who accepts Medicaid; and

•	No referral is needed for such services and that there will be no cost to the Enrollee for such services.

d) Foreign language translations of marketing materials need not be independently reviewed by HCAI if Contractor uses a translation service authorized by HCAI, and submits a letter by the Service attesting that it has used its best efforts to accurately translate the marketing material into the specified languages. At a minimum, the translation service must perform a reverse translation, (translate the foreign language version back into English and compare to original document). Translated materials must meet the readability standards described in Section 13.7 of the Agreement.

e) The SDOH and LDSS will review and approve the following MCO marketing materials submitted by MCOs whose service area and target population is limited to NYC: marketing videos, materials for broadcast (radio, television, or electronic), billboards, mass transit (bus, subway or other livery), and print advertising materials. These materials must be submitted to the SDOH and LDSS for review.

4. Marketing Encounters

a)	Marketing encounters must clearly inform potential enrollees of the Partnership Plan policies described in Section E 3(c)(ii) (1) through (8).

b)	Marketing representatives shall ask prospective enrollees whether they are currently enrolled in another health plan, and shall not market to persons who are enrolled in another health plan.

c)	Marketing representatives must give a copy of the document, “What Managed Care Plans are available .in my neighborhood” to prospective enrollees in each marketing encounter.

d)	Marketing representatives shall ask prospective enrollees whether they currently have a provider whom they would like to continue to see, and shall assist him/her in making sure that this provider is part of the Contractor’s network.

e)	Marketing representatives shall give a business card, identifying the name of the representative, the name of the health plan, and a telephone contact number (which may be the member services number for the health plan) to each prospective enrollee so that he/she may ask follow-up questions. In the alternative, the representative may have this information printed or stamped on health plan marketing flyers or brochures which are distributed to each prospective enrollee.

APPENDIX D

October 1, 2004

NYC Speciflic Marketing Guidelines

5. Marketing In HRA Facilities

a)	Contractor may conduct marketing activities within HRA facilities with the prior approval of NYC HRA and must adhere to HRA procedures. HRA shall give Contractor an allotted number of allowable marketing representatives at each HRA facility, and Contractor shall not exceed this allotment. No other marketing representatives for Contractor may market within a two block perimeter of an HRA facility. At no time may a Contractor representative have access to HRA computer systems. Marketing representatives are expected to adhere to LDSS policy concerning confidentiality of all communications and information relating to persons served by HRA.

b)	Marketing managers and or supervisors will be allowed to monitor their staff at HRA facilities subject to reasonable limitations specified by HRA. Managers/supervisors must wear visible identification and are prohibited from actively marketing to clients.

6. Marketing Sites

a)	The Contractor may not market at sites which were not reported on its marketing schedule to HCAI.

b) The Contractor shall not market in homeless shelters.

c)	The Contractor shall not market in low income housing projects unless permission is requested by the Contractor for a special event in the public areas of the project, and approval is received in writing from the facility, and a copy sent to HCAI with the marketing schedule.

d)	The Contractor shall not market within a two block perimeter of an HRA facility (except as authorized by § 5(a) of these guidelines).

e) The Contractor may not market in the same room or immediate proximity of MAXIMUS presentations.

7. Marketing Conduct

a)	All marketing activities shall be conducted in an orderly, non-disruptive manner and shall not interfere with the privacy of potential enrollees or the general community.

8. Marketing Representatives

a)	The Contractor’s marketing representatives must attend marketing training sessions provided by HCAI, upon request from HCAI.

b)	Marketing representatives must wear visible badges with the name of the plan and the representative’s name during all marketing activities.

Marketing representatives may not wear any additional identification badge from a participating facility or provider which is likely to confuse enrollees or lead them to believe that the representative is an employee of such organization. The Contractor shall obtain prior approval from HCAI to wear identification badges bearing the name of any other organization.

c)	Marketing representatives employed by a subcontractor of the Contractor or affiliated with a community based organization which performs outreach, education and enrollment on behalf of the Contractor shall attend a training session conducted by the Contractor consistent with the training curriculum approved by HCAI.

APPENDIX D

October 1, 2004

NYC Specific Marketing Guidelines

9. Marketing Plans

a)	In addition to requirements stated in § A of this Appendix, a marketing plan shall include:

•	A copy of the Contractor’s policies and procedures relating to marketing;

•	A copy of the trainin[g] curriculum for the Con[t]ractor’s marketing representatives; and

•	A description of the minimum qualifications for the Contractor’s marketing staff.
•

APPENDIX D
October 1, 2004
NYC Specific Marketing Guidelines
Appendix E

New York State Department of Health

Member Handbook Guidelines
APPENDIX E
October 2004
El
Introduction

This document contains member handbook guidelines for use by managed care organizations (MCOs) under contract to serve New York Medicaid beneficiaries. These guidelines may be revised from time to time based on changes in the law and the changing needs of the program. The guidelines reflect the review criteria used by the SDOH Office of Managed Care in its review of all Medicaid managed care member handbooks. Handbooks and addenda must be approved by SDOH prior to printing and distribution by MCOs. In addition, the SDOH has developed a model member handbook at the fourth to sixth grade reading level for use by MCOs. The model member handbook contains language to address required disclosure regarding free access for family planning; self referral policies; obtaining OB/GYN services; the definitions of medical necessity and emergency services; protocols for complaints, utilization review, external appeals, fair hearings and newborn enrollments; and listing of member entitlements, including benefits, rights and responsibilities, and information available upon request. MCOs must use the language provided in these required disclosure areas in their member handbooks. A copy of the model handbook is available from the Office of Managed Care, Bureau of Intergovernmental Affairs.

General Format

Member handbooks must be written in a style and reading level that will accommodate the reading skills of many Medicaid recipients. In general the writing should be at no higher than a sixth-grade level, taking into consideration the need to incorporate and explain certain technical or unfamiliar terms to assure accuracy. The text must be printed in at least ten (10) point font. The SDOH reserves the right to require evidence that a handbook has been tested against the sixth-grade reading-level standard. Member handbooks must be available in languages other than English whenever at least five (5) percent of the potential enrollees of the MCO in any county in the MCO’s service area speak a language other than English as a first language.

Handbook Requirements

a) General Overview (how the plan works)

i) Explanation of the plan, including what happens when you become a member.

ii)	Explanation of the plan ID card, obtaining routine medical care, help by telephone, and general information pertaining to the plan, i.e., location of the plan, providers, etc.

iii)	Invitation to attend scheduled orientation sessions and other educational and outreach activities.

b) Provider Listing including Site Locations

Note: The information described here can be included in the handbook or as an insert to the handbook, or can be produced as a separate document and referenced in the handbook.

i) A current listing of providers, including facilities.

ii) iii)	For physicians, separate listings of primary care practitioners and specialty providers; include location, phone number, and board certification status.
Listing also must include a notice of how to determine whether a participating provider is accepting new patients.

c) Voluntary or Mandatory Enrollment

i) Must indicate whether enrollment is voluntary or mandatory.

ii)	If plan participates in both mandatory and voluntary counties, explanation of the difference, i.e., disenrollment, family members in the same plan, etc.

d) Choice of Primary Care Provider (including how to make an appointment)

i)	Explanation of the role of PCP as a coordinator of care, giving some examples, and how to choose one for self and family.

APPENDIX E

October 1, 2004

E-2

ii)	How to make an appointment with the PCP, importance of base line physical, immunizations and well-child care.

iii)	Explanation of different types of PCPs, i.e., family practice, pediatricians, internists, etc.

Notification that the plan will assign the member to a PCP if one is not chosen: in thirty (30) days.

v) OB/GYN choice rules for women

e) Changing Primary Care Provider

i) Explanation of plan policy, time frames, and process related to changing PCP.
ii) Explanation of process for changing OB’GYN when applicable.
iii) Explanation of requirements for choosing a specialist as PCP.

f) Referrals to Specialists (in and out-of-plan)

i) Explanation of specialist care and how referrals are accomplished.
ii) Explanation of process for changing specialists.

iii)	Explanation of self-referral services, i.e., OB/GYN services, HIV counseling and testing, eye exams, etc.

iv)	Notice that Enrollee may obtain a referral to a Non-Participating Provider when the plan does not have a Participating Provider with appropriate training or experience to meet the needs of the Enrollee; and the procedure for obtaining such referrals.

v)	Notice that an Enrollee with a condition that requires ongoing care from a specialist may request a standing referral to such a specialist; procedure for obtaining such referrals.

vi)	Notice that an Enrollee with a life-threatening condition or disease, or a degenerative and disabling condition or disease, either of which require specialized medical care over a prolonged period of time, may request access to a specialist responsible for providing or coordinating the Enrollee’s medical care; and the procedure for obtaining such a specialist.

vii)	Notice that an Enrollee with a life-threatening condition or disease, or a degenerative and disabling condition or disease, either of which require specialized medical care over a prolonged period of time, may request access to a specialty care center; and the procedure for obtaining such access.

g) Covered and Non-Covered Services

i)	Benefits and services covered by the plan, including benefit maximums and limits.

ii)	Definition of medical necessity used to determine whether benefits will be covered (same as plan-county contract definition).

iii)	Medicaid services not covered by the plan or excluded from managed care; how to access these services.

iv) Prior authorization and other requirements for treatments and services.
v) Family planning and reproductive health services free access policy.
vi) HIV counseling and testing free access policy.

vii)	Direct access policy fol. dental services provided at Article 28 clinics operated by academic dental centers when dental is in the Benefit Package.

viii)	Plan policy relating to transportation, including who to call and what to do if plan does not cover transportation.

ix) Plan toll-free number for Enrollee to call for more information.

h) Out of Area Coverage

i)	Explanation of what to do and who to call if medical care is required when beneficiary is out of plan’s service area.

i) Emergency Care Access

i)	Definition of emergency services, as defined in law including examples of situations that constitute an emergency and situations that do not.

ii)	What to do in an emergency, including notice that services in a true emergency are not subject to prior approval.

iii) A phone number to call if PCP is not available.
iv) Explanation of what to do in non-emergency situations (PCP, urgent care, etc.).

APPENDIX E

October 1, 2004
E-3

j) Utilization Review

i) Circumstances under which utilization review will be undertaken.
ii) Toll-free telephone number of the utilization review agent.

iii)	Time frames under which UR decisions must, be made for prospective, retrospective, and concurrent decisions.

iv) Right to reconsideration.

v)	Right to an appeal, including expedited and standard appeals processes and the time frames for such appeals.

vi) Right to designate a representative.

vii)	A notice that all denials of claims will be made by qualified clinical personnel and that all notices will include information about the basis of the decision, and further appeal rights (if any).

k) Enrollment and Disenrollment Procedures

i)	Where appropriate, explanation of Lock-In requirements, and initial grace period when person may change plans, or return to fee-for-service in voluntary areas.

ii)	Choice of PCP (each person can have his/her own PCP and can change thirty (30) days after the initial appointment with their PCP, and once every six months thereafter).

iii) Procedures for disenrollment.
iv) Opportunities for change

v)	LDSS/or enrollment broker phone number for information on enrollment and disenrollment.

l) Rights and Responsibilities of Enrollees

i)	Explanation of what an Enrollee has the right to expect from the Contractor in the way of medical care and treatment of the Enrollee.

ii) Responsibilities of the Enrollee (general).

iii)	Enrollee’s financial responsibility for payment when services are furnished by a provider who is not part of the Contractor’s network or by any provider without required authorization or when a procedure, treatment, or service is not a covered benefit; also note exceptions such as family planning and HIV counseling/testing.

iv) Enrollee’s rights under State law to formulate advance directives.

v)	The manner in which Enrollees may participate in the development of plan policies.

m) Language

i)	Description of how the Contractor addresses the needs of non-English speaking Enrollees.

n) Grievance Procedures (complaints)

i)	Right to file a grievance regarding any dispute between the Contractor and an Enrollee.

ii) iii) iv)	Right to file a grievance orally when the dispute is about referrals or covered benefits.
Explanation of who in the plan to call, along with the Contractor’s toll-free number.
Time frames and circumstances for expedited and standard grievances.

v)	Right to appeal a grievance determination and the procedures for filing such an appeal.

vi) Time frames and circumstances for expedited and standard appeals.
vii) Right to designate a representative.

viii)	A notice that all decisions involving clinical disputes will be made by qualified clinical personnel and that all notices will include information about the basis of the decision, and further appeal rights (if any).

ix) NYSDOH number for medically related complaints (1-800-206-8125).

x)	New York State Insurance Department number for certain complaints relating to billing.

•	) Fair Hearing Explain that:

i)	Enrollee has a right to a State Fair Hearing and Aid to Continuing in some situations.

APPENDIX E
October 1, 2004
E-4

ii)	Describe situations when the Enrollee may ask for a fair hearing as described in Section 25 of this Agreement including State or LDSS decision about staying in or leaving the plan; decision the Contractor makes that stops or limits Medicaid benefits; Contractor decision agreeing with doctor who will not order services .(must complain to the plan first).

iii)	Describe how to request a fair hearing (assistance through member services, LDSS, State fair hearing contact).

p) External Appeals

i) Description of circumstances where a person may request an external appeal

ii) iii) iv)	Time frames for applying for appeal and for decision-making How and where to apply Describe expedited appeal time frame

v) Process for Contractor and Enrollee to agree on waiving the UR appeal process.

q) Payment Methodologies

i)	Description prepared annually of the types of methodologies the plan uses to reimburse providers, specifying the type of methodology used to reimburse particular types of providers or for the provision of particular types of services.

r) Physician Incentive Plan Arrangements

i)	The Member Handbook must contain a statement indicating the Enrollees and potential Enrollees are entitled to ask if the MCO has special financial arrangements with physicians that can affect the use of referrals and other services that they might need and how to obtain this information.

s) How and Where to Get More Information

i) How to access a member services representative through a toll-free number.
ii) How and when to contact LDSS for assistance.

Other Information Available Upon Enrollee’s Request

a)	. List of the names, business addresses, and official positions of the membership of the board of directors, officers, controlling persons, owners or partners of the Contractor.

b)	Copy of the most recent annual certified financial statement of the Contractor, including a balance sheet and summary of receipts and disbursements prepared by a CPA.

c) Copy of the most recent individual, direct pay subscriber contracts.

d)	Information relating to consumer complaints compiled pursuant to Section 210 of the insurance law.

e)	Procedures for protecting the confidentiality of medical records and other Enrollee information.

f)	Written description of the organizational arrangements and ongoing procedures of the Contractor’s quality assurance program.

g)	Description of the procedures followed by the Contractor in making decisions about the experimental or investigational nature of medical devices, or treatments in clinical trials.

h) Individual health practitioner affiliations with participating hospitals.

i)	Specific written clinical review criteria relating to a particular condition or disease and, where appropriate, other clinical information which the plan might consider in its utilization review process.

j)	Written application procedures and minimum qualification requirements for health care providers to be considered by the plan.

APPENDIX E
October 1, 2004
E-5

k)	Upon request, MCOs are required to provide the following information on the incentive arrangements affecting the MCO’s physicians to current, previous and prospective Enrollees:

1.	Whether the MCO’s contract or subcontracts include Physician Incentive Plans that affect the use of referral services.

2. Information on the type of incentive arrangements used.
3. Whether stop-loss protection is provided for physicians and physicians groups.

4.	If the.MCO is at substantial financial risk, as defined in the PIP regulations, a summary of the required customer satisfaction survey results.

APPENDIX E
October 1, 2004
E-6APPENDIX F

New York State Department of Health

Medicaid Managed Care Complaint and Appeals Requirements
APPENDIX F
October I, 2004
F-I

I. Overall Objectives

The Medicaid managed care program complaint process accomplishes four objectives:

a)	Ensures that each MCO resolves its Enrollees’ problems promptly and at the lowest level of formality, wherever possible.

b)	Ensures that the MCO reports the full extent of complaint activity to governmental oversight entities.

c)	Ensures that the MCO uses complaint information to assess and improve program performance.

d)	Provides an independent process for complaint resolution when issues are not resolved by. the MCO.

II. Definitions

a)	A complaint is a written or verbal contact to the MCO in which the Enrollee or designee describes a dissatisfaction with the MCO, its employees, benefits, providers: or contractors, including but not limited to:

•	a determination made by the MCO;

•	treatment experienced through the MCO, its providers, or contractors.

Medical necessity determinations pursuant to Article 49 of the Public Health Law are not included in the definition of a complaint.

b)	An inquiry is a written or verbal question or request for information posed to the MCO with regard to such issues as benefits, contracts, and organization rules. Inquiries do not reflect Enrollee complaints or disagreements with MCO determinations.

c)	Summary Complaint Forms are forms developed by the State that categorize the type of complaints received. These forms should be submitted via the HPN on a quarterly basis to the SDOH.

III. Complaint Procedures

a)	The MCO shall describe its complaint and appeal procedure in the member handbook, and it must be accessible to non-English speaking, visually, and hearing impaired Enrollees. The handbook shall comply with Section 13.3 and The Member Handbook Guidelines (Appendix E) of this Agreement.

b)	Anytime the MCO denies access to a referral; denies or reduces benefits or services; determines that a requested benefit is not covered in the MCO’s benefit package, or denies payment of a claim for services, the MCO shall provide written notice of the procedures for the Enrollee to file a complaint, including:

i) the description of the action Contractor intends to take;

ii) iii) iv)	the reasons for the determination including the clinical rationale, if any;
the process for filing a grievance/complaint with the organization;
the timeframes within which a grievance/complaint determination must be made;

v)	the right of an Enrollee to designate a representative to file a grievance/complaint on behalf of the Enrollee;

vi)	the notice of the right of the member to contact the New York State Department of Health (800 206-8125) with their complaint; and

vii)	the notice entitled “Managed Care Action Taken” containing the member’s fair hearing and aid continuing rights.

c)	If the MCO immediately resolves a verbal complaint to the Enrollee’s satisfaction, that complaint may be considered resolved without any additional written notification to the Enrollee. Such complaints must be logged by the MCO: and included in the MCO’s quarterly HPN complaint report submitted to SDOH.

APPENDIX F

October 1, 2004

F-2

d) MCO procedures for accepting complaints shall include:

i) toll-free telephone number;

ii) iii) iv)	designated staff to receive calls; “live” phone coverage at least 40 hours a week, during. normal business hours; a mechanism to receive after hours calls including either:

A)	telephone system available to take calls and a plan to respond to all such calls no later than on the next business day after. •the call was recorded.

Or

B)	a mechanism to have available on a twenty-four (24) hour, seven (7) day a week basis designated staff to accept telephone complaints, whenever a delay would significantly increase the risk to an Enrollee’s health.

e)	Determinations of all clinical complaints involving clinical decisions shall be made by qualified clinical personnel.

f)	Upon receipt of a complaint, the MCO shall send a notice to the Enrollee specifying what information must be provided to the MCO in order for a determination to be made.

IV. Notice to Enrollee Procedures

Upon receipt of the following type of complaints; 1) anytime that the MCO denies access to a referral; 2) denies or reduces benefits or services; 3) determines that a requested benefit is not covered by the MCO’s benefit package, the MCO shall send a notice to the Enrollee. The notice shall describe:

a) The Enrollee’s right to file a complaint regarding any dispute with the MCO.

b) The information to be provided to the MCO in order for a determination to be made.

c)	The fact that the MCO will not retaliate or take any discriminatory action against the Enrollee because he/she filed a complaint or appeal.

d)	The right of the Enrollee to designate a representative to file complaints and appeals on his/her behalf.

e)	The MCO’s requirements for accepting written complaints, which can be either a letter or MCO supplied form.

The Enrollee’s right to file a verbal complaint when the dispute is about referrals or covered benefits. The MCO must list a toll-free number which Enrollee may use to file a verbal complaint.

For verbal complaints, whether the Enrollee is required to sign an acknowledgment and description of the complaint prepared by the MCO. The acknowledgment must clearly advise the Enrollee that the Enrollee may amend the description but must sign and return it in order to initiate the complaint.

V. Timeframes for Complaint Resolution by the MCO.

Procedures should indicate the following specific timeframes regarding complaint resolution:

a)	The MCO has to provide written acknowledgment of the complaint including the name, address and telephone number of the individual or department handling the complaint within fifteen (15) days of receipt of the complaint.

b)	Complaints shall be resolved whenever a delay would significantly increase the risk to an Enrollee’s health within forty-eight (48) hours after receipt of all necessary information.

c)	Complaints shall be resolved in the case of requests for referrals or determinations concerning benefits covered by the contractual benefit package within thirty (30) days after the receipt of all necessary information.

APPENDIX F
October 1, 2004
F-3

d)	All other complaints shall be resolved within forty-five (45) days after the receipt of all necessary information. The MCO shall maintain reports of complaints unresolved after forty-five (45) days in accordance with Section 18 of this Agreement.

VI. Complaint Determinations

Procedures regarding the resolution of Enrollee complaints should include the following: a) Complaints shall a) be reviewed by one or more qualified personnel.

b)	Complaints pertaining to clinical matters shall be reviewed by one or more licensed, certified or registered health care professionals in addition to whichever non-clinical personnel the MCO designates.

c)	Determinations by the MCO shall be made in writing to the Enrollee or his/her designee and include:

i) the detailed reasons for the determination;

ii)	in cases where the determination has a clinical basis, the clinical rationale for the determination;

iii)	the procedures for the filing of an appeal of the determination, including a form for the filing of such an appeal;

iv)	notice of the right of the Enrollee to contact the State Department of Health (800 206-8125) with their complaint; and

v)	if applicable, the notice entitled “Managed Care Action Taken,” containing the Enrollee’s fair hearing and aid continuing rights if not provided with the initial action.

d)	Notices of determinations shall be sent to the Enrollee or the Enrollee’s designee within three (3) business days after a .determination is made.

e)	In cases where delay would significantly increase the risk to an Enrollee’s health, notice of a determination shall. be made by telephone directly to the Enrollee or to the Enrollee’s designee, or when no phone is available some other method of communication, with written notice to follow within three (3) business days.

VII. Appeals

Procedures regarding Enrollee appeals of MCO complaint determinations should include the following:

a)	The Enrollee or designee has no less than sixty (60) business days after receipt of the notice of the complaint determination to file a written appeal. Appeals may be submitted by letter or by form provided by the MCO.

b)	Within fifteen (15) business days of receipt of the appeal, the MCO shall provide written acknowledgment of the appeal including the name, address and telephone number of the individual designated to respond to the appeal. The MCO shall indicate what additional information, if any, must be provided for the MCO to render a decision.

c)	Appeals of clinical matter must be decided by personnel qualified to review the appeal including licensed, certified or registered health care professionals who did not make the initial determination, at least one of whom must be a clinical peer reviewer. Clinical peer reviewers may be physicians who possess a current and valid non-restricted license to practice medicine. A clinical peer reviewer also may be a health care professional, who where applicable, possesses a current and valid non-restricted license, certification or registration, or where no provision for a license, certification, or registration exists, is credentialed by the national accrediting body appropriate to the profession. The clinical peer reviewer must be a physician or other health care professional practicing in the same professional specialty as the healthcare provider who typically manages the medical condition, procedure or treatment under review.

d)	Appeals of non-clinical matters shall be determined by qualified personnel at a higher level than the personnel who made the original complaint determination.

APPENDIX F

October 1, 2004

F-4

d)	Appeals shall be decided and notification provided to the Enrollee no more than:

i)	two (2) business days after the receipt of all necessary information when a delay would significantly increase the risk to an Enrollee’s health;

ii)	thirty (30) business days after the receipt of all necessary information in all other instances.

f) The notice of an appeal determination shall include:

i)	the detailed reasons for the determination and the clinical rationale for the determination;

ii) if applicable, a notice containing fair hearing rights;

iii)	the notice shall also inform the Enrollee of his/her option to also contact the State. Department of Health (800-206-8125) with his/her complaint;

iv) instructions for any further appeal.

VIII. Right to an External Appeal

The MCO shall describe its utilization review policies and procedures including a notice of the right to an external appeal together with a description of the external appeal process and the timeframes for external appeal, in the member handbook. It must be accessible to non-English speaking, visually, and hearing impaired Enrollees. The handbook shall comply with Section 13 and The Member Handbook Guidelines (Appendix E) of this Agreement.

IX. Records

The MCO shall maintain a file on each complaint and appeal, if any. The file. shall include:

a) date the complaint was filed;

b) copy of the complaint, if written;

c) date of receipt of and copy of the Enrollee’s acknowledgment, if any;

d)	log of complaint determination including the date of the determination and the titles of the personnel and credentials of clinical personnel who reviewed the complaint;

e) date and copy of the Enrollee’s appeal;
f) determination and date of determination of the appeal;
g) the titles, and credentials of clinical staff who reviewed the appeal.

In addition, the Contractor shall maintain a list of the following:

a) complaints unresolved for greater than 45 days;

b) complaints referred for external appeal.

APPENDIX F
October 1, 2004
F-5
APPENDIX G

NYSDOH Guidelines For The Provision

Of Emergency Care and Services
APPENDIX G
October I, 2004
G-1

NYSDOH Guidelines for the Provision of Emergency Care and Services Definition of an “Emergency Medical Condition”

The term “Emergency Medical Condition” means a medical or behavioral condition, the onset of which is sudden, that manifests itself by symptoms of sufficient severity, including severe pain, that a prudent layperson, possessing an average knowledge of medicine and health, could reasonably expect the absence of immediate medical attention to result in:

i.	Placing the health of the person afflicted with such condition in serious jeopardy or, in the case of a behavioral condition, placing the health of the person or others in serious jeopardy; or

ii. serious impairment to such person’s bodily functions; or

iii.	serious dysfunction of any bodily organ or part of such person; or serious disfigurement of such person.

Emergency Medical Services include health care procedures, treatments or services needed to evaluate or stabilize an Emergency Medical Condition including psychiatric stabilization and medical detoxification from drugs or alcohol:

Protocols for Notification/Authorization

Preauthorization for treatment of an Emergency Medical Condition is never required.

In circumstances where notification of arrival in the emergency department (ED) is requested by the managed care organization following the assessment and stabilization of the Enrollee, the notification process for the participating ED should require no more than one (1) phone call (or fax), and include a limited amount of standard clinical and demographic information.

Protocol for Acceptable Transfer Between Facilities

All relevant COBRA requirements must be met.

MCOs must provide for an appropriate (as determined by the ED physician) transfer method/level with personnel as needed.

MCOs must contact/arrange for an available, accepting physician and patient bed at the receiving institution.

If a patient is not transferred within eight (8) hours to an appropriate inpatient setting, after the decision to admit has been made, then admission at the original facility is deemed authorized.

Protocols for Disposition

If, pursuant to a screening evaluation, ED staff determines that a patient requires further services (other than emergency medical services), the MCO will have two (2) hours to respond to a call from the ED with the appropriate person to discuss thgicase. If such response is longer than two (2) hours, that admission or treatment is deemed “authorized” for purposes of payment.

APPENDIX G
October 1, 2004
G-2

In the event that the MCO/provider suggests a level of care for a specific patient deemed inappropriate by the attending physician in the ED, and no agreement as to disposition can be reached, a physician from the plan must physically come to the ED and evaluate/take responsibility for this patient.

Triage Fees

For emergency room services that do not meet the definition of Emergency Medical Condition, the MCO shall pay the hospital a triage fee of $40.00 in the absence of a negotiated rate.

Non-participating EDs cannot be denied payment on the basis of non-notification.

APPENDIX G
October 1, 2004
G-3
APPENDIX H

New York State Department of Health Guidelines for the

Processing of Enrollments and Disenrollments
APPENDIX H
October 1, 2004

Appendix H
SDOH Guidelines
For the Processing of Enrollments and Disenrollments

This appendix is intended to provide general guidelines to LDSS and MCOs for the processing of enrollments and disenrollments. Where an enrollment broker exists, the enrollment broker may be responsible for some or all of the LDSS responsibilities. To allow LDSS and MCOs flexibility in developing processes that will meet the needs of both parties, SDOH may allow modifications to timeframes and some procedures. Modifications are to be specified in Section G of this Appendix and must be agreed to by both parties and receive prior approval from SDOH.
A. Enrollment SDOH Responsibilities:

1.	The SDOH is responsible for monitoring Local District program activities and providing technical assistance to the LDSS and MCOs to ensure compliance with the State’s policies and procedures.

2.	SDOH reviews and approves proposed enrollment materials prior to MCOs publishing and disseminating or otherwise using the materials.

LDSS Responsibilities:

The LDSS has the primary responsibility for the enrollment process.

1.	Each local district determines Medicaid eligibility. To the extent practicable, the LDSS will follow up with Enrollees when the MCO provides documentation of any change in status which may affect the Enrollee’s Medicaid and/or managed care eligibility.

2.	LDSS will provide pre-enrollment information to beneficiaries, consistent with Social Services Law, . Section 364-j(4)(e)(iv) and train persons providing enrollment counseling to beneficiaries.

3.	The LDSS must inform beneficiaries of the availability of MCOs and HIV SNPs and the scope of services covered by each.

4.	LDSS will inform beneficiaries of the right to confidential face-to-face enrollment counseling and will make confidential face-to-face sessions available upon request.

5.	The LDSS shall advise potential Enrollees, in written materials related to enrollment, to verify with the medical services providers they prefer, or have an existing relationship with that such medical services providers participate in the selected managed care provider’s network and are available to serve the participant.

6.	For enrollments made during face-to-face counseling, if the participant has a preference for particular medical services providers, enrollment counselors shall verify with the medical services providers that such medical services providers whom the participant prefers participate in the MCO’s network and are available to serve the participant.

7.	The LDSS is responsible for the timely processing of managed care enrollment applications, exemptions, and exclusions and ensuring attestations are on file for all Enrollees.

8.	The LDSS will determine the status of enrollment applications. Applications will be enrolled, pended or denied.

APPENDIX H

October 1, 2004

9.	The LDSS will notify the Contractor of plan-assisted enrollment applications that are denied.

10.	The LDSS enters individual enrollment form data and transmits that data to the State’s Prepaid Capitation Plan (PCP) Subsystem. The transfer of enrollment information may be accomplished by any of the following: .

i) LDSS directly enters data into PCP Subsystem; or

ii)	LDSS or Contractor submits-a tape to the State, to be edited and entered into PCP Subsystem; or

iii)	LDSS electronically transfers data, via a dedicated line or Medicaid Eligibility Verification System (MEVS) to the PCP Subsystem.

11. The LDSS is required to send the following notices to Eligible Persons:

i)	Initial Notification Letter: This letter informs the Eligible Persons about the mandatory program and the timeframes for choosing a plan. Included with the letter are managed care brochures, an enrollment form, and information on their rights and responsibilities under this program, including the option for HIV/AIDS infected individuals who are categorically exempt from the mainstream Medicaid Managed Care program to enroll in an HIV SNP on a voluntary basis in districts where HIV SNPs exist. (Mandatory Program Only)

ii)	Reminder Letter: A letter to all Eligible Persons in a mandatory category who have not responded by submitting a completed enrollment form within thirty (30) days of being sent or given an enrollment packet. (Mandatory Program Only)

iii)	Enrollment Confirmation Notice: This notice indicates the Effective Date of Enrollment, the name of the MCO and all individuals who are being enrolled. This notice should also be used for case additions and re-enrollments into the same plan.

iv)	Notice of Denial of Enrollment: This notice is used when an individual has been determined by LDSS to be ineligible for enrollment into a Medicaid managed care plan. This notice must include fair hearing rights. Note: This notice is not required when Medicaid eligibility is being denied (or closed).

v)	Exemption and Exclusion Request Forms: Exemption forms are provided to Eligible Persons upon request if they wish to apply for an exemption. Exclusion forms are provided to individuals in New York City who self-identify as qualifying for an exclusion. Individuals precoded on the system as meeting exemption or exclusion criteria do not need to complete an exemption or exclusion request form.

vi)	Exemption and Exclusion Request Approval or Denial: This notice is designed to inform a recipient who applied for an exemption or exclusion of the LDSS’s disposition of the request, including the right to a fair hearing if the request for exemption or exclusion is denied.

MCO Responsibilities:

1.	In those instances in which the Contractor is marketing to persons already in receipt of Medicaid, the Contractor will submit plan enrollments to the. LDSS, within a maximum of five (5) business days from the day the enrollment is received by the Contractor (unless otherwise agreed to by SDOH and LDSS).

2.	The Contractor must notify new Enrollees of their Effective Date of Enrollment. To the extent practicable, such notification must precede the Effective Date of Enrollment. (Section 13 of the Model Contract).

3.	The Contractor must report any changes in status for its enrolled members to the LDSS within five (5) business days of such information becoming known to the

..	Contractor. This includes, but is not limited to, factors that may impact Medicaid eligibility such as address changes, verification of pregnancy, incarceration, third party insurance, etc.

4.	The Contractor shall advise potential Enrollees, in written materials related to enrollment, to verify with the medical services providers they prefer, or have an existing relationship with, that such medical services providers participate in the MCO’s selected network and are available to serve the participant.

5.	The Contractor shall accept all enrollments as ordered by the Office of Temporary and Disability Assistance’s Office of Administrative Hearings due to fair hearing requests or decisions.

APPENDIX H

October 1, 2004

B. Newborn Enrollments:

The Contractor agrees to enroll and provide coverage for eligible newborn children of Enrollees effective from the time of birth.

SDOH Responsibilities:

1.	The SDOH will update WMS with information on the newborn received from hospitals, consistent with. the requirements of Section 366-g of the Social Services Law as amended by Chapter 412 of the Laws of 1999.

2.	Upon notification of the birth by the hospital or birthing center, the SDOH will update WMS with the demographic data for the newborn and enroll the newborn in the mother’s MCO if not already enrolled. The newborn will be retroactively enrolled back to the first (1St) day of the month of birth. Based on the transaction date of the enrollment of the newborn on the PCP subsystem, the newborn will appear on either the next month’s roster or the subsequent month’s roster. On plan rosters for upstate and NYC, the “PCP Effective From Date” will indicate the first day of the month of birth, as described in 01 OM`. MJ ADM 5 “Automatic Medicaid Enrollment for Newborns.”

LDSS Responsibilities:

1.	Grant Medicaid eligibility for newborns for one (1) year if born to a woman eligible for and receiving MA assistance on the date of birth. (Social Services Law Section 366 (4) (1))

2.	LDSS must add eligible unborns to all WMS cases that include a pregnant woman as soon as the pregnancy is medically verified. (NYS DSS Administrative Directive 85 ADM-33)

3.	In the event that the LDSS learns` of an Enrollee’s pregnancy prior to the Contractor, the LDSS is to establish MA eligibility and enroll the unborn in the Contractor’s plan.

4.	The LDSS is responsible for newborn enrollment should it not be successfully competed under the “SDOH Responsibilities” process as outlined in #2 above.

5.	When a newborn is enrolled in managed care, the LDSS must send an Enrollment Confirmation Notice to inform the mother of the Effective Date of Enrollment, which is the first (1St) day of the month of birth, and the plan in which the newborn is enrolled.

6.	The LDSS may develop a transmittal form to be used for unborn/newborn notification between the Contractor and the LDSS.

MCO Responsibilities:

1.	The Contractor must notify the LDSS in writing of any Enrollee that is pregnant within thirty (30) days of knowledge of the pregnancy. Notifications should be transmitted to the LDSS at least monthly. The notifications should contain the pregnant woman’s name, Client ID Number (CIN), and the expected date of confinement (EDC).

2.	Upon the newborn’s birth, the Contractor must send verifications of infant’s demographic data to the LDSS, within five (5) days after knowledge of the birth. The demographic data must include: the mother’s name and CIN, the newborn’s name and CIN (if newborn has a CIN), sex and the date of birth.

3.	In districts that use an Enrollment Broker, the Contractor shall not submit electronic enrollments of newborns to the Enrollment Broker, as this will interfere with the retroactive enrollment of the newborn back to the first (1St) day of the month of birth. For newborns whose mothers are not enrolled in the Contractor’s plan and who were not pre-enrolled into the plan as an unborn, the Contractor may submit an electronic enrollment of the newborn to the Enrollment Broker. In such cases, the Effective Date of Enrollment will be prospective.

APPENDIX H

October 1, 2004

4.	In voluntary counties, the Contractor will accept applications for unborns if that is the mother’s intent, even if the mother is not and/or will not be enrolled in the Contractor’s plan. In all Counties when a mother is ineligible for enrollment or chooses not to enroll, the Contractor will accept applications for pre-enrollment of unborns who are eligible.

5.	The Contractor is responsible for provision of services to the newborn and payment of the hospital or birthing center bill, if the mother is an Enrollee at the time of the newborn’s birth, even if the newborn is not yet on the Roster.

6: — The Contractor will reimburse the hospital or birthing center at the Medicaid rate (or at another rate if contractually agreed to between the Contractor and the hospital or birthing center) for this episode of care. Hospitals and birthing centers have been — advised by SDOH to expeditiously bill MCOs to allow MCOs to arrange for care for the Enrollees. However, the Contractor may not deny the inpatient hospital or birthing center costs if billing/notification is not timely except as otherwise provided by contractual agreement by the Contractor and hospital or birthing center.

7.	Within fourteen (14) days of the date on which the Contractor becomes aware of the birth, the Contractor will issue a letter informing parent(s) about the newborn’s enrollment and how to access care or a member identification card.

8.	In those cases in which the Contractor is aware of the pregnancy, the Contractor will ensure that enrolled pregnant women select a PCP for their infants prior to birth.

9.	The Contractor will ensure that the newborn is linked with a PCP prior to discharge from the hospital or birthing center, in those instances in which the Contractor has received appropriate notification of birth prior to discharge.

C. Auto-Assignment Process (Mandatory Program Only):

This section only applies to a LDSS where CMS has given approval and the LDSS has begun mandatory enrollment. The details of the auto-assignment process are contained in Section 12 of the State’s Operational Protocol.

SDOH Responsibilities:

1.	SDOH will provide information to LDSS on a daily basis of those individuals who have been added to the tickler file through the Potential Auto-Assign List.

2.	SDOH, LDSS or Enrollment Broker will assign eligible individuals not pre-coded in WMS as exempt or excluded, who have not chosen an MCO in the required time period to an MCO using an algorithm as specified in State Law SSL § 364-j(4)(d).

3.	SDOH will ensure the auto-assignment process automatically updates the PCP Subsystem, and will notify the MCO of auto-assigned individuals electronically.

4.	SDOH will notify the LDSS electronically on a daily basis of those individuals for whom the State has selected a health plan through the Automated PCP Update Report. Note: This will not apply in Local Districts that utilize an enrollment broker.

LDSS Responsibilities:

1. The LDSS is responsible for tracking an individual’s choice period.

2.	The LDSS will use the information contained in the Potential Auto-Assign List for education and outreach purposes.

APPENDIX H

October 1, 2004

3.	The LDSS will send at least one reminder notice to individuals who fail to return the enrollment application within thirty (30) days. The LDSS may employ other methods during the choice period to encourage individuals to choose an MCO prior to auto-assignment.

4.	The LDSS is responsible for providing notification to individuals regarding their enrollment status as specified in Section A of this Appendix.

MCO Responsibilities:

1)	The Contractor is also responsible for providing notification to individuals regarding their enrollment status as specified in Section A of this Appendix.

D. Roster Reconciliation:

All enrollments are effective the first of the month.

SDOH Responsibilities:

2)	The SDOH maintains both the PCP subsystem enrollment files and the WMS eligibility files, using data input by the LDSS. SDOH uses data contained in both these files to generate the Roster.

3)	SDOH shall send each MCO and LDSS monthly (according to a schedule established by SDOH), a complete list of all Enrollees for which the Contractor is expected to assume medical risk beginning on the 1” of the following month (First Monthly Roster). Notification to MCOs and LDSS will be accomplished via paper transmission, magnetic media, or the HPN.

4)	SDOH shall send each MCO and LDSS monthly, at the time of the first monthly roster production, a Disenrollment Report listing those Enrollees from the previous month’s roster who were disenrolled, transferred to another MCO, or whose enrollments were deleted from the file. Notification to the MCOs and LDSSs will be accomplished via paper transmission, magnetic media, or the HPN.

5) The SDOH shall also forward an error report as necessary to each MCO and LDSS.

6)	On the first (1St) weekend after the first (1st) day of the month following the generation of the first (1St) Roster, SDOH shall send MCOs and LDSS a second Roster which contains any additional Enrollees that the LDSS has added for enrollment for the current month. The SDOH will also include any additions to the error report that have occurred since the initial error report was generated.

LDSS Responsibilities:

1)	LDSS must notify the Contractor electronically or in writing of changes in the First Roster and error report, no later than the end of the month. (Note: To the extent practicable the date specified must allow for timely notice to Enrollees regarding their enrollment status. MCOs and the LDSS may develop protocols for the purpose of resolving Roster discrepancies that remain unresolved beyond the end of the month. These protocols should be contained in Section G of this Appendix.)

2)	Enrollment and eligibility issues are reconciled by the LDSS to the extent possible, through manual adjustments to the PCP subsystem enrollment and WMS eligibility files, if appropriate.

MCO Responsibilities:

1) The Contractor is at risk for providing Benefit Package services for those Enrollees listed on the 1St and 2nd rosters for the month in which the 2”d Roster is generated. Contractor is not at risk for providing services to Enrollees who appear on the monthly disenrollment report.

2)	The Contractor must submit claims to the State’s Fiscal Agent for all Eligible Persons that are on the 1” and 2nd Rosters (see Appendix H, page 7), adjusted to add Eligible Persons enrolled by the LDSS after Roster production and to remove individuals disenrolled by LDSS after Roster production (as notified to the Contractor). In the cases of retroactive disenrollments, the Contractor is responsible for submitting an adjustment to void any previously paid premiums for the period of retroactive disenrollment, where the Contractor was not at risk for the provision of Benefit Package services. Payment of subcapitation

APPENDIX H
October 1,2004

does not constitute `”provision of Benefit Package services.”

E. Disenrollment: LDSS Responsibilities:

1.	The LDSS will accept requests for disenrollment directly from Enrollees and may not require Enrollees to approach the MCO for a disenrollment form. Where an LDSS is authorized to mandate enrollment, all requests for disenrollment must be directed to the LDSS or the enrollment broker. LDSSs and the enrollment broker must utilize the State-approved Disenrollment forms.

2.	Enrollees may initiate a request for an expedited disenrollment to the LDSS. The LDSS will expedite the disenrollment process in those cases where an Enrollee’s request for disenrollment involves an urgent medical need, a complaint of non-consensual enrollment or, in New York City and other local districts where homeless individuals are exempt, homeless individuals in the shelter system. If approved, the LDSS will manually process the disenrollment through the PCP Subsystem.

3.	The LDSS will process routine disenrollment requests to take effect on the first (1st) day of the following month if the request is made before the fifteenth (15th) day of the month. In no event shall the Effective .Date of Disenrollment be later than the first (1St) day of the second month after the month in which an Enrollee requests a disenrollment.

4.	The LDSS will disenroll Enrollees automatically upon death or loss of Medicaid eligibility. All such disenrollments will be effective at the end of the month in which the death or loss of eligibility occurs or at the end of the last month of guaranteed eligibility, where applicable.

5.	In districts where the LDSS has the authority to operate a mandatory program, and in voluntary counties that enforce lock-in, the LDSS will disenroll Enrollees who request disenrollment upon determination that they meet good cause requirements as specified in Section 7.3 and 8.7 of this Agreement. The LDSS will provide Enrollees with notice of their right to request a fair hearing if their disenrollment request is denied. This notice must outline the reason(s) for the denial.

6.	The LDSS will promptly disenroll an Enrollee whose managed care eligibility or health status changes such that he/she is deemed by the LDSS to meet the exclusion criteria. The LDSS will provide Enrollees with a notice of their right to request a fair hearing.

7.	In instances where an Enrollee requests disenrollment due to exclusion, the LDSS must notify the Enrollee of the approval or denial of exclusion/disenrollment status, including fair hearing rights if disenrollment is denied.

8.	The LDSS agrees that retroactive disenrollments are to be used only when absolutely necessary. Circumstances warranting a retroactive disenrollment are rare and include when an individual is enrolled or autoassigned while meeting exclusion criteria or when an Enrollee enters or resides in a residential institution under circumstances which render the individual excluded from managed care; is incarcerated; is an SSI infant less than six (6) months of age; or dies as long as the Contractor was not at risk for provision of Benefit Package services for any portion of the retroactive period. Payment of subcapitation does not constitute “provision of Benefit Package services.” The LDSS must notify the Contractor of the retroactive disenrollment prior to the action. The LDSS must find out if the Contractor has made payments to providers on behalf of the Enrollee prior to disenrollment. After this information is obtained, the LDSS and Contractor will agree on a retroactive disenrollment or prospective disenrollment date.

In all cases of retroactive disenrollment, including disenrollments effective the first day of the current month, the local district must notice the Contractor at the time of disenrollment, of the Contractor’s responsibility to submit to the SDOH’s Fiscal Agent voided premium claims for any full months of retroactive disenrollment where the Contractor was not at risk for the provision of Benefit Package services during the month.

APPENDIX H
October 1, 2004

However, failure by the LDSS to so notify the Contractor does not affect the right of the SDOH to recover the premium payment as authorized by Section 3.6 of this Agreement.

9.	Generally the effective dates of disenrollment are prospective. Effective dates for other than routine disenrollments are described below:

Reason for Disenrollment	Effective Date of Disenrollment
• Infants weighing less than 1200 grams at birth and other infants under six (6) months of age who meet the criteria for the SSI or SSI related category	• First Day of the month of birth or the month of onset of disability, whichever is later

• Death of Enrollee	• First day of the month after death

• Incarceration	• First day of the month after incarceration

• Enrollee entered or stayed in a
residential institution under
circumstances which rendered the
individual excluded from managed
care, including when an Enrollee is
admitted to a hospital that 1) is certified
by Medicare as a long-term care .
hospital and 2) has an average length of
stay for all patients greater than ninety-
five (95) days as reported in the
Statewide Planning and Research
Cooperative System (SPARCS) Annual
Report 2002.
• First day of the month following entry or first day of the month following classification of the stay as permanent, subsequent to entry’

• Individual enrolled or autoassigned while meeting exclusion criteria	• Effective Date of Enrollment in the Contractor’s Plan.

Move by Enrollee

• (Non-NYC)-Enrollee moved outside of the Service Area of the contract	• First day of the month after the update of the system with the new address[2]

• (NYC)-Enrollee moved outside of New York City	• First day of month after the update of the system with the new address’

1Local districts shall make adjustments as necessary to allow a residential institution to be reimbursed by SDOH’s Fiscal Agent for services provided by the residential institution if such stay is under circumstances which render the Enrollee excluded from managed care. However in such instances, if the Contractor was at risk for providing Benefit Package services to the Enrollee for a portion of the month, the Contractor is entitled to keep the capitation payment for the month.

2 In counties outside of New York City, LDSSs should work together to ensure continuity of care through the Contractor if the Contractor’s service area includes the county to which the Enrollee has moved and the Enrollee, with continuous eligibility, wishes to stay enrolled in the Contractor’s plan.

APPENDIX H
October 1, 2004

3In New York City, Enrollees, not in guaranteed status, who move out of the Contractor’s Service Area but not outside, of the City of New York (e.g., move from one borough to another), will not be involuntarily disenrolled, but must request a disenrollment or transfer. These disenrollments will be performed on a routine basis unless there is an urgent medical need to expedite the disenrollment.

10.	The LDSS is responsible for informing Enrollees of their right to change MCOs including any applicable lock-in restrictions. For those LDSSs that have implemented a mandatory enrollment program, families or members of a case wishing to change MCOs will be required to do so as a unit, unless the LDSS determines a “good cause” reason to waive this requirement as specified in Section 6.6 (c) (i) of this Agreement.

11.	The LDSS will render a decision within thirty (30) days of the receipt of a fully documented request for disenrollment, except for Contractor-initiated disenrollments where the LDSS decision must be made within fifteen (15) days as specified in Section 8.8 (g) of this Agreement.

12.	The LDSS is responsible for sending the following notices to Enrollees regarding their disenrollment status. Where practicable, the process will allow for timely notification to Enrollees unless there is “good cause” to disenroll more expeditiously.

a)	Notice of Disenrollment: These notices will advise the Enrollee of the LDSS’s determination regarding an Enrollee-initiated, LDSS-initiated or Contractor-initiated disenrollment and will include the Effective Date of Disenrollment. In cases where the Enrollee is being involuntarily disenrolled, the notice must contain fair hearing rights.

b)	When the LDSS denies any Enrollee’s request for disenrollment pursuant to Section 8 of the contract, the LDSS must inform the Enrollee in writing explaining the reason for the denial, stating the facts upon which the denial is based, citing the statutory and regulatory authority and advising the Enrollee of his/her right to a fair hearing pursuant to 18NYCRR Part 358.

c)	End of Lock-In Notice: Where Lock-In provisions are enforced, Enrollees must be notified sixty (60) days before the end of their Lock-In Period.

d)	Notice of Change to “Guarantee Coverage”: This notice will advise the Enrollee that his or her Medicaid coverage is ending and how this affects his or her enrollment in Medicaid managed care. This notice contains pertinent information regarding “guaranteed eligibility” benefits and dates of coverage. If an Enrollee is not eligible for guarantee, this notice is not necessary.

13.	The LDSS may require that an individual that has been disenrolled at the request of the Contractor be returned to the Medicaid fee-for-service program.

14.	In those instances where the LDSS approves the Contractor’s request to disenroll an Enrollee, and the Enrollee requests a fair hearing, the Contractor will continue to keep the Enrollee in the plan until the disposition of the fair hearing, when Aid to Continue is ordered by OAH.

15.	The LDSS will review each Contractor requested disenrollment in acco[r]dance with the provisions of Section 8.8 of this Agreement. Where applicable, the LDSS may consult with local mental health and substance abuse authorities in the district when making the determination to approve or disapprove the request.

16.	The LDSS shall establish procedures whereby the Contractor refers cases which are appropriate. for an LDSS-initiated. disenrollment and submits supporting documentation to the LDSS.

17.	After the LDSS receives and, if appropriate, approves the request for disenrollment either from the Enrollee or the Contractor, the LDSS will update the PCP subsystem file with an end date. MEVS and the Fiscal Agent are then. updated to reflect the Enrollee’s return to fee-for-service processing. The Enrollee is removed from the Contractor’s Roster.

APPENDIX H
October 1, 2004

MCO Responsibilities:

1.	In those instances where the Contractor directly receives disenrollment forms, the Contractor will forward these disenrollments to the LDSS for processing within five (5) business days (or according to Section F of this Appendix). During pulldown week, these forms may be faxed to the LDSS with the hard copy to follow.

2.	The Contractor must accept and transmit all requests for voluntary disenrollments from its Enrollees to the LDSS, and shall not impose any barriers to disenrollment requests. The Contractor may require that a disenrollment request be in writing, contain the signature of the Enrollee, and state the Enrollee’s correct MCO or Medicaid identification number.

3.	Following LDSS procedures, the Contractor will refer cases which are appropriate for an LDSS-initiated disenrollment and will submit supporting documentation to the LDSS. This includes, but is not limited to, changes in status for its enrolled members that may impact eligibility for enrollment in an MCO such as address changes, incarceration, death, exclusion from managed care, etc.

4. With respect to Contractor-initiated disenrollments:

a)	The Contractor may initiate an involuntary disenrollment if the Enrollee engages in conduct or behavior that seriously impairs the Contractor’s ability to furnish services to either the Enrollee or other Enrollee’s, provided that the Contractor has made and documented reasonable efforts to resolve the problems presented by the Enrollee.

b)	The Contractor may not request disenrollment because of an adverse change in the Enrollee’s health status, or because of the Enrollee’s utilization of medical services, diminished mental capacity, or uncooperative or disruptive behavior resulting from the Enrollee’s special needs (except where continued enrollment in the Contractor’s plan seriously impairs the Contractor’s ability to furnish services to either the Enrollee or other Enrollees).

c)	The Contractor must make a reasonable effort to identify for the Enrollee, both verbally and in writing, those actions of the Enrollee that have interfered with the effective provision of covered services as well as explain what .actions or procedures are acceptable.

d)	The Contractor shall give prior verbal and written notice to the Enrollee, with a copy to the LDSS, of its intent to request disenrollment. The written notice shall advise the Enrollee that the request has been forwarded to the LDSS for review and approval. The written notice must include the mailing address and telephone number of the LDSS.

e)	The Contractor shall keep the LDSS informed of decisions related to all complaints filed by an Enrollee as a result of, or subsequent to, the notice of intent to disenroll.

5.	The Contractor will not consider an Enrollee disenrolled without confirmation from the LDSS or the Roster (as described in Section D of this Appendix).

F. Expedited Disenrollments

Enrollees may request an expedited disenrollment if they have an urgent medical need to disenroll, if they were non-consensually enrolled in a managed care plan, or, if they are homeless and residing in the shelter system in New York City or other local districts where homeless individuals are exempt. Individuals who request to be disenrolled from managed care based on their documented HIV, ESRD, or SPMI/SED status are categorically eligible for an expedited disenrollment on the basis of urgent medical need.

APPENDIX H
October 2004

LDSS Responsibilities:

1.	The LDSS, to the extent possible, will process an expedited disenrollment within two business days of its determination that an expedited disenrollment is warranted. A disenrollment notice must be sent to the Enrollee outlining approval of the disenrollment request, including the Effective Date of Disenrollment.

2. The Effective Date of Disenrollments resulting from expedited processing are as follows:

Reason for Disenrollment	Effective Date of Disenrollment
Urgent medical need	•	First day of the next month after determination except where medical need requires an earlier disenrollment

Non-consensual enrollment	•	Retroactive to the first day of the month of enrollment

Homeless individuals residing in the shelter system in NYC or in other districts where homeless individuals are exempt	•	Retroactive to the first day of the month of the request

G. LDSS and Plan Specific Addenda to Appendix H.

LDSS Name

MCO Name

G. LDSS and Plan Specific Addenda to Appendix H.
LDSS Name: New York City

1.	In New York City, the state-contracted Enrollment Broker will perform the following LDSS functions:

a)	Developing enrollment materials and training persons to provide counseling to beneficiaries;

b)	Informing Enrollees of the right to confidential face to face counseling and making confidential face-to-face counseling sessions available upon request;

c)	Informing Enrollees of the availability of contracted MCOs and HIV SNPs and the scope of services covered by each;

d) Processing enrollment applications, exemptions and exclusions;

e)	Notifying the MCO of the enrollment applications that are enrolled or denied and other transactions affecting the MCO’s Enrollees;

f)	Entering individual enrollment form data and transmitting the data to the State’s Prepaid Capitation Plan (PCP) Subsystem;

g)	Sending all notices to beneficiaries required of an LDSS pursuant to the terms of this Agreement, including the notices described in this Appendix H;

APPENDIX H
October 1, 2004

h)	Performing all tasks identified in § C of this Appendix as LDSS responsibilities with respect to the auto-assignment process;

i)	Notifying the Contractor electronically of changes in the Capitation Roster. To the extent possible, the Enrollment Broker shall notify the Contractor prior to the first day of the month in which the Roster becomes effective;

j) Accepting requests for disenrollments from Enrollees and processing all routine disenrollments. Determining, in consultation with HRA, whether a retroactive or expedited disenrollment is required, and referring any such cases to HRA for processing; and

j)	Informing Enrollees of their right to change MCOs including any applicable lock-in restrictions.

2.	Section D (Roster Reconciliation) In New York City, enrollment error reports are generated by the Enrollment Broker to MCOs generally within 24-48 hours of MCO enrollment submissions and MCOs are able to resubmit corrections via the Enrollment Broker before Roster pulldown. Changes in Enrollee eligibility or enrollment status that occur prior to production of the monthly Roster are reported by the State to MCOs with their rosters. Changes in Enrollee eligibility. status that occur subsequent to production of the monthly Roster shall be reported by the Enrollment Broker by means of the electronic bulletin board. Reports of disenrollments processed. by the Enrollment Broker shall be reported to MCOs as they occur by means of the electronic bulletin board. Reports of disenrollments processed by HRA shall be reported to MCOs manually as they occur. In the event that the electronic bulletin board notification process is not available for any reason, EMEVS may be used as electronic notification of loss of eligibility.

3.	Section E (LDSS Responsibilities), # 4 is not applicable in New York City. In the event that an Enrollee loses Medicaid eligibility, the PCP enrollment is left on the system for 90 days and removed thereafter by SDOH if no eligibility reinstatement occurs.

4.	Section B (MCO Responsibilities), #2 is not applicable in New York City. The Contractor shall not send verification of the infant’s demographic data to the LDSS unless thirty days						birth.

has expired since the date of birth and the Contractor has not received confirmation via the HPN of a successful enrollment through the automated enrollment system. When the thirty days has expired the Contractor shall, within 10 days, send verification of the infant’s demographic data to the LDSS including: the mother’s name and CIN, the newborn’s name and CIN (if newborn has a CIN), sex and the date of

5.	In New York City,	request an	in an expedited disenrollment in accordance with the guidelines and time frames as set forth in Appendix H.

	Enrollees with an	expedited	Individuals who are to be disenrolled from managed care based on their certified blind or disabled, HIV, ESRD or

	urgent medical need	disenrollment by	SPMI/SED status are categorically eligible for an expedited disenrollment on the basis of urgent medical need.

6.	to disenroll from the Contractor’s plan may In New York City, Enrollees may initiate a request for an expedited disenrollment to the LDSS. The	the LDSS. Substantiation of the request by the LDSS will result LDSS will expedite the disenrollment process in those cases where an Enrollee’s request for	disenrollment involves an urgent medical need, the Enrollee is a homeless individual residing in the	shelter system in New York City, the Enrollee has HIV, ESRD, a SPMI/SED condition, or is certified	blind or disabled or involves a complaint of non-consenusal enrollment. If approved, the LDSS will	manually process the disenrollment.

APPENDIX H

October 1, 2004

NYC Specific Addenda
APPENDIX I

New York State Department of Health Guidelines for Use of Medical Residents

APPENDIX I
October 1, 2004
I- 1
APPENDIX I
Medical Residents

(a)	Medical Residents as Primary Care Providers. MCOs may utilize medical residents as participants (but not designated as ‘primary care providers’) in the care of Enrollees as long as all of the following conditions are met:

1)	Residents are a part of patient care teams headed by fully licensed and MCO credentialed attending physicians serving patients in one or more training sites in an “up weighted” or “designated priority” residency program. Residents in a training program which was disapproved as a designated priority program solely due to the outcome measurement requirement for graduates may be eligible to participate in such patient care teams.

2)	Only the attending physicians and nurse practitioners on the training team, not residents, may be credentialed to the MCO and may be empanelled with Enrollees. Enrollees must be assigned an attending physician or certified nurse practitioner to act as their .PCP, though residents on the team may perform all or many of the visits to the Enrollee as long as the majority of these visits are under the direct supervision of the Enrollee‘s designated PCP. Enrollees have the right to request care by their PCP in addition or instead of being seen by a resident.

3)	Residents may work with attending physicians and certified nurse practitioners to provide continuity of care to patients under the supervision of the patient’s PCP. Patients must be made aware of the resident attending relationship and be informed of their rights to be cared for directly by their PCP.

Residents eligible to be involved in a continuity relationship with patients must be available at least 20% of the total training time in the continuity of care setting and no less than 10% of training time in any training year must be in the continuity of care setting and no fewer than nine (9) months a year must be spent in the continuity of care setting.

5)	Residents meeting these criteria provide increased capacity for enrollment to their team according to the following formula:

PGY-1 PGY-2 PGY-3 PGY-4	300 per FTE 750 per FTE 1 125 per FTE 1500 per FTE

Only hours spent routinely scheduled for patient care in the continuity of care training site may count as providing capacity and are based on 1.0 FTE=40 hours.

6)	In order for a resident to provide continuity of care to an Enrollee, both the resident and the attending PCP must have regular hours in the continuity site and must be scheduled to be in the site together the majority of the time.

7)	A preceptor/attending is required to be present a minimum of sixteen (16) hours of combined precepting and direct patient care in the primary care setting to be counted as a team supervising PCP and accept an increased number of Enrollees based upon the residents working on his/her team. Time spent in patient care activities at other clinical sites or in other activities off-site is not counted towards this requirement.

8)	A sixteen (16) hour per week attending may have no more than four (4) residents on their team. Attendings spending twenty-four (24) hours per week in patient care/supervisory activity at the continuity site could have six (6) residents per team. Attendings spending thirty-two (32) hours per week could have eight (8) residents on their team. Two (2) or more attendings may join together to form a larger team as long as the ratio of attending to residents does not exceed 1:4 and all attendings comply with the sixteen (16) hour minimum.

APPENDIX I

October 1, 2004

I -2

9)	Specialty consults must be performed or directly supervised by a MCO credentialed specialist. The specialist may be assisted by a resident or fellow.

10)	Responsibility for the care of the Enrollee remains with the attending physician. All attending/resident teams must provide adequate continuity of care, twenty-four (24) hour a day, seven (7) day a week coverage, and appointment and availability access.

11)	Residents who do not qualify to act as continuity providers as part of an attending/resident team may still participate in the episodic care of Enrollees as long as that care is under the supervision of an attending physician credentialed to a MCO. Such residents would not add to the capacity of that attending to empanel Enrollees, however.

12)	Certified nurse practitioners and registered physician’s assistants may not act as attending preceptors for resident physicians.

(b) Medical Residents as Specialty Care Providers

(1)	Residents may participate in the specialty care of Medicaid managed care patients in all settings supervised by fully licensed and MCO/PHSP credentialed specialty attending physicians.

(2)	Only the attending physicians, not residents or fellows, may be credentialed by the MCO. Each attending must be credentialed by each MCO with which they will participate. Residents may perform all or many of the clinical services for the Enrollee as long as these clinical services are under the supervision of an appropriately credentialed specialty physician. Even when residents are credentialed by their program in particular procedures, certifying their competence to perform and teach those procedures, the overall care of each Enrollee remains the responsibility of the supervising MCO-credentialed attending.

(3)	It is understood that many Enrollees will identify a resident as their specialty provider but the responsibility for all clinical decision-making remains with the attending physician of record.

(4)	Enrollees must be given the name of the responsible attending physician in writing and be told how they may contact their attending physician or covering physician, if needed. This allows Enrollees to assist in the communication between their primary care provider and specialty attending and enables them to reach the specialty attending if an emergency arises in the course of their care. Enrollees must be made aware of the resident/attending relationship and must have a right to be cared for directly by the responsible attending physician, if requested.

(5)	Enrollees requiring ongoing specialty care must be cared for in a continuity of care setting. This requires the ability to make follow-up appointments with a particular resident/attending physician,. or if that provider team is not available, with a member of the provider’s coverage group in order to insure ongoing responsibility for the patient by his/her MCO credentialed specialist. The responsible specialist and his/her specialty coverage group must be identifiable to the patient as well as to the referring primary care provider.

(6)	Attending specialists must be available for emergency consultation and care during non-clinic hours. Emergency coverage may be provided by residents under adequate supervision. The attending or a member of the attending’s coverage group must be available for telephone and/or in-person consultation when necessary.

(7)	All training programs participating in Medicaid managed care must be accredited by the appropriate academic accrediting agency.

APPENDIX I

October 1.2004

1-3

(8)	All sites in which residents train must produce legible (preferably typewritten) consultation reports. Reports must be transmitted such they are received in a time frame consistent with the clinical condition of the patient, the urgency of the problem and the need for follow-up by the primary care physician. At a minimum, reports should be transmitted so that they arc received no later than two (2) weeks from the date of the specialty visit.

(9)	Written reports are required at the time of initial consultation and again with the receipt of all major significant diagnostic information or changes in therapy. In addition, specialists must promptly report to the referring primary care physician any significant findings or urgent changes in therapy which result from the specialty consultation.

All training sites must deliver the same standard of care to all patients irrespective of payor. Training sites must integrate the care of Medicaid, uninsured and private patients in the same settings.

APPENDIX I

October 1, 2004

I-4
APPENDIX J

New York State Department of Health Guidelines of Federal

Americans with Disabilities Act
APPENDIX J
October 1. 2004

GUIDELINES FOR M EDICAID MCO COMPLIANCE

WITH THE AMERICANS WITH DISABILITIES ACT (ADA)

I. Objectives Title 11 of the Americans With Disabilities Act (ADA) and Section 504 of the Rehabilitation Act of 1973 (Section 504) provides that no qualified individual with a disability shall, by reason of such disability, be excluded from participation in or denied access to the benefits of services, programs or activities of a public entity, or be subject to discrimination by such an entity. Public entities include State and local government and ADA and Section 504 requirements extend to all programs and services provided by State and local government. Since Medicaid is a government program, health services provided through Medicaid Managed Care must be accessible to all who qualify for the program.

MCO responsibilities for compliance with the ADA are imposed under Title H. and Section 504 when, as a contractor in a Medicaid program, a plan is providing a government service. If an individual provider under contract with the MCO is not accessible, it is the responsibility of the MCO to make arrangements to assure that alternative services are provided. The MCO may determine it is expedient to make arrangements with other providers, or to describe reasonable alternative means and methods to make these services accessible through its existing contractors. The goals of compliance with ADA Title II requirements are to offer a level of services that allows people with disabilities access to the program in its entirety, and the ability to achieve the same health care results as any program participant.

MCO responsibilities for compliance with the ADA are also imposed under Title III when the MCO functions as a public accommodation providing services to individuals (e.g. program areas and sites such as marketing, education, member services, orientation, complaints and appeals). The goals of compliance with ADA Title III requirements are to offer a level of services that allows people with disabilities full and equal enjoyment of the goods, services, facilities or accommodations that the entity provides for its customers or clients. New and altered areas and facilities must be as accessible as possible. Whenever MCOs engage in new construction or renovation, compliance is also required with accessible design and construction standards promulgated pursuant to the ADA as well as State and local laws. Title III also requires that public accommodations undertake “readily achievable barrier removal” in existing facilities where architectural and communications barriers can be removed easily and without much difficulty or expense.

The state uses Plan Qualification Standards to qualify MCOs for participation in the Medicaid Managed Care Program. Pursuant to the state’s responsibility to assure program access to all recipients, the Plan Qualification Standards require each MCO to submit an ADA Compliance Plan that describes in detail how the MCO will make services, programs and activities readily accessible and useable by individuals with disabilities. In the event that certain program sites are not readily accessible, the MCO must describe reasonable alternative methods for making the services or activities accessible and usable.

The objectives of these guidelines are threefold:

• to ensure that MCOs take appropriate steps to measure access and assure program. accessibility for persons with disabilities;

•	to provide a framework for managed care organizations (MCOs) as they develop a plan to assure compliance with the Americans with Disabilities Act (ADA); and

•	to provide standards for the review of MCO Compliance Plans.

These guidelines include a general standard followed by a discussion of specific considerations and suggestions of methods for assuring compliance. Please be advised that, although these guidelines and any subsequent reviews by State and local governments can give the contractor guidance, it is ultimately the contractor’s obligation to ensure that it complies with its contractual obligations, as well as with the requirements of the ADA, Section 504, and other federal, state and local laws. Other federal, state and local statutes and regulations also prohibit discrimination on the basis of disability and may impose requirements in addition to those established under ADA. For example, while the ADA covers those impairments that “substantially” limit one or more of the major life activities of an individual, New York City Human Rights Law deletes the modifier “substantially”.

APPENDIX J
October 1, 2004

11. Definitions

A.	“Auxiliary aids and services” may include qualified interpreters, note takers, computer-aided transcription services, written materials, telephone handset amplifiers, assistive listening systems, telephones compatible with hearing aids, closed caption decoders, open and closed captioning, telecommunications devices for enrollees who are deaf or hard of hearing (TTY/TDD), video test displays, and other effective methods of making aurally delivered materials available to individuals with hearing impairments; qualified readers, taped texts, audio recordings, Brained materials, large print materials, or other effective methods of making visually delivered materials available to individuals with visual impairments.

B. “Disability” means a mental or physical impairment that substantially limits one or more of the major life activities of an individual; a record of such impairment; or being regarded as having such an impairment.

III. Scope of MCO Compliance Plan

The MCO Compliance Plan must address accessibility to services at the MCO’s program sites, including both participating provider sites and MCO facilities intended for use by enrollee.

IV. Program Accessibility

IV.	Public programs and services, when viewed in their entirety, must be readily accessible to and useable by individuals with disabilities. This standard includes physical access,
non-discrimination in policies and procedures and communication.
Communications with individuals with disabilities are required to be as effective as communications with others. The MCO
Compliance Plan must include a detailed description of how MCO services, programs and activities are readily accessible and usable by individuals with disabilities. In the event that full physical accessibility is not readily available for people with disabilities, the MCO Compliance Plan will describe the steps or actions the MCO will take to assure accessibility to services equivalent to those offered at the inaccessible facilities.
Program Accessibility

A. Pre-enrollment Marketing and Education

Standard for Compliance:
Marketing staff, activities and materials will be made available to persons with disabilities. Marketing materials will be made available in alternative formats (such as Braille, large print, audio tapes) so that they are readily usable by people with disabilities.

Suggested Methods for Compliance

1.	Activities held in physically accessible location, or staff at activities available to meet with person in an accessible location as necessary

2. Materials available in alternative formats, such as Braille, large print, audio tapes

3. Staff training which includes training and information regarding attitudinal barriers related to disability

4. Activities and fairs that include sign language interpreters or the distribution of a written summary of the marketing script used by plan marketing representatives

5. Enrollee health promotion material/activities targeted specifically to persons with disabilities (e.g. secondary infection prevention, decubitus prevention, special exercise programs, etc.)

6.	Policy statement that marketing representatives will offer to read or summarize to blind or vision impaired individuals any written material that is typically distributed to all enrollees

7. Staff/resources available to assist individuals with cognitive impairments in understanding materials

APPENDIX J
October 1, 2004

Compliance Plan Submission

1.	A description of methods to ensure that the MCO’s marketing presentations (materials and communications) are accessible to persons with auditory, visual and cognitive impairments

2. A description of the MCO’s policies and procedures, including marketing training, to ensure that marketing representatives neither screen health status nor ask questions about health status or prior health care services

1V.	Program Accessibility
A1.	Member Services Department

Member services functions include the provision to enrollees of information necessary to make informed choices about treatment options, to effectively utilize the health care resources, to assist enrollees in making appointments, and to field questions and complaints, to assist enrollees with the complaint process.

B 1.Accessibility
Standard for Compliance:
Member Services sites and functions will be made accessible to, and usable by, people with disabilities.	—

Suggested Methods for Compliance (include, but are not limited to those identified below)

1.	Exterior routes of travel, at least 36” wide, from parking areas or public transportation stops into the MCO’s facility

2.	If parking is provided, spaces reserved for people with disabilities, pedestrian ramps at sidewalks, and dropoffs

3.	Routes of travel into the facility are stable, slip-resistant, with all steps > ''/2” ramped, doorways with minimum 32” opening

4.	Interior halls and passageways providing a clear and unobstructed path or travel at least 36” wide to bathrooms and other rooms commonly used by enrollees

5.	Waiting rooms, restrooms, and other rooms used by enrollees are accessible to people with disabilities

6.	Sign language interpreters and other auxiliary aids and services provided in appropriate circumstances

7. Materials available in alternative formats, such as Braille, large print, audio tapes

8.	Staff training which includes sensitivity training related to disability issues [Resources and technical assistance are available through the NYS Office of Advocate for Persons with Disabilities — V/TTY (800) 522- 4369; and the NYC Mayor’s Office for People with Disabilities — (212) 788-2830 or TTY (212)788-2838]

9. Availability of activities and educational materials tailored to specific conditions/illnesses and secondary conditions that affect these populations (e.g. secondary infection prevention, decubitus prevention, special exercise programs, etc.)

10. MCO staff trained in the use of telecommunication devices for enrollees who are deaf or hard of hearing (TTY/TDD) as well as in the use of NY Relay for phone communication

11. New enrollee orientation available in audio or by interpreter services

12.	Policy that when member services staff receive calls through the NY Relay, they will offer to return the call utilizing a direct TTY/TDD connection

Compliance Plan Submission

1.	A description of accessibility. to the member services department or reasonable alternative means to access member services for enrollees using wheelchairs (or other mobility aids)

2.	A description of the methods the member services department will use to communicate with enrollees who have visual or hearing impairments, including any necessary auxiliary aid/services for enrollees who are deaf or hard of hearing, and TTY/TDD technology or NY Relay Service available through a toll-free telephone number

3.	A description of the training provided to member services staff to assure that staff adequately understands how to implement the requirements of the program, and of these guidelines, and are sensitive to the needs of persons with disabilities

APPENDIX J
October 1, 2004

IV. PROGRAM ACCESSIBILITY

B2. Identification of Enrollees with Disabilities

Standard for Compliance:
MCOs must have in place satisfactory methods/guidelines for identifying persons at risk of, or having, chronic diseases and disabilities and determining their specific needs in terms of specialist physician referrals, durable medical equipment, medical supplies, home health services etc. MCOs may not discriminate against a potential enrollee based on his/her current health status or anticipated need for future health care. MCOs may not discriminate on the basis of disability, or perceived disability of an enrollee or their family member. Health assessment forms may not be used by plans prior to enrollment. (Once a plan has been chosen, a health assessment form may be used to assess the person’s health care needs.)

Suggested Methods for Compliance

1.	Appropriate post enrollment health screening for each enrollee, using an appropriate health screening tool

2.	Patient profiles by condition/disease for comparative analysis to national norms, with appropriate outreach and education

3.	Process for follow-up of needs identified by initial screening; e.g. referrals, assignment of case manager, assistance with scheduling/keeping appointments

4. Enrolled population disability assessment survey

5.	Process for enrollees who acquire a disability subsequent to enrollment to access appropriate services

Compliance Plan Submission

1.	A description of how the MCO will identify special health care, physical access or communication needs of enrollees on a timely basis, including but not limited to the health care needs of enrollees who:

• are blind or have visual impairments, including the type of auxiliary aids and services required by the enrollee

•	are deaf or hard of hearing, including the type of auxiliary aids and services required by the enrollee

•	have mobility impairments, including the extent, if any, to which they can ambulate

•	have other physical or mental impairments or disabilities, including cognitive impairments

•	have conditions which may require more intensive case management

IV. PROGRAM ACCESSIBILITY

B3.	New Enrollee Orientation

Standard for Compliance:

Enrollees will be given information sufficient to ensure that they understand how to access medical care through the plan. This information will be made accessible to and usable by, people with disabilities.

Suggested Methods for Compliance

1.	Activities held in physically accessible location, or staff at activities available to meet with person in an accessible location as necessary

2. Materials available in alternative formats, such as Braille, large print, audio tapes

3.	Staff training which includes sensitivity training related to disability issues [Resources and technical assistance are available through the NYS Office of Advocate for Persons with Disabilities — V/TTY (800) 522-4369; and the NYC Mayor’s Office for People with Disabilities — (212) 788-2830 or TTY (212)788-2838].

4.	Activities and fairs that include sign language interpreters or the distribution of a written summary of the marketing script used by plan marketing representatives

5.	Include in written/audio materials available to all enrollees information regarding how and where people with disabilities can access help in getting services, for example help with making appointments or for arranging special transportation, an interpreter or assistive communication devices

6.	Staff/resources available to assist individuals with cognitive impairments in understanding materials

APPE NDIX J
October 1, 2004

Compliance Plan Submission

1.	A description of how the MCO will advise enrollees with disabilities, during the new enrollee orientation on how to access care

2.	A description of how the MCO will assist new enrollees with disabilities (as well as current enrollees who acquire a disability) in selecting or arranging an appointment with a Primary Care Practitioner (PCP)

• This should include a description of how the MCO will assure and provide notice to enrollees who are deaf or hard of hearing, blind or who have visual impairments, of their right to obtain necessary auxiliary aids and services during appointments and in scheduling appointments and follow-up treatment with participating providers
• In the event that certain provider sites are not physically accessible to enrollees with mobility impairments, the MCO will assure that reasonable alternative site and services are available

3.	A description of how the MCO will determine the specific needs of an enrollee with or at risk of having a disability/chronic disease, in terms of specialist physician referrals, durable medical equipment (including assistive technology and adaptive equipment), medical supplies and home health services and will assure that such contractual services are provided

4.	A description of how the MCO will identify if an enrollee with a disability requires on-going mental health services and how am MCO will encourage early entry into treatment

5. A description of how the MCO will notify enrollees with disabilities as to how to access transportation, where applicable

IV. PROGRAM ACCESSIBILITY

Standard for Compliance:

The MCO will establish and maintain a procedure to protect the rights and interests of both enrollees and managed care plans by receiving, processing, and resolving grievances and complaints in an expeditious manner, with the goal of ensuring resolution of complaints and access to appropriate services as rapidly as possible.

All enrollees must be informed about the complaint process within their plan and the procedure for filing complaints. This information will be made available through the member handbook, the SDOH toll-free complaint line [1-(800) 206-8125] and the plan’s complaint process annually, as well as when the MCO denies a benefit or referral. The MCO will inform enrollees of: the MCO’s complaint procedure; enrollees’ right to contact the local district or SDOH with a complaint, and to file.an appeal or request a fair hearing; the right to appoint a designee to handle a complaint or appeal; the toll free complaint line. The MCO will maintain designated staff to take and process complaints, and be responsible for assisting enrollees in complaint resolution.

The MCO will make all information regarding the complaint process available to and usable by people with disabilities, and will assure disabilities have access to sites where enrollees typically file complaints and requests for appeals.

Suggested Methods for Compliance

1. 800 complaint phone line with TDD/TTY capability

2. Staff trained in complaint process, and able to provide interpretive or assistive support to enrollee during the complaint process

3. Notification materials and complaint forms in alternative formats for enrollees with visual or hearing impairments

4. Availability of physically accessible sites, e.g. member services department sites
5. Assistance for individuals with cognitive impairments

APPENDIX J

October 1, 2004

Compliance Plan Submission

1. A description of how MCO’s complaint and appeal procedures shall be accessible for persons with disabilities, including:

• procedures for complaints and appeals to be made in person at sites accessible to persons with mobility impairments

• procedures accessible to persons with sensory or other impairments who wish to make verbal complaints, and to communicate with such persons on an ongoing basis as to the status or their complaints and rights to further appeals

• description of methods to ensure notification material is available in alternative formats for enrollees with vision and hearing impairments

3.	A description of how MCOs monitor complaints and grievances related to people with disabilities. Also, as part of the Compliance Plan, MCOs must submit a summary report based on the MCO’s most recent year’s complaint data.

IV. PROGRAM ACCESSIBILITY

C. Case Management

Standard for Compliance:
MCOs must have in place adequate case management systems to identify the service needs of all enrollees, including enrollees with chronic illness and enrollees with disabilities, and ensure that medically necessary covered benefits are delivered on a timely basis. These systems must include procedures for standing referrals, specialists as PCPs, and referrals to specialty centers for enrollees who require specialized medical care over a prolonged period of time (as determined by a treatment plan approved by the MCO in consultation with the primary care provider, the designated specialist and the enrollee or his/her designee), out of plan referrals and continuation of existing treatment relationships with out-of-plan providers (during transitional period).

Suggested Methods for Compliance

1. Procedures for requesting specialist physicians to function as PCP

2.	Procedures for requesting standing referrals to specialists and/or specialty centers, out of plan referrals, and continuation of existing treatment relationships

3.	Procedures td meet enrollee needs for, durable medical equipment, medical supplies, home visits as appropriate

4.	Appropriately trained MCO staff to function as case managers for special needs populations, or sub-contract arrangements for case management

5.	Procedures for informing enrollees about the availability of case management services

Compliance Plan Submission

1. A description of the MCO case management program for people with disabilities, including case management functions, procedures for qualifying for and being assigned a case manager ; and description of case management staff qualifications

2. A description of the MCO’s model protocol to enable participating providers, at their point of service, to identify enrollees who require a case manager

3.	A description of the MCO’s protocol for assignment of specialists as PCP, and for standing referrals to specialists and specialty centers, out-of-plan referrals and continuing treatment relationships

4. A description of the MCO’s notice procedures to enrollees regarding the availability of case management services, specialists as PCPs, standing referrals to specialists and specialty centers, out-of-plan referrals and continuing treatment relationships

APPENDIX J
October 1, 2004

Suggested Methods for Compliance

1.	Process for MCO to evaluate provider network to ascertain the degree of provider accessibility to persons with disabilities, to identify barriers to access and required modifications to policies/procedures

2.	Model protocol to assist participating providers, at their point of service, to identify enrollees who require case manager, audio, visual, mobility aids, or other accommodations

3. Model protocol for determining needs of enrollees with mental disabilities
4. Use of Wheelchair Accessibility Certification Form (see attached)
5. Submission of map of physically accessible sites
6. Training for providers re: compliance with Title III of ADA, e.g. site access requirements for door widths, wheelchair ramps, accessible diagnostic/treatment rooms and equipment; communication issues; attitudinal barriers related to disability, etc. [Resources and technical assistance are available through the NYS Office of Advocate for Persons with Disabilities -V/TTY (800) 522-4369; and the NYC Mayor’s Office for People with Disabilities - (212) 788- 2830 or TTY (212)788-2838]
7. Use of ADA Checklist for Existing Facilities and NYC Addendum to OAPD ADA Accessibility Checklist as guides for evaluating existing facilities and for new construction and/or alteration.

Compliance Plan Submission

1.	A description of how MCO will ensure that its participating provider network is accessible to persons with disabilities. This includes the following:

• Policies and procedures to prevent discrimination on the basis of disability or type of illness or condition
• Identification of participating provider sites which are accessible by people with mobility impairments, including people using mobility devices. If certain provider sites are not physically accessible to persons with disabilities, the MCO shall describe reasonable, alternative means that result in making the provider services readily accessible.
• Identification of participating provider sites which do not have access to sign language interpreters or reasonable alternative means to communicate with enrollees who are deaf or hard of hearing; and for those sites describe reasonable alternative methods to ensure that services will be made accessible

•	Identification of participating providers which do not have adequate communication systems for enrollees who are blind or have vision impairments (e.g. raised symbol and lettering or visual signal appliances), and for those sites describe reasonable alternative methods to ensure that services will be made accessible

2. A description of how the MCO’s specialty network is sufficient to meet the needs of enrollees with disabilities
3. A description of methods to ensure the coordination of out-of-network providers to meet the needs of the enrollees with disabilities

•	This may include the implementation of a referral system to ensure that the health care needs of enrollees with disabilities are met appropriately

•	MCO shall describe policies and procedures to allow for the continuation of existing relationships with out-of-network providers, when in the best interest of the enrollee with a disability

4.	Submission of ADA Compliance Summary Report (see attached — county specific/borough specific for NYC) or MCO statement that data submitted to SDOH on the Health Provider Network (HPN) files is an accurate reflection of each network’s physical accessibility

IV. PROGRAM ACCESSIBILITY

E. Populations Special Health Care Needs

Standard for Compliance:

MCOs will have satisfactory methods for identifying persons at risk of, or having, chronic disabilities and determining their specific needs in terms of specialist physician referrals, durable medical equipment, medical supplies, home health services,. etc. MCOs will have satisfactory systems for coordinating service delivery and, if necessary, procedures to allow continuation of existing relationships with out-of-network provider for course of treatment.

APPENDIX J
October 1, 2004
J-8

Suggested Methods for Compliance

1.	Procedures for requesting standing referrals to specialists and/or specialty centers, specialist physicians to function as PCP, out of plan referrals, and continuation of existing relationships with out-of-network providers for course of treatment

2. Contracts with school-based health centers

3.	Linkages with preschool services, child protective agencies, early intervention officials, behavioral health agencies, disability and advocacy organizations, etc.

4.	Adequate network of providers and subspecialists (including pediatric providers and sub-specialists) and contractual relationships with tertiary institutions

5. Procedures for assuring that these populations receive appropriate diagnostic workups on a timely basis
6. Procedures for assuring that these populations receive appropriate access to durable medical equipment on a timely basis

7.	Procedures for assuring that these populations receive appropriate allied health professionals (Physical, Occupational and Speech Therapists, Audiologists) on a timely basis

8. State designation as a Well Qualified Plan to serve OMRDD population and look-alikes

Compliance Plan Submission

1. A description of arrangements to ensure access to specialty care providers and centers in and out of New York State, standing referrals, specialist physicians to function as PCP, out of plan referrals, and continuation of existing relationships (out-of-plan) for diagnosis and treatment of rare disorders.

2.	A description of appropriate service delivery for children with disabilities. This may include a description of methods for interacting with school districts, preschool services, child protective service agencies, early intervention officials, behavioral health, and disability and advocacy organizations and School Based Health Centers.

3.	A description of the pediatric provider and sub-specialist network, including contractual relationships with tertiary institutions to meet the health care needs of children with disabilities

V. ADDITIONAL ADA RESPONSIBILITIES FOR PUBLIC ACCOMMODATIONS

Please note that Title Ill of the ADA applies to all non-governmental providers of health care. Title III of the Americans With Disabilities Act prohibits discrimination on the basis of disability in the full and equal enjoyment of goods, services, facilities, privileges, advantages or accommodations of any place of public accommodation: A public accommodation is a private entity that owns, leases or leases to, or operates a place of public accommodation. Places of public accommodation identified by the ADA include, but are not limited to, stores (including pharmacies) offices (including doctors’ offices), hospitals, health care providers, and social service centers.

New and altered areas and facilities must be as accessible as possible. Barriers must be removed from existing facilities when it is readily achievable, defined by the ADA as easily accomplishable without much difficulty or expense. Factors to be considered when determining if barrier removal is readily achievable include the cost of the action, the financial resources of the site involved, and, if applicable, the overall financial resources of any parent corporation or entity. If barrier removal is not readily achievable, the ADA requires alternate methods of making goods and services available. New facilities must be accessible unless structurally impracticable.

Title III also requires places of public accommodation to provide any auxiliary aids and services that are needed to ensure equal access to the services it offers, unless a fundamental alteration in the nature of services or an undue burden would result. Auxiliary aids include but are not limited to qualified sign interpreters, assistive listening systems, readers, large print materials, etc. Undue burden is defined as “significant difficulty or expense”. The factors to be considered in determining “undue burden” include, but are not limited to, the nature and cost of the action required and the overall financial resources of the provider. “Undue burden” is a higher standard than “readily achievable” in that it requires a greater level of effort on the part of the public accommodation.

Please note also that the ADA is not the only law applicable for people with disabilities. In some cases, State or local laws require more than the ADA. For example, New York City’s Human Rights Law, which also prohibits discrimination against

APPENDIX J
October 1, 2004

people with disabilities, includes people whose impairments are not as “substantial” as the narrower ADA and uses the higher “undue burden” (“reasonable”) standard where the ADA requires only that which is “readily achievable”. New York City’s Building Code does not permit access waivers for newly constructed facilities and requires incorporation of access features as existing facilities are renovated. Finally, the State Hospital code sets a higher standard than the ADA for provision of communication (such as sign language interpreters) for services provided at most hospitals, even on an outpatient basis.

APPENDIX J
October 1, 2004
J-9APPENDIX K

PREPAID BENEFIT PACKAGE

DEFINITIONS OF COVERED AND

NON-COVERED SERVICES

APPENDIX K
October 1, 2004

APPENDIX K
PREPAID BENEFIT PACKAGE.
DEFINITIONS OF COVERED AND NON-COVERED SERVICES

The categories of services in the Medicaid Managed Care Benefit Package, when listed as covered services shall be provided by the Contractor to Enrollees when medically necessary under the terms of this Agreement. The definitions of covered and non-covered services therein are in summary form; the full description and scope of each Medicaid covered service as established by the New York Medical Assistance Program are set forth in the applicable MMIS Provider Manual.

All care provided by the Contractor, pursuant to this Agreement, must be provided, arranged, or authorized by the Contractor or its Participating Providers with the exception of most behavioral health services to SSI or SSI related beneficiaries (see Benefit Package K-2), and emergency services, emergency transportation, family planning, mental health and chemical dependence assessments (one (1) of each per year), court ordered services, and services provided by Local Public Health Agencies as described in Section 10 of this Agreement.

This Appendix contains the following two (2) charts:

K-1 K-2	A summary of services provided by the Contractor to all Non-SSI Enrollees. A summary of services provided by the Contractor to all SSI Enrollees.

Also included:

Prepaid Benefit Package Definitions of Covered Services
A) Medical Services

1. Inpatient Hospital Services
1 a. Inpatient Stay Pending Alternate Level of Medical Care
2. Professional Ambulatory Services
3. Physician Services
4. Home Health Services
5. Private Duty Nursing Services
6. Emergency Room Services
7. Services of Other Practitioners
8. Eye Care and Low Vision Services
9. Laboratory Services

10. Radiology Services
11. Early Periodic Screening Diagnosis and Treatment (EPSDT) Services Through the Child Teen Health Program (C/THP) and Adolescent Preventive Services
12. Durable Medical Equipment (DME)
13. Audiology, Hearing Aid Services and Products
14. Preventive Care
15. Prosthetic/Orthotic Orthopedic Footwear
16. Renal Dialysis

17. Experimental or Investigational Treatment

B) Behavioral Health Services

1. Chemical Dependence Services

a) Detoxification Services

i) Medically Managed Inpatient Detoxification
ii) Medically Supervised Withdrawal

b)	Chemical Dependence Inpatient Rehabilitation and Treatment Services

c) Chemical Dependence Assessment Self-Referral

2. Mental Health Services

a) Inpatient Services
b) Outpatient Services

APPENDIX K

October I, 2004

C) Other Covered Services

1. Federally Qualified Health Center (FQHC) Services

II.	Optional Covered Services (at discretion of LDSS and/or Contractor) [See Schedule A of Appendix K for Coverage Status]

A) Family Planning and Reproductive Health Care
B) Dental Services
C) Transportation Services

1. Non-Emergency Transportation

2. Emergency Transportation

III. Definitions of Non-Covered Services

A) Medical Non-Covered Services

1. Personal Care Agency Services
2. Residential Health Care Facilities (RHCF)
3. Hospice Program

4.	Prescription and Non-Prescription (OTC) Drugs, Medical Supplies, and Enteral Formula

B) Non-Covered Behavioral Health Services

1. Chemical Dependence Services

a) Outpatient Rehabilitation and Treatment Services

i) Methadone Maintenance Treatment Program (MMTP) Medically Supervised Ambulatory Chemical Dependence Outpatient Clinic Programs
ii) Medically Supervised Chemical Dependence Outpatient Rehabilitation Programs

iii) Outpatient Chemical Dependence for Youth Programs b) Chemical Dependence Services Ordered by the LDSS

2. Mental Health Services

a) Intensive Psychiatric Rehabilitation Treatment Programs (IPRT)

b) Day Treatment
c) Continuing Day Treatment
d) Day Treatment Programs Serving Children

e)	Home and Community Based Services Waiver for Seriously Emotionally Disturbed Children

f) Case Management
g) Partial Hospitalization

h)	Services Provided through OMH Designated Clinics for Children With a Diagnosis of Serious Emotional Disturbance (SED)

i) Assertive Community Treatment (ACT)
j) Personalized Recovery Oriented Services (PROS)

3.	Rehabilitation Services Provided to Residents of OMH Licensed Community Residences (CRs) and Family Based Treatment Programs

a) OMH Licensed CRs
b) Family-Based Treatment

Office of Mental Retardation and Developmental Disabilities (OMRDD) Services

a)	Long Term .Therapy Services Provided by Article 16-Clinic Treatment Facilities or Article 28 Facilities

b) Day Treatment
c) Medicaid Service Coordination (MSC)
d) Home and Community Based Services Waivers (HCBS)

e)	Services Provided Through the Care at Home Program (OMRDD)

APPENDIX K

October 1, 2004

C) Other Non-Covered Services

1.	The Early Intervention Program (EIP) — Children Birth to Two (2) Years of Age

2. Preschool Supportive Health Services — Children Three (3)

Through Four (4) Years of Age

3. School Supportive Health Services — Children Five (5) Through

Twenty-One (21) Years of Age

4. Comprehensive Medicaid Case Management (CMCM)
5. Directly Observed Therapy for Tuberculosis Disease
6. AIDS Adult Day Health Care
7. HIV COBRA Case Management
8. Fertility Services
9. Adult Day Health Care
10. Personal Emergency Response Systems (PERS)
11. School-Based Health Centers

IV.	Schedule A of Appendix K, Prepaid Benefit Package, Coverage Status of Optional Covered Services

APPENDIX K

October 1, 2004

APPENDIX K-1

MANAGED CARE PLAN PREPAID BENEFIT PACKAGE

Covered Services	Managed Care Plan Scope of Benefit	Covered by Medicaid Fee-For-Service
Up to 365 medically necessary days per year (366 for leap year) in accordance with the stop-loss provisions of Section 3.10 of this Agreement. Includes inpatient detoxification services provided in Article 28 hospitals for all Enrollees. Inpatient
Inpatient Hospital Services	dental services are covered. (See dental definition)

Continued care in a hospital pending placement in an alternate lower medical level
Inpatient Stay Pending Alternate	of care, consistent with the provisions of 18 NYCRR 505.20 and 10 NYCRR, Part
Level of Medical Care	85.

Provided through ambulatory care facilities including hospital outpatient departments, D&T centers, and emergency rooms. Services include medical, surgical, preventive, primary, rehabilitative, specialty care, mental health, family planning, C/THPservices and ambulatory dental surgery. Covered as needed
Professional Ambulatory Services	based on medical necessity.

Care or service to avert disease/illness and/or its consequences. Preventive care includes primary care, secondary care and tertiary care. Coverage includes general health education classes, smoking cessation classes, childbirth education classes, parenting classes and nutrition counseling (with targeted outreach to persons with diabetes and pregnant women). HIV counseling and testing is a covered service for
Preventive Health Services	all Enrollees.

	Covered when medically necessary as ordered by a qualified medical professional,	HIV phenotypic, HIV virtual phenotypic and HIV
	and when listed in the Medicaid fee schedule. Coverage excludes HIV	genotypic drug resistance tests with a Provider's
Laboratory Services	phenotypic, FIN virtual phenotypic and HIV genotypic drug resistance tests.	order.

Covered when medically necessary as ordered by a qualified medical professional,
Radiology Services	and when ordered and provided by a qualified medical professional/practitioner.

EPSDT is a package of early and periodic screening, including inter-periodic
	screens and, diagnostic and treatment services that are offered to all Medicaid	Services not included in the managed care Benefit
EPSDT Services/Child Teen	eligible children under twenty-one.(2l) years of age known in New York State as	Package ordered by the child's physician based on
Health Program (C/THP)	the Child Teen Health Program (C/THP).	the results of a screening.

APPENDIX K

October 1, 2004

Covered Services Managed Care Plan Scope of Benefit		Covered by Medicaid Fee-For-Service
Services rendered by a personal care agency which
	Home health care services include medically necessary nursing, home health aide	are approved by the Local Social Services District
	services, equipment and appliances, physical therapy, speech/language pathology,	when ordered by the Enrollee's Primary Care
	occupational therapy, social work services or nutritional services provided by a	Provider (PCP). The district will determine the
	home health care agency pursuant to an established care plan. Personal care tasks	applicant's need for personal care agency services
	performed by a home health aide in connection with a home health care agency	and coordinate a plan of care with the personal care
Home Health Services	visit, and pursuant to an established care plan, are covered.	agency.
Covered service when medically necessary in accordance with the ordering physician, registered physician assistant or certified nurse practitioner's written
Private Duty Nursing Services	treatment plan.
Covered for emergency conditions, medical or behavioral, the onset of which is sudden, manifesting itself by symptoms of sufficient severity, including severe pain, that a prudent layperson, possessing an average knowledge of medicine and health, could reasonably expect the absence of medical attention to result in (a)
placing the health of the person afflicted with such condition in serious jeopardy, or in the case of a behavioral condition placing the health of such person or others in serious jeopardy; (b) serious impairment of such person's bodily functions; (c)
serious dysfunction of any bodily organ or part of such person; or (d) serious disfigurement of such person. Emergency services include health care procedures, treatments or services, including psychiatric stabilization and medical detoxification from drugs or alcohol that are provided for an emergency medical ,
Emergency Room Services .	condition. A medical assessment (triage) is covered for non-emergent conditions.
Foot care when the Enrollee's (any age) physical condition poses a hazard due to the presence of localized illness, injury or symptoms involving the foot, or when performed as a necessary and integral part of otherwise covered services such as
Foot Care Services	the diagnosis and treatment of diabetes, ulcers, and infections.
Eye Care and Low Vision Services	Eye care includes the services of an ophthalmologist, optometrist’ and an ophthalmic dispenser and coverage for contact lenses, polycarbonate lenses, artificial eyes and replacement of lost or destroyed glasses (including repairs)
when medically necessary.
Artificial eyes are covered as ordered by a Contractor’s Participating Provider.

APPENDIX K
October 1, 2004

Covered Services Managed Care Plan Scope of Benefit		Covered by Medicaid Fee-For-Service
DME are devices and equipment other than medical/surgical supplies, enteral formula, and prosthetic or orthotic appliances. Covered when medically necessary
	as ordered by a Contractor's Participating Provider and procured from a	Excluded services, such as disposable
Durable Medical Equipment	Participating Provider. Coverage excludes disposable medical/surgical supplies	medical/surgical supplies and enteral formula with a
(DME)	and enteral formula.	Provider's order.
Provided when medically necessary to alleviate disability caused by the loss or
	impairment of hearing. Hearing aid products include hearing aids, earmolds,	Excluded services, such as hearing aid batteries
Hearing Aids Services	special fittings, and replacement parts. Coverage excludes hearing aid batteries.	with a Provider's order.
Family Planning and Reproductive Health Services See Schedule A of Appendix K for Coverage Status	Family planning means the offering, arranging, and furnishing of those health services which enable individuals, including minors, who may be sexually active, to prevent or.reduce the incidence of unintended pregnancies and includes the screening, diagnosis and treatment, as medically necessary, for sexually transmissible diseases, sterilization services and screening for pregnancy.
	Reproductive health services also includes all medically necessary abortions.	Enrollees may always obtain family planning and HIV testing.and counseling services, when part of a family planning visit, outside of the plan’s network from any Provider that accepts Medicaid.

APPENDIX K

October 1, 2004

Covered Services Managed Care Plan Scope of Benefit	Covered by Medicaid Fee-For-Service
Non-Emergency Transportation:
Transportation Services Non-Emergency Transportation See Schedule A of Appendix K for Coverage Status Emergency Transportation See Schedule A of Appendix K for Coverage Status	Transportation expenses are covered when transportation is essential in order for an Enrollee to obtain necessary medical care and services which are covered under this Benefit Package (or by fee-for-service Medicaid for carved-out services).
Non-emergent transportation guidelines may be developed in conjunction with the
LDSS, based on the LDSS’ approved transportation plan.
Transportation services means transportation by ambulance, ambulette or invalid coach, taxicab, livery, public transportation, or other means appropriate to the
Enrollee’s medical condition; and a transportation attendant to accompany the
Enrollee, if necessary. Such services may include the transportation attendant’s transportation, meals, lodging and salary; however, no salary will be paid to a transportation attendant who is a member of the Enrollee’s family.
For Enrollees with disabilities, the method of transportation must reasonably
For Contractors that do not cover transportation
services, these services are paid for fee-for-service.
Non-emergent transportation requests should be
referred to the LDSS.
For Contractors that cover non-emergency
transportation in the Benefit Package, transportation
costs to MMTP services may be reimbursed by
Medicaid fee-for-service in accordance with the
LDSS transportation polices in local districts where
there is a systematic method to discretely identify
and reimburse such transportation costs.

accommodate their needs, taking into account the severity and nature of the disability.

Emergency Transportation
Emergency transportation can only be provided by an ambulance service.
Emergency transportation is covered for Enrollees suffering from severe, life-
threatening or potentially disabling conditions which require the provision of emergency medical services while the Enrollee is being transported.

Optional Benefit Package dental services include:
Dental Services See Schedule A of Appendix K for Coverage Status	• Medically necessary preventive, prophylactic and other routine dental care, services and supplies and dental prosthetics required to alleviate a serious health condition, including one which affects employability.
As described in Sections 10.16 and 10.28 of this Agreement, Enrollees may self-
refer to Article 28 clinics operated by academic dental centers to obtain covered dental services.
All Contractors must cover the following, even if dental services is not a plan covered benefit:
• Ambulatory or inpatient surgical services (subject to prior authorization by the
Contractor).
Coverage excludes the professional services of the dentist if dental services are not covered by the Contractor’s Benefit Package.

Routine exams, orthodontic services and appliances,
dental office surgery, fillings, prophylaxis, provided
to Enrollees of plans not electing to cover dental
services.
Orthodontic services are always covered by fee-for-
service.

APPENDIX K

October 1, 2004

Covered Services Managed Care Plan Scope of Benefit		Covered by Medicaid Fee-For-Service
Court-Ordered Services	Coverage includes such services ordered by a court of competent jurisdiction if the services are in the Contractor’s Benefit Package.

Prosthetic/Orthotic Services/Orthopedic Footwear	Covered when medically necessary as ordered by the Contractor’s Participating Provider.

Mental Health Services	Covered when medically necessary, in accordance with the stop-loss provisions as described in Section 3.12 of this Agreement. Enrollees must be allowed to self-
refer for one (1) mental health assessment from a Contractor’s Participating
Provider in a twelve (12) month period. In the case of children, such self-referrals
may originate at the request of a school guidance counselor or similar source.	All services in excess of twenty (20) outpatient
visits and thirty (30) inpatient days in accordance
with the stop-loss provisions in Section 3.12 of this
Agreement. Contractor continues to reimburse
mental health service providers and coordinate care.
The Contractor is reimbursed for payment through
the stop-loss provisions.

Detoxification Services	Covered when medically necessary on either an inpatient or outpatient basis. Such services are referred to as “Medically Managed Detoxification Services” when provided in facilities licensed under Title 14 NYCRR Part 816.6 or Article 28 of the Public Health Law; and “Medically Supervised Inpatient and Outpatient
Withdrawal Services” when provided in facilities licensed under Title 14 NYCRR
	Part 816.7.	Medically Supervised Inpatient and Outpatient Withdrawal Services, when ordered by the LDSS under Welfare Reform (as indicated by “code 83”).

Chemical Dependence Inpatient Rehabilitation and Treatment Services	Covered when medically necessary in accordance with the stop-loss provisions described in Section 3.12 of this Agreement.	Chemical Dependence Inpatient Rehabilitation and Treatment Services when ordered by the LDSS under Welfare Reform (as indicated by “code 83”)

Chemical Dependence Assessment Self-Referral	Enrollees must be allowed to self refer for one (1) assessment from a Contractor’s participating provider in a twelve (12) month period.

Experimental and/or Investigational Treatment	Covered on a case by case basis in accordance with the provisions of Section 4910 of the New York State P.H.L.

Renal Dialysis	Renal dialysis is covered when medically necessary as ordered by a qualified medical professional. Renal dialysis may be provided in an inpatient hospital setting; in an ‘ambulatory care facility, or in the home on recommendation from a renal dialysis center.

APPENDIX K

October 1, 2004

K-2

MANAGED CARE PLAN PREPAID HEALTH ONLY BENEFIT PACKAGE

For SSI and SSI Related Recipients

Covered Services	Managed Care Plan Scope of Benefit.	Covered by Medicaid Fee-For-Service
Up to 365 medically necessary days per year (366 for leap year) in accordance with the stop-loss provisions of Section 3.10 of this Agreement. Includes inpatient detoxification services provided in Article 28 hospitals for all Enrollees. Inpatient
Inpatient Hospital Services	dental services are covered.

Continued care in a hospital pending placement in an alternate lower medical level
Inpatient Stay Pending Alternate	of care, consistent with the provisions of 18 NYCRR 505.20 and 10 NYCRR, Part
Level of Medical Care	85.

Provided. through ambulatory care facilities including hospital outpatient departments, D&T centers, and emergency rooms. Services include medical, surgical, preventive, primary, rehabilitative, specialty care, family planning,
C/THPservices and ambulatory dental surgery. Covered as needed based on
Professional Ambulatory Services	medical necessity.	Mental Health and Chemical Dependence services.

EPSDT is a package of early and periodic screening, including inter-periodic
	screens and diagnostic and treatment services that are offered to all Medicaid	Services not included in the managed care Benefit
EPSDT Services/ Child Teen	eligible children under twenty-one (21) years of age, known in New York State as	Package ordered by the child's physician based on
Health Program (C/THP)	the Child Teen Health Plan (C/THP).	the results of a screening.

Care and services to avert disease/illness and/or its consequences. Preventive care includes primary care, secondary care and tertiary care. Coverage includes general health education classes, smoking cessation classes, childbirth education classes, parenting classes and nutrition counseling (with targeted outreach to persons with diabetes and pregnant women). HIV counseling and testing is a covered service for
Preventive Health Services	all Enrollees. .

Services rendered by a personal care agency which
	Home health care services include medically necessary nursing, home health aide	are approved by the Local Social Services District
	services, equipment and appliances, physical therapy, speech/language pathology,	when ordered by the Enrollee's Primary Care
	occupational therapy, social work services or nutritional services provided by a	Provider (PCP). The district will determine the
	home health care agency pursuant to an established care plan. Personal care tasks	applicant's need for personal care agency services
_	performed by a home health aide in connection with a home health care agency	and coordinate with the personal care agency a plan
Home Health Services	visit, and pursuant to an established care plan, are covered.	of care.

APPENDIX K

October 1, 2004

Covered Services Managed Care Plan Scope of Benefit		Covered by Medicaid Fee-For-Service
Private Duty Nursing Services	Covered service when medically necessary in accordance with the ordering physician, registered physician assistant or certified nurse practitioner’s written treatment plan.

Emergency Room Services	Covered for emergency conditions, medical or behavioral, the onset of which is sudden, manifesting itself by symptoms of sufficient severity, including severe pain, that a prudent layperson, possessing an average knowledge of medicine and health, could reasonably expect the absence of medical attention to result in (a)
placing the health of the person afflicted with such condition in serious jeopardy, or in the case of a behavioral condition placing the health of such person or others in serious jeopardy; (b) serious impairment of such person’s bodily functions; (c)
serious dysfunction of any bodily organ or part of such person; or (d) serious disfigurement of such person. Emergency services include health care procedures, treatments or services, including psychiatric stabilization and medical detoxification from drugs or alcohol that are provided for an emergency medical condition. A medical assessment (triage) is covered for non-emergent conditions.

Foot Care Services	Foot care when the Enrollee’s (of any age) physical condition poses a hazard due to the presence of localized illness, injury or symptoms involving the foot, or when performed as a necessary and integral part of otherwise covered services such as the diagnosis and treatment of diabetes, ulcers, and infections.

Eye Care and Low Vision Services	Eye care includes the services of an ophthalmologist, optometrist and an ophthalmic dispenser and coverage for contact lenses, polycarbonate lenses, artificial eyes and replacement of lost or destroyed glasses (including repairs)
when medically necessary.
Artificial eyes are covered as ordered by the Contractor’s Participating Provider.

APPENDIX K October 1, 2004

Covered Services Managed Care Plan Scope of Benefit		Covered by Medicaid Fee-For-Service
Optional Benefit Package dental services include:
Dental Services See Schedule A of Appendix K for Coverage Status	• Medically necessary preventive, prophylactic and other routine dental care, services and supplies and dental prosthetics required to alleviate a serious health condition, including one which affects employability.
As described in Sections 10.16 and 10.28 of this Agreement, Enrollees may self-
refer to Article 28 clinics operated by academic dental centers to obtain covered dental services.
All Contractors must cover the following, even if dental services is not a plan covered benefit:
• Ambulatory or inpatient surgical services (subject to prior authorization by the
	Contractor).	Routine exams, orthodontic services and appliances, dental office surgery, fillings, prophylaxis, provided to Enrollees of MCOs not electing to cover dental services.

Coverage excludes the professional services of the dentist if dental services are not covered by the Contractor’s Benefit Package.

Family Planning and	Family planning means the ‘offering, arranging; and furnishing of those health	Enrollees may always obtain family planning and

Reproductive Health Services	services which enable individuals, including minors, who may be sexually active,	HW testing and counseling services, when part of a

See Schedule A of Appendix K	to prevent or reduce the incidence of unintended pregnancies and includes the screening, diagnosis and treatment, as medically necessary, for sexually	family planning visit, outside of the Contractor’s network from any Provider that accepts Medicaid.

for Coverage Status	transmissible diseases, sterilization services and screening for pregnancy. Reproductive health services also includes all medically necessary abortions.

APPENDIX K
October 1, 2004

Covered Services Managed Care Plan Scope of Benefit		Covered by Medicaid Fee-For-Service
Non-Emergency Transportation:
Transportation Services Non-Emergency Transportation: See Schedule A of Appendix K for Coverage Status Emergency Transportation: See Schedule A of Appendix K for Coverage Status	Transportation expenses are covered when transportation is essential in order for an Enrollee to obtain necessary medical care and services which are covered under this Benefit Package (or by fee-for-service Medicaid for carved-out services).
Non-emergent transportation guidelines may be developed in conjunction with the
LDSS, based on the LDSS’ approved transportation plan.
Transportation services means transportation by ambulance, ambulette or invalid coach, taxicab, livery, public transportation, or other means appropriate to the
Enrollee’s medical condition; and a transportation attendant to accompany the
Enrollee, if necessary. Such services may include the transportation attendant’s transportation, meals, lodging and salary; however, no salary will be paid to a transportation attendant who is a member of the Enrollee’s family.
For Enrollees with disabilities, the method of transportation must reasonably accommodate their needs, taking into account the severity and nature of the disability.
Emergency Transportation
Emergency transportation can only be provided by an ambulance service.
Emergency transportation is covered for Enrollees suffering from severe, life-
threatening or potentially disabling conditions which require the provision of emergency medical services while the Enrollee is being transported.

For Contractors that do not cover transportation
services, these services are paid for fee-for-service.
Non-emergent transportation requests should be
referred to the LDSS.
For Contractors that cover non-emergency
transportation in the Benefit Package, transportation
costs to MMTP services may be reimbursed by
Medicaid fee-for-service in accordance with the
LDSS transportation polices in local districts where
there is a systematic method to discretely identify
and reimburse such transportation costs.

Laboratory Services	Covered when medically necessary as ordered by a medical professional, and when listed in the Medicaid fee schedule. Coverage excludes HIV phenotypic,
	HIV virtual phenotypic and HIV genotypic drug resistance tests.	HN phenotypic, HIV virtual phenotypic and HIV genotypic drug resistance tests with a Provider’s order.

Radiology Services	Covered when medically necessary as ordered by a medical professional, and when ordered and provided by a qualified medical professional/practitioner.

Durable Medical Equipment (DME)	DME are devices and equipment other than medical/surgical supplies enteral formula, and prosthetic or orthotic appliances. Covered when medically necessary as ordered by the Contractor’s Participating Provider and procured from a
Participating Provider. Coverage excludes disposable medical/surgical supplies
	and enteral formula.	Excluded services, such as disposable medical/surgical supplies and enteral formula with a Provider’s order.

APPENDIX K

October 1, 2004

Covered Services Managed Care Plan Scope of Benefit		Covered by Medicaid Fee-For-Service
Hearing Aid Services	Provided when medically necessary to alleviate disability caused by the loss or impairment of hearing. Hearing aid products include hearing aids, earmolds,
	special fittings, and replacement parts. Coverage excludes hearing aid batteries.	Excluded services, such as hearing aid batteries with a Provider’s order.

Court-Ordered Services	Coverage includes such services ordered by a court of competent jurisdiction if the services are in the Contractor’s Benefit Package.

Prosthetic/Orthotic Services/Orthotic Footwear	Covered when medically necessary as ordered by a managed care plan qualified medical professional.

Renal Dialysis	Renal dialysis is covered when medically necessary as ordered by a qualified medical professional. Renal dialysis may be provided in an inpatient hospital setting, in an ambulatory care facility, or in the home on recommendation from a renal dialysis center.

Experimental and/or Investigational Treatment	Covered on a case by case basis in accordance with the provisions of Section 4910 of the New York State P.H.L.

Detoxification Services	Covered when medically necessary on either an inpatient or outpatient basis. Such services are referred to as “Medically Managed Detoxification Services” when provided in facilities licensed under Title 14 NYCRR Part 816.6 or Article 28 of the Public’ Health Law; and “Medically Supervised Inpatient and Outpatient
Withdrawal Services” when provided in facilities licensed under Title 14 NYCRR
Part 816.7.

APPENDIX K
October 1, 2004

1.	PREPAID BENEFIT PACKAGE DEFINITIONS OF COVERED SERVICES

A. Medical Services

1. Inpatient Hospital Services

Inpatient hospital services, as medically necessary, shall include, except as otherwise specified, the care, treatment, maintenance and nursing services as may be required, on an inpatient hospital basis, up to 365 days per year (366 days in leap year). Among other services, inpatient hospital services encompass a full range of necessary diagnostic and therapeutic care including medical, surgical, nursing, radiological, and rehabilitative services. Services are provided under the direction of a physician, certified nurse practitioner, or dentist.

la. Inpatient Stay Pending Alternate Level of Medical Care

Inpatient stay pending alternate level of medical care, or continued care in a hospital pending placement in an alternate lower medical level of care, consistent with the provisions of 18 NYCRR 505.20 and 10 NYCRR, Part 85.

2. Professional Ambulatory Services

Outpatient hospital services are provided through ambulatory care facilities. Ambulatory care facilities include hospital outpatient departments (OPD), diagnostic and treatment centers (free standing clinics) and emergency rooms: These facilities may provide those necessary medical, surgical, and rehabilitative services and items authorized by their, operating certificates. Outpatient services (clinic) also include preventive; primary medical, specialty, mental health, C/THP and family planning services provided by ambulatory care facilities.

Hospital OPDs and D&T centers may perform ordered ambulatory services. The purpose of ordered ambulatory services is to make available to the Participating Provider those services needed to complement the provision of ambulatory care in his/her office. Examples are: diagnostic testing and radiology.

3. Physician Services

“Physicians’ services,” whether furnished in the office, the Enrollee’s home, a hospital, a skilled nursing facility, or elsewhere, means services furnished by a physician:

(1) within the scope of practice of medicine or osteopathy as defined in law by the New York State Education Department; and
(2) by or under the personal supervision of an individual licensed and currently registered by the New York State Education Department to practice medicine or osteopathy.

Physician services include the full range of preventive care services, primary care medical services and physician specialty services that fall within a physician’s scope of practice under New York State law.

The following are also included without limitations:

•	pharmaceuticals and medical supplies routinely furnished or administered as part of a clinic or office visit;

•	physical examinations, including those which are necessary for employment, school, and camp;

•	physical and/or mental health, or chemical dependence examinations of children and their parents as requested by the LDSS to fulfill its statutory responsibilities for the protection of children and adults and for children in foster care;

•	health and mental health assessments for the purpose of making recommendations regarding a Enrollee’s disability status for Federal SS1 applications;:

•	health assessments for the Infant /Child Assessment Program (1CHAP);

•	annual preventive health visits for adolescents;

•	new admission exams for school children if required by the LDSS;

•	health screening, assessment and treatment of refugees, including completing SDOH/LDSS required forms; .

•	Child/Teen Health Program (C/THP) services which are comprehensive primary health care services provided to children under twenty-one (21) years of age (see Section 10 of this Agreement).

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October 1, 2004

4. Home Health Services
18 NYCRR 505.23(a)(3)

Home health care services are provided to Enrollees in their homes by a home health agency certified under Article 36 of the New York State P.H.L. (Certified Home Health Agency — CHHA). Home health services mean the following services when prescribed by a Provider and provided to a Medicaid managed care Enrollee in his or her home:

•	nursing services provided on a part-time or intermittent basis by a CHHA or, if there is no CHHA that services the county/district, by a registered professional nurse or a licensed practical nurse acting under the direction of the Enrollee’s PCP;

•	physical therapy, occupational therapy, or speech pathology and audiology services; and

•	home health services provided by a person who meets the training requirements of the SDOH, is assigned by a registered professional nurse to provide home health aid services in accordance with the Enrollee’s plan of care, and is supervised by a registered professional nurse from a CHHA or if the Contractor has no CHHA available, a registered nurse, or therapist.

Personal care tasks performed by a home health aide incidental to a certified home health care agency visit, and pursuant to an established care plan, are covered.

Services include care rendered directly to the Enrollee and instructions to his/her family or caretaker such as teacher. or day care provider in the procedures necessary for the Enrollee’s treatment or maintenance.

The Contractor must provide up to two (2) post partum home visits for high risk infants and/or high risk mothers, as well as to women with less than a forty-eight (48) hour hospital stay after a vaginal delivery or less than a ninety-six (96) hour stay after a cesarean delivery. Visits must be made by a qualified health professional (minimum qualifications being an RN with maternal/child health background), the first visit to occur within forty-eight (48) hours of discharge.

5. Private Duty Nursing Services

Private duty nursing services shall be provided by a person possessing a license and current registration from the NYS Education Department to practice as a registered professional nurse or licensed practical nurse. Private duty nursing services can be provided through an approved certified home health agency, a licensed home care agency, or a private Practitioner. The location of nursing services may be in the Enrollee’s home or in the hospital.

Private duty nursing services are covered only when determined by the attending physician to be medically necessary. Nursing services may be intermittent, part-time or continuous and provided in accordance with the ordering physicians, or certified nurse practitioner’s written treatment plan.

6. Emergency Room Services

Emergency conditions, medical or behavioral, the onset of which is sudden, manifesting itself by symptoms of sufficient severity, including severe pain, that a prudent layperson, possessing an average knowledge of medicine and health, could reasonably expect the absence of medical attention to result in (a) placing the health of the person afflicted with such condition in serious jeopardy, or in the case of a behavioral condition placing the health of such person or others in serious jeopardy; (b) serious impairment of such person’s bodily functions; (c) serious dysfunction of any bodily organ or part of such person; or (d) serious disfigurement of such person are covered. Emergency services include health care procedures, treatments or services, needed to evaluate or stabilize an Emergency Medical Condition including psychiatric stabilization and medical detoxification from drugs or alcohol. A medical assessment (triage) is covered for non-emergent conditions.

7. Services of Other Practitioners
a) Nurse Practitioner Services
Nurse practitioner services include preventive services, the diagnosis of illness and physical conditions, and the performance of therapeutic and corrective measures, within the scope of the Certified nurse practitioner’s licensure and collaborative practice agreement with a licensed physician in accordance with the requirements of the NYS Education Department.

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October 1, 2004

The following services are also included in the certified nurse practitioner’s scope of services, without limitation:

•	Child/Teen Health Program(C/THP) services which are comprehensive primary health care services provided to children under twenty-one (21) (see page 20 of this Appendix and Section 10.5 of this Agreement);

• Physical examinations including those which are necessary for employment, school and camp.

b. Rehabilitation Services

18 NYCRR 505.11

Rehabilitation services are provided for the maximum reduction of physical or mental disability and restoration of the Enrollee to his or her best functional level. Rehabilitation services include care and services rendered by physical therapists, speech-language pathologists and occupational therapists. Rehabilitation services may be provided in an Article 28 inpatient or outpatient facility, an Enrollee‘s home, in an approved home health agency, in the office of a qualified private practicing therapist or speech pathologist, or for a child in a school, pre-school or community setting, or in a Residential Health. Care Facility (RHCF) as long as the Enrollee’s stay is classified as a rehabilitative stay. Rehabilitation services are covered as medically necessary, when ordered by the Contractor’s Participating’ Provider.

c. Midwifery Services

SSA § 1905 (a)(17), Education Law §6951(i).

Midwifery services include the management of normal pregnancy, childbirth and postpartum care as well as primary preventive reproductive health care to essentially healthy women as specified in a written practice agreement and shall include newborn evaluation, resuscitation and referral for infants. The care may be provided on an inpatient or outpatient basis including in a birthing center or in the Enrollee’s home as appropriate. The midwife must be licensed by the NYS Education Department.

d. Clinical Psychological Services

18 NYCRR 505.18(a)

Clinical psychological services include psychological evaluation, testing and therapeutic treatment for personality or behavior disorders.

e. Foot Care Services

Covered services must include routine foot care when any Enrollee’s (regardless of age) physical condition poses a hazard due to the presence of localized illness, injury or symptoms involving the foot, or when performed as a necessary and integral part of otherwise covered services such as the diagnosis and treatment of diabetes, ulcers, and infections.

Services provided by a podiatrist for persons under twenty-one (21) must be covered upon referral of a physician, registered physician’s assistant, certified nurse practitioner or certified midwife.

Routine hygienic care of the feet, the treatment of corns and calluses, the trimming of nails, and other hygienic care such as cleaning or soaking feet, is not covered in the absence of a pathological condition.

8. Eye Care and Low Vision Services 18 NYCRR §505.6(b)(1-3)

Eye care includes the services of ophthalmologists, optometrists and ophthalmic dispensers, and includes eyeglasses, medically necessary contact lenses and polycarbonate lenses, artificial eyes (stock or custom-made), low vision aids and low vision services. Eyecare coverage includes the replacement of lost or destroyed eyeglasses. The replacement of the complete pair of eyeglasses should duplicate the original prescription and frames. Coverage also includes the repair or replacement of parts in situations ‘where the damage is the result of causes other than defective workmanship. Replacement parts should duplicate the original prescription and frames. Repairs to, and replacements of, frames and/or lenses must be rendered as needed.

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October 1, 2004

MCOs that allow upgrades of eyeglass frames or additional features, cannot apply the eyeglass benefit towards the cost and bill the difference to the Enrollee. However, if the Contractor does not include upgraded eyeglasses or additional features such as scratchcoating, progressive lenses, or photogray lenses, the Enrollee may choose to purchase the upgraded frame or feature by paying the entire cost as a private customer.

Examinations for diagnosis and treatment for visual defects and/or eye disease is provided only as necessary and as required by the Enrollee’s particular condition. Examinations which include refraction are limited to every two (2) years unless otherwise justified as medically necessary.

Eyeglasses do not require changing more frequently than every two (2) years unless medically indicated, such as a change in correction greater than ‘/2 diopter, or unless the glasses are lost, damaged, or destroyed.

An ophthalmic dispenser fills the prescription of an optometrist or opthalmologist and supplies eyeglasses or other vision aids upon the order of a qualified practitioner.

Enrollees may self-refer to any Participating Provider of vision services (optometrist or opthalmologist) for refractive vision services.

9. Laboratory Services

18 NYCRR §505.7(a)

Laboratory services include medically necessary tests and procedures ordered by a qualified medical professional and listed in the Medicaid fee schedule for laboratory services, with the exception of HIV phenotypic, HIV virtual phenotypic and HIV genotypic drug resistance tests, which arc not included in the Benefit Package and are covered by Medicaid fee-for-service.

All laboratory testing sites providing services under this Contract must have a permit issued by the New York State Department of Health and a Clinical Laboratory Improvement Act (CLIA) certificate of waiver, a physician performed microscopy procedures (PPMP) certificate, or a certificate of registration along with a CLIA identification number. Those laboratories with certificates of waiver or a PPMP certificate may perform only those specific tests permitted under the terms of their waiver. Laboratories with certificates of registration may perform a full range of laboratory tests for which they have been certified: Physicians providing laboratory testing may perform only those specific limited laboratory procedures identified in the Physician’s MMIS Provider Manual.

10.	Radiology Services 18 NYCRR§505.17(c)(7)(d)

Radiology services include medically necessary services provided by qualified practitioners in the provision of diagnostic radiology, diagnostic ultrasound, nuclear medicine, radiation oncology, and magnetic resonance imaging (MRI). These services may only be performed upon the order of a qualified practitioner.

11.	Early Periodic Screening Diagnosis and Treatment (EPSDT) Services Through the Child Teen Health Program (C/THP) and Adolescent‘Preventive Services 18 NYCRR §508.8

Child/Teen Health Program (C/THP) is a package of early and periodic screening, including inter-periodic screens and, diagnostic and treatment services that New York State offers all Medicaid eligible children under twenty-one (21) ‘years of age. Care and services shall be provided in accordance with the periodicity schedule and guidelines developed by the New York State Department of Health. The care includes necessary health care, diagnostic services, treatment and other measures (described in § 1905(a) of the Social Security Act) to correct or ameliorate defects, and physical and mental illnesses and conditions discovered by the screening services (regardless of whether the service is otherwise included in the New York State Medicaid Plan). The package of services includes administrative services designed to assist families obtain services for children that include outreach, education, appointment scheduling, administrative case management and transportation assistance.

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October 1, 2004

12. Durable Medical Equipment (DME)

18 NYCRR §505.5(a)(1) and Section 4.4 of the MMIS DME, Medical and Surgical Supplies and Prosthetic and Orthotic Appliances Provider Manual

Durable Medical Equipment (DME) are devices and equipment, other than medical/surgical supplies, enteral formula, and prosthetic or orthotic appliances, and have the following characteristics:

(i) can withstand repeated use for a protracted period of time;
(ii) are primarily and customarily used for medical purposes;
(iii) are generally not useful to a person in the absence of illness or injury; and

(iv)	are usually not fined, designed or fashioned for a particular individual’s use. Where equipment is intended for use by only one (l) person, it may be either custom made or customized.

DME must be ordered by a qualified practitioner and procured from a Participating Provider.

13. Audiology, Hearing Aid Services and Products

18 NYCRR 005.31 (a)(l)(2) and Section 4.7 of the MMIS Hearing Aid Provider Manual

a)	Hearing aid services and products are provided in compliance with Article 37-A of the General Business Law when medically necessary to alleviate disability caused by the loss or impairment of hearing. Hearing aid services include: selecting, fitting and dispensing of hearing aids, hearing aid checks following dispensing of hearing aids, conformity evaluation, and hearing aid repairs.

b)	Audiology services include audiometric examinations and testing, hearing aid evaluations and hearing aid prescriptions or recommendations, as medically indicated.

c)	Hearing aid products include hearing aids, earmolds, special fittings, and replacement parts (hearing aid batteries are excluded from the Benefit Package, but are covered by Medicaid fee-for-service as part of the prescription benefit).

14. Preventive Care

Preventive care means care and services to. avert disease/illness and/or its consequences. There are three (3) levels of preventive care: 1) primary, such as immunizations, aimed at preventing disease; 2) secondary, such as disease screening programs aimed at early detection of disease; and 3) tertiary, such as physical therapy, aimed at restoring function after the disease has occurred. Commonly, the term “preventive care” is used to designate prevention and. early detection programs rather than restorative programs.

The following preventive services are also included in the managed care Benefit Package. These preventive services are essential for promoting wellness and preventing illness. MCOs must offer the following :

•	General health education classes.

•	Pneumonia and influenza immunizations for at risk populations.

•	Smoking cessation classes, with targeted outreach for adolescents and pregnant women.

•	Childbirth education classes.

•	Parenting classes covering topics such as bathing, feeding, injury prevention, sleeping, illness prevention, steps to follow in an emergency, growth and development, discipline, signs of illness, etc.

•	Nutrition counseling, with targeted outreach for diabetics and pregnant women.

•	Extended care coordination, as needed, for pregnant women.

HIV counseling and testing.

15. Prosthetic/Orthotic Orthopedic Footwear

Section 4.5, 4.6 and 4.7 of the MMIS DME, Medical and Surgical Supplies and Prosthetic and Orthotic Appliances Provider Manual

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October 1, 2004

a. Prosthetics are those appliances or devices ordered for an Enrollee by a Participating Provider which replace or perform the function of any missing part of the body. Artificial eyes are covered as part of the eye care benefit.

b. Orthotics are those appliances or devices, ordered for an Enrollee by a qualified practitioner which are used for the purpose of supporting a weak or deformed body part or to restrict or eliminate motion in a diseased or injured part of the body.

c. Orthopedic Footwear means shoes, shoe modifications, or shoe additions which are used to correct, accommodate or prevent a physical deformity or range of motion malfunction in a diseased or injured part of the ankle or foot; to support a weak or deformed structure of the ankle or foot, or to form an integral part of a brace.

16. Renal Dialysis

Renal dialysis is covered when medically necessary as ordered by a qualified medical professional. Renal dialysis may be provided: in an inpatient hospital setting, in an ambulatory care facility, or in the home on recommendation from a renal dialysis center.

17. Experimental or Investigational Treatment

Experimental and investigational treatment is covered on a case by case basis.

Experimental or investigational treatment for life-threatening and/or disabling illnesses may also be considered for coverage under the external appeal process pursuant to the requirements of Section 4910 of New York State P.H.L. under the following conditions:

(1)	The Enrollee has had coverage of a health care service denied on the basis that such service is experimental and investigational, and

(2)	The Enrollee’s attending physician has certified that the Enrollee has a life-threatening or disabling condition or disease:

(a) for which standard health services or procedures have been ineffective or would be medically inappropriate, or

(b) for which there does not exist a more beneficial standard health service or procedure covered by the health care plan, or

(c) for which there exists a clinical trial, and

(3)	The Enrollee’s provider, who must be a licensed, board-certified or board-eligible physician, qualified to practice in the area of practice appropriate to treat the Enrollee’s life-threatening or disabling condition or disease, must have recommended either:

(a)	a health service or procedure that, based on. two (2) documents from the available medical and scientific evidence, is likely to be more beneficial to the Enrollee than any covered standard health service or procedure; or

(b) a clinical trial for which the Enrollee is eligible; and

(4)	The specific health service or procedure recommended by the attending physician would otherwise be covered except for the MCO’s determination that the health service or procedure is experimental or investigational.

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October 1, 2004

B. Behavioral Health Services

These services include Chemical Dependence and Mental Health Services.

Chemical Dependence Services:
For all: Enrollees not categorized as SSI or SSI related, Chemical Dependence Services in the Benefit Package include inpatient treatment services including inpatient rehabilitation and treatment services programs, Detoxification Services (Medically Managed Inpatient Detoxification and Medically Supervised Inpatient and Outpatient Withdrawal Services) and self referral for assessment as described below.

For all Enrollees categorized as SSI or SSI related, the Benefit Package includes Detoxification Services (Medically Managed Inpatient Detoxification and Medically Supervised Inpatient and Outpatient Withdrawal Services). All other Chemical Dependence Services, including Chemical Dependence Inpatient Rehabilitation and Treatment, are covered on a Medicaid fee-for-service basis for the SSI population.

Mental Health Services:
The Mental Health Services listed below are in the Benefit Package for all Enrollees not categorized as SSI or SSI related. For Enrollees who are categorized as SSI or SSI related, all Mental Health Services are covered on a Medicaid fee-for-service basis.

1. Chemical Dependence Services a. Detoxification Services

i) Medically Managed Inpatient Detoxification

These programs provide medically directed twenty-four hour care on an inpatient basis to individuals who are at risk of severe alcohol or substance abuse withdrawal, incapacitated, a risk to self or others, or diagnosed with, an acute physical or mental co-morbidity. Specific services include, but are not limited to: medical management, bio-psychosocial assessments, stabilization of medical psychiatric / psychological problems, individual and group counseling, level of care determinations and referral and linkages to other services as necessary. Medically Managed Detoxification Services are provided by facilities licensed by OASAS under Title 14 NYCRR Part 816.6 and the Department of Health as a general hospital pursuant to Article 28 of the Public Health Law or by the Department of Health as a general hospital pursuant to Article 28 of the Public Health Law.

ii) Medically Supervised Withdrawal

(a) Medically Supervised Inpatient Withdrawal

These programs offer treatment for moderate withdrawal on an inpatient basis. Services must include medical supervision and direction under the care of a physician in the treatment for moderate withdrawal. Specific services must include, but are not limited to: medical assessment within twenty four hours of admission; medical supervision of intoxication and withdrawal conditions; bio-psychosocial assessments; individual and group counseling and linkages to other services as necessary. Maintenance on methadone while a patient is being treated for withdrawal from other substances may be provided where the provider is ‘appropriately authorized. Medically Supervised Inpatient Withdrawal services are provided by facilities licensed under Title 14 NYCRR Part 816.7.

(b) Medically Supervised Outpatient Withdrawal

These programs offer treatment for moderate withdrawal on an outpatient basis. Required services include, but are not limited to: medical supervision of intoxication and withdrawal conditions; bio-psychosocial assessments; individual and group counseling; level of care determinations; discharge planning; and referrals to appropriate services. Maintenance on methadone while a patient is being treated for withdrawal from other substances may be provided where the provider is appropriately authorized. Medically Supervised Outpatient Withdrawal services are provided by facilities licensed by Title 14 NYCRR Part 816.7.

APPENDIX K
October 1, 2004

All detoxification and withdrawal services are a covered benefit for all Enrollees, including those categorized as SSI or SSI related.

Detoxification Services in Article 28 inpatient hospital facilities are subject to the stop-loss provisions specified in Section 3.11 of this Agreement.

b. Chemical Dependence Inpatient Rehabilitation and Treatment Services

Services provided include intensive management of chemical dependence symptoms and medical management of physical or mental complications from chemical dependence to clients who cannot be effectively served on an outpatient basis and who arc not in need of medical detoxification or acute care. These services can be provided in a hospital or free-standing facility. Specific services can include, but are not limited to: comprehensive admission evaluation and treatment planning; individual group, and family counseling; awareness and relapse prevention; education about self-help groups; assessment and referral services; vocational and educational assessment; medical and psychiatric consultation; food and housing; and HIV and AIDS education. These services may be provided by facilities licensed by OASAS to provide: Chemical Dependence Inpatient Rehabilitation and Treatment Services under Title 14 NYCRR Part 818. Maintenance on methadone while a patient is being treated for withdrawal from other substances. may be provided where the provider is appropriately authorized.

MCOs will be reimbursed for qualifying inpatient days of chemical dependence inpatient treatment beyond thirty (30) days according to stop-loss provisions contained in Section 3.12 of this Agreement.

c. Chemical Dependence Assessment Self-Referral

Enrollees must be allowed to self refer for one (1) assessment from a Contractor’s participating provider in a twelve (12) month period.

2. Mental Health Services

Mental Health Services are subject to the stop-loss provisions specified in Section 3.12 of this Agreement.

a. Inpatient Services

All inpatient mental health services, including voluntary or involuntary admissions for mental health services. The Contractor may provide the covered benefit for medically necessary mental health inpatient services through hospitals licensed pursuant to Article 28 of the New York State P.H.L.

b. Outpatient Services

Outpatient services including but not limited to: assessment, stabilization, treatment planning, discharge planning, verbal therapies, education, symptom management, case management services, crisis intervention and outreach services, chlozapine monitoring and collateral services as certified by OMH. Services may be provided in-home, office or the community. Services may be provided by licensed OMH providers or by other providers of mental health services including clinical psychologists and physicians. For further information regarding service coverage consult the following MMIS Provider Manuals: Clinic, Ambulatory Services for Mental Illness (Clinic Treatment Program), Clinical Psychology, and Physician (Psychiatric Services).

Enrollees. must be allowed to self-refer for one (1) mental health assessment from a Contractor’s Participating Provider in a twelve (12) month period. In the case of children, such self-referrals may originate at the request of a school guidance counselor or similar source.

Services provided through OMH designated clinics for Enrollees with a clinical diagnosis of SED are covered by Medicaid fee-for-service.

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October 1, 2004

C. Other Covered Services

1. Federally Qualified Health Center (FQHC) Services

FQHC services include physician services, services and supplies covered under SSA §1861(s)(2) (A). Services include primary health, referral for supplemental health services, health education, patient case management, including outreach, counseling, referral and follow-up services (sec 42 USC §254c(a) & (b)).

Prepaid Benefit Package

II. Optional Covered Services (at Discretion of LDSS and/or Contractor)

A. Family Planning and Reproductive Health Care

Family Planning and Reproductive Health Care services means the offering, arranging and furnishing of those health services which enable Enrollees, including minors, who may be sexually active to prevent or reduce the incidence of unwanted pregnancy. These include: diagnosis and all medically necessary treatment, sterilization, screening and treatment for sexually transmissible diseases and screening for disease and pregnancy.

Also included is HIV counseling and testing when provided as part of a family planning visit. Additionally, reproductive health care includes coverage of all medically necessary abortions. Elective induced abortions must be covered for New York City recipients. Fertility services are not covered.

If the Contractor excludes family planning from its Benefit Package, the Contractor is still required to provide the following services:

i) screening, related diagnosis, ambulatory treatment, and referral to Participating Provider as

ii)	needed for dysmenorrhea, cervical cancer or other pelvic abnormality/pathology; screening, related diagnosis, and referral to Participating Provider for anemia, cervical cancer,

glycosuria, proteinuria, hypertension, breast disease and pregnancy.

B. Dental Services

Dental care includes preventive, prophylactic and other routine dental care, services, supplies and dental prosthetics required to alleviate a serious health condition, including one which affects employability.

Dental surgery performed in an ambulatory or inpatient setting is the responsibility of the Contractor whether dental services are a covered plan benefit, or not. Inpatient claims and referred ambulatory claims for dental services provided in an inpatient or outpatient hospital setting for surgery, anesthesiology, X-rays, etc. are the responsibility of the Contractor. In these situations, the professional services of the dentist are covered by Medicaid fee-for-service. The Contractor should set up procedures to prior approve dental services provided in inpatient and ambulatory settings.

As described in Sections 10.16 and 10.28 of this Agreement, Enrollees may self-refer to Article 28 clinics operated by academic dental centers to obtain covered dental services.

If Contractor’s Benefit Package excludes dental services:,

i)	Enrollees may obtain routine exams, orthodontic services and appliances, dental office surgery, fillings, prophylaxis, and other Medicaid covered dental services from any qualified Medicaid provider who shall claim reimbursement from MMIS; and

APPENDIX K
October 1, 2004

ii)	Inpatient and referred ambulatory claims for medical services provided in an inpatient or outpatient hospital setting in conjunction with a dental procedure (e.g. anesthesiology, X-rays), are the responsibility of the Contractor. In these situations, the professional services of the dentist are covered Medicaid fee-for-service.

C. Transportation Services

18 NYCRR §505.10

a. Non-Emergency Transportation

Transportation expenses are covered when transportation is essential in order for an Enrollee to obtain necessary medical care and services which are covered under the Medicaid program (either as part of the Contractor’s Benefit Package or by fee-for-service Medicaid). Non-emergent transportation guidelines may be developed in conjunction with the LDSS, based on the LDSS’ approved transportation plan.

Transportation services means transportation by ambulance, ambulette fixed wing or airplane transport, invalid coach, taxicab, livery, public transportation, or other means appropriate to the Enrollee’s medical condition; and a transportation attendant to accompany the Enrollee, if necessary. Such services may include the transportation attendant’s transportation, meals, lodging and salary; however, no salary will be paid to. a transportation attendant who, is a member of the Enrollee’s family.

When the Contractor is capitated for non-emergency transportation, the Contractor is also responsible for providing transportation to Medicaid covered services that are not part of the Contractor’s Benefit Package.

For Contractors that cover non-emergency transportation in the Benefit Package, transportation costs to MMTP services may be reimbursed by Medicaid fee-for-service in accordance with the LDSS transportation polices in local districts where there is a systematic method to discretely identify and reimburse such transportation costs.

For Enrollees with disabilities, the method of transportation must reasonably accommodate their needs, taking into account the severity and nature of the disability.

b. Emergency Transportation

Emergency transportation can only be provided by an ambulance service including air ambulance service. Emergency ambulance transportation means the provision of ambulance transportation for the purpose of obtaining hospital services for an Enrollee who suffers from severe, life-threatening or potentially disabling conditions which require the provision of emergency medical services while the Enrollee is being transported.

Emergency medical services means the provision of initial urgent medical care including, but not limited to, the treatment of trauma, burns, respiratory, circulatory and obstetrical emergencies.

Emergency ambulance transportation is transportation to a hospital emergency room generated by a “Dial 911” emergency system call or some other request for an immediate response to a medical emergency. Because of the urgency of the transportation request, insurance coverage or other billing provisions are not addressed until after the trip is completed. When the Contractor is capitated for this benefit, emergency transportation via 911 or any other emergency call system is a covered benefit and the Contractor is responsible for payment

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October 1, 2004

Prepaid Benefit Package
III. Definitions of Non-Covered Services

The following services are excluded from the Contractor’s Benefit Package, but are covered, in most instances, by Medicaid fee-for-service:

A. MEDICAL NON-COVERED SERVICES

1. Personal Care Agency Services

Personal care services (PCS) are the provision of some or total assistance with personal hygiene, dressing and feeding; and nutritional and environmental support (meal preparation and housekeeping). Such services must be essential to the maintenance of the Enrollee’s health and safety in his or her own home. The service has to be ordered by a physician, and there has to be a medical need for the service. Licensed home care services agencies, as opposed to certified home health agencies, are the primary providers of PCS. Enrollee’s receiving PCS have to have a stable medical condition and are generally expected to be in receipt of such services for an extended period of time (years).

Services rendered by a personal care agency which are approved by the LDSS are not covered under the Benefit Package. Should it be medically necessary for the PCP to order personal care agency services, the PCP (or the Contractor on the physician’s behalf) must first contact the Enrollee’s LDSS contact person for personal care. The district will determine the Enrollee’s need for personal care agency services and coordinate with the personal care agency a plan of care.

2. Residential Health Care. Facilities (RHCF)

Permanent residency in a Residential Health Care Facility (RHCF) is not covered (see 18 NYCRR §360-1.4 (k)). Rehabilitation services in such a setting are covered as medically necessary when ordered by the Contractor’s Participating Provider. -

3. Hospice Program

Hospice is a coordinated program of home and inpatient care that provides non-curative medical and support services for persons certified by a physician to be terminally ill with a life expectancy of six (6) months or less. Hospice programs provide patients and families with palliative and supportive care to meet the special needs arising out of physical, psychological, spiritual, social and economic stresses which are experienced during the final stages of illness and during dying and bereavement.

Hospices are organizations which must be certified under Article 40 of the NYS P.H.L. All services must be provided by qualified employees and volunteers of the hospice or by qualified staff through contractual arrangements to the extent permitted by federal and state requirements. All services must be provided according to a written plan of care which reflects the changing needs of the patient/family.

If an Enrollee in the Contractor’s plan becomes terminally ill and receives Hospice Program services he or she may remain enrolled and continue to access the Contractor’s Benefit Package while Hospice costs are paid for by Medicaid fee-for-service.

4. Prescription and Non-Prescription (OTC) Drugs, Medical Supplies, and Enteral Formula

Coverage for drugs dispensed by community pharmacies, over the counter drugs, medical/surgical supplies and enteral formula are not included in the Benefit Package and will be paid for by Medicaid fee-for-service. Medical/surgical supplies are items other than drugs, prosthetic or orthotic appliances, or D1N/1E which have been ordered by a qualified practitioner in the treatment of a specific medical condition and which are: consumable, non-reusable, disposable, or for a specific rather than incidental purpose, and generally have no salvageable value (e.g. gauze pads, bandages and diapers). Pharmaceuticals and medical supplies routinely furnished or administered as part of a clinic or office visit are covered.

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October 1, 2004

B. Non-Covered Behavioral Health Services 1. Chemical Dependence Services

a. Outpatient Rehabilitation and Treatment Services

i). Methadone Maintenance Treatment Program (MMTP)

Consists of drug detoxification, drug dependence counseling, and rehabilitation services which include chemical management of the patient with methadone. Facilities that provide methadone maintenance treatment do so as their principal mission and are certified by the Office of Alcohol and Substance Abuse Services (OASAS) under Title 14 NYCRR, Part 828.

ii). Medically Supervised Ambulatory Chemical Dependence Outpatient Clinic Programs

Medically Supervised Ambulatory Chemical Dependence Outpatient Clinic Programs are licensed under Title 14 NYCRR Part 822 and provide chemical dependence outpatient treatment to individuals who suffer from chemical abuse or dependence and their family members or significant others.

iii). Medically Supervised Chemical Dependence Outpatient Rehabilitation Programs

Medically Supervised Chemical Dependence Outpatient Rehabilitation Programs provide full or half-day services to meet the needs of a specific target population of chronic alcoholic persons who need a range of services which are different from those typically provided. in an alcoholism outpatient clinic. Programs are licensed by as Chemical Dependence Outpatient Rehabilitation         .Programs under Title 14 NYCRR Part 822.9.

iv). Outpatient Chemical Dependence for Youth Programs

Outpatient Chemical Dependence for Youth Programs (OCDY) licensed under Title 14 NYCRR Part 823, establishes programs and service regulations for OCDY programs. OCDY programs offer discrete, ambulatory clinic services to chemically-dependent youth in a treatment setting that supports abstinence from chemical dependence (including alcohol and substance abuse) services.

b. Chemical Dependence Services Ordered by the LDSS

The Contractor is not responsible for the provision and payment of Chemical Dependence Inpatient. Rehabilitation and Treatment Services ordered by the LDSS and provided to Enrollees who have:

•	been assessed as unable to work by the LDSS and are mandated to receive Chemical Dependence Inpatient Rehabilitation and Treatment Services as a condition of eligibility for Public Assistance or Medicaid, or

• have been determined to be able to work with limitations (work limited) and are simultaneously mandated by the district into Chemical Dependence Inpatient Rehabilitation and Treatment Services (including alcohol and substance abuse treatment services )pursuant to work activity requirements.

The Contractor is not responsible for the provision and payment of Medically Supervised Inpatient and Outpatient Withdrawal Services ordered by the LDSS under Welfare Reform (as indicated by Code 83).

The Contractor is responsible for the provision and payment of Medically Managed Detoxification Services in this Agreement.

If the Contractor is already providing an Enrollee with Chemical Dependence Inpatient Rehabilitation and Treatment Services and Detoxification Services and the LDSS is satisfied with :the level of care and. services, then the Contractor will continue to be responsible for the provision and payment of these services.

APPENDIX K

October 1, 2004

2. Mental Health Services

a. Intensive Psychiatric Rehabilitation Treatment Programs (IPRT)

A time limited active psychiatric rehabilitation designed to assist a patient in forming and achieving mutually agreed upon goals in living, learning, working and social environments, to intervene with psychiatric rehabilitative technologies to overcome functional disabilities. IPRT services are ‘certified by OMH under 14 NYCRR, Part 587.

b. Day Treatment

A combination of diagnostic, treatment, and rehabilitative procedures which, through supervised and planned activities and extensive client-staff interaction, provides the services of the clinic treatment program, as well as social training, task and skill training and socialization activities. Services are expected to be, of six (6) months duration. These services are certified by OMH under 14 NYCRR, Part 587.

c. Continuing Day Treatment

Provides treatment designed to maintain or enhance current levels of functioning and skills, maintain community living, and develop self-awareness and self-esteem. Includes: assessment and treatment planning; discharge planning; medication therapy; medication education; case management; health screening and referral; rehabilitative readiness development; psychiatric rehabilitative readiness determination and referral; and symptom management. These services are certified by OMH under 14 NYCRR, Part 587.

d. Day Treatment Programs Serving Children

Day treatment programs are characterized by a blend of mental health and special education services provided in a fully integrated program. Typically these programs include: special education in small classes with an emphasis on individualized instruction, individual and group counseling, family services such as family counseling, support and education, crisis intervention, interpersonal skill development, behavior modification, art and music therapy.

e. Home and Community Based Services Waiver for Seriously Emotionally Disturbed Children

This waiver is in select counties for children and adolescents who would otherwise be admitted to an institutional setting if waiver services were not provided. The services include individualized care coordination, respite, family support, intensive in-home skill building, and crisis response.

f. Case Management

The target population consists of individuals who are seriously and persistently mentally ill (SPMI), require intensive, personal and proactive intervention to help them obtain those services which will permit functioning in the community and either have symptomology which is difficult to treat in the existing mental health care system or are unwilling or unable to adapt to the existing mental health care system. Three case management models are currently operated pursuant to an agreement with OMH or a local governmental unit, and receive Medicaid reimbursement pursuant to 14 NYCRR Part 506.

Please note: See generic definition of Comprehensive Medicaid Case Management (CMCM) under OTHER NON-COVERED SERVICES.

g. Partial Hospitalization

Provides active treatment designed to stabilize and ameliorate acute systems, serves as an alternative to inpatient hospitalization, or reduces the length of a hospital stay within a medically supervised program by providing the following: assessment and treatment planning; health screening and referral; symptom management; medication therapy; medication education; verbal therapy; case management; psychiatric rehabilitative readiness determination and referral and crisis intervention. These services are certified by OMH under NYCRR Part 587.

APPENDIX K

October 1, 2004

h.	Services Provided Through OMH Designated Clinics for Children With A Diagnosis of Serious Emotional Disturbance (SED)

These are services provided by designated OMH clinics to children and adolescents with a clinical diagnosis of SED.

Assertive Community Treatment (ACT)

ACT is a mobile team-based approach to delivering comprehensive and flexible treatment, rehabilitation, case management and support services to individuals in their natural living setting. ACT programs deliver integrated services to recipients and adjust services over time to meet the recipient’s goals and changing needs; are operated pursuant to approval or certification by OMH; and receive Medicaid reimbursement pursuant to 14 NYCRR Part 508.

J. Personalized Recovery Oriented Services (PROS)

PROS, licensed and reimbursed pursuant to 14 NYCCR Part 512, are designed to assist individuals in recovery from the disabling effects of mental illness through the coordinated delivery of a customized array of rehabilitation, treatment, and support services in traditional settings and in off-site locations. Specific components of PROS include Community Rehabilitation and Support, Intensive Rehabilitation, Ongoing Rehabilitation and Support and Clinical Treatment.

3. Rehabilitation Services Provided to Residents of OI\IH Licensed Community Residences (CRs) and Family Based Treatment Programs, as follows:

a. OMH Licensed CRs*

Rehabilitative services in community residences are interventions, therapies and activities which are medically therapeutic and remedial in nature, and are medically necessary for the maximum reduction of functional and adaptive behavior defects associated with the person’s mental illness.

b. Family-Based Treatment*

Rehabilitative services in family-based treatment programs are intended to provide treatment to seriously emotionally disturbed children and youth to promote their successful functioning and _integration into the natural family, community, school or independent living situations. Such services are provided in consideration of a child’s developmental stage. Those children determined eligible for admission are placed in surrogate family homes for care and treatment.

*These services are certified by OMH under 14 NYCRR Part 586.3, 594 and 595.

4. Office of Mental Retardation and Developmental Disabilities (OMRDD) Services

a.	Long Term Therapy Services Provided by Article 16-Clinic Treatment Facilities or Article 28 Facilities

These services are provided to persons with developmental disabilities including medical or remedial services recommended by a physician or other licensed practitioner of the healing arts for a maximum reduction of the effects of physical or mental disability and restoration of the .person to his or her best possible functional level. It also includes the fitting, training, and modification of assistive devices by licensed practitioners or trained others under their direct supervision. Such services are designed to ameliorate or limit the disabling condition and to allow the person to remain in or move to, the least restrictive residential and/or day setting. These services are certified by OMRDD under 14 NYCRR, Part 679 for they are provided by Article 28 Diagnostic and Treatment Centers that are explicitly designated by the SDOH as serving primarily persons with developmental disabilities). If care of this nature is provided in facilities other than Article 28 or Article 16 centers, it is a covered service.

APPENDIX K

October 1, 2004

K-30

b. Day Treatment

A planned combination of diagnostic, treatment and, rehabilitation services provided to developmentally disabled individuals in need of a broad range of services, but who do not need intensive twenty-four (24) hour care and medical supervision. The services provided as identified in the comprehensive assessment may include nutrition, recreation, self-care, independent living, therapies, nursing, and transportation services. These services are generally provided in 1CF or a comparable setting. These services are certified by OMRDD under 14 NYCRR, Part 690.

c. Medicaid Service Coordination (MSC)

Medicaid Service Coordination (MSC) is a Medicaid State Plan service provided by OMRDD which assists persons with developmental disabilities and mental retardation to gain access to necessary services and supports appropriate to the needs of the needs of the individual. MSC is provided by qualified service coordinators and uses a person centered planning process in developing, implementing and maintaining an Individualized Service Plan (ISP) with and for a person with developmental disabilities and mental retardation. MSC promotes the concepts of a choice, individualized services and consumer satisfaction.

MSC is provided by authorized vendors who have a contract with OMRDD, and who are paid monthly pursuant to such contract. Persons who receive MSC must not permanently reside in an ICF for. persons with developmental disabilities, a developmental center, a skilled nursing facility or any other hospital or Medical Assistance institutional setting that provides service coordination. They must also not concurrently be enrolled in any other comprehensive Medicaid long term service coordination program/service including the Care at Home Waiver.

Please note: See generic definition of Comprehensive Medicaid. Case Management (CMCM) under OTHER NON-COVERED SERVICES.

d. Home And Community Based Services Waivers (HCBS)

The Home and Community-Based Services Waiver serves persons with developmental disabilities who would otherwise be admitted to an ICF/ MR if waiver services were not provided. HCBS waivers services include residential habilitation, day habilitation, prevocational, supported work, respite, adaptive devices, consolidated supports and services, environmental modifications, family education and training, live-in caregiver, and plan of care support services. These services are authorized pursuant to a SSA Section 1915(c) waiver from DHHS.

e. Services Provided Through the Care At Home Program (OMRDD)

The OMRDD Care at Home 11I, Care at Home IV, and Care at Home VI waivers, serve children who would otherwise not be eligible for Medicaid because of their parents’ income and resources, and who would otherwise be eligible for an ICF/MR level of care. Care at Home waiver services include service coordination, respite and assistive technologies. Care at Home waiver services are authorized pursuant to a SSA section 1915(c) waiver from DHHS.

C. Other Non-Covered Services

1. The Early Intervention Program (EIP) — Children Birth to Two (2) Years of Age

This program provides early intervention services to certain children, from birth through two (2) years of age, who have a developmental delay or a diagnosed physical or mental condition that has a high probability of resulting in developmental delay. All managed care providers must refer infants and toddlers suspected of having a delay to the local designated Early Intervention agency in their area. (In most municipalities, the County Health Department is the designated agency, except: New York City — the Department of Health, Mental Retardation and Alcoholism Services; Erie County — The Department of Youth Services; Jefferson County — the Office of Community Services; and Ulster County — the Department of Social Services).

APPENDIX K

October 1, 2004

Early intervention services provided to this eligible population are categorized as Non-Covered. These services, which are designed to meet the developmental needs of the child and the needs of the family related to enhancing the child’s development, will be identified on MMIS by unique rate codes by which only the designated early intervention agency can claim reimbursement. Contractor covered and authorized services will continue to be provided by the Contractor. Consequently, the Contractor will be expected to refer any enrolled child suspected of having developmental delay to the locally designated early intervention agency in their area and participate in the development of the Child’s -Individualized Family Services Plan (IFSP). Contractor’s participation in the development of the IFSP is necessary in order to coordinate the provision of early intervention services and services covered by the Contractor..

Additionally, the locally designated early intervention agencies will be instructed on how to identify a managed care Enrollee and the need to contact the Contractor to coordinate service provision.

2. Preschool Supportive Health Services-Children Three (3) Through Four (4) Years of Age

The Preschool Supportive Health Services Program (PSHSP) enables counties and New York City to obtain Medicaid reimbursement for certain educationally related medical services provided by approved preschool special education programs for young children with disabilities. The Committee on Preschool Special Education in each school district is responsible for the development of an Individualized Education Program (IEP) for each child evaluated in need of special education and medically related health services.

PSHSP services rendered to children three (3) through four (4) years of age in conjunction with an approved IEP are categorized as Non-Covered.

The PSHSP services will be identified on MMIS by unique rate codes through which only counties and New York City can claim reimbursement. In addition, a limited number of Article 28 clinics associated with approved pre-school programs are allowed to directly bill Medicaid fee-for- service for these services. Contractor covered and authorized services will continue to be provided by the Contractor.

3. School Supportive Health Services-Children Five (5) Through Twenty-One (21) Years of Age

The School Supportive Health Services Program (SSHSP) enables school districts to obtain Medicaid reimbursement for certain educationally related medical services provided by approved special education programs for children with disabilities. The Committee on Special Education in each school district is responsible for the development of an Individualized Education Program ([EP) for each child evaluated in need of special education and medically related services.

SSHSP services rendered to children five (5) through twenty-one (21) years of age in conjunction with an approved IEP are categorized as Non-Covered.

The SSHSP services are identified on MMIS by unique rate codes through which only school districts can claim Medicaid reimbursement. Contractor covered and authorized services will continue to be provided by the Contractor.

4. Comprehensive Medicaid Case Management (CMCM)

A program which provides “social work” case management referral services to a targeted population (e.g.: pregnant teens, mentally ill). A CMCM case manager will assist a client in accessing necessary services in accordance with goals contained in a written case management plan. CMCM programs do not provide services directly, but refer to a wide range of service Providers. Some of these services are: medical, social, psycho-social, education, employment, financial, and mental health. CMCM referral to community service agencies and/or medical providers requires the case manager to work out a mutually agreeable case coordination approach with the agency/medical providers. Consequently, if an Enrollee of the Contractor is participating in a CMCM program, the Contractor should work collaboratively with the CMCM case manager to coordinate the provision of services covered by the Contractor. CMCM programs will be instructed on how to identify a managed care Enrollee on EMEVS and informed on the need to contact the Contractor to coordinate service provision.

APPENDIX K

October 1, 2004

5. Directly Observed Therapy for Tuberculosis Disease

Tuberculosis directly observed therapy (TB/DOT) is the direct observation of oral ingestion of TB medications to assure patient compliance with the physician’s prescribed medication regimen. While the clinical management of tuberculosis is covered in the Benefit Package, TB/DOT where applicable, can be billed directly to MMIS by any SDOH approved fee-for-service Medicaid TB/DOT Provider. The Contractor remains responsible for communicating, cooperating and coordinating clinical management of TB with the TB/DOT Provider.

6. AIDS Adult Day Health Care

Adult Day Health Care Programs (ADHCP) are programs designed to assist individuals with HIV disease to live more independently in the community or eliminate the need for residential health care services. Registrants in ADHCP require a greater range of comprehensive health care services than can be provided in any single setting, but do not require the level of services provided in a residential health care setting. Regulations require that a person enrolled in an ADHCP must require at least three (3) hours of health care delivered on the basis of at least one (1) visit per week. While health care services are broadly defined in this setting to include general medical care, nursing care, medication management, nutritional services, rehabilitative services, and substance abuse and mental health services, the latter two (2) cannot be the sole reason for admission to the program. Admission criteria must include, at a minimum, the need for general medical care and nursing services.

7. HIV COBRA Case Management

The HIV COBRA (Community Follow-up Program) Case Management Program is a program that provides intensive, family-centered case management and community follow-up activities by case managers, case management technicians, and community follow-up workers. :Reimbursement is through an hourly rate billable to Medicaid. Reimbursable activities include intake, assessment, reassessment, service plan development and implementation, monitoring, advocacy, crisis intervention, exit planning, and case specific supervisory case-review conferencing.

8. Fertility Services
Fertility services are not covered by the Benefit Package nor by Medicaid fee-for-service.
9. Adult Day Health Care

Adult Day Health Care means care and services provided to a registrant in a residential health care facility or approved extension site under the medical direction of a physician and which is provided by personnel of the adult day health care program in accordance with a comprehensive assessment of care needs and individualized health care plan, ongoing implementation and coordination of the health care plan, and transportation.

Registrant means a person who is a nonresident of the residential health care facility who is functionally impaired and not homebound and who requires certain preventive, diagnostic, therapeutic, rehabilitative or palliative items or services provided by a general hospital, or residential health care facility; and whose assessed social and health care needs, in the professional judgment of the physician of record, nursing staff, Social Services and other professional personnel of the adult day health care program can be met in while or in part satisfactorily by delivery of appropriate services in such program.

10. Personal Emergency Response Services (PERS)

Personal Emergency Response Services (PERS) are not covered by the Benefit Package. PERS are covered on a fee-for-service basis through contracts between the LDSS and PERS vendors.

11. School-Based Health Centers

A School-Based Health Center (SBHC) is an Article 28 extension clinic that is located in a school and provides students with primary and preventive physical and mental health care services, acute or first contact care, chronic care, and referral as needed. SBHC services include comprehensive physical and mental health histories and assessments, diagnosis and treatment of acute

APPENDIX K
October 1, 2004
K-32

and chronic illnesses, screenings (e.g., vision, hearing, dental, nutrition, TB), routine management of chronic diseases (e.g., asthma, diabetes), health education, mental health counseling and/or referral, immunizations and physicals for working papers and sports.

IV. Schedule A of Appendix K

Prepaid Benefit Package

Coverage Status of Optional Covered Services

County: New York City Department of Health and Mental Hygiene MCO: CarePlus, L.L.C.

Service	Coverage	Status
	Covered by	Not Covered by
	Contractor	Contractor
Family Planning	v

Dental Services	v

Emergency Transportation	v

Non-Emergency Transportation	v

APPENDIX K
October 1, 2004

APPENDIX L

Approved Capitation Payment Rates
APPENDIX L
October 1, 2004
L-1
CAREPLUS, LLC Medicaid Managed Care Rates

MMIS ID#: 01617894 Approved by DOB: Yes DOH HMO #: 04-008 Reinsurance: Private

Effective Date: 04/01/04 Region: NYC
County: NYC Status: Mandatory

S.CONTPremium Grout)
TANF/SN <6mo M/F TANF/SN 6mo-14 F TANF/SN 15-20 F TANF/SN 6mo-20 M TANF 21+ M/F
SN 21-29 M/F
SN 30+ M/F
SSI 6mo-20 M/F SSI 21-64 M/F
SSI 65+ M/F
Maternity Kick Payment Newborn Kick Payment

Optional Benefits Offered:

☒ Emergency Transportation

☒ Non-Emergent Transportation

Rate Amount.

$262.80
$91.60
$114.00
$101.84
$184.92
$180.95
$237.13
$187.68
$491.54
$385.04

$4,563.75
$2,714.20

☒Dental

☒Family Planning

©Box will be checked if the optional benefit is covered by the plan

Benefit Limitations:

Outpatient Mental Health Cap of 20 visits

Inpatient Mental Health\Substance Abuse Cap of 30 Days

APPENDIX M

Service Area

APPENDIX M
October 1, 2004
M-1
CarePlus, L.L.C.

The Contractor’s Medicaid managed care service area is comprised of Kings, New York, Queens, and Richmond Counties in their entirety.

APPENDIX M
October 1, 2004
M-2
APPENDIX N

GUIDELINES FOR INTERACTIONS BETWEEN

NEW YORK CITY DEPARTMENT OF HEALTH AND MENTAL HYGIENE

AND

MANAGED CARE ORGANIZATIONS
Appendix N
NYC DOHMH
October 1, 2004
1Appendix N

Guidelines for Interactions between
New York City Department of Health and Mental Hygiene and
Managed Care Organizations

This Appendix is intended to supplement other Contractor requirements set forth in the Agreement, which pertain to public health issues, including the requirement to deliver all medically necessary services as set forth in Section 10 and Appendix K of this Agreement, and to adopt practice guidelines consistent with current standards of care, including standards pertaining to public health issues.

1. Coordination with DOHMH

The Contractor shall provide the New York City Department of Health and Mental Hygiene (DOHMH) with available information requested by DOHMH in the course of conducting epidemiological investigations.

2. Provider Reporting Obligations

a)	The Contractor shall make reasonable efforts to assure timely and accurate compliance by participating providers with public health reporting requirements relating to communicable disease and conditions mandated in the New York City Health Code pursuant to 24 RCNY §§ 1103-1107 -and Title 21, Article 3 of the NYS Public Health Law.

b)	The Contractor shall make reasonable efforts to assure timely and accurate compliance by participating providers with other mandated reporting requirements, including the following:

•	Infants and toddlers suspected of having a developmental delay or disability

•	Suspected instances of child abuse

•	Immunization (reporting to immunization registry)

•	Additional reporting requirements adopted by the New York City Health Code

c) “Reasonable efforts” shall include:

(i)	for mandated reporting requirements described in both (2) (a) and (2) (b) above: educating participating providers on treatment guidelines and instructions for reporting included in the NYC DOHMH Compendium of Public Health Requirements and Recommendations

•	including reporting requirements in the Contractor’s provider manual or other written instructions or guidelines

(ii) for mandated reporting requirements described in (2) (a) above:

•	letters from the Contractor to providers who generated claims that suggest that a member may have a reportable disease or condition, encouraging such providers to report and providing information on how to report. Other methods for follow up with providers, subject to DOHMH approval, may be employed.

3. Member Outreach/Education

The Contractor shall provide health education to members on an on-going basis such as member newsletters, outreach activities, health education classes or individual counseling on preventive health and public health topics. Examples of such topics could include:

•	HIV/AIDS

•	encourage enrollee counseling and testing

•	inform members as to availability of sterile needles and syringes

Appendix N
NYC DOHMH
October 1, 2004
2

• STDs

•	Inform members that confidential STD services are available at DOHMH facilities for non-enrolled sexual and needle-sharing partners at no charge

•	Lead poisoning prevention

•	Maternal and child health, including importance of developmental screening for children

•	Injury prevention, including age appropriate anticipatory guidance

•	Domestic violence

•	Smoking cessation Asthma

•	Immunization

•	Mental health services

•	Diabetes

•	Family planning

•	Screening for Cancer

•	Chemical Dependence

•	Physical fitness and nutrition

•	Cardiovascular disease and hypertension

4. Provider Education

•	DOHMH shall prepare a public health compendium (“Compendium”) with public health guidelines, protocols, and recommendations which it shall make available directly to providers and to the Contractor.

•	The Contractor shall adapt public health guidance from the Compendium for its internal protocols, practice manuals and guidelines.

•	The Contractor will assist DOHMH in its efforts to disseminate written or electronic materials to its providers by providing electronic addresses if known by Contractor (fax and/or e-mail) for its participating providers, updated semi-annually.

•	The Contractor shall promote the use of rapid HIV testing among its providers.

5. MCO Staff Responsibilities and Training

a) Early Intervention Services.

The Contractor shall ensure that appropriate MCO staff, such as member services staff and case managers are knowledgeable about early intervention services and provide technical assistance and consultation to families concerning early intervention services (including eligibility, referral process and coordination of services).

b) Domestic Violence.

i) The Contractor shall designate a DV coordinator who can:

•	Provide technical assistance to participating providers in documenting cases of domestic violence;

•	Provide referrals to members or their providers, to obtain protective, legal and or supportive social services;

•	Provide consultative assistance to other staff within the Contractor’s organization.

ii)	The Contractor shall distribute a directory of resources for victims of domestic violence to appropriate staff, such as member services staff or case managers.

Appendix N
NYC DOHMH
October 1, 2004
3

6. Medical Directors

a)	The Contractor’s Medical Director shall participate in Medical Directors’ Meetings with the medical directors of the other Medicaid managed care plans in New York City and representatives of the New York City Department of Health and Mental Hygiene. The purpose of the Medical Directors’ Meetings shall be to share public health information and data, recommend that certain public information be disseminated by the managed care organizations to their participating providers, discuss public health strategies and outreach efforts and potential collaborative projects, encourage the development of plan policies that support public health strategies and provide a vehicle for communication between the Medicaid health plans and the various bureaus and divisions of the NYC Department of Health and Mental Hygiene.

b)	The Contractor’s Medical Director shall attend all periodic meetings, which shall not exceed one every two months. In the event that the Medical Director is unable to attend a particular meeting, the Contractor will designate an appropriate substitute to attend the meeting.

c)	DOHMH, following consultation with the Medical Directors, may create workgroups on particular public health topics. The Contractor‘s Medical Director may participate in any or all of the workgroups, but shall participate on at least one of the designated workgroups.

7. Payment to DOHMH for Benefit Package Service Delivery

The Contractor shall reimburse DOHMH at the rates contained in Attachment N-I for the following documented services provided to the Contractor’s enrollees:

a) Immunization services;
b) New Admission exams;

c) Each visit by an enrollee of the Contractor to a DOHMH TB clinic, for services which may include physician visits, patient clinical management, lab, or radiology services.

Appendix N
NYC DOHMH
October 1, 2004
4

APPENDIX N SCHEDULE N-1

NEW YORK CITY DEPARTMENT OF HEALTH AND MENTAL HYGIENE

FEE SCHEDULE

SERVICE	FEE
TB CLINIC	$125
IMMUNIZATION	$50
NEW ADMISSION EXAM	$95

Appendix N
NYC DOHMH
October 1, 2004
6